UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-01)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement.	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐ Definitive Proxy Statement.
☐ Definitive Additional Materials.
☐ Soliciting Material Pursuant to §240.14a-12.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Allscripts Healthcare Solutions, Inc. common stock, par value $0.01 per share

2)	Aggregate number of securities to which transaction applies: 84,800,000, representing the maximum number of shares of common stock, par value $0.01 per share, of Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Allscripts”), estimated to be issuable upon completion of the merger of Patriot Merger Company, LLC, a wholly-owned subsidiary of Allscripts, with and into Misys Healthcare Systems, LLC, an indirect wholly-owned subsidiary of Misys plc (“Misys”), added to 18,957,142, representing the maximum number of shares of common stock of Allscripts that are issuable to Misys in consideration for Misys’ purchase of such additional shares.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $12.72, based upon, pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the average of the high and low sales prices of Allscripts common stock as reported on the Nasdaq National Market on June 9, 2008

4)	Proposed maximum aggregate value of transaction: $1,169,271,154

5)	Total fee paid: $45,952.36

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

Preliminary Copy

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Telephone: (866) 358-6869

Facsimile: (312) 506-1201

                    , 2008

Fellow Stockholder:

Allscripts Healthcare Solutions, Inc. (“Allscripts”), Misys plc (“Misys”), and Misys Healthcare Systems, LLC, a wholly-owned subsidiary of Misys (“MHS”), have entered into a merger agreement pursuant to which (i) Patriot Merger Company, LLC, a wholly-owned subsidiary of Allscripts, will merge with and into MHS, with MHS surviving as a wholly-owned subsidiary of Allscripts (which is referred to as the “Merger”) and with Misys or one of its subsidiaries receiving shares of Allscripts common stock in consideration thereof and (ii) Misys or one of its subsidiaries will purchase either, at Misys’ election as described in the accompanying proxy statement, 18,957,142 shares of Allscripts common stock for $331,750,000 or 18,857,142 shares of Allscripts common stock for $330,000,000 (the “Share Purchase” and, together with the Merger, the “Transactions”). As a result, Misys will hold 54.5% of Allscripts’ common stock, with existing Allscripts equityholders, which includes holders of our convertible debentures and in-the-money options, holding 45.5% of Allscripts’ common stock immediately after the Merger and Share Purchase, in each case on a fully diluted basis. Allscripts common stock is listed on the NASDAQ National Market under the symbol “MDRX.” Our existing stockholders will not receive any new shares in the Merger and will continue to hold their existing shares of Allscripts common stock after the Merger. Additionally, Allscripts will pay a special cash dividend in connection with the foregoing transactions of between approximately $4.84 per share (assuming that, prior to the record date for the special cash dividend, all holders of our convertible debentures exercise their conversion right and all in-the-money options are exercised), or approximately $5.68 per share (assuming that prior to the record date for the special cash dividend no convertible debenture holders exercise their conversion right and no in-the-money options are exercised). If the special cash dividend is $5.68 per share, pre-Merger stockholders (which would exclude holders of our convertible debentures and in-the-money options) would own approximately 40.8% of Allscripts’ common stock on an actual outstanding basis or approximately 37.2% of Allscripts’ common stock on a fully diluted basis immediately after consummation of the transactions.

We cordially invite you to attend the annual meeting of Allscripts stockholders to be held on             ,             , 2008 at                     , at     :00 p.m., local time. At the annual meeting, we will ask you to consider and vote on the proposal to approve the issuance of shares of Allscripts common stock in connection with the Transactions and an amendment and restatement of the certificate of incorporation of Allscripts required in connection with the Transactions, both of which are required to complete the Transactions. We will also ask you to consider and vote on additional amendments and a restatement of Allscripts certificate of incorporation and by-laws and the other proposals set forth in the accompanying notice of annual meeting.

On March 17, 2008, our board of directors approved, adopted and declared advisable and in the best interests of Allscripts and its stockholders Allscripts’ entering into the merger agreement, the Merger, the amendment and restatement and additional amendments and a restatement of the certificate of incorporation and by-laws of Allscripts and the other Transactions.

The accompanying proxy statement will provide you with information regarding the Transactions and information about Misys Healthcare Systems, LLC. Please review the proxy statement carefully. The Merger and the other Transactions involve risks, some of which may be significant, and their completion is subject to several conditions that either must be satisfied or waived. We discuss these risks and conditions in greater detail in the accompanying proxy statement and urge you to read the sections entitled “Risk Factors” beginning on page 23 and “The Merger Agreement—Conditions to the Consummation of the Transactions” beginning on page 84.

On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Glen E. Tullman

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Transactions, including the Merger, the Allscripts share issuance or any other transaction described in the accompanying proxy statement or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated                     , 2008 and is first being mailed to Allscripts stockholders on or about                     , 2008.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD                     , 2008

To the Stockholders of Allscripts Healthcare Solutions, Inc.:

This Proxy Statement is being furnished to holders of shares of Allscripts Healthcare Solutions, Inc. (“Allscripts”) common stock in connection with the solicitation of proxies by the board of directors of Allscripts for use at the annual meeting of stockholders to be held on             ,             , 2008 at                     , at     :00 p.m., local time. The annual meeting is being held for the following purposes:

1.	to approve the issuance of shares of Allscripts common stock in connection with (i) the merger (which is referred to as the “Merger”) of Patriot Merger Company, LLC (“Merger Sub”), a newly-created, wholly-owned subsidiary of Allscripts, with and into Misys Healthcare Systems, LLC (“MHS”), an indirect wholly-owned subsidiary of Misys plc (“Misys”), with MHS continuing as a surviving wholly-owned subsidiary of Allscripts, and (ii) the purchase by Misys or one of its subsidiaries of either, at Misys’ election as described in the accompanying proxy statement, 18,957,142 shares of Allscripts common stock for $331,750,000 or 18,857,142 shares of Allscripts common stock for $330,000,000 (the issuance of shares described in clauses (i) and (ii) collectively the “Share Issuance”);

2.	to approve, effective upon the consummation of the Merger, the amendment and restatement of the certificate of incorporation of Allscripts as set forth in Annex B (the “Required Amendments”);

3.	to approve, effective upon the consummation of the Merger, the additional amendment and restatement of the certificate of incorporation and by-laws of Allscripts as set forth in Annex C (the “Additional Amendments”);

4.	to elect two directors, each to serve a term expiring at the third annual meeting of stockholders following their election;

5.	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2008;

6.	to adjourn the annual meeting to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the Share Issuance and the Required Amendments; and

7.	to transact any and all other business that may properly come before the annual meeting or any adjourned or postponed session of the annual meeting.

Approval of Proposals 1 and 2 are required for completion of the Merger and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger dated as of March 17, 2008 between Allscripts, Misys, MHS and Merger Sub (the “Merger Agreement”).

Only stockholders who owned shares of Allscripts common stock at the close of business on                     , 2008, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournment of it. As of the record date for the annual meeting, there were             shares of Allscripts common stock outstanding.

The Merger Agreement and the Merger, along with the other Transactions, are described more fully in the accompanying proxy statement. A copy of the Merger Agreement is attached to the proxy statement as Annex A. We urge you to read the entire proxy statement and Merger Agreement carefully. Allscripts stockholders will have no appraisal rights under Delaware law in connection with the Merger or the other Transactions.

The Allscripts board of directors has approved the Merger Agreement, the Merger, the Required Amendments, the Additional Amendments and the other Transactions and recommends that Allscripts stockholders vote FOR the Share Issuance (Proposal 1) and FOR the Required Amendments (Proposal 2), which are necessary to effect the Merger and the other Transactions, and vote FOR the Additional Amendments (Proposal 3) and FOR Proposals 4 through 6 in this notice.

Holders of one-third of the outstanding shares must be present in person or by proxy in order for the meeting to be held. Therefore, whether or not you expect to attend the annual meeting in person, you are urged to have your shares voted by submitting your proxy by telephone or electronically via the Internet or completing and returning the accompanying proxy in the enclosed envelope. Instructions for transmitting your voting instructions by telephone or via the Internet are contained in the accompanying proxy card.

Any executed but unmarked proxy cards will be voted in accordance with the recommendations of the Allscripts board of directors, including FOR the approval of the Share Issuance, Required Amendments and Additional Amendments and proposals four through six in this notice. Allscripts stockholders may revoke their proxy in the manner described in the accompanying proxy statement before their shares have been voted at the annual meeting.

By Order of the Board of Directors,

Lee Shapiro

President and Secretary

                    , 2008

i

ii

iii

CHAPTER ONE

THE INTRODUCTION

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

AND THE ALLSCRIPTS ANNUAL MEETING

The following are some of the questions that stockholders of Allscripts Healthcare Solutions, Inc. (“Allscripts”) may have regarding the transactions (the “Transactions”) contemplated by the Merger Agreement (as defined below), and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. Allscripts urges its stockholders to read this proxy statement in its entirety prior to making any decision.

Q:	What are the Transactions?

A:	Allscripts and Misys plc (“Misys”) are proposing to combine Misys Healthcare Systems, LLC (“MHS”), Misys’ electronic health record and practice management business, with Allscripts’ businesses and the purchase of additional shares of Allscripts common stock by Misys for cash. Allscripts, Patriot Merger Company, LLC (“Merger Sub”), Misys and MHS have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into MHS (the “Merger”), and thereby become a wholly owned subsidiary of Allscripts, and Misys will purchase either, at Misys’ election as described under the heading “The Merger Agreement—Structural Changes” on page 82, 18,957,142 shares of Allscripts common stock for $331,750,000 or 18,857,142 shares of Allscripts common stock for $330,000,000 (collectively, the “Share Issuance”).

Q:	What is Allscripts proposing?

A:	In connection with the entry into the Merger Agreement and the consummation of the Transactions, Allscripts is seeking certain stockholder approvals necessary to complete the Transactions. Allscripts cannot complete the Transactions unless each of the following proposals is approved by the requisite vote of stockholders:

•

The proposal relating to the Share Issuance must be approved by the affirmative vote of a majority of the shares of Allscripts common stock entitled to vote thereon represented in person or by proxy (provided that a quorum is present in person or by proxy).

•

The proposal related to the amendment and restatement of the certificate of incorporation of Allscripts as set forth in Annex B (the “Required Amendments”) must be approved by the affirmative vote of a majority of the outstanding shares of Allscripts common stock entitled to vote thereon.

In addition, while not a condition to the Transactions, stockholder approval of the proposal related to approval of additional amendment and restatement of the certificate of incorporation and by-laws of Allscripts as set forth in Annex C (the “Additional Amendments”) by the affirmative vote of at least eighty percent (80%) of the outstanding shares of Allscripts common stock entitled to vote thereon is also being sought in connection with the Transactions.

Allscripts is also seeking your approval of the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2008, the adjournment of the annual meeting to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the Share Issuance and the Required Amendments and the election of two directors, each to serve a term expiring at the third annual meeting of stockholders following their election. Approval of these proposals requires the affirmative vote of a majority of the shares of common stock entitled to vote thereon, present in person or by proxy.

This document includes important information about the Transactions and the annual meeting of the stockholders of Allscripts. Allscripts stockholders should read this information carefully and in its entirety.

A copy of the Merger Agreement is attached as Annex A to this document, a copy of the Required Amendments is attached to this document as Annex B and a copy of the Additional Amendments is attached to this document as Annex C.

Q:	What will Allscripts stockholders receive in the Transactions?

A:	Pursuant to the Merger Agreement, Allscripts will declare and pay a special cash dividend of $330,000,000, in the aggregate, which dividend will be contingent upon the consummation of the Transactions. The special cash dividend will be paid on the fifth business day following the closing date of the Transactions to holders of record of Allscripts common stock (other than Misys and its affiliates) as of the close of business on the business day prior to such closing date. The special cash dividend is anticipated to be between approximately $4.84 per share assuming that, prior to the record date for the special cash dividend, all holders of our convertible debentures exercise their conversion right and all in-the-money options are exercised or approximately $5.68 per share if prior to the record date for the special cash dividend no convertible debenture holders exercise their right and no in-the-money options are exercised. The actual per share amount of the special cash dividend will not be determinable until the close of business on the record date therefor because the number of shares of Allscripts common stock outstanding and entitled thereto will not be fixed until such time. Allscripts stockholders will also continue to own their shares of Allscripts common stock after completion of the Transactions and need not exchange or tender their shares of common stock.

The anticipated per share value to Allscripts’ stockholders of the special cash dividend and retaining their shares of Allscripts common stock represents a premium to the market price of Allscripts’ common stock prior to announcement of the Transactions.

Q:	What percentage of the combined entity will Allscripts stockholders own after consummation of the Transactions and why is the per share amount of the special cash dividend not known now?

A:	The percentage of the combined entity that stockholders will own and the per share amount of the special cash dividend are dependent upon the number of shares of Allscripts common stock outstanding on the record date for the special cash dividend and the closing date of the Transactions, respectively. The actual number of outstanding shares of Allscripts common stock on such dates depends on whether holders of options to acquire Allscripts common stock exercise such options and whether holders of our 3.50% convertible senior debentures exercise their right to convert into shares of Allscripts common stock.

The following table presents illustrative scenarios and the resulting approximate per share amount of the special cash dividend and the approximate percentage ownership of pre-Merger stockholders (which excludes holders of our convertible debentures and stock options unless they convert or exercise prior to the record date for the special cash dividend) of Allscripts both on an actually outstanding and fully-diluted basis:

Scenario	Per share amount of the special cash dividend	Percentage ownership on an actually outstanding basis	Percentage ownership on a fully-diluted basis*
No debenture conversion, no options exercised	$5.68	40.8%	37.2%
No debenture conversion, all in-the-money options exercised for cash	$5.42	41.5%	38.7%
All debentures convert, no options exercised	$5.04	44.7%	43.7%
All debentures convert, all in-the-money options exercised for cash	$4.84	45.4%	45.3%

*	The difference between the fully-diluted ownership percentage shown in this column and the 45.5% fully-diluted ownership that pre-Merger equityholders of Allscripts will have in the combined company immediately after consummation of the Transactions results from the fact that holders of unexercised stock options and unvested restricted stock units and holders of unconverted convertible debentures continue to dilute our stockholders’ fully-diluted ownership in Allscripts.

Q:	What will Misys receive in the Transactions?

A:	In consideration for the Merger and the cash used to purchase additional shares of Allscripts common stock we will issue to Misys shares of our common stock equal to 54.5% of Allscripts on a fully diluted basis. Misys’ actual percentage ownership of Allscripts’ outstanding common stock upon consummation of the Transactions may be equal to as much as 59.2% in the event that, prior to such consummation, no holders of our 3.50% convertible senior debentures elect to convert their debentures into our common stock and holders of our stock options do not exercise such options.

As used within this document, the calculation of share amounts on a “fully diluted basis” includes (i) all issued and outstanding shares of Allscripts common stock, (ii) all shares of Allscripts common stock that are or may become issuable upon conversion or exchange of any security outstanding, other than options to purchase shares of Allscripts common stock, taking into account any adjustments for the special cash dividend, and (iii) an amount of shares in respect of “in-the-money” stock options equal to (x) the number of shares subject to such options minus, in the case of each stock option, (y) the number of shares of Allscripts common stock equal to (A) the exercise price of such stock option (as may be adjusted for the special dividend) multiplied by the number of shares of Allscripts common stock subject to such stock option divided by (B) the average closing price of Allscripts common stock as reported on NASDAQ (adjusted not to include the per share amount of the special dividend) during the 15 business day period ending on the fifth business day prior to the closing date of the Transactions.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structures of Misys and Allscripts, respectively, and the corporate structure immediately following the consummation of the Transactions.

Existing Structures

*	Ownership percentages are approximate, on a fully diluted basis and actual percentages may differ.

Q:	When and where is the annual meeting?

A:	The annual meeting of Allscripts stockholders will be held on , 2008, at :00 p.m., local time, at .

Q:	Why is my vote important?

A:	Allscripts stockholders are being asked to approve the Share Issuance and Required Amendments, each as required pursuant to the Merger Agreement, and Additional Amendments, as contemplated by the Merger Agreement, and to take action on the other proposals set forth in the notice of the annual meeting. If you do not submit your proxy by telephone, the Internet or mail or vote in person at the annual meeting, it will be more difficult for Allscripts to obtain the quorum necessary to hold the annual meeting and to obtain stockholder approval of the Required Amendments (which requires the approval of the holders of a majority of the outstanding shares entitled to vote thereon) and the Additional Amendments (which requires the approval of the holders of at least eighty percent (80%) of the outstanding shares entitled to vote thereon).

Q:	What will Misys shareholders receive in the Transactions?

A:	Misys’ shareholders will not receive any consideration in the Merger. They will continue to hold their existing ordinary shares of Misys.

Q:	Will Misys be permitted to purchase additional shares of Allscripts common stock after the Transactions?

A:	Misys’ ability to purchase and sell shares of Allscripts common stock after consummation of the Transactions will be limited pursuant to the terms of the relationship agreement entered into by Misys and Allscripts (the “Relationship Agreement”), which is discussed in more detail below under “Additional Agreements; Post-Transaction Governance—Relationship Agreement” beginning on page 91. Pursuant to the Relationship Agreement, Misys is permitted to purchase, without audit committee approval, up to sixty percent (60%) of Allscripts’ number of fully diluted shares. Additionally, Misys may not sell, transfer or otherwise dispose of fifteen percent (15%) or more of the number of outstanding shares of Allscripts common stock without approval of the Allscripts board of directors.

Q:	When will the Transactions be completed?

A:	Allscripts expects to complete the Transactions during the third quarter of 2008. However, it is possible that factors outside Allscripts’ and Misys’ control could require the delay of the completion of the Transactions to a later time or result in the Transactions not being completed at all. For a discussion of the conditions to the Transactions, see “The Merger Agreement—Conditions to the Consummation of the Transactions” beginning on page 84.

Q:	Will Misys “control” Allscripts after completion of the Transactions?

A:	Yes. Misys will have the right to nominate a majority of the board of directors and will, immediately after the Transactions, own in excess of fifty percent (50%) of the voting capital stock of Allscripts. Because Allscripts stockholders prior to the Transactions will, in the aggregate, become minority stockholders in Allscripts upon consummation of the Transactions, they will generally not thereafter have the ability to approve or block approval of proposals to be voted upon by Allscripts stockholders.

Q:	What if an Allscripts stockholder does not vote on the proposals?

A:

•	If an Allscripts stockholder submits a signed proxy but does not indicate a vote for or against a proposal, it will be voted as the Allscripts board of directors recommends as to such proposal.

•

If an Allscripts stockholder submits a signed proxy and abstains from voting on a proposal, it will have the same effect as a vote against that proposal, except in the case of the Share Issuance, on which abstentions will have no effect.

•

If an Allscripts stockholder fails to respond, his or her shares, unless held in the name of a broker that exercises discretionary authority to vote such shares on any proposal, will not count towards the required quorum of one-third of the outstanding common stock entitled to vote at the annual meeting and, regardless of whether held in the name of a broker, will have the effect of a vote against the Required Amendments and the Additional Amendments but will have no effect on the other proposals.

•

If an Allscripts stockholder holds shares registered in the name of a bank, broker, or other “street name” agent and you do not provide your bank, broker or other nominee with voting instructions, such shares may be considered to be represented at the annual meeting and will have the legal effect of a vote against the Required Amendments and the Additional Amendments but will have no effect on the other proposals.

Q:	Do Misys shareholders have to vote to approve the Transactions?

A:	Yes, under applicable rules in the United Kingdom, Misys is required to call an extraordinary general meeting of its shareholders and obtain the consent of a simple majority of such shareholders voting at the meeting (in person or by proxy) to the Merger Agreement and the transactions contemplated by it.

Q:	Have any Allscripts stockholders already agreed to vote for the issuance of Allscripts common stock or the approval of the amendment and restatement of the certificate of incorporation and by-laws in connection with the Merger?

A:	No.

Q:	How do Allscripts stockholders vote?

A:	Allscripts stockholders may transmit their voting instructions before the annual meeting in one of the following ways:

•	use the toll-free number shown on the proxy card;

•	visit the website shown on the proxy card to submit a proxy via the Internet;

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; or

•	attend the annual meeting and vote their shares.

Q:	If I am not going to attend the annual meeting, should I return my proxy card(s) or otherwise vote my shares?

A:	Yes. Having your shares voted by calling the toll-free number shown on the proxy card, visiting the website shown on the proxy card or returning the accompanying proxy card(s) ensures that the shares will be represented and voted at the annual meeting, even if a stockholder is unable to or does not attend.

Q:	If my Allscripts shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Brokers typically have the authority to vote on “routine” proposals, such as the uncontested election of directors and ratification of auditors, when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters. Therefore, if you are an Allscripts stockholder whose shares are held in “street name” by your broker, you must provide your broker with instructions on how to vote your shares; otherwise, your broker will not vote your shares on the proposals for the Share Issuance, Required Amendments or Additional Amendments.

Allscripts stockholders should follow the directions provided by their broker regarding voting their shares. Shares registered in the name of a bank, broker, or other “street name” agent, for which proxies are voted on some, but not all matters, will be considered to be represented at the annual meeting and voted only as to those matters marked on the proxy card.

Q:	Can Allscripts stockholders change their vote after they mail their proxy card?

A:	Yes. If a holder of record of Allscripts common stock has properly completed and submitted his or her proxy card, the Allscripts stockholder can change his or her vote in any of the following ways:

•	by sending a written notice to the corporate secretary of Allscripts that is received prior to the annual meeting stating that the Allscripts stockholder revokes his or her proxy;

•	by voting again by the Internet or by telephone in accordance with the instructions on the enclosed proxy card prior to the annual meeting;

•	by properly completing a new proxy card bearing a later date and properly submitting it so that it is received prior to the annual meeting; or

•	by attending the annual meeting and voting in person.

Simply attending the annual meeting will not revoke a proxy.

However, if an Allscripts stockholder holds shares in “street name” by his or her broker and has directed such person to vote his or her shares, he or she should instruct such person to change his or her vote.

For further details about how an Allscripts stockholder can change their vote see below “Information About the Allscripts Annual Meeting—Revocation of Proxies.”

Q:	What should Allscripts stockholders do now?

A:	After carefully reading and considering the information contained in this document, Allscripts stockholders should vote their shares as soon as possible so that their shares will be represented and voted at the Allscripts annual meeting. Allscripts stockholders should follow the instructions set forth on the enclosed proxy card or on the voting instruction form provided by the record holder if their shares are held in the name of a broker or other nominee.

Q:	Who can answer my questions?

A:	If an Allscripts stockholder has any questions about the Transactions, please contact our proxy solicitor Innisfree M&A Incorporated at (877) 687-1871.

SUMMARY TERM SHEET FOR THE TRANSACTIONS

This summary highlights selected information from this proxy statement with respect to the proposed Transactions; it is not intended to be complete and may not contain all of the information that is important to you. To understand the Transactions fully and for a more complete description of the legal terms of the Merger Agreement, you should carefully read this entire proxy statement and the documents to which we refer you. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 155.

The Companies (see page 33)

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

Telephone: (866) 358-6869

http://www.allscripts.com

Allscripts is a leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. Allscripts’ solutions inform, connect and transform healthcare, delivering improved care at a lower cost. More than 40,000 physicians and thousands of other healthcare professionals in clinics, hospitals and extended care facilities nationwide utilize Allscripts to automate everyday tasks such as writing prescriptions, documenting patient care, managing billing and scheduling, and safely discharging patients, as well as to connect with key information and stakeholders in the healthcare system.

Patriot Merger Company, LLC

c/o Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

Telephone: (866) 358-6869

Patriot Merger Company, LLC, which we refer to herein as “Merger Sub,” is a North Carolina limited liability company and a direct wholly-owned subsidiary of Allscripts. Merger Sub was formed for the purpose of completing the Merger.

Misys plc

One Kingdom Street

Paddington

London W2 6BL

United Kingdom

Telephone: +44 20 3320 5000

http://www.misys.com

Misys is one of the world’s longest-established providers of industry-specific software and a leader in the global application software and services market. Founded in 1979, Misys provides mission critical software to clients in the international banking and healthcare industries, combining technological expertise with an in-depth understanding of customers’ markets and operational needs.

Misys shares trade on the London Stock Exchange. Headquartered in London, Misys employs approximately 4,500 people worldwide serving customers in more than 120 countries. Misys has the following businesses in addition to MHS:

•

Banking: delivers retail banking, corporate/wholesale banking (including trade finance and payments) and universal banking integrated solutions that drive revenue generation, performance and efficiency improvements for financial institutions across the globe; and

•

Treasury and Capital Markets: creates integrated, comprehensive solutions for financial institutions and corporate treasury departments across the globe, enabling them to manage their capital market activities across multiple asset classes.

In banking and treasury and capital markets Misys has over 1,200 customers, including the world’s top 50 banks.

Misys Healthcare Systems, LLC

8529 Six Forks Road

Raleigh, NC 27615

Telephone: (919) 847-8102

http://www.misyshealthcare.com

MHS, a wholly-owned indirect subsidiary of Misys, develops and supports reliable, easy-to-use software and services that enable physicians and caregivers to more easily manage the complexities of healthcare. MHS’ products include electronic health record (“EHR”) for ambulatory, departmental systems, practice management systems and emergency department information system (“EDIS”) connectivity. MHS is one of the largest providers of IT solutions in the U.S. healthcare market, serving more than 110,000 physicians in 18,000 practice locations, 600 home care providers and hundreds of commercial laboratories, clinics, managed services organizations, integrated delivery networks and other related organizations. MHS has over 1,500 employees.

The Transactions (see page 41)

Under the terms of the Merger Agreement (i) Merger Sub will merge with and into MHS, with MHS surviving as a wholly-owned subsidiary of Allscripts, with Misys or one of its subsidiaries receiving shares of Allscripts common stock in consideration thereof (which is referred to herein as the “Merger”) and (ii) Misys or one of its subsidiaries will purchase either, at Misys’ election as described herein, 18,957,142 shares of Allscripts common stock for $331,750,000 or 18,857,142 shares of Allscripts common stock for $330,000,000. The Merger Agreement is attached as Annex A to this proxy statement. We urge you to carefully and fully read the Merger Agreement to understand the rights and obligations of the parties under the Merger Agreement, as it is the legal document that governs the Merger and the other transactions contemplated thereby.

On the fifth business day following the closing of the Merger, Allscripts will pay the special cash dividend to its stockholders (other than Misys and its affiliates) of record as of the record date for the special cash dividend. It is currently anticipated that this special cash dividend will be between approximately $4.84 per share, assuming that, prior to the record date for the special cash dividend, all holders of our convertible debentures exercise their conversion right and all in-the-money options are exercised, or approximately $5.68 per share if prior to the record date for the special cash dividend no convertible debenture holders exercise their right and no in-the-money options are exercised. The actual per share amount of the special cash dividend will not be determinable until the close of business on the record date therefor because the number of shares of Allscripts common stock outstanding and entitled thereto will not be fixed until such time.

Allscripts Stockholders Will be Diluted (see page 41)

Following the consummation of the Transactions, MHS will be a wholly-owned subsidiary of Allscripts. Additionally, approximately 54.5% of the fully diluted number of shares of Allscripts common stock are expected to be owned by Misys, with approximately 45.5% being owned by pre-Merger equityholders of Allscripts, which includes holders of our convertible debentures. As a percentage of post-Transaction issued and outstanding shares of Allscripts common stock, Misys’ actual ownership percentage could range from 54.5% to 59.2%, with the pre-Merger stockholders of Allscripts owning the remaining percentage. Our pre-Merger stockholders (which excludes holders of our convertible debentures and stock options) could own as little as approximately 40.8% of our common stock on an actual outstanding basis or approximately 37.2% of our common stock on a fully-diluted basis immediately after consummation of the Transaction.

The Required Certificate of Incorporation Amendment and Restatement (see page 116)

At the annual meeting, Allscripts stockholders will be asked to approve an amendment and restatement of the certificate of incorporation of Allscripts that is required in order to complete the Transactions and that would take effect only upon consummation of the Transactions.

The required amendment and restatement of the certificate of incorporation will:

•	change the name of Allscripts to “Allscripts-Misys Healthcare Solutions, Inc.”;

•	increase the number of authorized shares of Allscripts common stock from 150 million to 199 million;

•

set forth the composition and powers of committees of the board of directors, including providing for certain mandatory approvals of directors of Allscripts that were directors of Allscripts prior to the consummation of the Transactions;

•

opt-out of Section 203 of the Delaware General Corporation Law, which generally provides for limitations on business combinations with stockholders that own 15% or more of the outstanding voting power; and

•	make additional, incidental or clarifying amendments to the certificate of incorporation.

If the required amendment and restatement of Allscripts’ certificate of incorporation are approved at the annual meeting and the Transactions are consummated, Allscripts board of directors will amend the by-laws to:

•	set a quorum for board of director meetings at six directors;

•	specify, in additional detail, the powers and reporting lines of the executive officers;

•	conform the by-laws to include the board committee amendments effected through the required certificate of incorporation amendment and restatement;

•	establish a new disclosure committee of the board of directors; and

•	make additional, incidental or clarifying amendments to the by-laws.

The Additional Certificate of Incorporation and By-Law Amendments and Restatement (see page 120)

As an additional matter, Allscripts stockholders will be asked to approve additional amendments and a restatement of Allscripts’ certificate of incorporation and by-laws. If holders of eighty percent (80%) of the outstanding voting power of Allscripts common stock entitled to vote thereon approve these additional amendments, Allscripts’ certificate of incorporation will be amended to, among other things:

•	set the size of the board of directors at ten;

•	provide for the annual election of all directors, thereby eliminating the classified nature of Allscripts board of directors where directors stand for election every three years;

•	provide that directors may be removed with or without cause by the affirmative vote of the holders of a majority of Allscripts’ common stock;

•	remove the prohibition against stockholder action by written consent;

•	provide for the filling of vacancies on the board by the committee that nominated the director whose vacancy is being filled; and

•	remove the ability of Allscripts’ president to call a special meeting of stockholders.

Additionally, Allscripts’ by-laws will be amended to:

•	conform to the additional certificate of incorporation amendment and restatement;

•	provide for the procedures for stockholder action by written consent, including the provision of notice to non-consenting stockholders; and

•	make additional, incidental or conforming amendments to the by-laws.

Recommendation of Allscripts Board to Stockholders (see page 37)

The Allscripts board of directors has reviewed and considered the terms of the Merger Agreement and the Transactions and has approved the Merger Agreement, the Merger and the other Transactions and approved and declared advisable the Requirement Amendments and the Additional Amendments and recommends that Allscripts stockholders vote FOR the Share Issuance and FOR the Required Amendments, which are necessary to effect the Merger and the other Transactions, vote FOR the Additional Amendments and FOR the other proposals (four through six) in the accompanying notice of annual meeting.

Allscripts Stockholder Approvals Are Required to Complete the Transactions (see page 41)

The Transactions will not be completed unless Allscripts stockholders approve:

•	the Share Issuance; and

•	the Required Amendments as set forth in Annex B.

Approval of the Share Issuance requires the affirmative vote of a majority of the shares of Allscripts common stock entitled to vote thereon present in person or represented by proxy (provided that a quorum is present). Approval of the Required Amendments set forth in Annex B requires the affirmative vote of a majority of the outstanding shares of Allscripts common stock entitled to vote thereon.

Opinion of Financial Advisors (see page 50)

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to Allscripts’ board of directors that, as of March 17, 2008 and based upon and subject to the factors and assumptions set forth therein, the number of shares of common stock of Allscripts to be paid by Allscripts to Misys pursuant to the Merger Agreement such that Misys will own 54.5% of the aggregate number of fully-diluted shares (as defined in the Merger Agreement) in exchange for $330 million in cash and the acquisition by Allscripts of MHS was fair from a financial point of view to Allscripts.

The full text of the written opinion of Goldman Sachs, dated March 17, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of Allscripts’ board of directors in connection with its consideration of the Transactions. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of common stock of Allscripts should vote with respect to the Transactions or any other matter. Pursuant to an engagement letter between Allscripts and Goldman Sachs, Allscripts has agreed to pay Goldman Sachs an advisory fee within a reasonable time after Goldman Sachs’ request of $250,000 and a transaction fee payable upon consummation of the Transactions equal to the greater of (i) $8,500,000 and (ii) 0.9% of the equity value of Allscripts on a fully-diluted basis (based on the average stock prices during specified periods prior to closing), less the advisory fee to the extent paid.

Interests of Our Directors and Executive Officers (see page 58)

When considering the Allscripts boards of directors’ recommendation that stockholders vote in favor of the Share Issuance, the Required Amendments and the Additional Amendments and related proposals, stockholders should be aware that some Allscripts executive officers and directors may have interests in the Transactions that may be different from, or in addition to, the interests of Allscripts’ stockholders. Those interests include, among other things, the accelerated vesting of most of Allscripts’ equity based compensation awards and the new employment agreements with each of Allscripts’ chief executive officer, president and chief financial officer that will take effect upon consummation of the Transactions, including the retention and success payments payable thereunder.

As a result, some of the directors and executive officers of Allscripts may be more likely to recommend approval of the Share Issuance, Required Amendments, Additional Amendments and related proposals than if these interests did not exist.

Treatment of Equity Awards (see page 59)

The Transactions will constitute a change of control under Allscripts’ equity compensation award agreements. Accordingly, outstanding restricted stock and restricted stock units (other than those granted after the execution of the Merger Agreement) will vest and unexercisable options will become exercisable in connection with the consummation of the Transactions. Allscripts has agreed to take all necessary action to accelerate the vesting of all restricted stock units (other than those granted after the execution of the Merger Agreement) and stock options effective as of the record date for the special cash dividend so that holders of such awards may participate in the special cash dividend. With respect to the restricted stock units granted after execution of the Merger Agreement, the Transactions will accelerate the vesting of such awards such that fifty percent (50%) of the awards will vest on the first anniversary of the grant date and the other fifty percent (50%) will vest on the second anniversary of the grant date.

Options to acquire Allscripts common stock that are unexercised and unvested restricted stock units awarded after the execution of the Merger Agreement, will remain outstanding after consummation of the Transactions. Additionally, any such outstanding options will be appropriately adjusted to take into account the effect of the special cash dividend on the trading price of Allscripts common stock.

Material U.S. Federal Income Tax Consequences (see page 64)

For U.S. federal income tax purposes, the special cash dividend should be taxable as a dividend to the extent of Allscripts’ current and accumulated earnings and profits, thereafter treated as a tax-free return of capital that reduces a stockholder’s tax basis in its Allscripts common stock, and, after a stockholder’s basis is reduced to zero, treated as taxable gain.

The special cash dividend is expected to exceed Allscripts’ current and accumulated earnings and profits by a significant amount. Therefore, for U.S. federal income tax purposes, the special cash dividend is expected to be treated in part as a taxable dividend and in part as a tax-free return of capital that reduces a stockholder’s basis in its shares, and therefore is expected to have the effect of increasing the amount of gain (or decreasing the amount of loss) otherwise recognized on a subsequent taxable disposition of Allscripts common stock.

The portion of the special cash dividend that will be taxable as a dividend will not be determined until after the end of the year paid, and possibly not until after the due date for tax returns on which the dividend must be reported. Stockholders may need to file amended tax returns to reflect the correct amount of the taxable dividend or the correct amount of gain or loss on a sale of Allscripts common stock. Non-U.S. holders can expect that U.S. taxes withheld will exceed by a significant amount the taxes for which they are ultimately responsible.

Allscripts stockholders should consult their own tax advisors for a full understanding of the tax consequences to them of the Transactions, including the special cash dividend. The material U.S. federal income tax consequences of the Transactions are described in more detail under “Material U.S. Federal Income Tax Consequences of the Transactions” beginning on page 64.

Regulatory Approvals and Conditions to the Transactions (see page 69)

In addition to the approval by Allscripts’ stockholders of the Share Issuance and the Required Amendments, consummation of the Transactions is subject to customary closing conditions, including (a) the absence of certain legal impediments preventing or prohibiting the consummation of the Transactions, (b) the expiration or termination of applicable waiting periods, together with any extensions thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which occurred at 11:59 p.m. Eastern Daylight Time on May 30, 2008, and (c) the receipt by both Misys and Allscripts of certain tax opinions.

Absence of Appraisal Rights (see page 69)

Allscripts stockholders will not be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

Directors and Officers of Allscripts Following the Transactions; Post-Transaction Governance (see page 69)

The Merger Agreement provides that, following the effective time of the Merger, Allscripts will expand its board of directors to ten members, which will be comprised of four continuing Allscripts directors, including Allscripts’ Chief Executive Officer, and six new directors to be nominated by Misys. Mr. Tullman, the current Chairman and Chief Executive Officer of Allscripts, will remain the Chief Executive Officer of Allscripts, and, if he is elected by stockholders as a director pursuant to Proposal 4 or otherwise appointed to the board, will serve on Allscripts’ board. Mr. Lawrie, Chief Executive Officer of Misys, will also serve as the Chairman of the Allscripts’ board of directors and as the Executive Chairman of Allscripts (the senior officer of Allscripts). Additionally, the Relationship Agreement contains certain governance provisions that will become effective upon the consummation of the Transactions. It is currently anticipated that Allscripts’ current executive officers will remain its executive officers after consummation of the Transactions. Mr. Tullman, Lee Shapiro, our president, and Bill Davis, our chief financial officer, have each entered into new employment agreements with Allscripts to be effective as of the closing of the Transactions.

Termination of the Merger Agreement (see page 86)

Allscripts and Misys may mutually agree to terminate the Merger Agreement and abandon the Transactions at any time prior to completion of the Transactions.

In addition, either party could decide, without the consent of the other, to terminate the Merger Agreement and abandon the Transactions in a number of situations, including:

•	if the closing of the Transactions does not occur by October 31, 2008;

•

any governmental entity issues an order, decree or ruling or takes other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

•	the required approvals of the Allscripts’ stockholders or Misys’ shareholders are not obtained at the respective stockholder or shareholder meetings;

•

the other party breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition in the Merger Agreement and could not be cured within 20 days of written notice to such breaching party of such breach;

•

between the date of the Merger Agreement and the effective time of the Merger there occurs any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Allscripts, in the case of Misys’ termination right, or MHS, in the case of Allscripts’ termination right, and it is incapable of being cured by October 31, 2008, so long as the terminating party is not then in breach of any of its representations, warranties or covenants such that a condition to the other party’s obligation to close would not be satisfied; or

•	the other party breaches or is deemed to have breached in any material respect its non-solicitation obligations.

The Merger Agreement may be terminated by Misys prior to completion of the Transactions if:

•

the board of directors of Allscripts changes its recommendation to its stockholders, or, in the case of a Takeover Proposal (as defined below) made by way of a tender offer or exchange offer, the board failed to recommend that its stockholders reject such offer within the ten business day period specified in Section 14e-2(a) under the Exchange Act; or

•	Misys is entitled to terminate the Merger Agreement in response to a Superior Proposal (as defined below) or due to an Intervening Event (as defined below).

The Merger Agreement may be terminated by Allscripts prior to completion of the Transactions if:

•	the board of directors of Misys changes its recommendation to its shareholders with respect to their vote on the Merger and the Merger Agreement; or

•	Allscripts is entitled to terminate the Merger Agreement in response to a Superior Proposal or due to an Intervening Event.

Termination Fees May Be Payable Under Some Circumstances (see page 88)

Pursuant to the Merger Agreement, Allscripts has agreed to pay to Misys and MHS an aggregate termination fee of $14,281,883 if:

•

Allscripts breaches or is deemed to have breached, in any material respect its non-solicitation obligations, provided, that, within twelve months after the date of such termination, Allscripts enters into a definitive agreement to consummate, or consummates a Takeover Proposal, except that all references in the definition of Takeover Proposal to 20% are changed to 50.1%;

•

unless Misys exercised its option to force a vote of Allscripts stockholders, if the board of directors of Allscripts changes its recommendation to the stockholders with respect to the Share Issuance and the Required Amendments, or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fails to recommend that Allscripts stockholders reject such offer within the ten business day period specified in Section 14e-2(a) under the Exchange Act;

•	Allscripts terminates the Merger Agreement in response to a Superior Proposal or due to an Intervening Event; or

•

unless Misys exercised its option to force a vote of Allscripts stockholders, the Allscripts stockholder approval of the Share Issuance and the Required Amendments is not obtained, provided, that, after the date of the Merger Agreement and prior to the Allscripts stockholder meeting, (A) a bona fide Takeover Proposal is made to Allscripts or publicly to its stockholders which has not been withdrawn prior to such stockholders meeting or (B) any person shall have publicly announced its specific intention to make a bona fide Takeover Proposal, which shall not have been withdrawn prior to the Allscripts stockholder meeting and, in the case of (A) or (B), within twelve months after the date of such termination, Allscripts enters into a definitive agreement to consummate, or consummates, a Takeover Proposal, except that all references in the definition of Takeover Proposal to 20% are changed to 50.1%.

Pursuant to the Merger Agreement, MHS and Misys have agreed to pay to Allscripts an aggregate termination fee of GBP£7,136,657 (which was, as of the date of the Merger Agreement, equivalent to US$14,281,883) if:

•

either Misys or MHS breaches, or is deemed to have breached, in any material respect its non-solicitation obligations, provided that, within twelve months after the date of such termination, MHS enters into a definitive agreement to consummate, or consummates, a Takeover Proposal, except that all references in the definition of Takeover Proposal to 20% are changed to 50.1%;

•

unless Allscripts exercised its option to force a vote of Misys shareholders, if the board of directors of Misys changes its recommendation to the shareholders with respect to their vote on the Merger and the Merger Agreement; or

•	Misys terminates the Merger Agreement in response to a Superior Proposal or due to an Intervening Event; or

•

unless Allscripts exercised its option to force a vote of Misys shareholders, the Misys shareholder approval of the Merger and the Merger Agreement is not obtained, provided, that, after the date of the Merger Agreement and prior to the Misys shareholder meeting, (A) a bona fide Takeover Proposal with respect to MHS is made to MHS, Misys or Misys’ shareholders which has not been withdrawn prior to such shareholders meeting or (B) any person shall have publicly announced its specific intention to make a bona fide Takeover Proposal with respect to MHS, which shall not have been withdrawn prior to the Misys shareholder meeting and, in the case of (A) or (B), within twelve months after the date of such termination, MHS enters into a definitive agreement to consummate, or consummates, a Takeover Proposal with respect to MHS, except that all references in the definition of Takeover Proposal to 20% are changed to 50.1%.

Voting Agreements (see page 90)

In connection with the entry into the Merger Agreement, Allscripts entered into a voting agreement with each of ValueAct Capital Master Fund L.P. and ValueAct Capital Master Fund III, L.P. (collectively, “ValueAct”), pursuant to which ValueAct has agreed, among other things, to vote its ordinary shares of Misys to approve the Merger, the Merger Agreement and the other transactions contemplated thereby and against any proposed adjournment of the meeting of Misys’ shareholder.

Relationship Agreement (see page 91)

Allscripts and Misys entered into the Relationship Agreement on March 17, 2008. The Relationship Agreement sets forth the agreement between Misys and Allscripts with respect to certain governance and other matters, including:

•	the composition of the board of directors;

•	a voting agreement from Misys;

•	a standstill agreement that Misys will not acquire, without audit committee approval, more than sixty percent (60%) of the fully diluted number of shares of Allscripts common stock;

•	a prohibition on Misys selling, transferring or disposing of fifteen percent (15%) or more of the outstanding shares of Allscripts common stock unless approved by Allscripts board of directors;

•

anti-dilution protection for Misys in the event of issuances of Allscripts common stock, subject to limited exceptions, such as aggregate grants under Allscripts’ benefit plans under one and one-half percent (1.5%) of the fully diluted number of shares of Allscripts common stock; and

•	the provision of information within its possession or control to the other party that is required by such other party to comply with applicable regulatory requirements.

Substantially all of the provisions of the Relationship Agreement will become effective as of the effective time of the Merger.

Accounting Treatment (see page 68)

The transactions will be accounted for under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. Under the purchase method of accounting, with MHS as the accounting “acquiror,” the assets and liabilities of Allscripts will be recorded, as of completion of the Transactions, at their respective fair values and added to those of MHS, which will be carried at their book values.

The Transactions and the Performance of Allscripts After the Transactions are Subject to a Number of Risks (see page 23)

There are a number of risks relating to the Transactions and to the businesses of Allscripts, MHS and the combined company following the Transactions. See “Risk Factors” beginning on page 23 of this proxy statement for a discussion of these and other risks and see also the documents that we have filed with the SEC and which we have incorporated by reference into this proxy statement.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following selected historical and pro forma financial information is being provided to assist you in your analysis of the financial aspects of the Transactions. The information is only a summary and should be read in conjunction with the financial information included elsewhere in this document. In addition, see “Where You Can Find More Information” beginning on page 155, “Information About the Companies” beginning on page 33, “Management’s Discussion and Analysis of Financial Condition and Results of Operation for MHS” beginning on page 107 and “Financial Statements of Misys Healthcare Systems” beginning on page F-1. The historical results included below and elsewhere in this proxy statement are not necessarily indicative of the future performance of Allscripts, MHS or the combined company after the completion of the Merger.

Selected Historical Financial Data of Allscripts

The following table sets forth selected historical consolidated financial data of Allscripts. The Allscripts annual historical information is derived from the audited consolidated financial statements of Allscripts as of and for each of the years in the five-year period ended December 31, 2007. The information as of and for the six months ended June 30, 2008 and 2007 has been derived from unaudited interim financial statements of Allscripts, and, in the opinion of Allscripts’ management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period of such company.

(in thousands of dollars, except per share data)	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007 (1)	2006 (2)	2005	2004	2003 (3)
	(Unaudited)
Consolidated Statements of Operations Data:
Revenue	$153,601	$135,063	$281,908	$227,969	$120,564	$100,770	$85,841
Cost of revenue	76,410	67,319	141,495	112,031	65,689	58,122	55,169

Gross profit	77,191	67,744	140,413	115,938	54,875	42,648	30,672
Operating expenses:
Selling, general and administrative expenses	64,243	47,799	101,666	85,798	43,908	37,653	36,058
Amortization of intangibles	6,878	5,152	10,636	10,272	1,744	1,752	951

Income (loss) from operations	6,070	14,793	28,111	19,868	9,223	3,243	(6,337)
Interest and other income, net	942	2,143	3,961	3,163	4,003	1,582	1,358
Interest expense	(3,027)	(1,863)	(3,715)	(3,712)	(3,516)	(1,717)	—
Gain on sale of equity investment	—	2,392	2,392	—	—	—	—

Income (loss) before income taxes	3,985	17,465	30,749	19,319	9,710	3,108	(4,979)
Income tax expense	(1,553)	(6,970)	10,186	7,424	—	—	—

Net income (loss)	$2,432	$10,495	$20,563	$11,895	$9,710	$3,108	($4,979)

Net income (loss) per share—basic	$0.04	$0.19	$0.37	$0.23	$0.24	$0.08	($0.13)

Net income (loss) per share—diluted	$0.04	$0.18	$0.35	$0.22	$0.23	$0.07	($0.13)

Weighted-average shares used in computing basic net income (loss) per share	56,635	55,146	55,712	51,058	40,045	38,979	38,621

Weighted-average shares used in computing diluted net income (loss) per share	57,570	64,327	64,671	53,367	43,068	41,592	38,621

(in thousands of dollars, except per share data)	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003 (3)
	(Unaudited)
Other Operating Data:
Software and related services revenue	$126,797	$105,921	$222,673	$173,503	$65,166	$44,121	$28,366
Prepackaged medication revenue	19,088	21,168	43,959	43,688	45,609	44,733	46,172
Information services revenue	7,716	7,974	15,276	10,778	9,789	11,916	11,303

Total revenue	$153,601	$135,063	$281,908	$227,969	$120,564	$100,770	$85,841

(in thousands of dollars)	As of June 30,		As of December 31,
	2008 (1)	2007	2007 (1)	2006 (2)	2005	2004	2003 (3)
	(Unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$66,055	$87,102	$63,003	$83,038	$146,063	$128,239	$51,309
Working capital	88,104	109,878	75,067	82,250	113,317	34,914	17,392
Goodwill and intangible assets, net	350,446	257,051	347,955	266,311	22,911	24,546	26,359
Total assets	580,806	499,471	578,143	477,610	220,964	194,177	110,392
Long-term debt	135,014	85,304	135,162	85,441	82,500	82,500	—
Total stockholders’ equity	347,451	336,002	340,640	316,250	98,419	78,693	83,390

(1)	On December 31, 2007, Allscripts completed its acquisition of Extended Care Information Network, Inc. (“ECIN”) for aggregate consideration of approximately $93,525 in cash.

(2)	On March 2, 2006, Allscripts completed its acquisition of A4 Health Systems, Inc. (“A4”) for aggregate consideration of $227,730 in cash and 3,500 shares of Allscripts common stock.

(3)	On August 1, 2003, Allscripts acquired 100% of the outstanding common stock of Advanced Imaging Concepts, Inc. On August 8, 2003, Allscripts acquired certain assets and assumed certain liabilities of RxCentric.

Selected Historical Financial Data of MHS

The selected combined financial data shown below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and MHS’ combined financial statements and related notes included elsewhere in this proxy statement. The combined statements of operations data of MHS for the years ended May 31, 2008, 2007 and 2006 and the consolidated balance sheet data of MHS at May 31, 2008, 2007 and 2006 are derived from the combined financial statements audited by PricewaterhouseCoopers LLP, which are included elsewhere in this proxy statement. The combined statements of operations data of MHS for the year ended May 31, 2005 and the consolidated balance sheet data of MHS at May 31, 2005 are derived from the combined financial statements audited by PricewaterhouseCoopers LLP, which are not included in this proxy statement. The combined statements of operations data of MHS for the year ended May 31, 2004 and the balance sheet data of MHS at May 31, 2004 are derived from unaudited financial statements.

(in thousands of dollars)	Year Ended May 31,
	2008	2007	2006 (1)	2005	2004
Revenue	$383,771	$379,693	$381,736	$362,515	$334,628
Cost of revenue	176,870	189,128	196,763	194,043	181,640

Gross profit	206,901	190,565	184,973	168,472	152,988
Selling, general and administrative	117,566	121,101	112,135	105,825	95,957
Research and development	37,784	40,880	29,592	27,313	24,457
Amortization of intangibles	11,320	22,392	23,039	23,998	24,064

Income from operations	$40,231	$6,192	$20,207	$11,336	$8,510

	As of May 31,
	2008	2007	2006 (1)	2005	2004
Balance Sheet Data
Total assets	$179,268	$171,247	$199,148	$186,880	$209,282
Total long-term obligations (2)	548	944	2,308	17,961	34,382

(1)	On January 30, 2006, MHS completed the acquisition of Payerpath, Inc. for aggregate consideration of approximately $48,951 in cash. On March 1, 2006, MHS completed the acquisition of Amicore, Inc. for aggregate consideration of approximately $3,875 in cash.
(2)	Total long-term obligations include a non-current deferred tax liability balance of $6, $17,039, and $31,909 as of May 31, 2006, 2005 and 2004, respectively. There was no deferred tax liability as of May 31, 2008 or 2007.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The Merger will be accounted for under the purchase method of accounting, which means the assets and liabilities of Allscripts will be recorded, as of completion of the Merger, at their respective fair values and added to those of MHS, which will be carried at their book values. For a more detailed description of purchase accounting, see “The Transactions—Accounting Treatment of the Merger” beginning on page 68 of this proxy statement.

We have presented below selected unaudited pro forma condensed combined financial information that reflects the purchase method of accounting and gives effect to the Transactions, in the case of the income statement, as though the Merger had occurred as of June 1, 2007 and, in the case of the balance sheet information, as though the Merger had occurred as of May 31, 2008. Allscripts is providing this selected unaudited condensed combined pro forma financial data for illustrative purposes only, and this information should not be relied upon for purposes of making any investment or other decisions.

The unaudited pro forma condensed combined financial information give effect to the Transactions, which will be accounted for as a reverse acquisition under the purchase method of accounting. For this purpose, MHS will be deemed the accounting acquirer, and Allscripts will be deemed the accounting acquiree. The pre-acquisition combined financial statements of MHS will be treated as the historical financial statements of the combined company and Allscripts’ historical stockholders’ equity will not be carried forward to the combined company as of the date of the merger. MHS’ historical financial statements have been prepared as a carve-out set of financial statements. The following summary unaudited pro forma condensed combined financial statements have been derived from and should be read together with the unaudited pro forma condensed combined financial statements and accompanying notes. The following summary unaudited pro forma condensed combined financial information assumes that the holders of Allscripts’ convertible debentures will not convert into shares of Allscripts common stock prior to the record date for the special cash dividend and, as a result, the pro forma information is presented on the basis of no conversion.

The unaudited pro forma condensed combined financial information may have been different had the companies actually been combined as of June 1, 2007 or May 31, 2008. The selected unaudited pro forma condensed combined financial information does not reflect the effect of synergies that may result from the Transactions. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after completion of the Transactions. The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the Allscripts and MHS Unaudited Pro Forma Condensed Combined Financial Statements and related notes beginning on page 95 of this proxy statement.

For the year ended May 31, 2008
Pro Forma Statement of Operations:
Total revenue	$682,991
Total gross profit	$348,702
Net income	$33,148

As of May 31, 2008
Balance Sheet:
Total assets	$1,369,255
Working capital	$68,789
Long-term debt	$135,562
Stockholders’ equity	$710,603

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth selected pro forma and historical per share information of Allscripts, and unaudited pro forma condensed combined per share information reflecting the Merger, the Share Issuance and the special cash dividend, under the purchase method of accounting. Allscripts is providing this information for illustrative purposes only. You should read this information in conjunction with the selected historical financial information and financial information of MHS, included elsewhere in this proxy statement, the historical financial statements of Allscripts and related notes contained in the Allscripts annual report on Form 10-K for the year ended December 31, 2007, as amended, and the Allscripts quarterly reports on Form 10-Q for the period ended March 31, 2008 and the period ended June 30, 2008, which have been incorporated by reference into this proxy statement and the Allscripts and MHS Unaudited Pro Forma Condensed Financial Statements beginning on page 95 of this proxy statement, and in the other documents incorporated by reference herein that are described under the section entitled “Where You Can Find More Information” beginning on page 155.

The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the Allscripts and MHS Unaudited Pro Forma Condensed Combined Financial Statements and related notes beginning on page 95 of this proxy statement. The historical per share information is derived from the audited financial statements of Allscripts as of and for the year ended December 31, 2007 and the unaudited financial statements of Allscripts for the three and six months ended June 30, 2008.

The unaudited pro forma condensed combined per share information does not purport to represent what the actual results of operations of Allscripts and MHS would have been had the companies been combined during the periods presented or to project Allscripts’ and MHS’ results of operations that may be achieved after completion of the Transactions.

MHS is a non-publicly traded subsidiary of Misys and, accordingly, per share historical data for MHS is omitted.

For the year ended May 31, 2008
Allscripts’ Historical Data
Net income per share:
Basic	$0.23
Diluted	$0.22
As of May 31, 2008:
Book value per share (1)	$6.11

For the year ended May 31, 2008
Pro Forma Combined Data
Pro forma net income per share (2):
Basic	$0.24
Diluted	$0.24
As of May 31, 2008:
Pro forma book value per share (3)	$5.07

(1)	Book value per share is computed by dividing stockholders’ equity of $347,451 as of May 31, 2008 by the diluted shares outstanding of 56,846.

(2)	Pro forma net income per share was calculated by dividing pro forma net income by the pro forma weighted average common shares outstanding as if the transaction had occurred on June 1, 2007.

(3)	Pro forma book value per share is computed assuming the transaction occurred on May 31, 2008 and is calculated by dividing pro forma stockholders’ equity of $710,603 as of May 31, 2008 by the pro forma total diluted common shares outstanding of 140,067.

Allscripts Common Stock Market Price and Dividend Information

Allscripts’ common stock is currently traded on the NASDAQ National Market (“NASDAQ”) under the symbol “MDRX.” As of                 , 2008, there were                  shares of Allscripts common stock outstanding, held by approximately                  shareholders of record. On March 17, 2008, the last trading day before the announcement of the Transactions, the last sale price of Allscripts common stock reported by NASDAQ was $8.76. On                 , 2008, the last practicable trading day prior to the date of this proxy statement, the last sale price of Allscripts common stock reported by NASDAQ was $            . The following table sets forth the high and low sales prices of Allscripts common stock as reported by NASDAQ, for the periods indicated. For current price information, Allscripts stockholders are urged to consult publicly available sources.

	Allscripts Common Stock
	High	Low
Fiscal year Ended December 31, 2006
First Quarter	$19.83	$13.45
Second Quarter	$19.85	$15.85
Third Quarter	$23.16	$16.51
Fourth Quarter	$29.18	$21.82
Fiscal year Ended December 31, 2007
First Quarter	$31.38	$24.07
Second Quarter	$27.71	$22.41
Third Quarter	$28.08	$22.21
Fourth Quarter	$28.00	$16.26
Fiscal year Ending December 31, 2008
First Quarter	$19.98	$8.67
Second Quarter	$13.55	$10.12
Third Quarter (through August 6, 2008)	$14.27	$11.50

Allscripts has not paid any dividends on its shares of common stock. Pursuant to the Merger Agreement, Allscripts will declare and pay the special dividend of $330,000,000, in the aggregate, contingent upon the consummation of the Transactions. The special cash dividend will be paid on the fifth business day following the closing date of the Transactions to holders of record of Allscripts common stock (other than Misys and its affiliates) as of the close of business on the business day prior to such closing date.

As a non-publicly traded subsidiary of Misys, there is no established public trading market or pricing data for MHS’ units.

RISK FACTORS

You should carefully consider each of the following risks, and all of the other information contained in this document and the annexes hereto, including the information incorporated by reference into this document, which includes the Risk Factors contained in Allscripts’ Annual Report on Form 10-K for the fiscal year end December 31, 2007, in considering the proposed Transactions. Some of the risks described below relate principally to the business and the industry in which Allscripts will operate after the Transactions, while others relate principally to the Transactions. The remaining risks relate principally to the ownership of Allscripts common stock. The risks described below are not the only risks facing Allscripts following the Transactions. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect Allscripts’ business operations and financial condition or the price of Allscripts’ common stock following completion of the Transactions.

Risks that Relate to the Transactions

The anticipated benefits from the Merger may not be realized.

Allscripts entered into the Merger Agreement with the expectation that the Merger would result in various benefits, including, among other things, synergies, cost savings and operating efficiencies. Although we expect to achieve the anticipated benefits of the Merger, no assurance can be given that they will actually be achieved and achieving such benefits is subject to a number of uncertainties. Additionally, the elimination of duplicative costs may not be possible or may take longer than anticipated, the benefits from the Merger may be offset by costs incurred or delays in integrating MHS into Allscripts, and regulatory authorities may impose adverse conditions on Allscripts’ business in connection with granting approval for the Transactions. If Allscripts fails to realize the benefits it anticipates from the acquisition, Allscripts’ results of operations may be adversely affected.

The integration of Allscripts and Misys may not be successful.

After completion of the Transactions, Allscripts will have significantly more sales, assets and employees than it did prior to the Transactions. The integration process will require Allscripts to significantly expand the scope of its operations and financial systems. Allscripts’ management will be required to devote a significant amount of time and attention to the process of integrating the operations of Allscripts’ business and MHS. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include:

•	integrating the operations of MHS while carrying on the ongoing operations of each business;

•	managing a significantly larger company than before completion of the Transactions;

•	the possibility of faulty assumptions underlying Allscripts’ expectations regarding the integration process;

•	coordinating businesses located in different geographic regions;

•	integrating two unique business cultures, which may prove to be incompatible;

•	attracting and retaining the personnel associated with MHS following the Merger;

•	creating uniform standards, controls, procedures, policies and information systems and minimizing the costs associated with such matters;

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems;

•

changing the Allscripts fiscal year to end May 31, in coordination with the current MHS fiscal year, as well as changes in Allscripts auditors to those of MHS and aligning accounting controls of the two companies;

•	preserving customer, supplier, research and development, distribution, marketing, promotion and other important relationships of Allscripts and MHS; and

•	commercializing products under development and increasing revenues from existing marketed products.

Allscripts cannot assure its stockholders that MHS will be successfully or cost-effectively integrated into Allscripts. The process of integrating MHS into Allscripts’ operations may cause an interruption of, or loss of momentum in, the activities of Allscripts’ business after completion of the Transactions. If Allscripts management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Allscripts’ business could suffer and its results of operations and financial condition may be harmed.

The number of shares to be issued to Misys in connection with the Transactions will not be adjusted in the event the value of the business or assets of MHS declines before the Transactions are completed.

The calculation of the number of shares of Allscripts common stock to be issued to Misys in connection with the Transactions will not be adjusted in the event the value of the business or assets of MHS declines prior to the consummation of the Transactions or the value of Allscripts increases prior to the consummation of the Transactions. Allscripts will not be required to consummate the Transactions if there has been any material adverse effect (as this term is described in “The Merger Agreement—Representations and Warranties” on page 72) on MHS. However, Allscripts will not be permitted to terminate the Merger Agreement or resolicit the vote of Allscripts stockholders because of any changes in the market price of Allscripts’ common stock or any changes in the value of MHS that does not rise to the level of a material adverse effect on MHS.

Current Allscripts equityholders’ ownership interest in Allscripts will be substantially diluted.

Following the consummation of the Transactions, Allscripts’ equityholders will, in the aggregate, own a significantly smaller percentage of Allscripts than they own immediately prior to the Transactions. Following consummation of the Transactions, Allscripts’ equityholders, which includes holders of our convertible debentures, immediately prior to the Transactions are expected to collectively own approximately 45.5% of Allscripts on a fully diluted basis. Additionally, Allscripts stockholders could own as little as approximately 40.8% of the outstanding common stock of Allscripts and related voting power and as little as approximately 37.2% of Allscripts common stock on a fully diluted basis after consummation of the Transactions. Consequently, Allscripts’ stockholders, as a group, will be able to exercise significantly less influence over the management and policies of Allscripts following the Merger than they will exercise over the management and policies of Allscripts immediately prior to the Merger. Additionally, Misys will be a majority stockholder in Allscripts and will have the power to block or approve most actions or proposals. The Required Amendments also include an amendment to Allscripts’ certificate of incorporation to increase Allscripts’ authorized capital stock, which results in an increase in the number of shares of our common stock that are available to be issued in the future.

The number of shares of Allscripts common stock to be issued to Misys for Misys to reach the 54.5% fully diluted ownership percentage takes into consideration all of the shares issuable upon conversion of our 3.50% Convertible Senior Debentures. However, the shares into which the debentures are convertible may never be issued or only a portion of them may be issued, which would result in Misys’ ownership percentage being substantially higher than 54.5% and possibly as high as 59.2%.

When calculating the number of shares of our common stock issuable to Misys in connection with the Transactions, the number of shares into which debentures outstanding on the closing date are convertible will be included in the calculation. However, such shares of our common stock underlying the debentures may never be issued, or may only be issued in part, for a variety of reasons outside of Allscripts’ control, including the decision of a debenture holder to hold the debentures until maturity or to require us to repurchase debentures for cash after the closing of the Transactions. Moreover, the Transactions will result in an antidilution adjustment to increase the number of shares of our common stock issuable upon conversion of any debentures outstanding as of the close of business on the dividend record date. These additional shares resulting from the antidilution adjustment, which will be included in calculation of the number of shares issuable to Misys, may never be issued, or may only be issued in part. Additionally, the number of shares of Allscripts common stock issuable for in-the-money options and the restricted stock grants granted after execution of the Merger Agreement will also be included in calculating the number of Allscripts shares issuable to Misys. As a result, the percentage of our outstanding shares of common stock (and associated voting power) and fully-diluted shares owned by Misys could be significantly higher than 54.5%. We currently estimate that Misys’ ownership percentage of our outstanding common stock immediately after the consummation of the Transactions will be between 54.5% and 59.2%. This increase in ownership percentage will further reduce Allscripts’ pre-Merger stockholders’ ability to influence management or matters submitted to a vote of stockholders.

Holders of our 3.50% Convertible Senior Debentures have the right to require us to repurchase their debentures for cash as a result of the Transactions.

The consummation of the Transactions will be a “change of control,” as defined in the indenture relating thereto, thus triggering the right of holders of our 3.50% convertible senior debentures to require us to repurchase, in cash, all or any portion of their debentures at a price equal to 100% of the principal amount, which is an aggregate of $82.5 million, plus accrued and unpaid interest, if any, pursuant to the terms of the indenture relating thereto. We may not have sufficient funds on hand or available through existing borrowing facilities to repurchase all of the outstanding debentures and, thus, we may need to seek additional financing to repurchase debentures as required under the indenture related thereto. However, there can be no assurances that we will be able to obtain any such financing on terms favorable to us, if at all. Failure to repay or repurchase tendered debentures will result in an event of default with respect to the debentures. Allscripts has entered into a commitment letter with JPMorgan Chase Bank, N.A. for a backstop borrowing facility of up to $50 million in the event that Allscripts-Misys is required to repurchase all or any of the outstanding debentures. Allscripts-Misys may be required to borrow the maximum permitted amount under such facility in order to fulfill its obligations under the indenture relating to the debentures, which would result in a significant increase in the aggregate level of Allscripts-Misys’ debt as compared to a situation where the holders of the debentures exercise their right to convert the debentures into shares of Allscripts-Misys’ common stock.

Allscripts will incur significant transaction and merger costs related to the consummation of the Transactions that could have an adverse effect on its operating results.

Allscripts will pay financial advisor fees, filing fees, soliciting fees, legal and accounting costs, consummation and retention bonuses and certain professional fees and other transaction related costs after June 30, 2008 that it estimates will be approximately $23 million. Further, under the Merger Agreement, Allscripts has agreed to pay up to $5 million of the merger related expenses of MHS and Misys. In addition, Allscripts anticipates that it will incur significant costs in connection with the integration of MHS and its current operations. Allscripts is in the early stages of assessing the magnitude of these integration costs and, therefore, is unable to estimate the dollar value thereof. Allscripts may incur additional unanticipated costs in connection with the Transactions and related to the integration of MHS. Although Allscripts expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, will offset incremental transaction, merger-related and integration costs over time, we cannot assure you that this net benefit will be achieved in the near term or at all.

Allscripts and MHS will be subject to business uncertainties and contractual restrictions while the Transactions are pending which could adversely affect their businesses.

Uncertainty about the effect of the Transactions on employees and customers may have an adverse effect on Allscripts and MHS and, consequently, on Allscripts as the combined company after completion of the Transactions. Although Allscripts and Misys intend to take steps to reduce any adverse effects, these uncertainties may impair Allscripts’ and MHS’ ability to attract, retain and motivate key personnel until the Transactions are consummated and for a period of time thereafter, and could cause customers, suppliers and others that deal with Allscripts and MHS to seek to change existing business relationships. Other than as set forth below, as of the date of this proxy statement, neither Allscripts nor MHS is aware of any other notice of termination or a request for a material modification of existing material contractual relationships with their customers, suppliers or other business partners as a result of the Transaction. Employee retention may be particularly challenging during the pendency of the Transactions, as employees may experience uncertainty about their future roles with Allscripts. If, despite Allscripts’ and MHS’ retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain, Allscripts’

business after completion of the Transactions could be seriously harmed. In addition, the Merger Agreement restricts Allscripts and MHS from making certain acquisitions and taking other specified actions until the Transactions occur or the Merger Agreement terminates. These restrictions may prevent Allscripts and MHS from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the Transactions or termination of the Merger Agreement. Please see the section titled “The Merger Agreement—Covenants” beginning on page 74 of this proxy statement for a description of the restrictive covenants applicable to Allscripts and MHS.

On August 1, 2008, MHS received a notice from iMedica purporting to terminate a strategic OEM agreement between MHS and iMedica on the basis of certain alleged violations of the OEM agreement. Under the disputed OEM agreement, MHS licenses certain iMedica electronic health and practice management software marketed under MHS’ MyWay brand. MHS is vigorously disputing iMedica’s underlying claims and its right to terminate the OEM agreement. Both MHS and iMedica have agreed to enter into negotiations to resolve any differences and amend or replace the OEM agreement. If such dispute cannot be resolved through negotiation, MHS intends to pursue any and all legal remedies available to it. Termination would prevent MHS from selling new MHS MyWay licenses. However, termination would not affect MHS’ ability to retain and provide support to its existing MHS MyWay customers.

The historical financial information of MHS may not be representative of its results if it had been operated independently of Misys or as a subsidiary of Allscripts and, as a result, may not be a reliable indicator of its future results.

MHS is currently a fully integrated business unit of Misys. Consequently, the financial information of MHS included in this document is not representative of MHS’ future financial position, future results of operations or future cash flows, nor does it reflect what MHS’ financial position, results of operations or cash flows would have been either as a stand alone company or as a subsidiary of Allscripts. This is because such financial information reflects allocation of expenses from Misys, based on Misys’ assumptions, that may be different from the assumptions and allocations that would have been made if MHS was a subsidiary of Allscripts. As a result, the historical financial information of MHS may not be a reliable indicator of its future results as a subsidiary of Allscripts.

Failure to consummate the Transactions could adversely impact the market price of Allscripts’ common stock as well as Allscripts’ business, financial condition and results of operations.

If the Transactions are not completed for any reason, the price of Allscripts’ common stock may decline. In addition, Allscripts may be subject to additional risks, including:

•

depending on the reasons for and the timing of the termination of the Merger Agreement, the requirement in the Merger Agreement that Allscripts pay Misys and MHS an aggregate termination fee of $14,281,883;

•

substantial costs related to the acquisition, such as legal, accounting, filing, financial advisory and financial printing fees, which must be paid regardless of whether the Transactions are completed; and

•	potential disruption to the business of Allscripts and distraction of its workforce and management team.

Failure of the combined Allscripts-Misys to meet the initial NASDAQ listing requirements or to timely file its listing application could result in the suspension of trading and delisting of Allscripts’ common stock.

NASDAQ has determined that the Transactions qualify as a “reverse merger” as described in Marketplace Rule 4340(a). As a result, Allscripts will be required to meet all of the initial NASDAQ listing requirements and submit an initial listing application. If the Merger is consummated and Allscripts fails to either qualify for listing or to timely complete NASDAQ’s initial listing process prior to consummation of the Merger, trading in Allscripts’ common stock could be suspended and Allscripts’ common stock could be delisted.

The uncertain reporting of the special cash dividend may result in stockholders overpaying income taxes and having to file amended tax returns.

For U.S. federal income tax purposes, the special cash dividend should be taxable as a dividend to the extent of Allscripts’ current and accumulated earnings and profits, thereafter treated as a tax-free return of capital that reduces a stockholder’s tax basis in its Allscripts common stock, and, after a stockholder’s basis is reduced to zero, treated as taxable gain.

The special dividend is expected to exceed Allscripts’ current and accumulated earnings and profits by a significant amount. Therefore, for U.S. federal income tax purposes, the special cash dividend is expected to be treated in part as a taxable dividend and in part as a tax-free return of capital that reduces stockholders’ tax basis in their shares, and therefore is expected to have the effect of increasing the amount of gain (or decreasing loss) otherwise recognized upon a subsequent sale of Allscripts common stock. However, the portion of the special cash dividend that will be taxable as a dividend will not be determined until after the end of the year paid, and possibly not until after the due date for tax returns on which the dividend must be reported, because that determination depends on the earnings and profits of Allscripts through the close of the year paid. Not later than January 31 of the following year, Allscripts will be required to send information returns to stockholders reporting the special cash dividend, and copies of the information returns are also required to be filed by Allscripts with the U.S. Internal Revenue Service. Also, stockholders will be required to report the special cash dividend on their tax returns for the taxable year of a stockholder in which the dividend is taken into account, which in the case of individuals are generally required to be filed on or before April 15 of the following year (assuming no extension). It is not expected that the determination of the taxable amount of the special cash dividend will be made prior to the due date for such information returns, and may not be made prior to the due date for tax returns required to be filed by stockholders. Stockholders might also be required to make estimated tax filings with respect to which the treatment of the special cash dividend is relevant prior to such determination.

Assuming that the taxable amount of the special cash dividend is not determined at the time Allscripts files the information returns, Treasury Regulations require that on the information returns required to be prepared by Allscripts the entire amount of the special cash dividend be reported as a taxable dividend. If, as expected, the special cash dividend exceeds the earnings and profits of Allscripts, the information returns will overstate the amount taxable as a dividend. The Internal Revenue Service has not provided clear guidance on how stockholders should file their tax returns in these circumstances. Allscripts currently intends to provide stockholders with an amended information return, reflecting its determination of the portion of the special cash dividend constituting a taxable dividend, as soon as practicable after such determination is made, which is not expected to be made until after Allscripts’ federal income tax return for the year of payment is completed. For example, assuming a 2008 dividend, the due date for Allscripts’ 2008 federal income tax return, taking into account expected extensions, is September 15, 2009. Thus, stockholders may need to file an amended tax return to reflect the correct amount of the taxable dividend.

The portion of the special cash dividend that does not constitute a dividend for tax purposes will affect a stockholder’s tax basis in its Allscripts common stock. As a result, until the exact amount of the special cash dividend constituting a taxable dividend is determined, stockholders who sell their Allscripts common stock will face uncertainty with respect to the computation of any gain or loss on the sale. Stockholders who report the full amount of the special cash dividend as a dividend must reduce their tax basis by the amount ultimately determined not to constitute a dividend whether or not they amend their originally filed return. Stockholders who report gain or loss from a sale of Allscripts common stock prior to the time a determination is made as to the taxable amount of the special cash dividend may need to file an amended tax return to reflect the correct amount of gain or loss, after taking into account the effect of the special cash dividend on the tax basis of the shares sold.

In the case of a non-U.S. holder, the amount of the special cash dividend constituting a dividend for U.S. federal income tax purposes will generally be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate specified in any applicable income tax treaty). The thirty percent (30%) income tax is generally collected by way of withholding. Because the amount of the special cash dividend constituting a dividend for U.S. federal income tax purposes will not be known at the time the special cash dividend is paid, it is expected that Allscripts or another U.S. withholding agent will withhold thirty percent (30%) from the gross amount of the special cash dividend paid to any non-U.S. holder (or such lower amount as is specified in an applicable income tax treaty). As a result, non-U.S. holders can expect that amounts withheld will exceed by a significant amount the taxes for which they are ultimately responsible. Non-U.S. holders may generally obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. As noted above, however, the amount of the special cash dividend constituting a dividend may not be known until the year following the year of payment, after Allscripts’ federal income tax return for the year of payment is completed. Thus, non-U.S. holders may face significant delays in recovering any excess withheld amounts.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire Allscripts.

The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Allscripts prior to the closing of the Transactions that might result in greater value to Allscripts stockholders than the Transactions. The Merger Agreement generally prohibits Allscripts from soliciting any takeover proposal. In addition, if the Merger Agreement is terminated by Allscripts or Misys in circumstances that obligate Allscripts to pay a termination fee, Allscripts’ financial condition may be adversely affected as a result of the payment of the termination fee, which might deter third parties from proposing alternative business combination proposals.

Some of the directors and executive officers of Allscripts have interests and arrangements that could have affected their decision to support or approve the Merger Agreement and the Transactions.

Executive officers of Allscripts negotiated the terms of the Merger Agreement and the Allscripts’ board of directors approved the Merger Agreement and the other transactions contemplated thereby. These executive officers and directors may have interests in the Transactions that are different from, in addition to, or in conflict with, those of Allscripts stockholders generally and could have affected their decision to support or approve the Merger Agreement and the Transactions. These interests include the continued employment of Allscripts’ executive officers, including the retention and success bonuses that may be payable to each of our chief executive officer, president and chief financial officer, the continued positions of certain Allscripts directors, the treatment of the Transactions under Allscripts equity incentive plans and employment agreements with its executive officers as a change of control and other interests described under “The Transactions—Interests of Certain Persons in the Transactions” beginning on page 58 of this proxy statement.

The Transactions will result in an annual limitation on the ability of Allscripts to utilize net operating losses in tax years ending after the Transactions.

As of December 31, 2007 the net operating loss carryover of Allscripts for federal income tax purposes was believed to be approximately $205 million. The Transactions will result in an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. As a result, in years ending after the Transactions, Allscripts’ use of its net operating loss carryovers will be subject to an annual limitation. Although Allscripts does not expect the annual limitation to have a material adverse effect on its cash flow in future periods, the actual effect of the annual limitation will depend on future circumstances and therefore it is not possible to predict with certainty the effect of the annual limitation. See “The Transactions-Special Tax Considerations” on page 70.

Other Risks that Relate to Allscripts and MHS after the Transactions

The application of the purchase method of accounting will result in additional goodwill which could become impaired and adversely affect Allscripts’ net worth and the market value of Allscripts’ common stock.

Under the purchase method of accounting, the assets and liabilities of Allscripts will be recorded, as of completion of the Transactions, at their respective fair values and added to those of MHS, which will be carried at their book values. The purchase price will be allocated to Allscripts’ tangible assets and liabilities and identifiable intangible assets, if any are identified, based on their fair values as of the date of completion of the Merger. The excess of such price over those fair values will be recorded as goodwill. Goodwill and other acquired intangibles expected to contribute indefinitely to Allscripts’ cash flows are not amortized, but must be evaluated by management at least annually for impairment. To the extent the value of goodwill or intangibles becomes impaired, Allscripts may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on the combined company’s operating results.

Allscripts will be affected by restrictions on its ability to issue equity awards to employees after the consummation of the Transactions, which may make it more difficult for Allscripts to retain or attract key employees.

Pursuant to the Relationship Agreement, Allscripts will be subject to restrictions and conditions on the issuance of equity awards to its employees after consummation of the Transactions. As a result, it may be more difficult for Allscripts to retain its key employees or attract new employees. Allscripts’ results of operations and financial condition may be adversely affected as a result thereof.

If the combined Allscripts-Misys fails to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and our stock price.

Commencing as early as the fiscal year ended May 31, 2009, the combined Allscripts-Misys must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered certified public accounting firm to begin reporting on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Although Allscripts currently is subject to these requirements under the Sarbanes-Oxley Act, MHS is not and MHS has not performed the system and process evaluation and testing of its internal control over financial reporting. This testing, or the subsequent testing by our independent registered certified public accounting firm, may reveal deficiencies in the combined entity’s internal control over financial reporting that are deemed to be material weaknesses. Moreover, if the combined entity is not able to comply with the requirements of Section 404 in a timely manner, or if it or its independent registered certified public accounting firm identifies deficiencies in the combined Allscripts-Misys’ internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NASDAQ, the SEC or other regulatory authorities, which would require additional financial and management resources.

Other Risks that Relate to an Investment in Allscripts Common Stock

The trading price and trading volume of Allscripts common stock may be more volatile following completion of the Transactions.

Allscripts cannot predict how investors in Allscripts common stock will behave after completion of the Transactions. The trading price for shares of common stock of Allscripts following completion of the Transactions may be more volatile than the trading price of shares of Allscripts common stock before completion of the Transactions. The trading price of shares of Allscripts’ common stock could fluctuate significantly for many reasons, including the risks identified in this proxy statement, or reasons unrelated to Allscripts’ performance. Additionally, the fact that Allscripts will have a majority stockholder after completion of the Transactions could result in less trading volume in Allscripts’ common stock. These factors and other factors beyond Allscripts’ control may result in reduced trading volume and/or increased volatility in Allscripts’ common stock and/or short- or long-term reductions in the value of Allscripts’ securities.

After the completion of the Transactions, Misys will have voting power to block future Allscripts’ business combinations.

Under our proposed amended charter and by-laws, approval of actions by stockholders requires a majority of the shares of common stock present in person and entitled to vote on the matter except as otherwise required by Delaware law. Because of the size of Misys’ interest in Allscripts following the Merger, Misys will have the ability to control or significantly influence the outcome of most matters submitted to a stockholder vote following the Merger. Misys’ interests with respect to any matter which is subject to a stockholder vote may diverge from or conflict with those of Allscripts and its other stockholders. In addition, it will likely be impracticable (as long as Misys retains a majority ownership stake in Allscripts) for a third party to acquire

Allscripts through a merger or similar business combination without Misys’ approval. Additionally, pursuant to the Relationship Agreement, Misys will have the right to name six of Allscripts’ initial ten directors, as well as the Chairman of the Board at the time of the consummation of the Transactions, and Misys’ rights to nominate certain numbers of directors will continue so long as it owns specified percentages of Allscripts common stock.

We expect to qualify for and intend to rely on exceptions from certain corporate governance and other requirements under the rules of NASDAQ.

We expect to qualify for exceptions from certain corporate governance and other requirements of the rules of NASDAQ. Pursuant to these exceptions, we will elect not to comply with certain corporate governance requirements of NASDAQ, including the requirements (i) that a majority of our board of directors consist of independent directors, (ii) that we have a nominating/corporate governance committee that is composed entirely of independent directors and (iii) that we have a compensation committee that is composed entirely of independent directors. Accordingly, you will not have the same protections afforded to equityholders of entities that are subject to all of the corporate governance requirements of NASDAQ.

The interests of Misys may differ from the interests of other holders of Allscripts common stock.

Immediately after completion of the Transactions, Misys will own approximately 54.5% of Allscripts’ outstanding common stock on a fully diluted basis and a higher percentage of the actually outstanding common stock, possibly as much as 59.2%. Accordingly, Misys will have the ability to control or significantly influence management, the board of directors and other affairs, subject to the provisions of the Required Amendments and Additional Amendments which vest authority to approve certain matters in committees of the board comprised entirely of Legacy Allscripts Directors (as defined below) or by a majority of Legacy Allscripts Directors. In addition, Misys will be able to determine the outcome of all matters requiring stockholder approval (such as a proposed sale of all or substantially of all our assets or the approval of a merger or consolidation involving Allscripts), subject to the voting agreements contained in the Relationship Agreement. The interests of Misys may differ from those of other holders of Allscripts common stock in material respects. For example, Misys may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to other holders of Allscripts common stock. Additionally, Misys may determine that the disposition of some or all of its interests in Allscripts would be beneficial to Misys at a time when such disposition could be detrimental to the other holders of Allscripts common stock.

Sales of Allscripts common stock by Misys after the Transactions may negatively affect the market price of Allscripts common stock.

While the shares of Allscripts common stock issued in the Transactions to Misys will be not be registered and will be subject to transfer restrictions, sales of a large number of such shares, or even the perception that these sales could occur, could cause a decline in the market price of our common stock. Furthermore, pursuant to the Relationship Agreement, Allscripts has an obligation to negotiate in good faith to grant Misys customary registration rights, thereby facilitating such sales of Allscripts shares.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. Forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. Such statements include, but are not limited to, statements about the expected benefits of the Transactions, including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, statements made in this proxy statement about anticipated financial results, future operational improvements and results or regulatory approvals are also forward-looking statements. Such forward-looking statements are subject to numerous risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.

Factors that could cause actual results to differ materially include, but are not limited to:

•	the occurrence of any event, development, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceeding that has been or may be instituted against Allscripts, Misys or MHS and others following announcement of entry into the Merger Agreement;

•	the inability to complete the Transactions due to the failure to obtain stockholder approvals or the failure of any party to satisfy other conditions to completion of the Transactions;

•	risks that the Transactions disrupt current plans and operations and potential difficulties in employee retention as a result of the Transactions;

•	the ability to recognize the benefits of the Merger;

•	legislative, regulatory and economic developments; and

•	those factors discussed in “Risk Factors” included above and in Allscripts’ periodic filings with the SEC incorporated in this document by reference.

Many of the factors that will determine the outcome of the subject matter of this proxy statement are beyond Allscripts’, Misys’ and MHS’ ability to control or predict. Allscripts can give no assurance that any of the Transactions will be completed or that the conditions to the Transactions will be satisfied. Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement or the date of any document incorporated by reference.

All subsequent written and oral forward-looking statements concerning the Transactions or other matters addressed in this proxy statement and attributable to Allscripts or any person acting on Allscripts’ behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Allscripts undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

CAUTIONARY STATEMENT CONCERNING INFORMATION OF

MISYS AND ITS AFFILIATES

Except as specifically described herein, the information concerning Misys, MHS and their affiliates contained in this proxy statement has been taken from or is based upon information furnished by Misys or its representatives. Allscripts has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Allscripts nor any of its affiliates assumes any responsibility for the accuracy, currency or completeness of the information furnished by Misys concerning Misys, MHS or their affiliates.

INFORMATION ABOUT THE COMPANIES

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

Telephone: (866) 358-6869

http://www.allscripts.com

Allscripts is a leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. Allscripts’ unique solutions inform, connect and transform healthcare, delivering improved care at lower cost. More than 40,000 physicians and thousands of other healthcare professionals in clinics, hospitals and extended care facilities nationwide utilize Allscripts to automate everyday tasks such as writing prescriptions, documenting patient care, managing billing and scheduling, and safely discharging patients, as well as to connect with key information and stakeholders in the healthcare system. The software and related services segment of our business provides clinical software solutions, including EHR, electronic prescribing (“e-prescribing”), practice management, EDIS, hospital care management solutions, and document imaging solutions. Our information services segment, through our Physicians Interactive business unit, provides clinical education and information solutions for physicians and patients. The prepackaged medications segment of our business provides prepackaged medication fulfillment solutions, which includes both medications and software for dispensing and inventory control.

Clinical Solutions

EHR/Practice Management Physician Practice Solutions. EHR solutions automate the collection and management of clinical data, allowing physician practice groups to enter, organize, and effectively utilize secure patient chart information at the point of care. EHR solutions also streamline practice-wide clinical workflow and communication and help physicians manage lab orders, results and other data. EHR solutions can improve healthcare quality and reduce costs by preventing medical errors, reducing paperwork and reducing administrative inefficiencies. Practice management systems automate administrative workflow, including scheduling, patient billing and collection and claims management. Practice management systems improve the efficiency of operations within a physician practice, particularly the financial aspects of the practice related to billing and reimbursement.

Hospital Emergency Department Solutions. Hospital emergency department information systems automate emergency room processes, including patient registration, triage, tracking and reporting. Hospital emergency department information systems enable hospitals to better manage patient flow and emergency department activity.

Hospital Care Management Solutions. Hospital care management programs automate processes related to case management, quality management and utilization management. Care management programs help hospitals manage length of stay, billing and claims processing, and patient care resources. Another key element of the care management process is arranging for the transfer of patients to post-acute facilities.

Physicians Interactive

Clinical education and information solutions programs link physicians with pharmaceutical companies, medical product suppliers and health plans through e-mail, surveys, and online interactive programs. These web-based programs, often referred to as e-Detailing, use interactive sessions to provide product information and clinical education to physicians. Pharmaceutical companies leverage e-Detailing to assist in the marketing and sales efforts for their products. Our physicians interactive business unit offers electronic marketing and educational programs to pharmaceutical companies, and delivers these programs to a network of physicians nationwide through an interactive web-based platform.

Medication Solutions

The market for the sale of prepackaged medications to physicians for on-site dispensing includes medications distributed for occupational health, workers compensation, urgent care and bariatric facilities. On-site dispensing offers provider organizations an opportunity to improve financial performance by adding an incremental source of revenue and reducing expenses related to prescription transmission, billing and processing. From a patient perspective, the dispensing of medications at the point of care provides an increased level of convenience, privacy and treatment compliance, whether in the physician’s office, at a clinic or at the patient’s place of employment.

Additional information about Allscripts is available on our website at www.allscripts.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

For additional information about Allscripts and our business, please refer to “Where You Can Find More Information” on page 155.

Patriot Merger Company, LLC

c/o Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

Telephone: (866) 358-6869

Patriot Merger Company, LLC, which we refer to herein as “Merger Sub,” is a North Carolina limited liability company and a direct wholly-owned subsidiary of Allscripts. Merger Sub was formed for the purpose of completing the Merger and has not engaged in any business activities.

Misys plc

One Kingdom Street

Paddington

London W2 6BL

United Kingdom

Telephone: +44 20 3320 5000

http://www.misys.com

Misys is one of the world’s longest-established providers of industry-specific software and a leader in the global application software and services market. Founded in 1979, Misys provides mission critical software to clients in the international banking and healthcare industries, combining technological expertise with an in-depth understanding of customers’ markets and operational needs.

Misys shares trade on the London Stock Exchange. Headquartered in London, Misys employs 4,500 people worldwide serving customers in more than 120 countries. Misys has the following businesses in addition to MHS:

•

Banking: delivers retail banking, corporate/wholesale banking (including trade finance and payments) and universal banking integrated solutions that drive revenue generation, performance and efficiency improvements for financial institutions across the globe; and

•

Treasury and Capital Markets: creates integrated, comprehensive solutions for financial institutions and corporate treasury departments across the globe, enabling them to manage their capital market activities across multiple asset classes.

In banking and treasury and capital markets Misys has over 1,200 customers, including the world’s top 50 banks.

Misys Healthcare Systems, LLC

Misys Healthcare Systems

8529 Six Forks Road

Raleigh, NC 27615

Telephone: (919) 847-8102

http://www.misyshealthcare.com

MHS delivers integrated, comprehensive solutions that improve results for healthcare practitioners. Drawing on decades of healthcare experience, relationships with more than 110,000 healthcare professionals, and its commitment to customer success, MHS delivers innovative software and services that assists physicians, caregivers, and a connected healthcare community.

MHS’ suite of solutions includes practice management applications such as Misys Tiger and Misys Vision, electronic medical record software such as Misys EMR, and revenue cycle management applications like Misys Payerpath. In addition, MHS sells Misys MyWay™, an integrated solution offering electronic medical record, practice management and revenue cycle solutions in one solution. MHS also competes successfully in the Homecare and Hospice segments with customized solutions calibrated to the unique needs of caregivers in that field.

Additionally, MHS offers a wide range of services to its customers, including training, implementation and optimization services. MHS has over 1,500 employees.

CHAPTER TWO

INFORMATION ABOUT THE ALLSCRIPTS ANNUAL MEETING

General; Date; Time and Place; Purposes of the Meeting

The enclosed proxy is solicited on behalf of Allscripts’ board of directors for use at the annual meeting of stockholders to be held on                     , 2008, at     :00 p.m., local time, or at any adjournments or postponements of the annual meeting, for the purposes set forth in this document and in the accompanying notice of annual meeting. The annual meeting will be held at the             , located at                     . This document and the accompanying proxy card are being mailed on or about                     , 2008 to all stockholders entitled to vote at the annual meeting.

At the annual meeting, stockholders will be asked:

•	to approve the issuance of shares of Allscripts common stock in connection with the Transactions (the “Share Issuance”);

•	to approve the amendment and restatement of the certificate of incorporation of Allscripts as set forth in Annex B (the “Required Amendments”);

•	to approve the additional amendment and restatement of the certificate of incorporation and by-laws of Allscripts set forth in Annex C (the “Additional Amendments”);

•	to elect two directors, each to serve a term expiring at the third annual meeting of stockholders following their election;

•	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2008;

•	to adjourn the annual meeting to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the Share Issuance and Required Amendments; and

•	to transact any and all other business that may properly come before the annual meeting or any adjourned or postponed session of the annual meeting.

A copy of the Merger Agreement is attached to this document as Annex A. All stockholders of Allscripts are urged to read the Merger Agreement carefully and in its entirety.

A copy of the Required Amendments is attached to this document as Annex B, and a copy of the Additional Amendments is attached to this document as Annex C. All stockholders of Allscripts are urged to read such amendments and restatements carefully and in their entirety.

Allscripts does not expect a vote to be taken on any other matters at the annual meeting. If any other matters are properly presented at the annual meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

When this document refers to the “annual meeting,” it is also referring to any adjournment or postponement of the annual meeting, if necessary.

Record Date; Voting Information; Required Votes

Stockholders of record of Allscripts common stock at the close of business on                     , 2008, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments thereof. At the close of business on the record date,             shares of Allscripts common stock were outstanding and entitled to vote. Stockholders are entitled to one vote on each matter submitted to the stockholders for each share of Allscripts common stock held as of the record date.

Shares entitled to vote at the annual meeting may take action on a matter at the annual meeting only if a quorum of those shares exists. The presence at the meeting, in person or by proxy, of the holders of one-third of the outstanding shares of Allscripts common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. If a share is represented for any purpose at the annual meeting, it will be deemed present for purposes of determining whether a quorum exists.

Under the rules that govern brokers who have record ownership of shares that are held in brokerage accounts for their clients, who are the beneficial owners of those shares, brokers typically have the authority to vote on “routine” proposals, such as the uncontested election of directors and ratification of auditors, when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the Share Issuance, the Required Amendments and the Additional Amendments. Where a broker with discretionary authority fails to exercise such authority with respect to any proposal, referred to as a “broker non-vote,” such proxy is counted toward the quorum required at the annual meeting. For the purposes of determining whether a proposal has been approved, an abstention or broker non-vote on the proposal will have the following effect:

•	Share Issuance—broker non-votes have no effect and abstentions have the effect of votes against;

•	Required Amendments—both broker non-votes and abstentions have the effect of votes against;

•	Additional Amendments—both broker non-votes and abstentions have the effect of votes against;

•	Election of Directors—broker non-votes have no effect and abstentions have the effect of votes against;

•	Ratification of Grant Thornton—broker non-votes have no effect and abstentions have the effect of votes against; and

•	Adjournment of Annual Meeting—broker non-votes have no effect and abstentions have the effect of votes against.

Approval of the Share Issuance, the election of directors, the Ratification of Grant Thornton and the adjournment of the annual meeting require the affirmative vote of a majority of the shares of Allscripts common stock entitled to vote thereon represented in person or by proxy (provided that a quorum is present). Approval of the Required Amendments requires the affirmative vote of a majority of the outstanding shares of Allscripts common stock entitled to vote thereon. Approval of the Additional Amendments requires the affirmative vote of at least eighty percent (80%) of the outstanding shares of Allscripts common stock entitled to vote thereon. If Allscripts stockholders fail to approve the Share Issuance or the Required Amendments upon a vote at the Allscripts annual meeting, each of Allscripts and Misys will have the right to terminate the Merger Agreement, as described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 86.

Recommendation of Allscripts’ Board of Directors

After careful consideration, the board of directors of Allscripts resolved that the Transactions contemplated by the Merger Agreement are in the best interests of the holders of Allscripts common stock and approved the Merger Agreement, the Merger and the other Transactions. The board of directors of Allscripts also declared the Required Amendments and the Additional Amendments advisable. The Allscripts board of directors recommends that the stockholders of Allscripts vote “FOR” the Share Issuance and “FOR” the Required Amendments, and, if necessary or appropriate, “FOR” the adjournment of the annual meeting to solicit additional proxies if there are not sufficient votes at the time of the annual meeting for these proposals. The Allscripts board of directors recommends that the stockholders of Allscripts vote “FOR” the Additional Amendments, “FOR” the election of the directors and “FOR” the ratification of the appointment of Grant Thornton LLP as Allscripts’ independent registered public accounting firm for 2008.

How to Vote

Allscripts stockholders can vote in person by completing a ballot at the Allscripts annual meeting, or Allscripts stockholders can transmit their voting instructions before the Allscripts annual meeting by proxy. Even if Allscripts stockholders plan to attend the annual meeting, Allscripts encourages its stockholders to transmit their voting instructions as soon as possible by proxy. Allscripts stockholders can transmit their voting instructions by proxy using the Internet, by telephone, or by mail, as discussed below.

Submit a Proxy by Internet: Allscripts stockholders can submit their proxy using the Internet. With the enclosed proxy card in hand, go to the web site indicated on the proxy card and follow the instructions. Internet voting is available twenty-four hours a day, seven days a week until 11:59 p.m. Eastern time on                     , 2008. Allscripts stockholders will be given the opportunity to confirm that their instructions have been properly recorded. If Allscripts stockholders transmit their voting instructions on the Internet, they do NOT need to return the proxy card.

Submit a Proxy by Telephone: Allscripts stockholders can submit their proxy by telephone if they have a touch-tone telephone. With the enclosed proxy card in hand, call the toll-free number shown on the proxy card and follow the instructions. Telephone voting is available twenty-four hours a day, seven days a week until 11:59 p.m. Eastern time on                     , 2008. Easy-to-follow voice prompts allow Allscripts stockholders to have their shares voted and confirm that their instructions have been properly recorded. If Allscripts stockholders transmit their voting instructions by telephone, they do NOT need to return their proxy card.

Submit a Proxy by Mail: If Allscripts stockholders prefer to submit their proxy by mail, mark the proxy card, date and sign it, and return it in the postage-paid envelope provided. If Allscripts stockholders sign the proxy card but do not specify how they want their shares to be voted, their shares will be voted in accordance with the directors’ recommendation on the proposals. All properly executed proxy cards received before the polls are closed at the Allscripts annual meeting, and not revoked or superseded, will be voted at the Allscripts annual meeting in accordance with the instructions indicated by those proxy cards.

Registered Owners: If an Allscripts’ stockholder’s shares of common stock are registered directly in his or her name with Allscripts’ transfer agent, LaSalle Global Trust Services, the Allscripts stockholder is considered a “registered stockholder” with respect to those shares. If this is the case, the proxy materials have been sent or provided directly to the Allscripts stockholder by Allscripts.

Beneficial Owners: If Allscripts stockholders hold shares of Allscripts common stock in “street name” or “beneficial name” (that is, the Allscripts stockholders hold their shares through a broker, bank, or other nominee), the proxy materials have been forwarded to the Allscripts stockholders by their brokerage firm, bank, or other nominee, or their agent which is considered the stockholder of record with respect to these shares. As the beneficial holder, Allscripts stockholders have the right to direct their broker, bank, or other nominee as to how to vote their shares by using the voting instruction form or proxy card included in the proxy materials, or by transmitting their voting instructions via the Internet or by telephone, but the scope of their rights depends upon the voting processes of the broker, bank, or other nominee. Please follow the voting instructions provided by the brokerage firm, bank, or other nominee, or their agent carefully.

If Allscripts stockholders sign their proxy card without indicating their vote, their shares will be voted “FOR” the Share Issuance, “FOR” the Required Amendments, “FOR” the Additional Amendments, “FOR” the election of the directors, “FOR” the ratification of the appointment of Grant Thornton LLP as Allscripts’ independent registered public accounting firm for 2008, “FOR” the proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of the Allscripts board of directors on any other matters properly brought before the annual meeting for a vote or any adjourned or postponed session of the annual meeting.

Solicitation of Proxies

Allscripts will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, Allscripts will request that banks, brokers and other nominees send proxies and proxy material to the beneficial owners of Allscripts common stock and secure their voting instructions, if necessary or appropriate. Allscripts will reimburse the banks, brokers and other nominees for their reasonable expenses in taking those actions. Allscripts also has made arrangements with Innisfree M&A Incorporated to assist it in soliciting proxies and has agreed to pay it an amount not to exceed $65,000 plus reasonable expenses for these services. If necessary, proxies may be solicited by Allscripts’ directors, officers and employees, who will not be specially compensated, either personally or by telephone, facsimile, letter or by other electronic communication, such as the Internet, e-mail or Allscripts’ Intranet.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Corporate Secretary of Allscripts at Allscripts’ headquarters, 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, by submitting in writing a proxy bearing a later date, by voting again by the Internet or by telephone prior to the annual meeting or by attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy. If Allscripts stockholders have given voting instructions to a broker, bank, or other nominee that holds their shares in “street name,” they may revoke those instructions by following the directions given by the broker, bank, or other nominee.

Adjournments and Postponements

Although it is not currently expected, the annual meeting may be adjourned or postponed, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the annual meeting to approve the Share Issuance and the Required Amendments. In order to approve the proposal to adjourn the annual meeting, the affirmative vote of holders of a majority of the shares of common stock present at the annual meeting in person or by proxy and entitled to vote thereon is required, whether or not a quorum exists at the annual meeting. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow Allscripts stockholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting as adjourned. If the annual meeting is adjourned or postponed to a different place, date, or time, Allscripts need not give notice of the new place, date, or time if the new place, date, and time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days after the date fixed for the original meeting. If a new record date is or must be set for the adjourned or postponed meeting, notice of the adjourned meeting will be given to persons who are stockholders as of the new record date.

The adjournment proposal relates only to an adjournment of the annual meeting occurring for purposes of soliciting additional proxies for the approval of the Share Issuance or the Required Amendments. Allscripts’ board of directors retains full authority to adjourn the annual meeting if a quorum is not present or to postpone the meeting.

Attending the Annual Meeting

All Allscripts stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Allscripts annual meeting. Stockholders of record can vote in person at the annual meeting. If an Allscripts stockholder is not a stockholder of record, such stockholder must obtain a proxy executed in their favor, from the record holder of their shares, such as a broker, bank or other nominee, to be able to vote in person at the annual meeting. If an Allscripts stockholder plans to attend the annual meeting, such stockholder must hold his, her or its shares in his, her or its own name or have a letter from the record holder of such shares confirming his, her or its ownership and he or she must bring a form of personal photo identification in order to be admitted. Allscripts reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Shares Beneficially Owned by Allscripts Directors and Officers

Allscripts directors and executive officers beneficially owned             shares of Allscripts common stock on                     , 2008, the record date for the Allscripts annual meeting. These shares represent in total approximately     % of the total voting power of Allscripts’ voting securities outstanding and entitled to vote as of the record date for the Allscripts annual meeting. Although none of the members of the Allscripts board of directors or its executive officers have executed voting agreements, based solely on its discussions with its board of directors and executive officers, Allscripts currently expects that its directors and executive officers will vote their shares in favor of the Share Issuance, the Required Amendments and the Additional Amendments.

Householding

SEC rules allow delivery of a single document to households at which two or more stockholders reside. Accordingly, stockholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of this document, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as Allscripts’ expenses. Stockholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such stockholders may receive only one document. Stockholders who prefer to receive separate copies of the document, may request to receive separate copies of the document by notifying Allscripts’ Secretary in writing or by telephone at the following address: Allscripts Healthcare Solutions, Inc., Attn: Lee Shapiro, Secretary, 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654; telephone: (866) 358-6869. Stockholders currently sharing an address with another stockholder who wish to have only one proxy statement and annual report delivered to the household in the future should also contact Allscripts’ Secretary.

Questions and Additional Information

If Allscripts stockholders have more questions about the Transactions or how to submit their proxy, or if they need additional copies of this document or the enclosed proxy card or voting instructions, please call Innisfree M&A Incorporated at (877) 687-1871.

The vote of Allscripts stockholders is important. Please submit the proxy and/or voting instructions promptly via the Internet or by telephone or by signing, dating and returning your proxy card in the enclosed envelope.

CHAPTER THREE

THE TRANSACTIONS: ALLSCRIPTS PROPOSALS 1-3

Overview

On March 18, 2008, Allscripts and Misys announced that they had entered into the Merger Agreement, which provides for the Merger, the Share Issuance and the other transactions contemplated thereby. As a result of the Transactions, (i) Misys or one of its subsidiaries will become a majority stockholder of Allscripts, (ii) Allscripts stockholders immediately prior to the Transactions will retain a minority interest in post-Transaction Allscripts and, if they continue to hold their shares of Allscripts common stock at the close of business on the payment date for the special cash dividend (the fifth business day after the closing of the Transactions), receive the special cash dividend of $330,000,000, in the aggregate, and (iii) MHS will become a wholly-owned subsidiary of Allscripts. The Allscripts board of directors is using this proxy statement to solicit proxies from the holders of Allscripts common stock for use at the Allscripts annual meeting, or any adjournment or postponement thereof.

Consideration to be Received

In consideration for the merger of MHS into Merger Sub and the purchase by Misys or one of its subsidiaries of shares of Allscripts common stock for cash, Misys or one of its subsidiaries will receive, in the aggregate, shares of Allscripts common stock equal to 54.5% of the fully diluted number of shares of Allscripts common stock. As a percentage of post-Transaction issued and outstanding shares of Allscripts common stock, Misys’ actual ownership percentage could range from 54.5% to 59.2%, with the pre-Merger stockholders of Allscripts owning the remaining percentage. Our pre-Merger stockholders (which excludes holders of our convertible debentures and stock options) could own as little as approximately 40.8% of our common stock on an actual outstanding basis or approximately 37.2% of our common stock on a fully-diluted basis immediately after consummation of the Transaction.

Allscripts stockholders of record as of the close of business on the business day prior to the closing of the Transactions will receive, on the fifth business day after consummation of the Transactions, the special cash dividend, which is currently expected to be between approximately $4.84 per share, assuming that, prior to the record date, all holders of our convertible debentures exercise their conversion right and all in-the-money options are exercised, or approximately $5.68 per share if prior to the record date no convertible debenture holders exercise their right and no in-the-money options are exercised. The actual per share amount of the special cash dividend will not be determinable until the close of business on the record date therefor because the number of shares of Allscripts common stock outstanding and entitled thereto will not be fixed until such time. Allscripts stockholders will also retain their shares of Allscripts common stock, thereby remaining stockholders in Allscripts after closing of the Transactions.

Allscripts’ Proposal 1

At the Allscripts annual meeting, holders of shares of Allscripts common stock on the record date will be asked to vote on the issuance of shares of Allscripts common stock to Misys as contemplated by the Merger Agreement, requiring approval by the affirmative vote of a majority of the shares of Allscripts common stock entitled to vote thereon represented in person or by proxy at the meeting (provided that a quorum is present in person or by proxy) (the “Share Issuance”).

OUR BOARD OF DIRECTORS HAS APPROVED THE SHARE ISSUANCE IN

CONNECTION WITH THE TRANSACTIONS AND RECOMMENDS A VOTE “FOR”

THE SHARE ISSUANCE PROPOSAL.

Allscripts’ Proposal 2

At the Allscripts annual meeting, holders of shares of Allscripts common stock on the record date will be asked to vote on an amendment and restatement of Allscripts’ charter, to be implemented only if the Share Issuance proposal is approved, requiring approval of a majority of the outstanding shares of Allscripts common stock entitled to vote thereon, attached hereto as Annex B (the “Required Amendments”).

OUR BOARD OF DIRECTORS HAS APPROVED THE REQUIRED AMENDMENTS AND RECOMMENDS A VOTE “FOR” THE REQUIRED AMENDMENTS.

THE TRANSACTIONS WILL NOT BE COMPLETED UNLESS ALLSCRIPTS’ STOCKHOLDERS APPROVE THE SHARE ISSUANCE AND THE REQUIRED AMENDMENTS.

Allscripts’ Proposal 3

In addition, holders of shares of Allscripts common stock will be asked to vote on an additional amendment and restatement of Allscripts’ charter and by-laws requiring approval of eighty percent (80%) of the outstanding shares of Allscripts common stock, attached hereto as Annex C (the “Additional Amendments”). Approval of the Additional Amendments is not required to consummate the Transactions. If approved, the Additional Amendments will only be implemented if the Share Issuance and Required Amendment proposals are also approved.

OUR BOARD OF DIRECTORS HAS APPROVED THE ADDITIONAL AMENDMENTS AND RECOMMENDS A VOTE “FOR” THE ADDITIONAL AMENDMENTS.

A separate vote by the holders of Allscripts common stock on the Merger Agreement or the Merger is not required under Delaware law.

Background of the Transactions

On July 2, 2006, Allscripts received a letter from JPMorgan Cazenove Limited, soliciting indications of interest regarding a possible acquisition of all or part of Misys. On July 10, 2006, the Allscripts board of directors considered whether to put forth an indicative proposal regarding such a strategic transaction with Misys. At the meeting, the board concluded that it was only interested in pursuing MHS. At that time, MHS included hospital system and laboratories businesses which were subsequently divested by Misys in two separate transactions in the fourth quarter of 2007. The board recognized that an acquisition of MHS would enhance Allscripts’ position as one of the leaders in the growing electronic health records and physician practice management industry. After extensive discussion, the board decided to formally submit a non-binding indicative proposal on July 12, 2006.

Under the terms of the proposal, Allscripts offered to acquire all issued and outstanding equity interests in MHS through an acquisition entity sponsored by Allscripts and a financial partner (the “Joint Bidder”). The offer remained subject to formal board approval, due diligence and the satisfactory negotiation of a transition services agreement. These conversations, and Allscripts’ proposal, were terminated at the end of August based on guidance from Misys’ advisors that it would only consider offers for sale of the entire company (not just the healthcare business).

On February 1, 2007, Mr. Lee Shapiro, the president of Allscripts, telephoned Mr. Michael Lawrie, the newly appointed chief executive officer of Misys, to express Allscripts’ interest in a strategic transaction involving MHS or a partnership between Allscripts and MHS. Mr. Shapiro believed that the combined entity would be well positioned to allow physicians and hospitals to provide better patient care and manage their businesses more effectively.

On March 19, 2007, Mr. Shapiro met with Mr. Lawrie, Mr. Roger L. Davenport, the executive vice president and general manager of MHS, and Mr. Paul Musselman, the executive vice president of strategy and corporate development of Misys, to discuss the possibility of an acquisition by Allscripts of MHS or a partnership between Allscripts and MHS. It was agreed that Mr. Shapiro and representatives of Misys and MHS would meet in April to discuss these matters further.

On April 26, 2007, executives from Allscripts, Misys and MHS met in Raleigh, North Carolina to discuss partnering opportunities between MHS and Allscripts. The discussions included scheduling future product demonstrations as well as a more general conversation about healthcare industry trends.

On June 8, 2007, Mr. Shapiro discussed further the potential for a partnership between MHS and Allscripts with Mr. Davenport. However, at that point, neither Allscripts nor Misys was prepared to move forward with a partnership.

On August 13, 2007, Mr. Glen Tullman, the chairman and chief executive officer of Allscripts, met with Mr. Lawrie in Chicago, Illinois. Messrs. Tullman and Lawrie discussed the possibility of a partnership between Allscripts and MHS. On August 23, 2007, Messrs. Shapiro and Davenport spoke telephonically about the partnership opportunity, including the impact of developments at the respective companies since the parties first initiated contact in February 2007.

On September 26, 2007, Messrs. Tullman and Lawrie met again in Chicago, Illinois to consider further a strategic relationship between Allscripts and MHS, including a possible acquisition by Allscripts of MHS. Both parties agreed to proceed with a more detailed discussion about cross-selling and other synergistic opportunities.

On October 5, 2007, Mr. Shapiro conferred telephonically with Mr. Musselman and Mr. Victor Kats, MHS’ director of business development, regarding a possible business combination or partnership opportunities between MHS and Allscripts.

On October 8, 2007, Mr. Kats provided Mr. Shapiro with a draft confidentiality agreement for his review. Later that week, on October 10, 2007, the confidentiality agreement was executed by Misys and the principal operating subsidiary of Allscripts.

On October 25, 2007, Messrs. Shapiro, Musselman and Kats convened a conference call to discuss further a potential transaction in which Allscripts would acquire MHS. In advance of the call, Mr. Shapiro provided Messrs. Musselman and Kats with a high-level summary of the strategic rationale for a transaction between the two entities.

During the remainder of 2007, Allscripts and Misys each continued internal analyses of a business combination between MHS and Allscripts and held occasional telephone conversations relating thereto.

On January 10, 2008, Messrs. Tullman and Lawrie met again in Chicago, Illinois to discuss a variety of issues pertaining to a possible acquisition by Allscripts of MHS, including the consideration to be received by Misys in a possible business transaction. Later that month, Mr. Musselman asked Mr. Shapiro whether the Allscripts board of directors would consider a transaction whereby Misys would acquire a controlling interest in Allscripts, which Mr. Musselman indicated was Misys preferred transaction structure. Mr. Shapiro replied that he would convey Mr. Musselman’s inquiry to Mr. Tullman and the board.

In mid-January of 2008, Allscripts management determined that it should seek, subject to board approval, a financial advisor to provide advice and counsel on any potential strategic transaction. Management contacted Goldman, Sachs & Co. (“Goldman Sachs”) to serve in this capacity. This engagement was subsequently approved by the board of directors and confirmed in writing in March 2008.

On February 1, 2008, Messrs. Tullman and Lawrie convened telephonically to discuss whether Allscripts would be interested in receiving a proposal for a strategic transaction pursuant to which the businesses of MHS and Allscripts would be combined and Misys would acquire a controlling interest in the combined company. Mr. Tullman noted the potential benefits of a strategic transaction but highlighted that any proposal from Misys would need to be reviewed with the Allscripts board of directors before further discussions could be pursued.

On February 4, 2008, Mr. Tullman received a letter from Mr. Lawrie stating that the Misys board had formally authorized Mr. Lawrie “to pursue an evaluation of the strategic merits of a potential combination.” The letter summarized a number of key parameters for the upcoming discussions. In the letter, Mr. Lawrie proposed an exchange of 100% of MHS for Allscripts common stock and a purchase of Allscripts common stock for an unspecified amount of cash that, when taken together, would result in Misys owning not less than 60% of Allscripts (the “Original Misys Proposal”). Mr. Lawrie would become chairman of the Allscripts board and Mr. Tullman would remain the chief executive officer and a board member. Mr. Lawrie proposed that the parties meet to consider the possible transaction. Prior to sending the letter, Mr. Lawrie telephoned Mr. Tullman to provide an overview of its content.

On February 6, 2008, the Allscripts board of directors convened telephonically to consider the Original Misys Proposal. At the meeting, the board discussed its views on the Original Misys Proposal, its desire to obtain clarity on the level of cash Misys would include in the transaction and valuation issues. Representatives of Goldman Sachs and Sidley Austin LLP (“Sidley Austin”), the outside legal advisor to Allscripts, participated in the discussions. The consensus of the Allscripts board of directors was that the Original Misys Proposal was deficient due to the uncertain level of cash and high level of Misys ownership. However, the board believed that it might be possible to address those issues and, accordingly, authorized management and its advisors to begin due diligence, the sharing of non-public information with Misys and further exploration of a strategic transaction with Misys. In addition, the Allscripts board authorized Goldman Sachs and Allscripts management to contact other parties that might be interested in a strategic transaction with Allscripts. Representatives of Goldman Sachs subsequently contacted nine parties regarding a possible acquisition of Allscripts. Each of the nine parties subsequently informed Goldman Sachs that they had no interest in pursuing a transaction with Allscripts at the current time.

After the February 6, 2008 Allscripts board meeting, Messrs. Tullman and Lawrie concluded that a series of meetings between senior executives within their respective organizations and advisors should be scheduled. An initial meeting was planned for February 8, with additional meetings to occur at later dates. The gatherings were designed to accelerate the due diligence process. Also, on February 7, Misys requested that Allscripts enter into an exclusivity agreement and Misys delivered a draft exclusivity agreement to Allscripts. Allscripts declined to enter into the exclusivity agreement.

On February 8, 2008, representatives of Misys and Allscripts met at Sidley Austin’s offices in Chicago, Illinois, along with their financial and legal advisors. At the meetings, Allscripts and Misys shared presentations on their businesses and Misys presented its strategic rationale for a transaction with Allscripts. Misys renewed its request that Allscripts enter into an exclusivity agreement with Misys, which Allscripts again rejected.

On February 10, 2008, Misys contacted a representative of Goldman Sachs to convey revised terms of its proposal of a business combination involving MHS and Allscripts. Under this revised proposal, Misys would contribute MHS and $350 million in cash to Allscripts. In exchange, Misys would receive 57.5% ownership in Allscripts, on a fully-diluted basis.

The following week, on February 12, 2008, the Allscripts board met telephonically. Mr. Tullman provided an overview of the on-going discussions and the due diligence activities since the last meeting of the board and a representative of Sidley Austin provided a detailed briefing about the duties and responsibilities of the board in connection with the Misys proposal. A representative of Goldman Sachs discussed the economic terms of the revised Misys proposal as well as its contacts with other companies regarding a potential transaction with Allscripts. A representative of Goldman Sachs noted that, while it had not heard back from all contacted parties, no one had yet expressed an interest in pursuing a business combination with Allscripts. The board engaged in extensive discussions regarding Misys’ proposal and MHS’ business, including a discussion of the relatively high ownership percentage of Misys under the revised proposal in light of the expected valuation of MHS. At this meeting, the board authorized management to continue negotiations with Misys and to enter into a written engagement with Goldman Sachs.

On February 16, 2008, a representative of Lehman Brothers, Inc. (“Lehman”), Misys’ financial advisor which was formally retained on February 1, 2008, contacted a representative of Goldman Sachs with two potential options of revised terms for a business combination. Under option one, Misys proposed an ownership stake of 56.5% in Allscripts for a cash contribution of $342 million and the merger of MHS with an Allscripts’ subsidiary. Under option two, Misys proposed an ownership stake of 55.0% in Allscripts for a cash contribution of $312 million and the merger of MHS with an Allscripts’ subsidiary.

Also on February 16, 2008, a draft merger agreement was distributed by Debevoise & Plimpton LLP (“Debevoise”), U.S. legal counsel for Misys, to Sidley Austin. Representatives of Misys, MHS and Allscripts, and their respective legal, financial and accounting advisors met at the offices of Sidley Austin in Chicago during the week of February 18. On February 19, Sidley Austin provided Debevoise with a detailed markup of the draft merger agreement. Early in the week of February 18, representatives of Misys, Allscripts, Goldman Sachs and Lehman, Misys’ financial advisor, held further discussions on the economic terms of Misys’ proposal. During these discussions, Misys indicated a willingness to reduce its ownership in Allscripts from 57.5% to approximately 56%, while maintaining the $350 million cash purchase of Allscripts shares.

On February 20, Debevoise distributed a revised version of the merger agreement and representatives of Sidley Austin and Debevoise discussed a number of legal issues raised by that draft, including the amount of the termination fee, circumstances under which the board of directors could change its recommendation and whether either party should be entitled to force a vote of the other’s stockholders.

On February 21, 2008, a representative of Goldman Sachs received a telephone call from a third party strategic company (“Party A”) expressing interest in exploring the possibility of a business combination with Allscripts. Party A entered into a confidentiality agreement with Allscripts on February 26, 2008.

Also on February 21, 2008, the Allscripts board convened in-person at the offices of Goldman Sachs in New York City. Representatives of Goldman Sachs, Sidley Austin and members of senior management also participated in portions of the meeting. Management and a representative of Goldman Sachs discussed Allscripts’ various strategic alternatives, including a possible business combination with Misys and MHS. At this meeting, a representative of Goldman Sachs provided the board with a detailed financial analysis regarding the MHS business. Sidley Austin highlighted the board’s on-going fiduciary obligation in connection with its evaluation of the proposed transactions. The board decided to continue the due diligence process and work towards a strategic transaction with Misys.

In the days following the Allscripts board meeting, senior management at Allscripts engaged in numerous discussions with their counterparts at Misys and MHS and had further in-person meetings at the offices of Sidley Austin in Chicago. Additionally, on February 22, 2008, Sidley Austin distributed a further revised version of the merger agreement to Debevoise and the parties continued with their due diligence.

On February 25, 2008, a representative of Lehman contacted a representative of Goldman Sachs with revised terms of a proposal for a business combination. Under the revised terms, Misys would acquire a 55.3% ownership stake in Allscripts in exchange for MHS and $250 million in cash. On February 28, 2008, Mr. Tullman contacted Mr. Lawrie to discuss the revised proposal. During this conversation, Mr. Tullman informed Mr. Lawrie that the revised proposal was unacceptable and suggested a transaction whereby Misys would acquire a 54% ownership interest in Allscripts in exchange for MHS and $350 million in cash.

On March 3, 2008, in response to an inquiry made by a representative of Allscripts, Allscripts received a telephone call from a representative of a private equity firm (“Party B”) expressing interest in exploring the possibility of acquiring Allscripts. Party B entered into a confidentiality agreement with Allscripts on March 4, 2008.

On March 4, 2008, the Allscripts board met telephonically to discuss the status of the negotiations with respect to the merger agreement. Representatives of Goldman Sachs and Sidley Austin participated in this meeting along with members of Allscripts senior management.

On March 5 through 7, representatives of Misys, MHS and Allscripts had further meetings and due diligence sessions at the offices of Sidley Austin in Chicago. During these meetings, Misys and Allscripts discussed economic terms for the transaction. Misys proposed that it would acquire a 54.5% ownership stake in Allscripts in exchange for MHS and $312 million in cash. Debevoise distributed a revised draft of the merger agreement to Sidley Austin on March 5 and on March 7 Sidley distributed a revised draft merger agreement to Debevoise.

Also on March 5, 2008, Party A sent to Allscripts a non-binding letter expressing its interest in acquiring 100% of Allscripts’ capital stock for an unspecified mix of cash and stock in Party A for a valuation of between $16.50 to $18.50 per share of Allscripts common stock. Representatives of Party A and Allscripts met at Sidley Austin’s Chicago office from March 9 through March 11 to discuss the possible transaction and various due diligence topics.

From March 7 through March 17, 2008, Sidley Austin and Debevoise, with input from their respective clients, exchanged drafts of and negotiated the terms of the merger agreement and other ancillary documents. Also during this time, representatives of Allscripts met separately with representatives of Misys and Party A.

On March 7, 2008, Messrs. Tullman and Shapiro and a representative of Goldman Sachs met with a representative of Party B in Chicago to discuss a possible transaction. At the Allscripts board of directors meeting later in the day of March 7, Mr. Tullman updated the Allscripts board on the status of discussions with Party A and Party B, noting that Party B had indicated that it would take at least four weeks to determine if it had any interest in acquiring Allscripts and what price it would be willing to offer. Mr. Tullman also noted that a second private equity firm (“Party C”) had contacted Mr. Shapiro with preliminary interest in discussing an acquisition of Allscripts. Mr. Shapiro had previously had conversations with Party C in mid-February and held further discussions regarding a possible acquisition of Allscripts on March 3. The Allscripts board determined to proceed in discussions with Misys and Party A but, given market conditions and the valuation likely to be offered, to not proceed in discussions with Party B or Party C at that time. Before Mr. Tullman informed Party B of this determination, he received a telephone call from Party B indicating that it was not interested in pursuing a transaction with Allscripts.

Also on March 7, 2008, Misys delivered to Mr. Tullman a draft of a new employment agreement for each of Messrs. Tullman, Shapiro and Davis.

On March 10, 2008, Messrs. Tullman and Lawrie met to discuss the proposed transaction. During this meeting, Mr. Lawrie suggested that Misys would be willing to increase the cash component of its offer to $330 million, while leaving the Misys ownership level at 54.5%. Mr. Tullman informed Mr. Lawrie that he would convey this revised offer to the Allscripts board of directors.

Also on March 11, 2008, in response to the requirement from Misys that Messrs. Tullman, Davis and Shapiro enter into new employment agreements concurrently with the execution of the merger agreement, Allscripts retained Vedder Price LLP (“Vedder Price”) for the benefit of Messrs. Tullman, Davis and Shapiro to assist in the negotiation of these new employment agreements. The proposed new employment agreements would waive the change of control termination rights that Messrs. Tullman, Davis and Shapiro otherwise would have in connection with the consummation of the Transactions, require Messrs. Tullman, Davis and Shapiro to maintain minimum investments in Allscripts and Misys. Upon closing of the transaction, Messrs. Tullman, Davis and Shapiro would receive restricted stock or restricted stock unit awards, a success bonus and a cash retention award following the first anniversary of the closing, subject to certain restrictions. Subject to the foregoing and clarifying and immaterial changes, the new employment agreements would be substantially similar to the existing employment agreements.

On March 13, 2008, the Allscripts board met telephonically to discuss the proposed transaction and the status of the due diligence process. Also on March 13, 2008, Party A informed Mr. Tullman and a representative of Goldman Sachs that it was not prepared to move forward with a business combination. Vedder Price also sent a revised form of employment agreement to Debevoise on March 13. Vedder Price and Debevoise continued to negotiate the terms of the employment agreements until March 17.

On March 16, 2008, Messrs. Tullman, Davis and Lawrie held further discussions in London, England. Later that day, a telephonic meeting of the Allscripts board was called to discuss the status of the proposed transaction with Misys, including a review of the proposed material terms thereof. During the meeting, Mr. Tullman informed the Allscripts board that Party A and Party B were not interested in pursing a business combination with Allscripts and that there had been no further contacts from third parties expressing an interest in pursuing a business combination with Allscripts. Goldman Sachs discussed its financial analyses of the proposed transaction with Misys. Allscripts’ management also gave the Allscripts board its recommendation in regards to the proposed business combination. The board also discussed the possible employment agreements to be entered into between Allscripts and Messrs. Tullman, Shapiro and Davis. It was the consensus of the board that Philip Green, chairman of the compensation committee, would further review the terms of the employment agreements and report back to the directors at the next meeting.

On March 17, 2008, Messrs. Tullman and Lawrie met again and tentatively resolved the remaining open issues regarding the proposed transaction. Thereafter, they discussed the process for negotiating and finalizing management’s employment agreements. Later that day, the Allscripts board met telephonically to consider approval of the proposed transaction.

Prior to the start of the full board meeting, Mr. Green reviewed the financial terms of the proposed employment agreements for management with the non-management members of the board (Mr. Tullman, whose employment agreement was being considered, was not present) and representatives of Sidley Austin. Following that discussion, Mr. Tullman and other members of management joined the meeting. Mr. John McConnell, an Allscripts board member and owner of MHS’ predecessor, then informed the other directors and participants in the meeting that he was immediately resigning as a director because he did not want to participate in the final board action with respect to the proposed transaction. Mr. McConnell thereupon left the conference call and subsequently sent an email to the board confirming his resignation and the reasons therefor. Goldman Sachs delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 17, 2008, that, as of such date, based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be paid by Allscripts was fair from a financial point of view to Allscripts. A copy of the Goldman Sachs opinion is included as Annex D to this proxy statement. After consideration and discussion, the Allscripts board approved the Transactions and related matters.

Later that evening, Allscripts and Misys executed the Merger Agreement. On March 18, 2008, prior to the opening of trading on the London Stock Exchange and NASDAQ, Allscripts and Misys issued a joint press release announcing the execution of the Merger Agreement.

On March 19, 2008, a representative of Goldman Sachs received a telephone call from a private equity firm expressing a preliminary interest in exploring an acquisition of Allscripts. During the same week, a member of Allscripts’ senior management received a telephone call from Party C expressing interest in exploring an acquisition of Allscripts. In accordance with the terms of the merger agreement, Misys was notified of these contacts. Neither of these two parties made a formal proposal and each later notified Goldman Sachs or Allscripts of its decision to not pursue an acquisition of Allscripts at this time.

Recommendation of Allscripts Board; Allscripts’ Reasons for the Transactions

The Allscripts board of directors has approved the Merger Agreement, the Merger and the other Transactions, has determined that the Merger Agreement, the Merger, the Required Amendments, the Additional Amendments and the other Transactions are advisable and in the best interests of Allscripts and its stockholders and recommends that Allscripts stockholders vote for the Share Issuance, Required Amendments and the Additional Amendments.

In reaching its decision that the Transactions, the Required Amendments and Additional Amendments are advisable and in the best interests of Allscripts and its stockholders and in recommending the approval of the

Share Issuance, Required Amendments and Additional Amendments, Allscripts’ board of directors consulted with management, as well as Goldman, Sachs & Co., Allscripts’ financial advisor, and Sidley Austin LLP, Allscripts’ outside legal counsel, and considered various material factors, which are described below. The following discussion of the information and factors considered by the Allscripts board of directors is not exhaustive, but includes all material factors considered by the Allscripts board of directors. In view of the wide variety of factors considered by the Allscripts board of directors in connection with its evaluation of the Transactions, the Allscripts board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the Allscripts board of directors may have given different weight to different factors. The Allscripts board of directors considered this information as a whole, and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors considered by the Allscripts board of directors were the following:

Strategic Considerations. The Allscripts board of directors considered a number of strategic benefits resulting from the Transactions, including that the combined company will be an industry leader with physicians in both Electronic Health Records (“EHR”) and Practice Management Systems (“PM”) categories, with the largest desktop presence and physician “mindshare.” As a result, there will be a significant EHR selling opportunity in MHS’ installed base of PM customers. The Transactions will also position Allscripts to connect to nearly half of all physicians in the United States, creating the opportunity to accelerate the pace of adoption for electronic-prescribing, EHRs and other health information technology solutions.

Synergies. The Allscripts board of directors considered that, although no assurance can be give that any particular level of cost synergies will be achieved, Allscripts management had identified certain estimated cost synergies following completion of the Transactions. The Allscripts board of directors has considered the synergy potential and timing to achieve synergies.

Impact of the Transactions on Customers and Employees. The Allscripts board of directors evaluated the expected impact of the Transactions on Allscripts’ customers and employees. Specifically, the Allscripts board of directors believes the merger will benefit customers by enhancing operations, strengthening reliability and extending connectivity across the continuum of care; and provide more opportunities for employees in a larger, more competitive company.

Stock Price. The Allscripts board of directors considered the current and historical stock price of Allscripts, including that the anticipated per share value of the Transactions to existing Allscripts’ stockholders of between $14.30 and $16.20 represented a premium of 63%-85% over the closing price of Allscripts’ common stock on March 17, 2008, the day prior to announcement of the Transactions, and a 37%-55% premium to Allscripts’ 30-day average share price of $10.46 prior to announcement. The Allscripts board also considered that the anticipated per share value of the Transactions represented the best value available to stockholders for a sale of control resulting from the market check conducted by Allscripts with the assistance of its financial advisor.

Special Dividend. The Allscripts board of directors considered the $330 million cash dividend payable to stockholders of Allscripts as part of the Transactions, which represented a substantial return of capital to stockholders in addition to stockholders retaining their shares of common stock in an enlarged enterprise. The board recognized that there would be substantial dilution of current stockholders’ equity ownership, but concluded that it was acceptable in light of the special cash dividend and the stake of the combined enterprise retained by current stockholders.

Financial Considerations. The Allscripts board of directors considered the expected financial impact of the Transactions on Allscripts. In particular, the Allscripts board of directors considered the quantitative analysis of the Transactions on the combined company’s earnings per share prepared by Allscripts’ management and financial advisor. The Allscripts board of directors also considered the historic financial condition, operating results and businesses of Allscripts and MHS, including information with respect to their respective earnings history.

Opinion of Financial Advisor. The Allscripts board of directors considered the opinion of Goldman, Sachs & Co. to the Allscripts board of directors that, as of March 17, 2008 and based upon and subject to the assumptions, qualifications and limitations discussed in such opinion, the consideration to be paid by Allscripts pursuant to the Merger Agreement was fair, from a financial point of view, to Allscripts. Allscripts’ board of directors was aware that a large portion of Goldman Sachs’ fee is contingent upon the closing of the Transactions and that Goldman Sachs had provided Allscripts with other banking and financial services to Allscripts. Allscripts’ board of directors concluded that these factors did not materially detract from its reliance upon Goldman Sachs’ opinion.

Strategic Alternatives. The Allscripts board of directors considered the trends and competitive developments in the industry and the range of strategic alternatives available to Allscripts, including the possibility of business combinations with other participants in the industry or others or continuing to operate as a stand-alone entity. The Allscripts board of directors also considered the market-checks conducted by its financial advisor.

Recommendation of Management. The Allscripts board of directors took into account management’s recommendation in favor of the Transactions.

Terms of the Merger Agreement. The Allscripts board of directors reviewed the terms of the Merger Agreement, including the restrictions on Allscripts’ interim operations, the conditions to each party’s obligation to complete the Transactions, the instances in which each party is permitted to terminate the Merger Agreement and the related termination fees payable by each party in the event of termination of the Merger Agreement under specified circumstances. See “The Merger Agreement” for a detailed discussion of the terms and conditions of the Merger Agreement. The Allscripts board of directors also considered the course of negotiations of the Merger Agreement.

Management Arrangements. The Allscripts board of directors reviewed employment arrangements of certain executive officers of Allscripts to be adopted in connection with the execution of the merger agreement.

Due Diligence. The Allscripts board of directors considered the scope of the due diligence investigation conducted by management and Allscripts’ outside advisors and evaluated the results thereof.

Likelihood of Completion of the Transactions. The Allscripts board of directors considered the likelihood that the Transactions will be completed on a timely basis, including the likelihood that the Merger and Share Issuance will receive all necessary regulatory approvals.

The Allscripts board of directors also considered the potential risks of the Transactions, including the following:

Timing for Closing. The Allscripts board of directors considered the significant time between announcement and closing given the audit requirements for MHS and the need for each party to obtain stockholder approval.

Restrictions on Interim Operations. The Allscripts board of directors considered the provisions of the Merger Agreement placing restrictions on Allscripts’ operations until completion of the Transactions.

Diversion of Management. The Allscripts board of directors considered the possible diversion of management resulting from the substantial time and effort necessary to complete the Transactions and integrate the operations of Allscripts and MHS following completion of the Merger.

Integration. The Allscripts board of directors evaluated the challenges inherent in the combination of two business enterprises of the size and scope of Allscripts and MHS, including the possibility of not achieving the anticipated cost synergies and other benefits sought to be obtained from the Merger.

Governance. The Allscripts board of directors also considered the governance provisions, including those in the Relationship Agreement, that will be in effect following the Transactions, including the effects of having a majority stockholder. These provisions include certain minority stockholder protections. See “Relationship Agreement” for a detailed discussion of the terms and conditions of the Relationship Agreement.

Stockholder Dilution. The Allscripts board of directors also considered the fact that current Allscripts stockholders as a group would control less than a majority, and possibly as little as approximately 40.8% on an outstanding basis or 37.2% on a fully-diluted basis of the combined business of Allscripts and MHS after consummation of the Transactions.

The Allscripts board of directors believed that, overall, the potential benefits of the Transactions to Allscripts and its stockholders outweighed the potential risks. It should be noted that this explanation of the Allscripts board’s reasoning and other information presented in this section is, in part, forward-looking in nature and, therefore, should be read in light of the factors discussed in the “Cautionary Statement on Forward-Looking Statements” section on page 31 and the “Risk Factors” section beginning on page 23.

Opinion and Analysis of Allscripts’ Financial Advisor

Goldman Sachs delivered its opinion to Allscripts’ board of directors that, as of March 17, 2008 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by Allscripts pursuant to the Merger Agreement was fair from a financial point of view to Allscripts. “Consideration” is referred to in this section as the number of shares of Allscripts common stock that Allscripts will issue to Misys such that Misys will own 54.5% of the aggregate number of fully-diluted shares (as defined in the Merger Agreement) in exchange for $330 million in cash and the acquisition by Allscripts of MHS. Goldman Sachs noted that the Merger Agreement also provides that on the Settlement Date (as defined in the Merger Agreement) Allscripts will pay an extraordinary cash dividend of $330 million, in the aggregate, to all holders of shares of common stock of Allscripts other than Misys, Misys’ affiliates and Allscripts, such dividend being referred to in this section as the “$330 million special cash dividend.”

The full text of the written opinion of Goldman Sachs, dated March 17, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of Allscripts’ board of directors in connection with its consideration of the Transactions. The Goldman Sachs opinion is not a recommendation as to how any holder of shares should vote with respect to the Transactions or any other matter. The Goldman Sachs opinion has been approved by a fairness committee of Goldman Sachs.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	the voting agreement between ValueAct Capital Master Fund, L.P. and Allscripts, dated March 17, 2008;

•	the voting agreement between ValueAct Capital Master Fund III, L.P. and Allscripts, dated March 17, 2008;

•	the relationship agreement between Allscripts and Misys, dated March 17, 2008;

•	the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments (each as defined in Merger Agreement);

•	the annual report to stockholders and Annual Report on Form 10-K of Allscripts for the five years ending December 31, 2007;

•	annual reports of Misys for the five years ending May 31, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Allscripts;

•	certain interim reports to stockholders of Misys;

•	certain other communications from Allscripts and Misys to their respective stockholders;

•	certain publicly available research analyst reports for Allscripts and Misys;

•	certain internal financial analyses and forecasts for MHS prepared by Allscripts’ management and approved for Goldman Sachs’ use by Allscripts (the “MHS Forecasts”); and

•

certain internal financial analyses and forecasts, including sensitivity analyses, for Allscripts, prepared by its management and approved for Goldman Sachs’ use by Allscripts (the “Forecasts”), including certain revenue, cost savings and operating synergies projected by the management of Allscripts to result from the Transactions (the “Synergies”).

Goldman Sachs also held discussions with members of the senior management of Allscripts, Misys and MHS regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of Allscripts and MHS. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of common stock of Allscripts, compared certain financial and stock market information for Allscripts and Misys with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare information technology and software industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with the consent of Allscripts that the Forecasts, including the Synergies, and the MHS Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Allscripts, and that the Synergies would be realized in the amounts and time periods contemplated thereby. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Allscripts or MHS. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions would be obtained without any adverse effect on Allscripts or MHS or on the expected benefits of the Transactions in any way meaningful to its analysis. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters, nor does it address the underlying business decision of Allscripts to engage in the Transactions or the relative merits of the Transactions as compared to any strategic alternatives that may be available to Allscripts. Goldman Sachs did not express any opinion as to the prices at which shares of common stock of Allscripts would trade at any time. Goldman Sachs’ opinion addressed only the fairness from a financial point of view, as of the date of the opinion, to Allscripts of the consideration to be paid by Allscripts. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Allscripts or Misys; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Allscripts, MHS or Misys, or class of such persons in connection with the Transactions, whether relative to the consideration to be paid by Allscripts pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Allscripts in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 13, 2008 and is not necessarily indicative of current market conditions.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Allscripts to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the healthcare information technology and software industries:

•	Cerner Corporation;

•	CompuGROUP Holding AG;

•	Computer Programs & Systems, Inc.;

•	Eclipsys Corporation;

•	Quality Systems, Inc; and

•	The Sage Group plc.

Although none of the selected companies is directly comparable to Allscripts, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Allscripts. The selected companies analysis compares various financial multiples and ratios for the selected companies to those of Allscripts to infer a range of such multiples and ratios upon which a basis for comparison may be made between Allscripts and other publicly traded corporations in the healthcare information technology and software industries.

Goldman Sachs also calculated and compared various financial multiples and ratios for Allscripts and the selected companies based on closing share prices and other publicly available historical financial data as of March 13, 2008 and projections from the Institutional Brokers Estimate System (IBES) and Wall Street research. With respect to Allscripts and the selected companies, Goldman Sachs calculated:

•	enterprise value, which is the market value of fully diluted common equity plus the estimated book value of debt less cash, as a multiple of estimated sales, for calendar year 2007;

•	enterprise value as a multiple of estimated earnings before interest and tax, referred to herein as EBIT, for calendar year 2007; and

•	enterprise value as a multiple of estimated earnings before interest, tax, depreciation and amortization, referred to herein as EBITDA, for calendar years 2007 and 2008.

The results of these analyses are summarized as follows:

Enterprise Value as a multiple of:	Selected Companies (including Allscripts)		Allscripts
	Range	Median
2007 Sales	1.8x-4.9x	2.2x	2.2x
2007 EBIT	10.1x-40.0x	16.9x	20.5x
2007 EBITDA	9.2x-16.0x	10.4x	11.0x
2008E EBITDA	7.2x-12.7x	7.9x	7.5x

Goldman Sachs also calculated Allscripts’ and the selected companies’ estimated calendar years 2008 and 2009 price/earnings ratios. The following table presents the results of this analysis:

Price/Earnings Ratio:	Selected Companies (including Allscripts)		Allscripts
	Range	Median
2008E	13.6x-20.1x	15.3x	14.9x
2009E	9.4x-23.4x	13.7x	11.6x

Goldman Sachs also considered EBITDA margins and EBIT margins for calendar year 2007, forward five-year compound annual growth rate of earnings per share for the five calendar years ending in 2012 and the ratio of the price/earnings ratio to the five-year compound annual growth rate of earnings per share for calendar year 2008. The following table presents the results of this analysis:

	Selected Companies (including Allscripts)			Allscripts
	Range	Median
2007 EBITDA Margin	12.9%-34.1%	23.0%		19.8%
2007 EBIT Margin	5.1%-30.6%	14.4%		10.6%
5-Year Compound Annual Growth Rate of Earnings per Share	10.0%-25.0%	24.4%		25.0%
Ratio of Price/Earnings Ratio to 5-Year Compound Annual Growth Rate of Earnings per Share	0.6x-1.4x	0.8	x	0.6	x

Illustrative Discounted Cash Flow Analysis—Stand-Alone. Goldman Sachs performed an illustrative discounted cash flow analysis on Allscripts on a stand-alone basis using projections for Allscripts prepared by its management in order to determine a range of implied present values per share of Allscripts common stock based on management’s projection of Allscripts’ cash flow on a stand-alone basis. Goldman Sachs calculated indications of implied aggregate equity values and implied present values per share of Allscripts stock as of January 1, 2008 based on unlevered free cash flows for the years 2008 through 2012 using discount rates ranging from 10.0% to 12.0%. Goldman Sachs calculated illustrative terminal values for Allscripts in the year 2012 based on assumed perpetuity growth rates of cash flows for year 2012 ranging from 2.0% to 4.0%. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 10.0% to 12.0%. Goldman Sachs also calculated illustrative terminal values as a percentage of total aggregate equity value. The following tables present the results of this analysis:

Illustrative Per Share Value Indications
Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Beyond December 31, 2012	$10.00-$15.91
Terminal Value as a Percentage of Total Equity Value Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Equity Value Beyond December 31, 2012	68.4%-79.2%

Illustrative Aggregate Equity Value Indications
Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Beyond December 31, 2012 (in millions)	$663-$1,073

Goldman Sachs also performed an illustrative discounted cash flow analysis on Allscripts using projections for Allscripts prepared by its management with downward adjustments to the annual sales growth rates and operating income margins. Goldman Sachs calculated indications of implied aggregate equity values and implied present values per share of Allscripts stock as of January 1, 2008 based on unlevered free cash flows for the years 2008 through 2012 using discount rates ranging from 10.0% to 12.0%. Goldman Sachs calculated illustrative terminal values for Allscripts in the year 2012 based on assumed perpetuity growth rates of cash flows for year 2012 ranging from 2.0% to 4.0%. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 10.0% to 12.0%. Goldman Sachs also calculated illustrative terminal values as a percentage of total aggregate equity value. The following tables present the results of this analysis:

Illustrative Per Share Value Indications
Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Beyond December 31, 2012	$8.32-$13.37
Terminal Value as a Percentage of Total Equity Value Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Equity Value Beyond December 31, 2012	70.5%-80.7%

Illustrative Aggregate Equity Value Indications
Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Beyond December 31, 2012 (in millions)	$547-$896

Illustrative Discounted Cash Flow Analysis—Combined Company. Goldman Sachs also performed an illustrative pro forma discounted cash flow analysis on the combined entity as a result of the Transactions using projections for Allscripts and MHS prepared by Allscripts and Misys management, respectively, in order to determine a range of implied present values per share of the combined entity based on management’s projection of Allscripts’ and Misys’ cash flow on a combined basis. Goldman Sachs calculated indications of implied aggregate equity values and implied present values per share of stock of the combined entity as of January 1, 2008 based on unlevered free cash flows for the years 2008 through 2012 using discount rates ranging from 10.0% to 12.0%. Goldman Sachs also calculated indications of implied aggregate equity values and implied present values per share of stock of the combined entity as of January 1, 2008 based on unlevered free cash flows for the years 2008 through 2012 using discount rates ranging from 10.0% to 12.0% including the payment of the $330 million special cash dividend. Goldman Sachs calculated illustrative terminal values for the combined entity as a result of the Transactions in the year 2012 based on assumed perpetuity growth rates of cash flows for year 2012 ranging from 2.0% to 4.0%. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 10.0% to 12.0%. Goldman Sachs also calculated illustrative terminal values as a percentage of total aggregate equity value excluding the payment of the $330 million special cash dividend. The following tables present the results of this analysis:

Illustrative Per Share Value Indications
Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Beyond December 31, 2012	$8.76-$13.98
Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Beyond December 31, 2012 Including Payment of the $330 Million Special Cash Dividend	$13.63-$18.85

Terminal Value as a Percentage of Total Equity Value Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Equity Value Beyond December 31, 2012 Excluding Payment of the $330 Million Special Cash Dividend

67.2%-78.3%

Illustrative Aggregate Equity Value Indications
Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Beyond December 31, 2012 (in millions)	$1,304-$2,082

Goldman Sachs also performed an illustrative pro forma discounted cash flow analysis on the combined entity as a result of the Transactions using projections for Allscripts and MHS prepared by Allscripts and Misys management, respectively, with downward adjustments to the annual sales growth rates and operating income margins. Goldman Sachs calculated indications of implied aggregate equity values and implied present values per share of stock of the combined entity as of January 1, 2008 based on unlevered free cash flows for the years

2008 through 2012 using discount rates ranging from 10.0% to 12.0%. Goldman Sachs also calculated indications of implied aggregate equity values and implied present values per share of stock of the combined entity as of January 1, 2008 based on unlevered free cash flows for the years 2008 through 2012 using discount rates ranging from 10.0% to 12.0% including the payment of the $330 million special cash dividend. Goldman Sachs calculated illustrative terminal values for the combined entity as a result of the Transactions in the year 2012 based on assumed perpetuity growth rates of cash flows for year 2012 ranging from 2.0% to 4.0%. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 10.0% to 12.0%. Goldman Sachs also calculated illustrative terminal values as a percentage of total aggregate equity value excluding the payment of the $330 million special cash dividend. The following tables present the results of this analysis:

Illustrative Per Share Value Indications
Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Beyond December 31, 2012	$7.87-$12.63
Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Beyond December 31, 2012 Including Payment of the $330 Million Special Cash Dividend	$12.74-$17.50

Terminal Value as a Percentage of Total Equity Value Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Equity Value Beyond December 31, 2012 Excluding Payment of the $330 Million Special Cash Dividend

68.2%-79.1%

Illustrative Aggregate Equity Value Indications
Based on Perpetuity Growth Rates of Unlevered Free Cash Flows Beyond December 31, 2012 (in millions)	$1,172-$1,880

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected private market transactions in the healthcare information technology and software industries since 2000. An analysis of a range of values of transactions that may be considered similar in certain circumstances to the Transactions may provide an additional basis of comparison for evaluating the Transactions:

Selected Precedent Transactions (Target / Acquirer)

•	IDX Systems Corporation / General Electric Company (GE Healthcare);

•	PracticeWorks Pty, Ltd. / Eastman Kodak Company;

•	A4 Health Systems, Inc. / Allscripts Healthcare Solutions, Inc.;

•	Per-Se Technologies, Inc. / McKesson Corp.;

•	Emdeon Practice Services / The Sage Group plc (Sage Software);

•	Shared Medical Systems Corp. / Siemens AG (Siemens Medical Engineering Group); and

•	NDCHealth Corporation / Per-Se Technologies, Inc.

For each of the selected transactions, Goldman Sachs calculated and compared the levered aggregate consideration as a multiple of last twelve months, or LTM, EBITDA. While none of the companies that participated in the selected transactions used as a comparison above is directly comparable to Allscripts, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Allscripts’ results, market size and product profile.

The following table presents the results of this analysis:

Levered Aggregate Consideration as a Multiple of:	Selected Transactions
	Range	Median
LTM EBITDA	11.0x-20.8x	15.6x

*	Based on LTM EBITDA for previous twelve months as of date of transaction announcement.

Present Value of Future Share Price Analysis—Stand-Alone. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Allscripts common stock, which is designed to provide an indication of the present value of a theoretical future value of Allscripts’ equity as a function of its estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the financial information for Allscripts prepared by Allscripts management for each of the fiscal years 2008 to 2012. Goldman Sachs first calculated the implied values per share of stock as of December for each of the fiscal years 2008 to 2011, by applying price to forward earnings per share multiples of 13.0x to 17.0x to estimates of per share earnings for each of the fiscal years 2008 to 2011, and then discounting such values back to January 1, 2008 using a discount rate of 12.0%. This analysis resulted in a range of implied present values of $10.23 to $14.42 per share of stock of Allscripts. Goldman Sachs also performed an illustrative analysis of the implied present value of the future price per share of stock of Allscripts using the financial information for Allscripts prepared by Allscripts for each of the fiscal years 2008 to 2012 with downward adjustments to the annual sales growth rates and operating income margins. Using the same methodology for calculation, this analysis resulted in a range of implied present values of $8.65 to $12.37 per share of stock of Allscripts.

Present Value of Future Share Price Analysis—Combined Entity. Goldman Sachs also performed an illustrative analysis of the implied present value of the future price per share of stock of the combined entity as a result of the Transactions. For this analysis, Goldman Sachs used the financial information for Allscripts and MHS prepared by Allscripts and Misys management, respectively, for each of the fiscal years 2008 to 2012. Goldman Sachs first calculated the implied values per share of stock as of December for each of the fiscal years 2008 to 2011, by applying price to forward earnings per share multiples of 13.0x to 17.0x to estimates of per share earnings for each of the fiscal years 2008 to 2011, and then discounting such values back using a discount rate of 12.0%. This analysis resulted in a range of implied present values of $8.91 to $12.47 per share of stock excluding the $330 million special cash dividend and $13.78 to $17.34 per share of stock including the $330 million special cash dividend. Goldman Sachs also performed an illustrative analysis of the implied present value of the future price per share of stock of the combined entity as a result of the Transactions using the financial information for Allscripts and MHS prepared by Allscripts and Misys management, respectively, for each of the fiscal years 2008 to 2012 with downward adjustments to the annual sales growth rates and operating income margins. Using the same method for calculation, this analysis resulted in a range of implied present values of $8.20 to $11.33 per share of stock excluding the $330 million special cash dividend and $13.07 to $16.20 per share of stock including the $330 million special cash dividend.

Illustrative Value to Allscripts’ Stockholders Analysis. Goldman Sachs performed an illustrative analysis of the value per share to holders of Allscripts common stock as a result of the Transactions, which is intended to provide illustrative indications of the potential present value per share of Allscripts common stock as a result of the consummation of the Transactions. For this analysis, Goldman Sachs used the financial information for Allscripts and MHS prepared by Allscripts and Misys management, respectively. Using this information, Goldman Sachs calculated the total value per share to holders of Allscripts common stock, the implied aggregate equity value to holders of Allscripts common stock including the $330 million special cash dividend and the ratio of the implied aggregate equity value including the $330 million special cash dividend to last twelve months EBITDA, by calculating the aggregate equity value, as a result of the Transactions, as the product of an illustrative range of price to forward earnings per share multiples of 10.0x to 16.0x earnings per share of stock estimates for the fiscal year 2009 and the expected net income for fiscal year 2009. The following table presents the results of this analysis:

Illustrative Value to Holders of Allscripts Common Stock
Total Value per Share of Allscripts Common Stock Including the $330 Million Special Cash Dividend	$12.83-$17.61
Implied Aggregate Value Including the $330 Million Special Cash Dividend	$869,000,000-$1,193,000,000
Ratio of Implied Aggregate Value Including the $330 Million Special Cash Dividend to EBITDA	17.8x-24.3x

Goldman Sachs calculated the implied premium of the illustrative value per share relative to the latest one day, one week, one month and twelve months average market price of Allscripts common stock. The analysis indicated that the implied premium of the illustrative value per share to Allscripts holders represented:

•	a premium of 37.4% to 88.5% based on the latest one day market price of $9.34 per share;

•	a premium of 34.1% to 84.0% based on the latest one week average market price of $9.57 per share;

•	a premium of 19.9% to 64.5% based on the latest one month average market price of $10.70 per share; and

•	a discount of 53.8% to 36.7% based on the latest twelve months high market price of $27.80 per share.

Goldman Sachs also performed an illustrative analysis of the illustrative value to holders of Allscripts’ common stock as a result of the Transactions using the financial information for Allscripts prepared by Allscripts’ management for the fiscal year 2009 with downward adjustments to the annual sales growth rates and operating income margins. Using this information, Goldman Sachs calculated the total value per share to holders of Allscripts common stock, the implied aggregate equity value to holders of Allscripts common stock including the $330 million special cash dividend and the ratio of the implied aggregate equity value including the $330 million special cash dividend to last twelve months EBITDA, by calculating the aggregate equity value, as a result of the Transactions, as the product of an illustrative range of price to forward earnings per share multiples of 10.0x to 16.0x earnings per share of stock estimates for the fiscal year 2009 and the projected net income for fiscal year 2009. The following table presents the results of this analysis:

Illustrative Value to Holders of Allscripts Common Stock
Total Value per Share of Allscripts Common Stock Including the $330 Million Special Cash Dividend	$12.08-$16.40
Implied Aggregate Value Including the $330 Million Special Cash Dividend	$818,000,000-$1,111,000,000
Ratio of Implied Aggregate Value Including the $330 Million Special Cash Dividend to EBITDA	16.8x-22.7x

Goldman Sachs calculated the implied premium of the illustrative value per share with downward adjustments to the annual sales growth rates and operating income margins relative to the latest one day, one week, one month and twelve months average market price of Allscripts common stock. The analysis indicated that the implied premium of the illustrative value per share to Allscripts holders represented:

•	a premium of 29.3% to 75.6% based on the latest one day market price of $9.34 per share;

•	a premium of 26.2% to 71.4% based on the latest one week average market price of $9.57 per share;

•	a premium of 12.8% to 53.3% based on the latest one month average market price of $10.70 per share; and

•	a discount of 56.6% to 41.0% based on the latest twelve months high market price of $27.80 per share.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Allscripts, MHS, Misys or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Allscripts board of directors as to the fairness from a financial point of view to Allscripts of the consideration to be paid by

Allscripts pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Allscripts, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The consideration to be paid by Allscripts pursuant to the Merger Agreement was determined through arms’-length negotiations between Allscripts and Misys and was approved by Allscripts’ board of directors. Goldman Sachs provided advice to Allscripts during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Allscripts or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Transactions.

As described above, Goldman Sachs’ opinion to the Allscripts board of directors was one of many factors taken into consideration by Allscripts’ board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this proxy statement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Allscripts, Misys and any of their respective affiliates or any currency or commodity that may be involved in the Transactions for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Allscripts in connection with, and participated in certain of the negotiations leading to the Transactions. In addition, Goldman Sachs has provided certain investment banking and other financial services to Allscripts and its affiliates from time to time, including having acted as a co-manager with respect to Allscripts’ follow-on offering of 8,395,000 shares of common stock of Allscripts in February 2006. Goldman Sachs also may provide investment banking and other financial services to Allscripts, Misys and their respective affiliates in the future. During the past two years, Goldman Sachs has received aggregate fees from Allscripts for investment banking and other financial services unrelated to the Transaction of approximately $776,000. Goldman Sachs may provide Allscripts with additional services in the future, for which it may receive compensation.

The board of directors of Allscripts selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement, dated February 6, 2008, Allscripts engaged Goldman Sachs to act as its financial advisor in connection with the Transactions. Pursuant to the terms of such engagement letter, Allscripts has agreed to pay Goldman Sachs an advisory fee within a reasonable time after Goldman Sachs’ request of $250,000 and a transaction fee payable upon consummation of the Transactions equal to the greater of (i) $8,500,000 and (ii) 0.9% of the equity value of Allscripts on a fully-diluted basis (based on the average stock prices during specified periods prior to closing), less the advisory fee to the extent paid. In addition, Allscripts has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Certain Persons in the Transactions

In considering the recommendation of our board of directors with respect to the Share Issuance, Required Amendments and Additional Amendments, you should be aware that our directors and our executive officers have certain interests in the Transactions that are different from, or in addition to, your interests as a stockholder. Our board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to approve, declare the advisability of and recommend the Share Issuance, Required Amendments and Additional Amendments. These interests are summarized below.

Positions with Allscripts

It is currently anticipated that Allscripts’ executive officers, including Glen Tullman, Chief Executive Officer, Lee Shapiro, President, and William Davis, Chief Financial Officer (Messrs. Tullman, Shapiro and Davis, collectively, the “Key Executives”) will retain their positions with Allscripts after consummation of the Transactions. As discussed below under the heading “Employment Agreements with Key Executives,” the Key Executives have entered into employment agreements with Allscripts that will replace their existing employment agreements upon consummation of the Transactions. Other executive officers may enter into new employment agreements in connection with the closing of the Transactions, the terms and conditions of which have yet to be negotiated.

Treatment of Allscripts Stock Options in the Transactions

All outstanding options to acquire shares of Allscripts common stock are currently fully exercisable with the exception of options granted under one award agreement. The Transactions will constitute a change of control under such option award agreement. Accordingly, such stock options will become fully exercisable in connection with the consummation of the Transactions. Allscripts has agreed to take all necessary action to accelerate the exercisability of such stock options effective as of the record date for the special cash dividend so that holder of such award may participate in the cash dividend. Allscripts intends to take action necessary to allow for “cashless” exercise of outstanding non-qualified stock options.

No holder of a stock option will be required to exercise his or her options to acquire Allscripts common stock, and unexercised stock options will remain outstanding after consummation of the Transactions until later exercised, subject to the option’s terms regarding expiration. Options that are not exercised on or prior to the record date will be appropriately adjusted to take into account the effect of the special cash dividend on the trading price of Allscripts common stock.

Treatment of Allscripts Restricted Stock and Restricted Stock Units in the Transactions

The Transactions will constitute a change of control under Allscripts’ equity compensation award agreements. Accordingly, outstanding restricted stock and restricted stock units (other than those granted after the execution of the Merger Agreement) will vest in connection with the consummation of the Transactions. Allscripts has agreed to take all necessary action to accelerate the vesting of all restricted stock units (other than those granted after the execution of the Merger Agreement) effective as of the record date for the special cash dividend so that holders of such awards will participate in the cash dividend. With respect to the restricted stock units awarded after the execution of the Merger Agreement, the Transactions will accelerate the vesting of such awards such that fifty percent (50%) of the awards will vest on the first anniversary of the grant date and the other fifty percent (50%) will vest on the second anniversary of the grant date.

The table below sets forth, as of August 7, 2008, assuming the closing of the Transactions occurs on such date, (a) the number of shares of restricted stock held by our directors and executive officers the vesting of which will accelerate as of the closing of the Merger, (b) the number of restricted stock units held by our directors and executive officers the vesting of which will accelerate as of the record date for the special cash dividend and (c) the number of restricted stock units the vesting of which will accelerate on each of the first and second anniversary of the grant date thereof.

Director or Executive Officer	Number of Shares of Restricted Stock to Vest as a result of the Transactions	Number of Restricted Stock Units to Vest on the Record Date	Number of Restricted Stock Units to Vest on each of the 1st and 2nd Anniversaries of the Grant Date
Glen Tullman	14,544	133,067	—
M. Fazle Husain	1,514	—	—
Marcel L. Gamache	2,271	—	—
Bernard Goldstein	1,514	—	—
Philip D. Green	1,514	—	—
Robert A. Compton	3,029	—	—
Michael J. Kluger	2,272	—	—
Lee Shapiro	10,908	49,900	—
William Davis	9,090	33,266	—
Benjamin Bulkley	—	87,939
Laurie McGraw	6,060	33,266	—
John G. Cull	4,147	4,320	—
Jeff Surges	—	33,266	—
Scott Leisher	7,036	6,270	10,142
Total	63,899	381,294	10,142

Employment Agreements with Key Executives

In connection with the entry into the Merger Agreement, and as a condition thereto, the Key Executives (Messrs. Tullman, Shapiro and Davis) entered into new employment agreements that will be effective upon consummation of the Transactions. These new employment agreements were negotiated between Misys and the Key Executives. Except as noted below, the new employment agreements are substantially similar to the existing employment agreements between the Key Executives and Allscripts. In the absence of the new employment agreements, each of the Key Executives would have been entitled to terminate his employment with Allscripts and receive the payments described under “Election of Directors—Potential Payments Upon Termination or Change of Control—Payments Due to Termination Following a Change of Control.” As noted below, the new employment agreements remove this right of the Key Executives to terminate their employment for constructive discharge as a result of the change of control resulting from consummation of the Transactions.

Retention Bonuses; Stock Awards. The new employment agreements provide that each Key Executive will receive:

•

a restricted stock or restricted stock unit award immediately following the consummation of the Transactions, which award will vest over four years in accordance with Allscripts’ customary vesting schedule and up to 20% of which may be made under an equity program of Misys (if such award is not granted within seven (7) days following the consummation of the Transactions, the new employment agreement will terminate and the existing employment agreement will remain in effect);

•	a retention bonus payable in cash on the later to occur of (i) the tenth day after the consummation of the Transactions and (ii) January 2, 2009; and

•	a cash award on the tenth day after the first anniversary of the closing of the Transactions if such Key Executive either (i) remains continuously employed from the consummation of the Transactions through the first anniversary thereof or (ii) is terminated by Allscripts without cause (as defined in the existing agreements, with the addition noted below under “Ownership of Allscripts Common Stock”) prior to the first anniversary of the consummation of the Transactions or (iii) terminates his employment for constructive discharge (as defined in the existing agreements, except as noted below).

The following table sets forth the amounts of these retention bonuses and stock awards for each of the Key Executives.

Key Executive	Grant-Date Value of Stock Award	Retention Bonus Payment	Additional Retention Payment	Total
Glen Tullman	$3,000,000	$1,785,000	$315,000	$5,100,000
Lee Shapiro	$2,000,000	$1,211,250	$213,750	$3,425,000
William Davis	$2,000,000	$1,083,750	$191,250	$3,275,000
Total	$7,000,000	$4,080,000	$720,000	$11,800,000

Termination Without Cause or for Constructive Discharge. Under the existing employment agreements with the Key Executives, a change of control is grounds for a Key Executive to terminate his employment for constructive discharge. The new employment agreements remove a change of control from the definition of constructive discharge. Additionally, the new employment agreements modify the payments to the Key Executives upon a termination by Allscripts without cause or by the Key Executive for constructive discharge as described below. Also, the severance payments and benefits described below do not apply if the termination is within the two-year period following a change in control; the severance payments and benefits applicable in that timeframe are discussed under the heading “Payments Upon Change in Control” below. The elements of the severance package in the new agreements, and the modifications from the current agreements, are as follows:

•	payment of unpaid performance bonus, if any, in respect of the prior fiscal year;

•

payment of one times the sum of base salary plus target performance bonus over 12 months (rather than the two times base salary over 24 months that is provided for under the current employment agreements); provided, however, that these payments are made only if the termination is after the first anniversary of the closing of the Transactions;

•

removal of the payment of a target bonus for the year of termination (which was to be paid 50% upon such termination and 50% over a 12 month period) that is provided for under the current employment agreements;

•	continuation of health benefits for 12 months (reduced from 24 months that is provided for under the current employment agreements); and

•

removal of full vesting of equity awards that is provided for under the current employment agreements, but, if such termination is after the first anniversary of the closing of the Transactions, pro-rata vesting of the stock awards granted to the Key Executives in connection with the closing of the Transactions equal to (i) the number of shares of such award that would vest on the normal vesting date multiplied by (ii) a fraction, the numerator of which is the number of days elapsed since the last regular vesting date of such award (or grant date if no vesting date has occurred), and the denominator of which is the number of days between the last regular vesting date (or grant date if no vesting date has occurred) and the normal vesting date.

Payments Upon a Change of Control; Severance Upon Termination Following a Change of Control. The new employment agreements provide that the Key Executives will receive the following upon the occurrence of a change of control (other than the Transactions) if such Key Executive has remained continuously employed by Allscripts through the effective date of such change of control:

•	full vesting of all unvested equity awards;

•	a lump sum cash payment equal to the sum of such Key Executive’s base salary and target bonus amount (generally fifty percent (50%) of base salary); and

•

an additional lump sum equal to the sum of such Key Executive’s base salary and target bonus amount (an “Additional Change of Control Payment”), but only if Allscripts or representatives of the third party effecting the change of control do not offer such Key Executive a Comparable Job (as defined below) prior to the change of control, regardless of whether such Key Executive remains employed by Allscripts or its successor following such change of control.

“Comparable Job” is defined in the new employment agreements to mean employment following a change of control (i) with substantially the same duties and responsibilities as were held by such Key Executive immediately prior to the change of control (other than resulting from Allscripts no longer being a public company or changes in reporting responsibilities), (ii) at the same location at which such Key Employee provides services prior to such change of control or within 50 miles thereof and (iii) at the same or increased base salary and target performance bonus level as were in effect prior to such change of control.

The amendments to the employment agreements also contain the following changes to the definition of change of control:

•	a reduction in the threshold of incumbent directors needed for approval of new directors for such new directors to be deemed incumbent directors from two-thirds to a majority;

•

a reduction in the threshold of ownership of voting power, from sixty percent (60%) to fifty percent (50%), held in a surviving entity resulting from a transaction by the holders of the voting stock of Allscripts immediately prior to such transaction that would prevent the transaction from qualifying as a change of control;

•	remove any transaction by Misys or its affiliates from the scope of the definition; and

•	provide that a change of control of Misys will not be a change of control of Allscripts.

Additionally, the new employment agreements amend the severance package payable to a Key Executive due to a termination without cause or due to constructive discharge, if such termination occurs during the two-year period following a change of control. Severance in this situation consists of (i) a lump sum cash payment equal to the excess of the sum of such Key Executive’s base salary and target bonus amount less the amount of any Additional Change of Control Payment paid to the Key Executive, and (ii) continuation of health benefits for twelve (12) months.

Noncompetition and Nonsolicitation. The amended employment agreements reduce the noncompetition and nonsolicitation period for the Key Executives from two years to one year.

Ownership of Allscripts Common Stock. The new employment agreements stipulate that each of the Key Executives must retain a minimum ownership of a level of shares of Allscripts common stock (including stock options, restricted stock and restricted stock units) or else he could be terminated by Allscripts for Cause. In the case of Messrs. Shapiro and Davis, they must maintain an ownership level with a fair market value equal to: (i) 100% of their respective base salaries from the effective date of the Transactions until the day prior to the first anniversary thereof, (ii) 66% of their respective base salaries from the first anniversary of the effective date of the Transactions until the day prior to the second anniversary thereof and (iii) 33% of their respective base salaries from the second anniversary of the effective date of the Transactions until the third anniversary of the effective date of the Transactions. In the case of Mr. Tullman, his minimum ownership level is measured as of the same periods noted above for Messrs. Shapiro and Davis, but with 200%, 133% and 66% as the required minimum percentages in clauses (i), (ii) and (iii) of the prior sentence, respectively.

Other Amendments. The new employment agreements also:

•	contain other conforming and incidental amendments;

•

provide that as a condition to the receipt of any severance payments and termination benefits, the Key Executives must execute a general release of employment claims against Allscripts within 45 days of termination.

•	remove the minimum dollar threshold of the Key Executives target performance bonus and add the general fifty percent (50%) target performance bonus; and

•	amend the employment agreements to conform to Section 409A of the Code.

Employment Agreement Change of Control and Severance Payments to Other Executive Officers

We previously entered into employment agreements with our other executive officers that provide for severance benefits under certain circumstances, including certain severance benefits that apply only in connection with a termination following a change of control, in addition to the payment of accrued but unpaid amounts. The following describes the provisions contained in the severance provisions of the employment agreements with our executive officers other than the Key Executives (whose new employment agreements are discussed above), Benjamin Bulkley, Laurie McGraw, John Cull, Scott Leisher and Jeffrey Surges.

The following table describes the estimated value of the potential payments that would have become payable to Benjamin Bulkley, Laurie McGraw, John Cull, Scott Leisher and Jeffrey Surges assuming a termination of employment without cause (as defined in the respective employment agreement) by Allscripts or constructive discharge (as defined in the respective employment agreement) by such executive, but not including a change of control, had occurred on August 7, 2008 based upon the closing price of Allscripts’ common stock on such date of $14.18.

	Base Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Health Benefits ($)(3)	Outplacement Services ($)	Vesting of Stock Options ($)(4)	Vesting of Stock Awards ($)(5)	Other ($)(6)	Total ($)
Benjamin E. Bulkley	420,000	—	4,047	10,000	—	1,246,975	—	1,681,022
Laurie A.S. McGraw	325,000	—	4,047	—	—	—	—	329,047
Jeffrey Surges	650,000	—	10,937	—	—	—	—	660,937
John G. Cull	200,000	—	6,399	—	—	—	—	206,399
Scott Leisher	255,000	—	6,399	—	—	—	514,873	776,272
Total	1,850,000	—	31,829	10,000	—	—	514,873	2,406,702

(1)	Messrs. Bulkley, Cull, Leisher and Ms. McGraw are entitled to one year’s base salary and Mr. Surges is entitled to two times his base salary as of the termination date, payable over a twelve month period for Messrs. Bulkley, Cull, Leisher and Ms. McGraw and a twenty-four month period for Mr. Surges.

(2)	Per the employment agreements, (i) Mr. Surges would be entitled to his target performance bonus related to the year ended December 31, 2008; (ii) Mr. Bulkley and Ms. McGraw would be entitled to the actual performance bonus that would have been payable to them in 2008; (iii) Mr. Cull would be entitled to a pro-rated bonus based on the prior year’s bonus; and (iv) Mr. Leisher is not entitled to any performance bonus.

(3)	Mr. Surges is entitled to the continuance of 18 months of health benefits following the termination date. Messrs. Bulkley, Cull, Leisher and Ms. McGraw are entitled to the continuation of benefits for 12 months from the date of termination.

(4)	The termination without cause or by constructive discharge allows for the acceleration of the vesting of all stock options granted. All stock options were vested as of December 31, 2005 and therefore no acceleration of options would apply to such a termination.

(5)	Messrs. Cull’s and Surges’ employment agreements do not provide for accelerated vesting. Although the employment agreements of Ms. McGraw and Mr. Leisher provide for acceleration of the vesting of all stock awards in the case of termination without cause or upon constructive discharge, the Company’s stock award agreements do not provide for acceleration of vesting in such circumstances. The Company believes that the more specific terms of the award agreements control and reflect the intentions of the parties and, accordingly, that there is no accelerated vesting of the stock awards in such circumstances. This disclosure supersedes all prior disclosure of the Company related to this matter.

(6)	Mr. Leisher is entitled to payment of the residual sales commissions due to him for sales occurring prior to the effective date of such termination, payable in the manner it would have been determined and payable under the Commission Plan had there been no termination.

If the employment of Ms. McGraw is terminated in connection with a change in control, she is entitled to certain severance payments and other compensation, which are not in addition to the benefits described in the preceding table. Messrs. Surges’, Bulkley’s, Cull’s and Leisher’s employment agreements does not provide for additional benefits if their employment is terminated following a change in control. The following table describes the estimated value of the potential payments that would have become payable to Ms. McGraw assuming a termination of employment following a change of control, assuming such change of control and termination both occurred on August 7, 2008 and based upon the closing price of Allscripts’ common stock on such date of $14.18.

	Base Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Health Benefits ($)(3)	Outplacement Services ($)	Vesting of Stock Options ($)(4)	Vesting of Stock Awards ($)(5)	Total ($)
Laurie A.S. McGraw	325,000	—	4,047	—	—	557,643	886,690

(1)	Ms. McGraw is entitled to a lump sum payment totaling her base salary as of the date of termination.

(2)	Ms. McGraw has no provision in her employment agreement for a bonus payment upon a change of control.

(3)	Ms. McGraw is entitled to the continuation of benefits for 12 months from the date of termination.

(4)	The termination without cause or by constructive discharge allows for the acceleration of the vesting of all stock options granted. All stock options were vested as of December 31, 2005 and therefore no acceleration of options would apply to such a termination.

(5)	The termination in connection with a change in control provides for the acceleration of the vesting of all stock awards granted. The value of the accelerated stock awards is computed by multiplying the number of unvested shares by $14.18, the closing price of Allscripts common stock on August 7, 2008.

Indemnification and Insurance

The Merger Agreement provides that for a period of six years after the effectiveness of the Merger, Allscripts will maintain in effect Allscripts’ current directors’ and officers’ liability insurance covering each person currently covered by the policy on terms and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of the Merger Agreement. However, Allscripts will not be required to expend in any one year an amount in excess of $870,000, which is 300% of the current annual premiums paid by Allscripts. See “The Merger Agreement —Directors’ and Officers’ Liability Insurance.”

Material U.S. Federal Income Tax Consequences of the Transactions

The following is a summary of the material U.S. federal income tax consequences of the Transactions to certain holders of Allscripts common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Internal Revenue Code” in this proxy statement, Treasury regulations promulgated under the Internal Revenue Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that might be applicable to a particular holder of Allscripts common stock. In addition, this summary does not address the U.S. federal income tax consequences of the Transactions to holders of Allscripts common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Internal Revenue Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Internal Revenue Code and holders who do not hold their shares of Allscripts common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code. For purposes of this proxy statement, a U.S. holder means a stockholder of Allscripts other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) was in existence on August 20, 1996 and has properly elected under applicable U.S. Treasury Regulations to be treated as a United States person.

A non-U.S. holder means a stockholder of Allscripts other than a U.S. holder or a partnership. Except where specifically indicated, this discussion does not address the U.S. federal income tax consequences to Allscripts stockholders who are not U.S. holders. In addition, this summary does not address the tax consequences of the Transactions under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Allscripts common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the Transactions, including the special cash dividend, to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

The Merger

The Merger is intended to be a “reorganization” under Section 368 of the Internal Revenue Code, although the Merger will not be treated as a “reorganization” if Misys elects to effect certain transactions prior to the Merger as provided in the Merger Agreement. The tax treatment of the Merger is not expected to affect the tax consequences of the Transactions to Allscripts stockholders.

The Special Cash Dividend

As described more fully under “The Transactions—Consideration to be Received” on page 41, Allscripts will declare and pay a special cash dividend on the fifth business day following the closing date for the Transactions to stockholders of record (other than Misys and its affiliates) as of the close of business on the business day immediately prior to the date on which the Merger is consummated. The following discussion assumes that the special cash dividend will be paid (and taken into account by stockholders) in 2008. If the special cash dividend is paid at a later time (which is not expected), the following discussion should be considered to refer to later years, as appropriate.

Characterization of the Special Cash Dividend. For U.S. federal income tax purposes, the special cash dividend should be:

•	taxable as a dividend to holders of Allscripts common stock to the extent of Allscripts’ current and accumulated earnings and profits (as determined for U.S. federal income tax purposes);

•	thereafter, treated as a tax-free return of capital that reduces a stockholder’s tax basis in its Allscripts common stock to the extent of such tax basis; and

•	thereafter, taxable as gain from the sale or exchange of the Allscripts common stock.

The special dividend is expected to exceed Allscripts’ current and accumulated earnings and profits by a significant amount, and the remainder of this discussion assumes that to be the case. Therefore, for U.S. federal income tax purposes, the special cash dividend is expected to be treated in part as a taxable dividend and in part as a tax free return of capital that reduces stockholders’ tax basis in their shares, and therefore is expected to have the effect of increasing the amount of gain (or decreasing the amount of loss) otherwise recognized on a subsequent taxable disposition of Allscripts common stock.

The portion of the special cash dividend that will be taxable as a dividend will not be determined until after the end of 2008, and possibly not until after the due date for tax returns on which the dividend must be reported, because that determination depends on the earnings and profits of Allscripts through the close of 2008. Not later than January 31, 2009, Allscripts will be required to send information returns to stockholders reporting the special cash dividend, and copies of the information returns are also required to be filed by Allscripts with the U.S. Internal Revenue Service. Also, stockholders will be required to report the special cash dividend on their tax returns for 2008 (or other taxable year of a stockholder in which the dividend is taken into account), which in the case of individuals are generally required to be filed on or before April 15, 2009 (assuming no extension). It is not expected that the determination of the taxable amount of the special cash dividend will be made prior to the due date for such information returns, and may not be made prior to the due date for tax returns required to be filed by stockholders. Stockholders might also be required to make estimated tax filings with respect to which the treatment of the special cash dividend is relevant prior to such determination.

Assuming that the taxable amount of the special cash dividend is not determined at the time Allscripts files the information returns, Treasury Regulations require that on the information returns required to be prepared by Allscripts the entire amount of the special cash dividend be reported as a taxable dividend. If, as expected, the special cash dividend exceeds the earnings and profits of Allscripts, the information returns will overstate the amount taxable as a dividend. The Internal Revenue Service has not provided clear guidance on how stockholders should file their tax returns in these circumstances. Stockholders who reflect the special cash dividend on their returns based on the information returns supplied by Allscripts will overstate the amount of the taxable dividend, which might result in their paying significantly higher taxes than if the actual amount of the taxable dividend were reflected on their tax returns. Stockholders who file their returns based on their estimate of the amount of the special cash dividend constituting a taxable dividend, however, might face increased audit risk due to the discrepancy between the amount reported by Allscripts and the amount reflected on their tax returns, and might be liable for interest and penalties if their estimate of tax resulting from the dividend understates the amount of tax ultimately determined to be due. Allscripts currently intends to provide stockholders with an amended information return, reflecting its determination of the portion of the special cash dividend constituting a taxable dividend, as soon as practicable after such determination is made, which is not expected to be made until after Allscripts’ 2008 federal income tax return is completed. The due date for Allscripts’ 2008 federal income tax return, taking into account expected extensions, is September 15, 2009. Thus, stockholders may need to file an amended tax return to reflect the correct amount of the taxable dividend.

As described above, the portion of the special cash dividend that does not constitute a dividend for tax purposes will affect a stockholder’s tax basis in its Allscripts common stock. As a result, until the exact amount of the special cash dividend constituting a taxable dividend is determined, stockholders who sell their Allscripts common stock will face uncertainty with respect to the computation of any gain or loss on the sale. Stockholders must reduce their tax basis by the amount ultimately determined not to constitute a dividend, regardless of the amount of dividend income reported on their tax returns and regardless of whether or not they amend their originally filed return. Stockholders who report gain or loss from a sale of Allscripts common stock prior to the time a determination is made as to the taxable amount of the special cash dividend may need to file an amended tax return to reflect the correct amount of gain or loss, after taking into account the effect of the special cash dividend on the tax basis of the shares sold.

Taxation of Dividend Income. The amount of the special cash dividend taxable as a dividend will be includable in a U.S. holder’s income at the time the special cash dividend is actually or constructively received. That amount will be eligible for treatment as “qualified dividend income” taxable to individual and certain other non-corporate stockholders at a reduced rate of U.S. federal income tax (not exceeding fifteen percent (15%)), provided that:

•	such U.S. holder has held his or her shares of Allscripts common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date;

•	such U.S. holder is not obligated to make related payments with respect to substantially similar or related property (e.g., pursuant to a short sale of such stock); and

•	certain other conditions are met.

Payments received “in lieu of” the special cash dividend from stock lending transactions will not be eligible for the reduced rate.

If with respect to the special cash dividend a stockholder is treated as recognizing “qualified dividend income” and the amount treated as a dividend equals or exceeds a specified percentage of the adjusted tax basis (or, if the taxpayer elects, fair market value) of the stockholder’s Allscripts common stock (generally ten percent (10%)), under the “extraordinary dividend” rules of the Internal Revenue Code any loss recognized by the stockholder on the sale or exchange of such stock will, to the extent of such amount, be treated as long-term capital loss (even if it would be otherwise considered short-term under the general rules).

A corporate U.S. holder of Allscripts common stock might be eligible for the seventy percent (70%) dividends received deduction with respect to the special cash dividend. Corporate U.S. holders are urged to consult their own tax advisors regarding the limitations on the availability of the dividends received deduction, including the holding period rules of Section 246 of the Internal Revenue Code and the rules of Section 246A of the Internal Revenue Code regarding debt-financed portfolio stock. In addition, corporate U.S. holders who have held their shares for two years or less prior to the date on which Allscripts first announced the special cash dividend (which might be as early as March 17, 2008 for these purposes) are urged to consult their own tax advisors about the possible application of the “extraordinary dividend” rules of Section 1059 of the Internal Revenue Code and special elections that might be available in connection therewith.

Special Considerations for Non-U.S. Holders. In the case of a non-U.S. holder, the amount of the special cash dividend constituting a dividend for U.S. federal income tax purposes will generally be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate specified in an applicable income tax treaty). Non-U.S. holders should consult their own tax advisors regarding the documentation required to claim relief under an applicable tax treaty. The amount not constituting a dividend generally will not be subject to U.S. federal income tax unless such amount is in excess of a non-U.S. holder’s tax basis and the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the special dividend and certain other conditions are met. Notwithstanding the foregoing, the amount constituting a dividend, and the amount in excess of the non-U.S. holder’s tax basis, will be subject to U.S. federal income tax at graduated rates applicable to United States persons to the extent the associated income is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (or, if so provided in an applicable tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) and, in the case of a corporate non-U.S. holder, such income might be subject to an additional “branch profits” tax.

The thirty percent (30%) income tax referenced above is generally collected by way of withholding. Because the amount of the special cash dividend constituting a dividend for U.S. federal income tax purposes will not be known at the time the special cash dividend is paid, it is expected that Allscripts or another U.S. withholding agent will withhold thirty percent (30%) from the gross amount of the special cash dividend paid to any non-U.S. holder (or such lower amount as is specified in an applicable income tax treaty). As a result, non-U.S. holders can expect that amounts withheld will exceed by a significant amount the taxes for which they are ultimately responsible. Non-U.S. holders may generally obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. As noted above, however, the amount of the special cash dividend constituting a dividend may not be known until calendar year 2009, after Allscripts’ federal income tax return for its fiscal year ended May 31, 2009 is completed. Thus, non-U.S. holders may face significant delays in recovering any excess withheld amounts.

Information Reporting and Backup Withholding. Non-corporate holders of Allscripts common stock may be subject to information reporting and backup withholding with respect to the special cash dividend. Any non-corporate holder of Allscripts common stock will not be subject to backup withholding, however, if the stockholder:

•

furnishes a correct taxpayer identification number and certifies that the stockholder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to the holder following completion of the holding company merger; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the stockholder’s U.S. federal income tax liability, provided the stockholder furnishes the required information to the Internal Revenue Service.

In addition, the amount of the special cash dividend paid to each non-U.S. holder, and the amount of U.S. federal income tax, if any, withheld from such payment, must be reported to the Internal Revenue Service and to such non-U.S. holder.

Accounting Treatment of the Merger

SFAS 141 “Business Combinations” requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Allscripts in this case) is generally the acquiring entity. In identifying the acquiring entity in a business combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests in Allscripts after the Transactions. Misys will receive between 54.5% and 59.2% of the outstanding common stock and associated voting rights in Allscripts after the Transactions.

•

The composition of the governing body of Allscripts after the Transactions. The composition of the board members of Allscripts following the Merger will be comprised of a majority of members designated by Misys.

•

That the anticipated per share value to Allscripts’ stockholders of the special cash dividend and retaining their shares of Allscripts common stock represents a premium to the market price of Allscripts’ common stock prior to announcement of the Transactions.

•

The composition of the senior management of Allscripts after the Transactions. Allscripts’ senior management following the Merger will be the same as the Allscripts’ management team prior to the Merger.

Upon considering all relevant facts and circumstances of the Merger, MHS will be treated as the accounting acquiror and Allscripts will be treated as the “acquired” company for financial reporting purposes. The assets and liabilities of Allscripts will be recorded, as of the completion of the Transactions, at their respective fair values while the assets and liabilities of MHS will be carried at their book values. In periods following the completion of the Transactions, the comparative historical financial statements of Allscripts will be those of MHS prior to the Transactions and the earnings of the combined company after the Transactions will reflect purchase accounting adjustments, including increased amortization and depreciation expense for fair value of acquired assets and assumed liabilities.

Regulatory Approvals

Under the HSR Act, and the rules promulgated under the HSR Act by the Federal Trade Commission, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice and observe specified waiting period requirements before consummating the acquisition. Allscripts and Misys each filed the requisite notification and report forms with the Federal Trade Commission and the Antitrust Division on April 30, 2008 and the HSR Act waiting period expired at 11:59 p.m. Eastern Daylight Time on May 30, 2008.

Nasdaq “Reverse Merger” Determination

On July 15, 2008, NASDAQ informed Allscripts of its preliminary determination that the Transactions qualify as a “reverse merger” as described in Marketplace Rule 4340(a). On August 1, 2008, NASDAQ confirmed its preliminary determination. As a result, Allscripts will be required to meet all the initial NASDAQ listing requirements and submit an initial listing application. If the Merger is consummated and Allscripts fails to either qualify for listing or to timely complete NASDAQ’s initial listing process prior to consummation of the Merger, trading in Allscripts’ common stock could be suspended and Allscripts’ common stock could be de-listed.

Federal Securities Law Consequences; Resale Restrictions

Allscripts common stock issued in accordance with the Merger Agreement to Misys will not be registered under the Securities Act of 1933 and will be subject to restrictions on affiliate transfers arising under the Securities Act of 1933.

No Appraisal Rights

Allscripts stockholders are not entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

Business Relationships between Allscripts and MHS

Allscripts and MHS have entered into a non-exclusive Master Services Agreement (the “Services Agreement”) pursuant to which MHS acts in a subcontractor capacity to Allscripts. The Services Agreement has a two-year term, unless terminated earlier, including upon either party providing the other with 30 days’ prior written notice. The fee payable by Allscripts to MHS for services MHS provides to Allscripts will be agreed to in a statement of work or, if not so specified, be seventy-five percent (75%) of the fees derived by Allscripts from its customers in connection with the services performed by MHS.

Allscripts and MHS have entered into a standard TouchWorksTM Reseller and Distribution Agreement whereby MHS was granted a limited, non-transferable, non-exclusive right and license to market and distribute certain Allscripts proprietary software in object code format.

Directors and Officers of Allscripts After the Transactions

The Merger Agreement provides that, following the effective time of the Merger, Allscripts will expand its board of directors to ten members, which will be comprised of four continuing Allscripts directors, including Allscripts’ chief executive officer, and six new directors to be nominated by Misys. Mr. Tullman, the current Chairman and Chief Executive Officer of Allscripts, will remain the Chief Executive Officer of Allscripts and, if he is elected by stockholders as a director pursuant to Proposal 4 or otherwise appointed to the board, will serve on Allscripts’ board. Mr. Lawrie will serve as the Chairman of the Allscripts’ board of directors and as the

Executive Chairman of Allscripts (the senior officer of Allscripts). If Allscripts stockholders approve the Share Issuance and the Required Amendments but do not approve the Additional Amendments and the Transaction is completed, Allscripts will take action to allocate the new members to its board of directors to the vacancies in existing classes of the board of directors. For a more detailed discussion of the expected composition of Allscripts’ board of directors after completion of the Transactions, see “Additional Agreements; Post-Transaction Governance—Board of Directors of Allscripts After the Transactions” beginning on page 93.

In connection with the entry into the Merger Agreement, and as a condition thereto, Glen Tullman, Lee Shapiro and William Davis entered into employment agreements with Allscripts to be effective as of the closing of the Transactions. It is currently expected that the other executive officers of Allscripts will remain after completion of the Transactions pursuant to their existing employment agreements.

Special Tax Considerations

As of December 31, 2007 the net operating loss carryover of Allscripts for federal income tax purposes was believed to be approximately $205,000,000. The Transactions will result in an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. As a result, in years ending after the Transactions, Allscripts’ use of its net operating loss carryovers will be subject to an annual limitation determined in part by multiplying the applicable long-term tax-exempt rate for the month in which the Transactions occur (presently 4.71%) by the value of the stock of Allscripts on the date of the Transactions, determined under special rules. Although the annual limitation will restrict Allscripts’ ability to use its net operating loss carryovers to offset future taxable income, Allscripts does not expect such restriction to have a material adverse effect on its cash flow in future periods. The actual effect of the annual limitation will depend on future circumstances, however, and therefore it is not possible to predict with certainty the effect of the annual limitation on Allscripts.

Estimated Costs of the Transactions

Allscripts will pay financial advisor fees, filing fees, soliciting fees, legal and accounting costs, consummation and retention bonuses and certain professional fees and other transaction related costs after June 30, 2008 (not including integration costs) that it currently estimates will be approximately $23 million. Further, under the Merger Agreement, Allscripts has agreed to pay up to $5 million of the merger related expenses of MHS and Misys. In addition, Allscripts anticipates that it will incur significant costs in connection with the integration of MHS and its current operations. Allscripts is in the early stages of assessing the magnitude of these integration costs and, therefore, is unable to estimate the dollar value thereof.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. The summary of the Merger Agreement has been included to provide Allscripts stockholders with information regarding its material terms and provisions. This summary does not purport to describe all of the terms of the Merger Agreement and is qualified in its entirety by the reference to the Merger Agreement, which is incorporated by reference herein and included in this document as Annex A. All stockholders of Allscripts are urged to read the Merger Agreement carefully and in its entirety to understand the rights and obligations of Allscripts, Misys and MHS under the Merger Agreement.

The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information included in this document. This summary is not intended to provide any other factual information about Allscripts, MHS, Misys or their subsidiaries. Such information can be found elsewhere in this document and in the public filings that Allscripts makes with the SEC, which are available without charge at http://www.sec.gov. See also “Where You Can Find More Information” on page 155.

General

The Merger Agreement provides for the merger of Merger Sub with and into MHS, with MHS continuing as the surviving corporation as a wholly-owned subsidiary of Allscripts. The Merger Agreement also provides for the purchase by Misys or one of its subsidiaries of additional shares of Allscripts common stock for either $331,750,000 or $330,000,000. In consideration for the merger of MHS into Merger Sub, Misys or one of its subsidiaries will be issued shares of Allscripts common stock that, when taken together with the shares of Allscripts common stock purchased for cash, will result in Misys or such subsidiary owning 54.5% of the number of fully-diluted shares of Allscripts common stock, and possibly as much as 59.2% of the outstanding shares of Allscripts common stock. “Fully-Diluted Shares” is defined in the Merger Agreement as the sum of:

•	all issued and outstanding shares of Allscripts common stock;

•	all shares of Allscripts common stock issuable upon conversion or exchange of any outstanding security (other than Allscripts common stock issuable upon exercise of stock options); and

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for “in-the money-options” (meaning shares of Allscripts common stock issuable upon exercise of stock options for which the exercise price of such option exceeds the amount obtained by subtracting (i) the per share amount of the special cash dividend from (ii) the average closing price of Allscripts’ common stock as reported on NASDAQ during the fifteen (15) business day period ending on the fifth business day prior to the date the Transactions are consummated), an amount equal to the number of shares subject to such options calculated on the treasury method, provided, that in the case where the adjusted exercise price of a stock option resulting from the effect of the special cash dividend would be zero or negative, the calculation shall be appropriately modified to include adjustments increasing the number of shares of Allscripts common stock subject to such options with the goal of preserving the intrinsic value of such options.

Effective Time

The effective time of the Merger will be the time and date of the filing of the certificate of merger that will be filed with the Secretary of State of the State of North Carolina or at such later time as Allscripts and Misys may agree and provide for in the certificate of merger.

Consideration to be Received

Pursuant to the Merger Agreement, Allscripts will declare and pay a special dividend of $330,000,000, in the aggregate, which dividend will be contingent upon the consummation of the Transactions. The special cash dividend will be paid on the fifth business day following the closing date of the Transactions to holders of record of Allscripts common stock (other than Misys and its affiliates) as of the close of business on the business day prior to such closing date. It is currently anticipated that the per share amount of this special cash dividend will be between $4.84 and $5.68. The actual per share amount of the special cash dividend will not be determinable until the close of business on the record date therefor because the number of shares of Allscripts common stock outstanding and entitled thereto will not be fixed until such time. Allscripts stockholders will also continue to own their shares of Allscripts common stock after completion of the Transactions and need not exchange or tender their shares of common stock.

Certain Post-Closing Governance Matters

The Merger Agreement requires that Allscripts use commercially reasonable efforts to cause the:

•	increase the total number of directors on its board to ten,

•	resignation of the members of the board of directors other than the chief executive officer of Allscripts and three other members; and

•	appointment by the remaining members of six additional individuals designated by Misys.

In connection with the Merger Agreement, Allscripts entered into the Relationship Agreement, which provides for various corporate governance matters, substantially all of which will become effective upon the closing of the Transactions. For a more complete discussion of these matters, see “Additional Agreements; Post Transaction Governance—Relationship Agreement” below. In addition, Allscripts is seeking stockholder approval of the amendment and restatement of Allscripts’ charter and by-laws. These amendments have the effect of altering the governance of Allscripts after the closing of the Transactions, see “Proposal 2—Required Amendments” and “Proposal 3—Additional Amendments.” Immediately after the Transactions, Misys will own in excess of fifty percent (50%) of the voting capital stock in Allscripts. Because Allscripts stockholders prior to the Transactions will, in the aggregate, become minority stockholders in Allscripts, they will not have the ability to approve or block approval of proposals to be voted upon by Allscripts stockholders, unless the Additional Amendments are not approved, in which case, the affirmative vote of the holders of eighty percent (80%) of the outstanding common stock will still be required to amend certain provisions of Allscripts’ certificate of incorporation and by-laws, as described below under the heading “Proposal 3—The Required Amendments.”

Representations and Warranties

The Merger Agreement contains substantially reciprocal representations and warranties that Misys and MHS made to Allscripts and Merger Sub, on the one hand, and Allscripts and Merger Sub made to Misys and MHS, on the other hand, as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by Allscripts, Merger Sub, Misys and MHS in connection with negotiating the terms of the Merger Agreement or contained in disclosure schedules. These disclosure schedules contain information that modify, qualify or create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure schedules, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk among Allscripts, Merger Sub, Misys and MHS. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.

The representations and warranties contained in the Merger Agreement will not survive the closing of the Transactions or a termination of the Merger Agreement. The representations relate to, among other topics, the following:

•	due organization, good standing and power;

•	subsidiaries;

•	authority to enter into and perform the Merger Agreement and the other agreements executed in connection therewith as well as the execution, delivery and enforceability of such agreements;

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no conflicts with or violations of governance documents, material agreements or laws as a result of the execution and delivery of the Merger Agreement and other agreements or the consummation of the Transactions;

•	capital structure;

•	title to tangible assets;

•	real property;

•	absence of liens;

•	intellectual property;

•	litigation and related proceedings;

•	material contracts;

•	compliance with applicable laws;

•	brokers;

•	securities law filings of Allscripts;

•	financial statements and controls;

•	environmental matters;

•	employee benefits and labor matters;

•	taxes;

•	no material adverse effect;

•	absence of undisclosed liabilities;

•	healthcare law compliance;

•	voting requirements;

•	business conducted in the ordinary course;

•	accuracy of information provided by Misys and MHS;

•	title to assets and property of MHS;

•	no ownership of Allscripts stock by Misys;

•	absence of arrangements between Misys and the surviving company;

•	insurance;

•	opinion of the financial advisors to Misys; and

•	opinion of the financial advisors to Allscripts.

The term “material adverse effect,” is defined in the Merger Agreement to mean, with respect to any party, any state of facts, change, development, effect, condition or occurrence that would reasonably be expected to be material and adverse to the business, assets, properties, financial condition or results of operations of such person and its subsidiaries, in each case, taken as a whole; provided, however, that to the extent any state of facts, change, development, effect, condition or occurrence is caused by or results from any of the following, it will not be taken into account in determining whether there has been a “material adverse effect” with respect to the applicable person and its subsidiaries, taken as a whole:

(i)	the adoption, proposal, implementation or change in laws or interpretations thereof by any governmental entity;

(ii)	changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism);

(iii)	any change, event or circumstance in the industry of such person generally;

(iv)	changes affecting the United States or United Kingdom financial or securities markets or the economy in general;

(v)	changes in GAAP or IFRS regulatory accounting requirements applicable to such person or its subsidiaries or the interpretations thereof;

(vi)	except with respect to: (i) the representations and warranties of Allscripts and Merger Sub dealing with the obtaining of certain consents and approvals and compliance with laws, agreements and constituent documents, and (ii) the representations and warranties of Misys and MHS dealing with the authority of each to enter into the agreements related to the Transactions; the announcement of the execution of or existence of the Merger Agreement, the Merger and the transactions contemplated thereby (including losses or threatened losses of relationships with employees, customers, distributors or suppliers), or actions taken by such person or any of its subsidiaries that are required pursuant to the Merger Agreement; or

(vii)	any change in the market price or trading volume of the equity securities of Allscripts or Misys on or after the date of the Merger Agreement, except the events underlying the changes, effects and circumstances described in this clause (vii) are not included within the scope of this clause, except, in the cases of clauses (ii), (iii), and (iv) above, only to the extent that, such event, change, circumstance, or effect has a materially disproportionate effect on such person or its subsidiaries, taken as a whole, compared with other comparable companies operating in the same industry.

Covenants

Each of Allscripts, on the one hand, and MHS, on the other, have undertaken certain covenants in the Merger Agreement restricting the conduct of their respective businesses between the date the Merger Agreement was signed and the completion of the Transactions. The following summarizes certain of these covenants:

Ordinary Conduct of Allscripts

Except as provided for in the Merger Agreement, from the execution date of the Merger Agreement until the closing of the Transactions, Allscripts is required to, and will cause each of its subsidiaries to, conduct its business in a commercially reasonable manner consistent with industry practice, and is required to use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with industry practice. In addition, except as provided in the Merger Agreement or as required by applicable law or by a governmental entity of competent jurisdiction, Allscripts will not, and will not permit any of its subsidiaries to, without the prior written consent of Misys (not to be unreasonably withheld, conditioned or delayed):

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adopt or propose any change in the certificate or articles of incorporation, certificate of formation, limited liability company agreement, by-laws, minute books, or any other similar charter or organizational documents of Allscripts or any of its subsidiaries;

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(i) other than the extraordinary dividend payable pursuant to the terms of the Merger Agreement, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock except for the declaration and payment of cash dividends or distributions by any direct or indirect wholly-owned subsidiary of Allscripts, (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or other similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock except for any transaction by a direct or indirect wholly-owned subsidiary of Allscripts which remains a direct or indirect wholly-owned subsidiary of Allscripts after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of Allscripts or any subsidiary of Allscripts, or any rights, warrants or options to acquire any such shares or interests, other than pursuant to the Allscripts Stock Plans and award agreements thereunder or other than for such actions that are only in respect of shares of any direct or indirect wholly-owned subsidiary of Allscripts;

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issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or similar security exercisable for or convertible into such capital stock or similar security) other than (i) issuances of Allscripts common stock pursuant to the exercise of options outstanding on the date hereof, issuances of Allscripts common stock in settlement of restricted stock units outstanding on the date hereof, issuances required by employee stock purchase plans and other equity-based securities outstanding on the date hereof, (ii) issuances by a wholly-owned subsidiary of Allscripts of capital stock to Allscripts or another wholly-owned subsidiary of Allscripts, (iii) issuances pursuant to the “Convertible Debentures” and (iv) as disclosed pursuant to the Merger Agreement;

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merge or consolidate with any person (other than Allscripts or a wholly-owned subsidiary of Allscripts) or acquire a material amount of the assets or equity of any other person (other than Allscripts or a wholly-owned subsidiary of Allscripts), other than (i) acquisitions disclosed pursuant to the Merger Agreement and (ii) acquisitions the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $10,000,000 for any individual acquisition, or $20,000,000 in the aggregate;

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sell, lease, license, subject to a lien (other than those permitted under the Merger Agreement), encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights (including capital stock of a subsidiary of Allscripts) except (i) pursuant to existing written contracts or commitments, (ii) in an amount not in excess of $10,000,000 in the aggregate or (iii) pursuant to non-exclusive licensing agreements in the ordinary course of business consistent with past practice;

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(i) make any loans, advances or capital contributions to, or investments in, any other person other than (x) by Allscripts or any subsidiary of Allscripts to or in Allscripts or any subsidiary of Allscripts or (y) pursuant to any contract or other legal obligation existing at the date of the Merger Agreement or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of the Merger Agreement, except indebtedness not to exceed $10,000,000 in the aggregate, and obtained on customary commercial terms for a valid business purpose, indebtedness in replacement of existing indebtedness on customary commercial terms, and guarantees by Allscripts of indebtedness of wholly-owned subsidiaries of Allscripts or guarantees by the Allscripts’ subsidiaries of indebtedness of Allscripts;

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amend or otherwise modify benefits under any Allscripts employee benefit plan in any material respect, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Allscripts employee benefit plan as currently in effect on the date hereof in any material respect, fail to make any required contribution to any Allscripts employee benefit plan in any material respect, merge or transfer any Allscripts employee benefit plan or the material assets or liabilities of any Allscripts employee benefit plan, change the sponsor of any Allscripts employee benefit plan, or terminate or establish any material Allscripts employee benefit plan, except in each case as reasonably appropriate to reflect changes in applicable law or GAAP;

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grant any increase in the compensation or benefits of directors, officers, managers, employees or consultants of Allscripts or any subsidiary of Allscripts other than (i) increases in the compensation of employees (other than executive officers or directors of Allscripts) or consultants in the ordinary course of business consistent with past practice, (ii) benefits increases that are not material and that apply to all similarly situated employees, or (iii) as required by any Allscripts employee benefit plan or by law;

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enter into or amend or modify in any material respect any severance, consulting, retention, collective bargaining agreement or employment agreement, plan, program or arrangement, except, in each case, (i) in the ordinary course of business consistent with past practice (except for officers with a yearly base salary in excess of $175,000 or managers or directors of Allscripts), (ii) as required by the terms of such agreement, plan, program or arrangement, or (iii) to comply with applicable law;

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hire or terminate the employment or contractual relationship of any officer, employee or consultant of Allscripts or any subsidiary of Allscripts, as the case may be, other than hirings or terminations in the ordinary course consistent with past practice;

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settle or compromise any claim or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim other than (i) such settlements and compromises that (A) relate to taxes, (B) are in the ordinary course consistent with past practice or (C) do not require payments by Allscripts in excess of $1,000,000, net of any insurance proceeds or coverage, and (ii) such consent decrees, injunctions or similar restraints or forms of equitable relief that, individually or in the aggregate, are not material to Allscripts;

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(i) make or rescind any material election relating to taxes, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, (iii) make a request for a written ruling of a taxing authority relating to taxes, other than any request for a determination concerning qualified status of any Allscripts employee benefit plan intended to be qualified under IRS Code Section 401(a), (iv) enter into a written and legally binding agreement with a taxing authority relating to material taxes, (v) amend any material tax return or (vi) except as required by law, change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax returns for the taxable year ending December 31, 2006;

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other than in the ordinary course of business consistent with past practice, (i) adversely modify or amend in any material respect or terminate any Allscripts contract or (ii) enter into any successor agreement to an expiring Allscripts contract that changes the terms of the expiring contract in a way that is materially adverse to Allscripts or any Allscripts subsidiary;

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enter into or renew or extend any material agreements or arrangements that limit or otherwise restrict Allscripts or any Allscripts subsidiary or any of their respective affiliates or any successor thereto, or that could, after the effective time of the Merger, limit or restrict Misys or Allscripts or any of their respective subsidiaries or, in each case, any successors thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to be materially adverse to Misys or Allscripts, taken as a whole with their respective subsidiaries, after giving effect to the Merger;

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make or agree to make any capital expenditure or expenditures (which for the avoidance of doubt does not include capitalized software), or enter into any agreements or arrangements providing for payments for capital expenditures, other than capital expenditures set forth in the budget previously provided to Allscripts or as disclosed pursuant to the Merger Agreement or otherwise in an aggregate amount not to exceed $1,000,000 or increase the research and development budget by an amount greater than $10,000,000;

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change any method of accounting or accounting principles or practices by Allscripts or any subsidiary of Allscripts in any material respect, except for any such change required by a change in GAAP, law or by a governmental entity;

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terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by and covering Allscripts or the Allscripts subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

•	adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Allscripts or any Allscripts subsidiary; or

•	agree or commit to do any of the foregoing.

Ordinary Conduct of MHS

Except as provided for in the Merger Agreement, from the execution date of the Merger Agreement until the closing of the Transactions, MHS is required to (and Misys is required to cause MHS to) conduct its business in a commercially reasonable manner consistent with industry practice, and is required to use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with industry practice. In addition, during such time, except as provided in the Merger Agreement or as required by applicable law or by a governmental entity of competent jurisdiction, MHS will not (and Misys will cause MHS to not), without the prior written consent of Allscripts (not to be unreasonably withheld, conditioned or delayed):

•	adopt or propose any change in the certificate of formation, limited liability company agreement, minute books, or any other similar charter or organizational documents;

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(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its equity interests, (ii) split, combine or reclassify any of its equity interests or issue or propose or authorize the issuance of any other securities (including options, warrants or other similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, any of its equity interests or (iii) repurchase, redeem or otherwise acquire any of its equity interests, or any rights, warrants or options to acquire any such interests;

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issue, sell, grant, pledge or otherwise encumber any of its equity interests or other securities (including any options, warrants or similar security exercisable for or convertible into any such equity interests or similar security);

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merge or consolidate with any person or acquire a material amount of the assets or equity of any other person, other than (i) acquisitions disclosed pursuant to the Merger Agreement and (ii) acquisitions the fair market value of the total consideration (including the value of indebtedness acquired or assumed) of which does not exceed $10,000,000 for any individual acquisition, or $20,000,000 in the aggregate;

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sell, lease, license, subject to a lien (other than those permitted under the Merger Agreement), encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights except (i) pursuant to existing written contracts or commitments, (ii) in an amount not in excess of $10,000,000 in the aggregate or (iii) pursuant to non-exclusive licensing agreements in the ordinary course of business consistent with past practice;

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(i) make any loans, advances or capital contributions to, or investments in, any other person other than pursuant to any contract or other legal obligation existing at the date of the Merger Agreement or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of the Merger Agreement, except indebtedness not to exceed $10,000,000 in the aggregate, and obtained on customary commercial terms for a valid business purpose or indebtedness in replacement of existing indebtedness on customary commercial terms;

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amend or otherwise modify benefits under any MHS employee benefit plan (which for purposes of the Merger Agreement includes any Misys employee benefit plan in which MHS employees participate) in any material respect, accelerate the payment or vesting of benefits or amounts payable or to become payable under any MHS employee benefit plan as currently in effect on the date hereof in any material respect, fail to make any required contribution to any MHS employee benefit plan in any material respect, merge or transfer any MHS employee benefit plan or the material assets or liabilities of any MHS employee benefit plan, change the sponsor of any MHS employee benefit plan, or terminate or establish any material MHS employee benefit plan, except in each case as reasonably appropriate to reflect changes in applicable law or IFRS, for any changes for which Misys will be solely liable, or as would relate to similarly situated employees of Misys and its subsidiaries;

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grant any increase in the compensation or benefits of directors, officers, managers, employees or consultants of MHS other than (i) increases in the compensation of employees (other than executive officers or directors of MHS) or for consultants in the ordinary course of business consistent with past practice, (ii) benefits increases that are not material and that apply to all similarly situated employees, (iii) as required by any MHS employee benefit plan or by law or (iv) except for any increases for which Misys will be solely liable;

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enter into or amend or modify in any material respect any severance, consulting, retention, collective bargaining agreement or employment agreement, plan, program or arrangement of MHS, except, in each case, (i) in the ordinary course of business consistent with past practice (except for officers with a yearly base salary in excess of $175,000 or managers or directors of MHS), (ii) as required by the terms of such agreement, plan, program or arrangement, or (iii) to comply with applicable law;

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hire or terminate the employment or contractual relationship of any officer, employee or consultant of MHS, as the case may be, other than hirings or terminations in the ordinary course consistent with past practice;

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settle or compromise any claim or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim other than (i) such settlements and compromises that (A) relate to taxes, (B) are in the ordinary course consistent with past practice or (C) do not require payments by MHS in excess of $1,000,000, net of any insurance proceeds or coverage, and (ii) such consent decrees, injunctions or similar restraints or forms of equitable relief that, individually or in the aggregate, are not material to MHS;

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(i) make or rescind any material election relating to taxes, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, (iii) make a request for a written ruling of a taxing authority relating to taxes, other than any request for a determination concerning qualified status of any MHS employee benefit plan intended to be qualified under IRS Code Section 401(a), (iv) enter into a written and legally binding agreement with a taxing authority relating to material taxes, (v) amend any material tax return or (vi) except as required by law, change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax returns for the taxable year ending May 31, 2007;

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other than in the ordinary course of business consistent with past practice, (i) adversely modify or amend in any material respect or terminate any MHS contract or (ii) enter into any successor agreement to an expiring MHS contract that changes the terms of the expiring contract in a way that is materially adverse to MHS;

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enter into or renew or extend any material agreements or arrangements that limit or otherwise restrict MHS or any of its respective affiliates or any successor thereto, or that could, after the effective time of the Merger, limit or restrict Misys or Allscripts or any of their respective subsidiaries or, in each case, any successors thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to be materially adverse to Misys or Allscripts, taken as a whole with their respective subsidiaries, after giving effect to the Merger;

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make or agree to make any capital expenditure or expenditures (which for the avoidance of doubt does not include capitalized software), or enter into any agreements or arrangements providing for payments for capital expenditures, other than capital expenditures set forth in the budget previously provided to Allscripts or as disclosed pursuant to the Merger Agreement or increase the research and development budget by an amount greater than $10,000,000;

•	change any method of accounting or accounting principles or practices by MHS in any material respect, except for any such change required by a change in IFRS, law or by a governmental entity;

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terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by MHS covering MHS or MHS’ properties which is not replaced by a comparable amount of insurance coverage;

•	adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of MHS; or

•	agree or commit to do any of the foregoing.

Non-Solicitation

The Merger Agreement provides that Allscripts will not, and will not permit or authorize its subsidiaries to, and will use commercially reasonable efforts to cause its and its subsidiaries’ officers, employees, agents, advisors, directors or other representatives to not:

•	solicit, initiate or knowingly encourage any inquiry or the making of any proposal that is a Takeover Proposal (as defined below);

•	enter into any letter of intent, memorandum of understanding, merger agreement or other agreement relating to a Takeover Proposal; or

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continue or participate in any discussions or negotiations regarding a Takeover Proposal or furnish to any person that has made or has considered making a Takeover Proposal any information or data, or take any other actions to knowingly encourage a Takeover Proposal.

However, prior to receipt of Allscripts stockholders’ approval of the Share Issuance and Required Amendments, Allscripts may, in response to a bona fide written Takeover Proposal that was not solicited after the date of the Merger Agreement and did not result from a breach of Allscripts’ non-solicitation obligations under the Merger Agreement, participate in discussions or negotiations with, and furnish certain information to, the third party making such proposal, if:

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the board of directors of Allscripts determines, in good faith, after consulting with its outside legal counsel and a financial advisor of internationally recognized reputation that (i) the failure to furnish such information or participate in such discussions or negotiations would be inconsistent with its fiduciary duties under applicable law and (ii) such Takeover Proposal could reasonably be expected to lead to a Superior Proposal (as defined below);

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prior to Allscripts furnishing any such information to a third party, the third party first signs a confidentiality agreement with terms and conditions no less restrictive than those contained in the confidentiality agreement between Allscripts and Misys;

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as promptly as practicable (and in any case within 24 hours) after the receipt of a Takeover Proposal or any inquiry that could reasonably be expected to lead to a Takeover Proposal, Allscripts advises Misys orally and, as promptly as practicable thereafter, in writing of any such Takeover Proposal or other inquiry, the identity of the person making any such proposal or inquiry and the material terms of any such Takeover Proposal or inquiry; and

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Allscripts keeps Misys reasonably informed of the status of any such Takeover Proposal, including material changes to the terms and conditions and provides Misys with copies of all written Takeover Proposals and related agreements, draft agreements and material modifications thereof.

Additionally, the provision described above does not prohibit Allscripts from complying with Rules 14a-9, 14d-9 and Rule 14e-2 under the Exchange Act or making any other disclosure to its stockholders that the board of directors of Allscripts determines, after consultation with its outside legal counsel, the failure to make would be inconsistent with its fiduciary duties under applicable laws other than a change in its recommendation except as otherwise permitted by the Merger Agreement.

A “Takeover Proposal” means, with respect to Allscripts or MHS, as applicable:

•

any proposal for a merger, consolidation, business combination, share exchange, share acquisition, share tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Allscripts or MHS, as applicable, and its subsidiaries with any third party in which the stockholders of the third party or such party itself will own, directly or indirectly, more than twenty percent (20%) of the Allscripts’ or MHS’, as applicable, outstanding capital stock immediately following the transaction, including pursuant to the issuance by Allscripts of more than twenty percent (20%) of any class of its voting securities;

•

any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any third party of twenty percent (20%) or more of any class of capital stock of Allscripts or MHS, as applicable, or of twenty percent (20%) or more of the consolidated assets of Allscripts or MHS, as applicable, and its subsidiaries, in a single transaction or a series of related transactions.

A “Superior Proposal” means, with respect to any person, any bona fide written proposal from a third party to acquire, directly or indirectly:

•	at least sixty percent (60%) of the voting power of such person’s capital stock or other equity interests; or

•	at least sixty percent (60%) of the consolidated assets of such person and its subsidiaries,

which transaction such person’s board of directors (or other similar governing body) determines in good faith, after consultation with its outside counsel and a financial advisor of internationally recognized reputation, would be, if consummated, more favorable to the stockholders of such person (or, if such person is MHS, the stockholders of Parent) than the Merger taking into account all of the terms and conditions of such proposal and of the Merger Agreement (including any proposal to amend the terms of the Merger Agreement) and all financial, regulatory, legal and other aspects of such proposal.

Similarly, Misys and MHS have agreed to substantially identical non-solicitation restrictions and exceptions, with differences resulting from differences in governing law and the proposals being put to Misys’ shareholders.

Board of Directors’ Covenant to Recommend; Change in Recommendation

General. Allscripts has agreed that its board of directors will recommend the approval of the Share Issuance, the Required Amendments and the Additional Amendments to Allscripts stockholders and neither such board of directors nor a committee thereof will:

•

withdraw, modify or qualify in a manner adverse to Misys (or publicly propose or resolve to take any such action) its recommendation of the approval of the Share Issuance, Required Amendments and Additional Amendments;

•	fail to make the recommendation that Allscripts stockholders approve the Share Issuance, Required Amendments and Additional Amendments;

•	adopt a Takeover Proposal (or publicly propose or resolve to take any such action); or

•	approve or cause or permit Allscripts to enter into any letter of intent, memorandum of understanding, merger agreement or similar agreement providing for a Takeover Proposal.

Change in Recommendation for Superior Proposal and Intervening Events. Notwithstanding the foregoing, prior to the receipt of Allscripts stockholder approval of the Share Issuance and the Required Amendments, Allscripts’ board of directors may:

•	in response to a Superior Proposal, effect a change in its recommendation of the Share Issuance, Required Amendments and Additional Amendments, provided that:

•

Allscripts board of directors determines in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation that failure to take such action would be inconsistent with its fiduciary duties under applicable law; and

•	Allscripts has provided Misys with written notice of its intent to change its recommendation, including the most recent version of any written agreement relating to the Superior Proposal; and

•

within three business days of receipt of such notice (or two business days in the case of revised or modified proposals), Misys does not make a proposal that the board of directors of Allscripts determines in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation is at least as favorable to the stockholders of Allscripts as such Superior Proposal, and

•	in connection with an Intervening Event (as defined below), effect a change in its recommendation if Allscripts:

•	has provided Misys with information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

•	keeps Misys reasonably informed of developments with respect to such Intervening Event; and

•

provides Misys with at least three business days’ prior written notice advising Misys that the Allscripts board of directors intends to take such action and specifying the reasons therefor in reasonable detail and within three business days of receipt of such notice Misys does not make a proposal that results in there no longer being an Intervening Event.

“Intervening Event” means, with respect to any person, an event or circumstance material to such person and its subsidiaries, taken as a whole (other than an increase in the market price of such person’s common stock or any event or circumstance resulting from a breach of the Merger Agreement by such person or its subsidiaries), that was neither known to the board of directors of such person at such time nor anticipated as of the date of the Merger Agreement, which event or circumstance becomes known to or by the board of directors of Allscripts prior to the receipt of its stockholder approval of the Share Issuance and Required Amendments or the board of directors of Misys prior to the Misys shareholder approval of the Merger and the Merger Agreement and which causes the board of directors of such person to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation, that its failure to effect a change in its recommendation, would be inconsistent with its fiduciary duties (or, in the case of Misys, statutory duties) to its stockholders under applicable law; provided, however, that in no event will the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

Option to Force Vote of Stockholders. Notwithstanding any change in recommendation, whether due to an Intervening Event or a Superior Proposal, Misys has the option, exercisable within five business days of any such change in recommendation, to cause Allscripts to submit the Share Issuance to a vote of Allscripts stockholders. If Misys exercises its option to force a vote, it will not be entitled to receive a termination fee in the event the Allscripts stockholders do not approve the Share Issuance and the Required Amendments. If Misys fails to exercise such option, Allscripts may terminate the Merger Agreement.

Similarly, Misys and MHS have agreed to substantially identical provisions relating to the Misys’ board of directors obligation to recommend approval of this Agreement and the Merger to its stockholders, Misys’ ability to effect a change in its recommendation or terminate the Merger Agreement, and the option of Allscripts to force a vote of Misys’ shareholders, with differences resulting from differences in governing law, the proposals being put to Misys’ shareholders and the fact that Takeover Proposals and Superior Proposals are measured with respect to MHS and not Misys.

Structural Changes

Pursuant to the Merger Agreement, Misys may elect at any time prior to the tenth business day prior to the closing date, to:

•	cause some or all of the limited liability company interests of MHS to be transferred to Misys or one or more of Misys’ affiliates prior to the closing; and

•

increase the number of shares of Allscripts common stock that Misys or its affiliated designees will purchase from Allscripts from 18,857,142 to 18,957,142 for a price of $331,750,000, in which case, in addition to the shares of Allscripts common stock that Misys or its designated affiliate are entitled to under the Merger Agreement, the limited liability company interests of MHS will also be converted into the right to receive $1,750,000.

If Misys makes the election described in the second bullet point above, the parties will treat the Merger as a taxable sale and not as a reorganization under the Internal Revenue Code.

Additional Agreements

Financial Statements

Misys and MHS agreed to deliver to Allscripts certain audited, in accordance with GAAP, historical financial information of MHS within nine weeks after the date of the Merger Agreement for inclusion in this proxy statement. Misys and MHS further agreed to provide Allscripts with interim financial statements when available and to provide audited financial statements of MHS for the fiscal year ended May 31, 2008 if required in this proxy statement, which financial statements have been delivered. Allscripts also agreed to provide Misys, within nine weeks after the date of the Merger Agreement, with a reconciliation from GAAP to IFRS of Allscripts consolidated balance sheet and income statement for the years ended December 31, 2005, 2006 and 2007 for inclusion in Misys’ circular.

Termination of Certain Agreements; Indebtedness and Working Capital

Misys has agreed that, prior to the closing of the Transactions, it will release, terminate and settle all intercompany agreements and accounts between MHS, on the one hand, and Misys and its other subsidiaries, on the other hand, other than the agreements to be entered into in connection with the Transactions. Misys has further agreed to take all action necessary to ensure that MHS has no indebtedness as of the closing of the Merger and to cause MHS to have working capital as of the closing of the Merger in an amount consistent with past practice and in an amount sufficient to meet the requirements of MHS’ business.

Proxy Statement/Allscripts Stockholder Meeting

Allscripts has agreed to use commercially reasonable efforts to prepare and file with the SEC the preliminary proxy statement for the Allscripts’ stockholder meeting, as well as to respond promptly to any SEC inquiries, and thereafter to, as promptly as practicable, mail the definitive proxy statement to Allscripts stockholders. Misys has agreed to use commercially reasonable efforts to provide any information or responses to SEC comments or other assistance reasonably requested in connection with the preliminary proxy statement. Allscripts will as promptly as reasonably practicable establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders to approve the Share Issuance, Required Amendments and Additional Amendments.

Misys Shareholders Meeting

Misys has agreed that, as promptly as reasonably practicable, the board of directors of Misys or a duly appointed committee thereof will direct that the Merger be submitted to its stockholders for approval and approve a form of circular to be posted to the stockholders of Misys in connection with the Misys shareholders meeting.

Commercially Reasonable Efforts

Allscripts, Merger Sub, Misys and MHS have agreed to use their respective commercially reasonable efforts to take, or cause to be taken, in good faith, all actions that are necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other Transactions. These actions include (i) taking all reasonable acts necessary to cause all conditions precedent to be satisfied, (ii) obtaining all necessary actions or non actions, waivers, consents, approvals, orders and authorizations from governmental entities and the making of necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approvals or waivers from any governmental entity, (iii) the obtaining of all material consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the Transactions. Allscripts and Misys also agreed to cooperate and to use their respective commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the closing of the Transactions, on or before October 31, 2008, and to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Transactions.

Directors’ and Officers’ Liability Insurance

The Merger Agreement provides that for a period of at least six years after the effectiveness of the Merger, Allscripts will maintain in effect Allscripts’ current directors’ and officers’ liability insurance covering each person currently covered by the policy on terms and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of the Merger Agreement. However, Allscripts will not be required to expend in any one year an amount in excess of $870,000, which is 300% of the current annual premiums paid by Allscripts.

The Merger Agreement further provides that Allscripts must obtain and maintain for six years after the effectiveness of the Merger, or obtain a six-year “tail” policy, a directors’ and officers’ liability insurance policy covering each director and officer of MHS immediately prior to the Merger on terms and amounts no less favorable in any material respect to such directors and officers than those of the policy in effect for such persons on the date the Merger Agreement was entered into. However, Allscripts will not be required to expend in any one year an amount in excess of $870,000 for such policy.

Employees and Employee Benefits

Allscripts, Misys and MHS agreed in the Merger Agreement to the following:

•

During the twelve month period following the date of the Merger, Allscripts will provide Allscripts employees and MHS employees total compensation and employee benefits that are substantially comparable in the aggregate to those currently provided by Allscripts and MHS.

•

With respect to any employee benefit plan, program or arrangement in which an Allscripts employee or MHS employee becomes eligible to participate following the Transactions, such plans will credit such employees with service to the extent such service was recognized under a similar plan prior to the Transactions, but such credit will not be effective for the accrual of benefits under a defined benefit plan, or for retiree medical benefits or as would result in a duplication of benefits. Such plans will further waive pre-existing condition exclusions and actively at work requirements and credit employees for payments already made to the extent necessary to cause employees to be treated similarly to how they would have been treated had they remained in the plan in which they participated prior to the Transactions.

•

Allscripts will honor all unused vacation days of Allscripts employees and MHS employees under the vacation program of Allscripts or MHS immediately prior to the effective time of the Merger but Allscripts may institute a “use it or lose it” rule by giving advance notice to affected employees.

•

Allscripts will honor, pay, perform and satisfy any and all of MHS’ liabilities, obligations and responsibilities to, or in respect of, each MHS employee arising under the terms of any employee benefit plan, program or arrangement of MHS and any of MHS’ liabilities, obligations and responsibilities that are administrative and nonmaterial arising under any Misys employee benefit plan (and any other liabilities, obligations and responsibilities regarding Misys’ employee benefit plans will be addressed in the Transition Services Agreement).

•

Allscripts will take all actions necessary to allow for the exercise of outstanding stock options under the Amended and Restated Allscripts 1993 Stock Incentive Plan and the Allscripts 2001 Non-Statutory Stock Plan and the payment of withholding taxes through the withholding of shares of Allscripts common stock under such plans. Allscripts will notify optionholders of their right to exercise options and participate in the special cash dividend, and Allscripts will make adjustments to any unexercised options to reflect the special cash dividend. Allscripts will take all action necessary to accelerate and settle all restricted stock units outstanding prior to the date of the Merger Agreement under such plans effective as of the record date.

•

Misys will cause one of its U.S. subsidiaries other than MHS to establish a deferred compensation plan which will assume the responsibility for all liabilities under the MHS Executive Deferred Compensation Plan for or relating to participants who are not current or former employees of MHS or any of its subsidiaries.

Tax Matters

The Merger Agreement allocates liability for taxes between the parties. Under the Merger Agreement, in general, Misys will be responsible for (i) federal income taxes imposed on MHS that are attributable to pre-closing periods, other income taxes imposed on MHS as a result of MHS being a member of a consolidated, combined or unitary tax return, (ii) all taxes imposed on MHS as a result of a distribution of certain assets to Misys prior to the closing, and (iii) any taxes imposed as a result of the transfer of some or all of the limited liability company interests of MHS to Misys or one or more of Misys’ affiliates prior to the closing. Allscripts will be responsible, in general, for all other taxes imposed on MHS after the closing and for transfer taxes.

Software License Agreement

Allscripts and Misys have agreed to use commercially reasonable efforts to negotiate a software license agreement (the “Software Agreement”) on mutually acceptable terms prior to closing of the Transactions which will grant MHS and its affiliates (including Allscripts) a royalty-free, worldwide license, on an open-source basis, to continue to use certain assets.

Trademark License Agreement

Upon and as a result of the completion of the Merger, Misys will terminate its existing trademark license to MHS and replace it with a royalty-free license (the “Trademark Agreement”) enabling MHS to use the Misys brand name and logo and certain Misys healthcare specific marks and to sublicense Allscripts and its affiliates to use such licensed marks in their respective healthcare information technology businesses.

Conditions to the Consummation of the Transactions

The respective obligations of Allscripts, Misys and MHS to consummate the Transactions are subject to the satisfaction or, in the case of the fourth bullet point and the approval of the Received Amendments, waiver of the following conditions:

•	the Allscripts stockholders will have approved the Share Issuance and the Required Amendments;

•	the Misys shareholders will have approved the Merger and the Merger Agreement;

•

any waiting period under the HSR Act will have expired or been terminated, which occurred at 11:59 p.m. Eastern Daylight Time on May 30, 2008, and any other antitrust or merger control clearances or consents required for the Merger or local implementation has been obtained;

•

Allscripts shall have received a tax opinion from Sidley Austin LLP in form and substance reasonably satisfactory to Allscripts and Misys and MHS shall have received a tax opinion from Debevoise & Plimpton LLP in form and substance reasonably satisfactory to Misys; and

•	no injunction or order of any court or administrative agency of competent jurisdiction that prohibits or prevents the consummation of the Transactions will be in effect.

In addition, the respective obligations of Misys and MHS to consummate the Transactions are subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Allscripts related to organization, standing and power, business activities of Merger Sub, capital structure and authority shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the effective time of the Merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•

the representations and warranties of Allscripts, other than those enumerated in the preceding bullet point, shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as the date of the Merger Agreement and at and as of the effective time of the Merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Allscripts;

•	Allscripts will have performed or complied in all material respects with obligations required by the Merger Agreement to be performed or complied with by Allscripts at or prior to the closing date;

•	Allscripts will have delivered to Misys an officer’s certificate to the effect that each of the conditions specified in the preceding three bullet points have been satisfied;

•	since the date of the Merger Agreement there shall not have been any material adverse effect with respect to Allscripts;

•	Allscripts will have delivered to Misys a duly and validly executed Relationship Agreement, and such agreement shall not have been rescinded or revoked by Allscripts; and

•

(i) the total number of directors of the Allscripts board shall have been increased to ten, (ii) all members of the board of directors, other than the chief executive officer of Allscripts and three other members, shall have tendered their resignation, and (iii) the remaining members of the board shall have appointed six additional individuals designated by Misys.

The obligation of Allscripts to consummate the Transactions is subject to the satisfaction or waiver of the following additional conditions:

•

the representation of each of Misys and MHS relating to organization, standing and power, capital structure, authority, financial statements of MHS and lack of ownership of Allscripts common stock shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the effective time of the Merger as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•

the representations and warranties of each of Misys and MHS, other than those enumerated in the preceding bullet point, shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the date of the Merger Agreement and at and as of the effective time of the Merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on MHS;

•

Misys and MHS will have performed or complied in all material respects with obligations required by the Merger Agreement to be performed or complied with by Misys and MHS at or prior to the closing date;

•	Misys will have delivered to Allscripts an officer’s certificate to the effect that each of the conditions specified in the preceding three bullet points have been satisfied;

•	since the date of the Merger Agreement there shall not have been any material adverse effect with respect to MHS;

•

Misys will have delivered to Allscripts a duly and validly executed Relationship Agreement, Software Agreement and Trademark Agreement, and such agreements shall not have been rescinded or revoked by Misys; and

•

if Misys exercises its right to transfer some or all of the limited liability company interests of MHS, Allscripts shall not have determined, in good faith, that such transfer would be reasonably likely to be material and adverse to Allscripts’ enterprise value, after taking into account any indemnification provided to Allscripts under the terms of the Merger Agreement or otherwise offered by Misys; provided, that any effect of such transfer on the basis that Allscripts may have in the limited liability company interests in MHS at any time for the purposes of any tax shall not be taken into account.

If a failure to satisfy one of the conditions to the obligations of Allscripts to complete the Transactions is not considered by Allscripts’ board of directors to be material to its stockholders, the board of directors could waive compliance with that condition. To the extent that Allscripts waives any material condition to the Transactions and such change in the terms of the Transactions renders the disclosure previously provided to Allscripts’ stockholders materially misleading, Allscripts will recirculate this proxy statement to and resolicit proxies from its stockholders.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the closing date in the following manner:

•	by mutual written consent of Misys and Allscripts;

•	by either Misys or Allscripts if:

•

the closing date does not occur by October 31, 2008, provided, however, that, if by October 31, 2008 the applicable waiting periods under the HSR Act have not expired or been terminated, the termination date may be extended by either Misys or Allscripts until the earlier of December 31, 2008 and four business days from the expiration or termination of the HSR Act waiting period, except that a party may not terminate the Merger Agreement if the cause of the Merger not being completed is that party’s failure to perform its obligations under the Merger Agreement;

•

any governmental entity issues an order, decree or ruling or takes other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action will have become final and nonappealable;

•	upon a vote at a duly held stockholders’ meeting the Allscripts stockholders do not approve the Share Issuance and the Required Amendments; or

•	upon a vote at a duly held stockholders’ meeting the Misys shareholders do not approve the Merger and the Merger Agreement.

•	by Misys if:

•

Allscripts breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition in the Merger Agreement and could not be cured within 20 days of written notice to Allscripts of such breach;

•

between the date of the Merger Agreement and the effective time of the Merger there occurs any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Allscripts, and it is incapable of being cured by October 31, 2008 (or December 31, 2008 if the HSR Act waiting period has not expired or been terminated on or prior to October 31, 2008), so long as neither Misys or MHS is then in breach of any of their respective representations, warranties or covenants such that a condition to Allscripts’ obligation to close would not be satisfied;

•	Allscripts breaches or is deemed to have breached in any material respect its non-solicitation obligations;

•

the board of directors of Allscripts changes its recommendation to its stockholders, or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, failed to recommend that its stockholders reject such offer within the ten business day period specified in Section 14e-2(a) under the Exchange Act; or

•	Misys is entitled to terminate the Merger Agreement in response to a Superior Proposal or due to an Intervening Event.

•	by Allscripts if:

•

Misys or MHS breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition in the Merger Agreement and could not be cured within 20 days of written notice to Misys of such breach;

•

between the date of the Merger Agreement and the effective time of the Merger there occurs any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on MHS, and it is incapable of being cured by October 31, 2008 (or December 31, 2008 if the HSR Act waiting period has not expired or been terminated on or prior to October 31, 2008), so long as Allscripts is not then in breach of any of its representations, warranties or covenants such that a condition to MHS’ and Misys’ obligation to close would not be satisfied;

•	either Misys or MHS breaches or is deemed to have breached in any material respect its non-solicitation obligations;

•	the board of directors of Misys changes its recommendation to the shareholders with respect to their vote on the Merger; or

•	Misys does not exercise its option to force a vote of Allscripts stockholders after an Intervening Event or Superior Proposal.

Effect of Termination

If the Merger Agreement is terminated, it will become void and of no effect, except that the provisions related to the obligations to keep information confidential, termination fees and expenses, the general provisions and the termination section will survive the termination. No termination will relieve any party from liability for a willful and material breach of any representations, warranties or covenants and agreements set forth in the Merger Agreement, and all rights and remedies of the non-breaching party under the Merger Agreement in the case of any such breach, will be preserved.

Fees and Expenses

General. Subject to certain exceptions, the Merger Agreement provides that all fees and expenses incurred by Allscripts in connection with the Merger Agreement or in connection with the Transactions will be paid by Allscripts, whether or not the Merger is consummated. Subject to certain exceptions, all fees and expenses incurred by Misys and MHS in connection with the Merger Agreement or in connection with the Transactions will be paid by Misys; provided, however, that upon consummation of the Transactions, MHS as the surviving company will pay up to $5,000,000 of the fees and expenses of Misys and MHS (except fees and expenses incurred by Misys in connection with any financing of the Transactions, all of which will be paid by Misys) incurred in connection with the Merger.

Termination Fee. Allscripts will pay to Misys and MHS a fee of $14,281,883 if:

(i)	Allscripts breaches or is deemed to have breached in any material respect its non-solicitation obligations, provided, that, within twelve months after the date of such termination, Allscripts enters into a definitive agreement to consummate, or consummates, a Takeover Proposal, except that all references in the definition of Takeover Proposal to 20% are changed to 50.1%;

(ii)	unless Misys exercised its option to force a vote of Allscripts stockholders, if the board of directors of Allscripts changes its recommendation to the stockholders with respect to the Share Issuance and the Required Amendments, or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fails to recommend that Allscripts stockholders reject such offer within the ten business day period specified in Section 14e-2(a) under the Exchange Act;

(iii)	Allscripts terminates the Merger Agreement in response to a Superior Proposal or due to an Intervening Event; or

(iv)	unless Misys exercised its option to force a vote of Allscripts stockholders, the Allscripts stockholder approval of the Share Issuance and the Required Amendments is not obtained, provided, that, after the date of the Merger Agreement and prior to the Allscripts stockholder meeting, (A) a bona fide Takeover Proposal is made to Allscripts or publicly to its stockholders which has not been withdrawn prior to such stockholders meeting or (B) any person shall have publicly announced its specific intention to make a bona fide Takeover Proposal, which shall not have been withdrawn prior to the Allscripts stockholder meeting and, in the case of (A) or (B), within twelve months after the date of such termination, Allscripts enters into a definitive agreement to consummate, or consummates, a Takeover Proposal, except that all references in the definition of Takeover Proposal to 20% are changed to 50.1%.

Misys and MHS will pay to Allscripts a fee of GBP£7,136,657 if:

(i)	either Misys or MHS breaches or is deemed to have breached in any material respect its non-solicitation obligations, provided that, within twelve months after the date of such termination, MHS enters into a definitive agreement to consummate, or consummates, a Takeover Proposal, except that all references in the definition of Takeover Proposal to 20% are changed to 50.1%;

(ii)	unless Allscripts exercised its option to force a vote of Misys shareholders, if the board of directors of Misys changes its recommendation to the stockholders with respect to their vote on the Merger and the Merger Agreement; or

(iii)	Misys terminates the Merger Agreement in response to a Superior Proposal or due to an Intervening Event; or

(iv)	unless Allscripts exercised its option to force a vote of Misys shareholders, the Misys shareholder approval of the Merger and the Merger Agreement is not obtained, provided, that, after the date of the Merger Agreement and prior to the Misys shareholder meeting, (A) a bona fide Takeover Proposal with respect to MHS is made to MHS, Misys or Misys’ shareholders which has not been withdrawn prior to such shareholders meeting or (B) any person shall have publicly announced its specific intention to make a bona fide Takeover Proposal with respect to MHS, which shall not have been withdrawn prior to the Misys shareholder meeting and, in the case of (A) or (B), within twelve months after the date of such termination, MHS enters into a definitive agreement to consummate, or consummates, a Takeover Proposal with respect to MHS, except that all references in the definition of Takeover Proposal to 20% are changed to 50.1%.

Survival

No representations and warranties of Allscripts, MHS or Misys will survive the closing date.

Amendments and Waiver

No amendment to, or waiver or extension of time for performance of obligations under the Merger Agreement is effective unless it is in writing and signed by all parties. Upon approval of the Merger and the Transactions by the stockholders of Allscripts and Misys, there will be no amendment, waiver or extension of time for performance of obligations that by applicable law or the rules of any relevant stock exchange or regulatory body requires further approval by the stockholders of either Misys or Allscripts. After the effective time of the Merger, the Merger Agreement can only be amended, or a provision waived or a period of time extended for the performance of obligations if the audit committee of the board of directors of Allscripts approves such action by a majority vote of the members of such committee then in office.

ADDITIONAL AGREEMENTS; POST-TRANSACTION GOVERNANCE

Allscripts, MHS, and Misys or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, ancillary agreements relating to the Transactions and various interim and on-going relationships between Allscripts, MHS and Misys. The material terms of these agreements are summarized below and, in the case of the Voting Agreements (as defined below) and Relationship Agreement, are qualified in their entirety by reference to the complete agreements.

Voting Agreement

In connection with the Merger Agreement, Allscripts entered into a voting agreement (collectively, the “Voting Agreements”) with each of ValueAct Capital Master Fund L.P. and ValueAct Capital Master Fund III, L.P. (collectively, “ValueAct”), pursuant to which ValueAct has agreed, among other things, to vote its ordinary shares of Misys to approve the Merger, the Merger Agreement and the other transactions contemplated thereby and against any proposed adjournment of the meeting of Misys’ shareholders. As of August 6, 2008, ValueAct owned approximately 19.4% of Misys’ outstanding ordinary shares. ValueAct has agreed to fully complete, execute and deliver to Misys its proxy voting as required under the Voting Agreement. ValueAct’s obligation under the Voting Agreements terminates upon the earliest of the effective time of the Transactions, termination of the Merger Agreement, a change in Misys’ board of directors’ recommendation with respect to the Merger Agreement and the Transactions and December 12, 2008. ValueAct has agreed to not dispose of any ordinary shares of Misys and that any additional shares it acquires will be subject to the terms of the Voting Agreements. Allscripts encourages its stockholders to read the Voting Agreements in their entirety.

Transition Services Agreement

Misys and Allscripts have agreed to use commercially reasonable efforts to negotiate and enter into a mutually acceptable transition services agreement (the “Transition Services Agreement”) at or prior to the consummation of the Transactions. The terms of the Transition Services Agreement are to be no less favorable to Allscripts than could be obtained from a third-person. The purpose of the Transition Services Agreement is for Misys to provide various transition services to Allscripts to enable Allscripts to manage an orderly transition in its operation of MHS. Misys and Allscripts have not negotiated the Transition Services Agreement, therefore the cost of services to be provided is not yet ascertainable.

The Transition Services Agreement will provide that transition services are to be provided for a specified number of years after the closing date of the Transactions unless otherwise extended or terminated. The services to be provided under the transition services agreement will be:

•	research, development and support services (including with respect to facilities in Bangalore, India and Manila, Philippines);

•

management services and related costs (including certain specified Misys overhead costs), such services and costs to be reasonable and agreed to in good faith by the respective chief financial officers of Misys and Allscripts annually; provided, that in no event will the costs (including overhead costs and other allocations) exceed $3,000,000 for any year;

•	human resource services;

•	procurement services;

•	tax services;

•	finance services (including SAP rollout); and

•	other services to be mutually agreed.

Relationship Agreement

Overview

In connection with the entry into the Merger Agreement, Allscripts and Misys entered into the Relationship Agreement. The Relationship Agreement sets forth the agreement between Misys and Allscripts with respect to certain governance and other matters. Substantially all of the provisions of the Relationship Agreement will become effective as of the effective time of the Merger. Provisions related to the duration, waiver and amendment, enforcement, trading in Allscripts and Misys shares and establishing procedures to ensure regulatory compliance after the closing of the Transactions are currently in effect.

Board Composition and Election

Following the closing of the Transactions, the Allscripts board of directors will be expanded from seven to ten directors. The initial directors will be nominated as provided in the Merger Agreement. Thereafter, the nominating and governance subcommittee of the nominating committee of Allscripts’ board of directors (which will be composed of a majority of Misys’ director nominees) will have the right to nominate six directors, including the chairman of the board. The nominating and governance committee’s right to nominate six directors will be reduced as Misys’ ownership of Allscripts outstanding common stock falls below specified percentages. If the Required Amendments are approved, an independent nominating subcommittee (which will be composed of independent directors that are Legacy Allscripts Directors, as defined below) of the nominating committee will be formed to nominate three independent directors and the chief executive officer of Allscripts for election by stockholders as directors.

Voting

Misys has agreed that it will cause its and its affiliates’ shares of Allscripts common stock to (i) be voted in favor of the election of the directors nominated by the independent nominating committee and (ii) not be voted for (and to vote against) the removal of any such directors nominated by the independent nominating committee.

Misys has further agreed that, except with the consent of the audit committee of the Allscripts’ board of directors and except in connection with a vote in favor of the Additional Amendments, it will not and will cause each of its affiliates to not vote in favor of (and will vote against) any proposal which seeks to alter, amend, repeal, in whole or in part, or adopt any provision inconsistent with, or grant any waivers under the Relationship Agreement or Articles III, IV, V and VIII of Allscripts’ by-laws or Articles Ninth, Tenth, Thirteenth or the first, third or seventh paragraphs of Article Seventh of Allscripts’ proposed charter as amended if the Required Amendments are approved. If the Additional Amendments are approved, the reference to Article Fourteenth in the immediately prior sentence would be a reference to Article Thirteenth.

In furtherance of the voting agreements described in this section, Misys has granted an irrevocable proxy to certain executive officers of Allscripts to vote Misys’ shares of Allscripts common stock as so required, including if such actions are taken by written consent.

Anti-Dilution Protection; Pre-emptive Rights

The Relationship Agreement contains pre-emptive rights for Misys in the event of issuances of Allscripts common stock, subject to certain limited exceptions. If Allscripts proposes to issue shares in any transaction, other than under employee plans addressed below, it must offer to Misys on the same terms and conditions the number of such shares that would result in Misys retaining after such issuance its percentage of the fully diluted shares of Allscripts prior to such issuance. Additionally, the Relationship Agreement provides Misys with anti-dilution protection in the event that Allscripts takes any action to adjust or split its shares of common stock.

Allscripts’ ability to grant awards under its employee incentive and employee stock purchase plans is limited pursuant to the terms of the Relationship Agreement. From the closing of the Transactions until May 31, 2010, Allscripts may only grant awards that do not exceed, in the aggregate, of (i) one and one-half percent (1.5%) of the fully diluted number of shares of Allscripts common stock plus (ii) the number of shares underlying awards under Allscripts equity plans that are cancelled, forfeited or surrendered plus (iii) the number of shares of Allscripts common stock that Allscripts repurchases for cash in the open market or from participants of its equity plans as the payment for the exercise price or tax withholdings of a grant minus (iv) the number of shares represented by “out-of-the-money” options as of the closing of the transaction that become “in-the-money options.”

Standstill and Transfer Restrictions

Misys has agreed that it will not acquire more than sixty percent (60%) of the fully diluted number of shares of Allscripts common stock without the prior consent of Allscripts’ audit committee (which will be composed of a majority of directors that are Legacy Allscripts Directors). Misys has further agreed that it will not, and will not permit any of its affiliates to, sell, transfer or otherwise dispose of fifteen percent (15%) or more of the outstanding shares of Allscripts common stock unless to another affiliate of Misys or approved by Allscripts’ board of directors.

Operating Requirements and Provision of Information

Allscripts has agreed to certain operating restrictions and requirements. These include Allscripts agreement to do all things reasonably practicable to maintain its NASDAQ listing, align its financial reporting procedures with those of Misys, use commercially reasonable efforts to change its fiscal year end to May 31 (the same fiscal year end date that Misys uses) and to ensure that neither it nor any of its subsidiaries intentionally or knowingly causes or permits any action which would result in Misys breaching its listing obligations or disclosure and transparency rules. Misys and Allscripts have each further agreed to provide the other with information within its possession or control and reasonably required by the other to comply with applicable regulatory requirements.

Termination and Amendment

The Relationship Agreement has an indefinite term and may be terminated after the closing of the Transactions only by the written consent of Misys and Allscripts, which consent of Allscripts after the closing of the Transactions requires approval of the audit committee of the Allscripts board of directors (which will be composed of a majority of directors that are Legacy Allscripts Directors). The Relationship Agreement also terminates in the event that the Merger Agreement is terminated. Notwithstanding the foregoing, the provisions relating to:

•	the composition of the board of directors (other than the reduction of Misys’ ability to nominate directors as its shareholdings in Allscripts is reduced)

•	operating requirements; and

•	antidilution,

will terminate when Misys and its affiliates hold less than fifty percent (50%) of then outstanding number of shares of Allscripts common stock. Additionally, the provisions relating to the sharing of information between Allscripts and Misys and announcement of certain matters will terminate when Misys and its affiliates hold less than thirty-five percent (35%) of then outstanding number of shares of Allscripts common stock and the standstill provision will terminate when Misys and its affiliates hold less than twenty percent (20%) of then outstanding number of shares of Allscripts common stock.

Corporate Headquarters

The Relationship Agreement also requires that the Allscripts headquarters and principal office be located in Chicago, Illinois for eighteen months after closing of the Transactions and thereafter, without the prior consent of Allscripts, Misys will do all things practicable to maintain the headquarters and principal office in Chicago.

Other Matters

Upon the request of Misys, if Misys owns at least ten percent (10%) of Allscripts voting securities, Allscripts and Misys will negotiate in good faith to provide Misys with customary registration rights.

Board of Directors of Allscripts After the Transactions

Pursuant to the Merger Agreement and the Relationship Agreement, the Allscripts board of directors will be comprised of ten directors upon the completion of the Transactions. We currently anticipate that the following Allscripts directors will continue to serve on the Allscripts board of directors after the effective time:

Glen E. Tullman, 48, joined Allscripts as Chief Executive Officer in August 1997 to lead our transition into the Healthcare Information Sector. In May 1999, Mr. Tullman became our Chairman of the Board. Prior to joining Allscripts, from October 1994 to July 1997, Mr. Tullman was Chief Executive Officer of Enterprise Systems, Inc., a healthcare information services company providing resource management solutions to large integrated healthcare networks. From 1983 to 1994, Mr. Tullman served in a number of management roles, including President and Chief Operating Officer, of CCC Information Services, Inc., a provider of information systems to property and casualty insurers. Mr. Tullman currently serves on the International Board of the Juvenile Diabetes Research Foundation.

[ADDITIONAL CONTINUING ALLSCRIPTS DIRECTOR BIOS TO COME]

In addition, we currently anticipate that Misys will designate the following individuals for election to the Allscripts board of directors, effective immediately after the consummation of the Merger:

Sir Dominic Cadbury, 68, spent his career at Cadbury Schweppes, which he joined in 1964, being appointed to the Board in 1975, serving as Group Chief Executive from 1983 to 1993, then as Chairman until May 2000. He was Chairman of The Economist Group from 1993 to 2003. He retired as Chairman of the Wellcome Trust on 30 April 2006. He served on the board of New Star Asset Management Group plc as Deputy Chairman and as senior independent non-executive Director from October 2005 until March 2007. Sir Dominic is Chancellor of Birmingham University. Sir Dominic has been the senior independent Director of Misys since May 2000 and held that role until November 2005 when he was appointed Chairman of Misys.

Mike Lawrie, 55, is the Chief Executive Officer and has been a member of the Board of Misys since November 2006. Mr. Lawrie was previously a general partner with ValueAct Capital. Prior to that, he was Chief Executive Officer of Siebel Systems Inc., the international software and solutions company, from 2004 to 2005. Mr. Lawrie spent 27 years with IBM where he rose to become Senior Vice President and Group Executive with responsibility for sales and distribution of all IBM products and services worldwide. Previously at IBM he was the General Manager for all operations in Europe, the Middle East and Africa. He previously served on the US Advisory Board of NTT DoCoMo and as a Director of SSA Global, Inc, Symbol Technology, Inc. and Good Technology, Inc. Mr. Lawrie recently retired as a trustee of Ohio University. Mr. Lawrie is a non-executive Director of Juniper Networks, Inc.

Jim Malone, 59, joined the Board of Misys as Chief Financial Officer in June 2007. Mr. Malone joined Misys from The TriZetto Group, Inc, a NASDAQ listed company providing information technology for the health insurance payer community, where he was Chief Financial Officer since 2004. Prior to this, he was Chief

Financial Officer and Chief Accounting Officer at IMS Health, the NYSE listed healthcare and pharmaceutical information provider. From 1995 to 1997, he was Senior Vice President and Controller at Cognizant. He started his career at PriceWaterhouse in New York. His subsequent career has included roles at Dun and Bradstreet, Reuben Donnelley and Siemens AG.

John King, 69, has over 30 years’ experience of the US healthcare industry, most recently as President and Chief Executive Officer of Legacy Health System until 1999. Prior to Legacy, Mr. King was President and CEO of Evangelical Health Systems (now Advocate Health Systems). He is a member of the American Hospital Association and a fellow in the American College of Healthcare Executives. John serves on the boards of the Center for Healthcare Governance, Health Dialog and Health East and has been a Non-Executive Director of Misys since November 2005.

Cory A. Eaves, 38, Executive Vice President, Chief Technology Officer and Chief Information officer of Misys since August 2007. Mr. Eaves was previously the Chief Technology Officer of SSA Global, one of the world’s largest enterprise software providers. Prior to that, he held technology and product management positions at a number of software and private equity firms, including General Atlantic Partners, Internet Venture Works, Lycos and Emerson Electric.

Kelly J. Barlow, 39, CFA, has been a partner at ValueAct Capital since August 2003. Prior to joining, Mr. Barlow worked at EGM Capital for more than six years. During his tenure at EGM, he served primarily as portfolio manager of the firm’s flagship long/short equity fund. Prior to EGM Capital, Mr. Barlow worked at Wells Capital Management, a wholly owned subsidiary of Wells Fargo Bank. While there, Mr. Barlow was part of the four-person growth stock team, responsible for managing more than $1 billion in small-cap equities. Mr. Barlow is a former director of Sirva, Inc.

The following chart provides information regarding the anticipated composition of the committees of the Allscripts board of directors immediately after the consummation of the Transactions, assuming the Required Amendments are approved.

Director	Audit	Nominating and Governance	Compensation

Other Post-Transaction Governance

In connection with the Transactions, Allscripts is seeking stockholder approval of the Required Amendments and the Additional Amendments to its certificate of incorporation and by-laws. These amendments and restatements will alter the governance of Allscripts after completion of the Transactions. Allscripts stockholders are urged to read the proposed amended and restated certificate of incorporation and amended and restated by-laws of Allscripts showing these changes, which are attached to this proxy statement as Annex B and Annex C. For a more detailed discussion of the governance changes resulting from the Required Amendment and the Additional Amendment, see “Proposal 2—Required Amendments” and “Proposal 3—Additional Amendments” below.

Following completion of the Transactions, we expect that Allscripts will qualify as a “controlled company,” as that term is defined by Rule 4350(c)(5) of the NASDAQ Marketplace Rules as a result of Misys and its subsidiaries collectively owning more than 50% of the voting power of the outstanding common stock of the combined company. Accordingly, we believe that Allscripts will be generally exempt from the requirements of Rule 4350(c) of the NASDAQ Marketplace Rules that would otherwise require us to have, among other things: a majority of independent directors; a compensation committee composed solely of independent directors; compensation of executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors; a nominating committee composed solely of independent directors; and director nominees selected, or recommended for the board of directors’ selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of Allscripts, MHS (an operating unit of Misys Holdings, Inc., a subsidiary of Misys) and ECIN. These unaudited pro forma condensed combined financial statements give effect to the Transactions, which will be accounted for as a reverse acquisition under the purchase method of accounting. For this purpose, MHS will be deemed the accounting acquirer, and Allscripts will be deemed the accounting acquiree. The pre-acquisition combined financial statements of MHS will be treated as the historical financial statements of the combined company, and Allscripts’ historical stockholders’ equity will not be carried forward to the combined company as of the date of the merger. MHS’ historical financial statements have been prepared as a carve-out set of financial statements.

Allscripts and ECIN have a fiscal year end as of December 31, and Misys and MHS have a fiscal year end as of May 31. Allscripts will adopt the fiscal year end of MHS upon consummation of the Transactions. These unaudited pro forma condensed combined financial statements will be presented as if Allscripts has adopted the fiscal year end as of May 31. As permitted by SEC rules and regulations, Allscripts has combined the Allscripts and ECIN consolidated statement of operations for the twelve-months ended June 30, 2008 with MHS’ combined statement of operations for the twelve-months ended May 31, 2008, for purposes of the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations for the year ended May 31, 2008 gives effect to the Transactions as if they had occurred June 1, 2007. The unaudited pro forma condensed combined balance sheet assumes that the Transactions were consummated on May 31, 2008, and combines Allscripts’ historical consolidated balance sheet as of June 30, 2008 with MHS’ historical combined balance sheet as of May 31, 2008. ECIN, having been acquired on December 31, 2007, is not presented separately in the unaudited pro forma condensed combined balance sheet as it is already included in Allscripts’ audited consolidated balance sheet at that date.

The unaudited pro forma condensed consolidated balance sheet of Allscripts as of May 31, 2008 was derived from its unaudited condensed consolidated financial statements as of June 30, 2008 (as filed on Form 10-Q with the SEC on August 8, 2008). As a result of the newly adopted fiscal year end for purposes of these unaudited pro forma condensed combined financial statements, the unaudited pro forma condensed consolidated statement of operations of Allscripts for the twelve-months ended May 31, 2008 was derived from the audited consolidated financial statements of Allscripts for the year ended December 31, 2007 (as filed on Form 10-K with the SEC on February 29, 2008), the unaudited condensed consolidated financial statements of Allscripts, for the six-months ended June 30, 2007 (as filed on Form 10-Q with the SEC on August 9, 2007), and the unaudited condensed consolidated financial statements of Allscripts for the six-months ended June 30, 2008 (as filed on Form 10-Q with the SEC on August 8, 2008).

The unaudited pro forma condensed combined statement of operations of MHS for the year ended May 31, 2008 was derived from MHS’ audited combined statement of operations for the year ended May 31, 2008 included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements also include the operations of ECIN on a pro forma basis. ECIN’s operations are included within Allscripts’ consolidated operations from December 31, 2007. Therefore, the unaudited pro forma condensed consolidated statement of operations of ECIN for the twelve-months ended May 31, 2008 was derived from the unaudited consolidated financial statements of ECIN for the year ended December 31, 2007 and the unaudited consolidated financial statement of ECIN for the six-months ended June 30, 2007. Certain of ECIN’s consolidated financial statements are included in Allscripts’ Current Report on Form 8-K/A (Amendment No. 1) dated February 28, 2008.

The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that Allscripts believes are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the Transactions or (ii) any cash or non-cash charges that Allscripts may incur in connection with the Transactions, the level and timing of which cannot yet be determined. The unaudited pro forma condensed combined financial statements have been prepared in accordance with SEC rules and regulations.

The unaudited pro forma condensed combined financial statements assume that the merger transaction would be accounted for using the purchase method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141, “Business Combinations” (“SFAS No. 141”), and the resultant goodwill and other intangible assets will be accounted for under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The total purchase price has been preliminarily allocated based on available information and preliminary estimates and assumptions that management believes are reasonable. However, the allocation of purchase price has not been finalized and the actual adjustments to our combined financial statements upon the closing of the Transaction will depend on a number of factors, including additional information available and the net assets on the closing date of the Transaction. Additionally, the value of the identified intangibles is also preliminary and has not been valued at the reporting unit level and potentially, other intangible assets may exist, such as in-process research and development and unfavorable/favorable contracts. Accordingly, there can be no assurance that the final allocation of purchase price will not materially differ from the preliminary allocations reflected in the unaudited pro forma combined financial statements.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the Transactions occurred on the dates indicated and does not purport to indicate financial position or results of operations as of any future date or for any future period. Please refer to the following information in conjunction with these unaudited pro forma condensed combined financial statements: the accompanying notes to these unaudited pro forma condensed combined financial statements, MHS’ and Allscripts’ historical financial statements and the accompanying notes thereto included herein or incorporated by reference herein, MHS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this proxy statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from Allscripts’ Annual Report on Form 10-K as of and for the year ended December 31, 2007 and from Allscripts’ Quarterly Report on Form 10-Q as of and for the three and six months ended June 30, 2008.

As used herein, (i) the terms “we”, “our”, “us”, “Allscripts” and “the Company” refer to Allscripts Healthcare Solutions, Inc. and its consolidated subsidiaries, (ii) the term “MHS” refers to Misys Healthcare Systems, and (iii) the term “ECIN” refers to Extended Care Information Network, Inc.

Description of the Transactions and acquisition and basis of presentation

The Transactions

On March 17, 2008, Allscripts entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Misys plc (“Misys”), a public limited company incorporated under the laws of England, Misys Healthcare Systems, LLC (“MHS”), a North Carolina limited liability company and wholly-owned indirect subsidiary of Misys, and Patriot Merger Company, LLC, a North Carolina limited liability company and wholly-owned subsidiary of Allscripts (“Patriot”).

The Merger Agreement provides for (i) the purchase by Misys or its affiliated designee of shares of Allscripts common stock for $330,000,000 (the “Share Purchase”) and (ii) the merger of Patriot with and into MHS, with MHS being the surviving company (the “Merger” and together with the Share Purchase, the “Transactions”). At the effective time of, and as a result of the Merger, the issued and outstanding limited liability interests of MHS shall be cancelled and converted into the right to receive that number of newly issued shares of Allscripts common stock that, together with the shares of Allscripts common stock to be purchased by Misys or one of its subsidiaries in the Share Purchase, shall equal 54.5% of the aggregate number of shares of the post-merger company on a fully-diluted basis. Allscripts’ existing equityholders, which includes holders of our convertible debentures, will retain 45.5% of the aggregate number of shares of the post-merger company on a fully-diluted basis. Pursuant to the Merger Agreement, Allscripts will declare and pay a special cash dividend of $330,000,000, in the aggregate, which dividend will be contingent upon the consummation of the Transactions. The special cash dividend will be paid on the fifth business day following the closing date for the Transactions to holders of record of Allscripts common stock (other than Misys and its affiliates) as of the close of business on the business day prior to such closing date.

The transaction is a reverse merger under SFAS No. 141 where MHS is the accounting acquirer and Allscripts the legal acquirer. Allscripts’ fiscal year end is December 31 for financial reporting purposes, whereas MHS’ fiscal year end is May 31. Allscripts anticipates adopting the May 31 fiscal year end of MHS upon consummation of the Transactions. The unaudited pro forma condensed combined financial statements will be presented as if Allscripts has adopted the May 31 fiscal year end.

ECIN acquisition

On December 31, 2007, Allscripts entered into a Stock Purchase Agreement with certain stockholders of Extended Care Information Network, Inc. (“ECIN”). Pursuant to the Stock Purchase Agreement and a merger contemplated thereby pursuant to Section 253 of the Delaware General Corporation Law, Allscripts acquired all of the outstanding capital stock of ECIN for approximately $93.5 million, subject to determining the final level of positive working capital at closing. The acquisition of ECIN has been accounted for as a business combination under SFAS No. 141. The results of operations of ECIN are included in the accompanying historical condensed combined statement of operations of Allscripts for the six months ended June 30, 2008.

Basis of presentation

The unaudited pro forma condensed combined financial statements have been prepared based on the historical financial information of Allscripts, MHS and ECIN giving effect to the merger transaction and acquisition and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by the SEC rules and regulations.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Transactions actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

Purchase accounting

The Merger has been accounted for using the purchase method of accounting in accordance with SFAS No. 141 as a reverse merger. In a reverse merger, the post-acquisition net assets of the surviving combined company includes the historical cost basis of the net assets of the accounting acquirer, MHS, plus the fair value of the net assets of the accounting acquiree, Allscripts, representing a complete (i.e., 100%) change in accounting basis of Allscripts’ assets and liabilities. Further, under the purchase method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

The cost of acquisition and related purchase price allocation included in the accompanying unaudited pro forma condensed combined financial statements is based on a preliminary evaluation of the fair value of the assets and liabilities assumed of Allscripts and may change when the final valuation of certain intangible assets and acquired working capital is determined. Given a complete change in accounting basis of Allscripts, the cost of acquisition represents the total fair value of Allscripts at the date of acquisition plus estimated acquisition-related transaction costs and exchanges in certain share-based awards. The total fair value of Allscripts was calculated by the outstanding common shares of Allscripts at date of announcement on March 18, 2008 multiplied by Allscripts’ five day average share price at the date of announcement. For purposes of these pro formas, the value of Allscripts stock price is more readily determinable than the value of its net assets and, therefore, we believe this calculation represents an appropriate fair value for purpose of the cost of acquisition.

The following represents the preliminary allocation of the cost of acquisition (in millions):

Fair value of Allscripts	$603.4
Share-based compensation fair value	15.4
Estimated acquisition-related transaction costs	6.0

Total preliminary purchase price	$624.8

Acquisition related transaction costs include our estimate of banking, legal and accounting fees and other external costs related to the Transactions.

Allscripts cash balances are expected to decrease by approximately $28.0 million for deal related costs that will be paid subsequent to June 30, 2008 upon consummation of the Transactions, which primarily consist of approximately $9.0 million in investment banker fees, $7.2 million in consummation and retention bonuses, $5.0 million in reimbursable deal costs to Misys, $1.5 million in legal costs, integration consulting costs of approximately $2.0 million, and professional fees and other integration related costs totaling approximately $3.3 million. Approximately $6.0 million of the total deal related costs represent deal costs for purchase accounting consideration and the remaining $22.0 million in deal related costs will be expensed as incurred.

Allscripts is treated as the accounting acquiree for financial reporting purposes, and as a result its outstanding vested stock options and awards are deemed to be newly issued awards and treated as purchase consideration. The purchase price attributable to the share-based awards represents the fair value of Allscripts vested options using the Black-Scholes option pricing model as of the announcement date.

The following represents the allocation of the total purchase price based on management’s preliminary valuation (in millions):

Total preliminary purchase consideration	$624.8
Less: Historical Allscripts’ net assets acquired	347.5

Excess purchase price over adjusted historical net assets acquired	277.3
Step-up of net intangible assets	(117.0)
Fair value adjustment to deferred revenues	(12.2)
Deferred income taxes associated with pro forma adjustments	50.4

Pro forma adjustment to goodwill	$198.5

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill is not amortized, but rather tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying value. In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets acquired consist of developed technology, core technology, trade names, customer relationships and sales backlog. The fair value of identifiable intangible assets is based on a preliminary estimate of fair value. Net tangible assets were valued at their respective carrying amounts, which we believe approximate fair market value, except for adjustments to deferred revenues.

As part of the Transactions, our Board of Directors is expected to approve a plan to accelerate, as of the record date for the special cash dividend, vesting of certain restricted stock unit awards that were not due to fully vest until the closing of the Transactions. As a result of the acceleration, Allscripts will incur an additional, non-cash, non-recurring stock-based compensation expense of approximately $16.8 million. This amount represents a nonrecurring charge which results directly from the transaction and therefore will not be shown in the unaudited condensed and combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of May 31, 2008

	Historical Allscripts*	Historical MHS	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$50,844	$325	$302,000	A	$353,169
Marketable securities	11,904	—	—		11,904
Accounts receivable, net	83,847	48,250	—		132,097
Deferred income taxes	6,888	852	—		7,740
Inventories	5,373	—	—		5,373
Prepaid expenses and other current assets	17,582	11,868	—		29,450

Total current assets	176,438	61,295	302,000		539,733
Long-term marketable securities	3,307	—	—		3,307
Fixed assets, net	21,147	6,082	—		27,229
Software development costs, net	25,833	—	—		25,833
Deferred income taxes	—	8,254	(8,254	) E	—
Intangible assets, net	100,638	8,637	116,982	B	226,257
Goodwill	249,808	82,406	198,453	C	530,667
Other assets	3,635	12,594	—		16,229

Total assets	$580,806	$179,268	$609,181		$1,369,255

Liabilities
Current liabilities:
Accounts payable	$8,888	$14,262	$—		$23,150
Accrued expenses	20,499	12,606	—		33,105
Accrued compensation	8,043	9,700	—		17,743
Dividends payable	—	—	330,000	A	330,000
Deferred revenue	50,614	27,189	(12,229	) D	65,574
Current portion of long-term debt, line of credit, and capital lease obligation	290	4,314	(3,232	) H	1,372

Total current liabilities	88,334	68,071	314,539		470,944
Long-term debt	135,014	548	—	L	135,562
Deferred income taxes	8,216	—	42,139	E	50,355
Other liabilities	1,791	—	—		1,791

Total liabilities	233,355	68,619	356,678		658,652
Stockholders’ equity and net parent investment
Preferred stock	—	—	—		—
Common stock	573	—	894		1,467
Misys plc’s net parent investment	—	110,649	(110,649)		—
Additional paid in capital	857,887	—	(148,751)		709,136
Accumulated deficit	(510,810)	—	510,810		—
Accumulated other comprehensive loss	(199)	—	199		—

Total stockholders’ equity and net parent investment	347,451	110,649	252,503	F	710,603

Total liabilities and stockholders’ equity and net parent investment	$580,806	$179,268	$609,181		$1,369,255

*	As of June 30, 2008.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Income Statement

For the Twelve Months Ended May 31, 2008

	Historical Allscripts*	Historical Misys Healthcare	Historical ECIN*	Allscripts Pro Forma Adjustments		ECIN Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share amounts)
Revenue:
Software and related services	$243,549	$383,771	$10,157	$(11,383	) D	$—		$626,094
Prepackaged medications	41,879	—	—	—		—		41,879
Information services	15,018	—	—	—		—		15,018

Total revenue	300,446	383,771	10,157	(11,383)		—		682,991
Cost of revenue:
Software and related services	105,573	176,870	—	3,987	B	2,846	G	289,276
Prepackaged medications	34,986	—	—	—		—		34,986
Information services	10,027	—	—	—		—		10,027

Total cost of revenue	150,586	176,870	—	3,987		2,846		334,289

Gross profit	149,860	206,901	10,157	(15,370)		(2,846)		348,702
Operating expenses:
Selling, general and administrative expenses	118,110	117,566	8,298	—		(2,846	) G	241,128
Research and development	—	37,784	—	—		—		37,784
Amortization of intangible assets	12,362	11,320	—	(8,122	) B	—		15,560

Income from operations	19,388	40,231	1,859	(7,248)		—		54,230

Interest expense	(4,879)	(296)	(399)	(1,084	) H	399	H	(6,259)
Interest income and other, net	2,760	219	103	(1,417	) I	—		1,665

Income before income taxes	17,269	40,154	1,563	(9,749)		399		49,636
Provision for income taxes	4,769	14,755	610	(3,802	) J	156	J	16,488

Net income	$12,500	$25,399	$953	$(5,947)		$243		$33,148

Net income per share—basic	$0.23							$0.24

Net income per share—diluted	$0.22							$0.24

Weighted-average shares outstanding used in computing basic net income per share	55,078							138,299	K

Weighted-average shares outstanding used in computing diluted net income per share	56,846							140,067	K

*	For the twelve months ended June 30, 2008.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

(A)	The Merger Agreement provides for Misys or its affiliated designee to purchase shares of Allscripts common stock for an aggregate purchase price of $330.0 million. Pursuant to the Merger Agreement, Allscripts will declare and pay a special cash dividend of $330.0 million, in the aggregate, which dividend will be contingent upon the consummation of the Transactions. The special cash dividend will be paid on the fifth business day following the closing date for the Transactions to holders of record of Allscripts common stock (other than Misys and its affiliates) as of the close of business on the business day prior to such closing date. In addition, Allscripts cash balances are expected to decrease by approximately $28 million for deal related costs that will be paid subsequent to June 30, 2008 upon consummation of the deal with Misys, which primarily consist of approximately $9 million in investment banker fees, $7.2 million in consummation and retention bonuses, $5 million in reimbursable deal costs to Misys, $1.5 million in legal costs, integration consulting costs of approximately $2.0 million, and professional fees and other integration related costs totaling approximately $3.3 million. Approximately $6 million of the total deal related costs represent deal costs for purchase accounting consideration and the remaining $22 million in deal related costs will be expensed as incurred. The following cash adjustments are reflected in the pro forma condensed combined balance sheet as of May 31, 2008:

Dividend cash received pursuant to the Merger Agreement	$330.0
Estimated acquisition costs	(28.0)

$302.0

(B)	Reflects the pro forma impact of the recognized intangible assets of Allscripts. The preliminary estimate of the step up to fair value of intangible assets acquired of $117.0 million has been allocated to developed technology with useful lives of 7-9 years and customer relationships with useful lives of 15-20 years. The preliminary intangible amortization related to the acquired intangible assets is as follows:

	Preliminary Allscripts intangible asset step-up	Estimated intangible lives (straight-line amortization assumed)	Annual intangible amortization
Preliminary Allscripts intangible asset valuation	$226.3	7-20 years	$25.8

Portion of amortization related to acquired technology (A)	$86.6	7-9 years	$10.2

Less: historical capitalized software amortization recorded in cost of revenue to be reclassified as amortization of acquired technology			(6.2)

Amortization adjustment related to acquired technology—adjustment recorded in cost of revenue			4.0

Portion of amortization related to customer relationships and other intangibles (B)	$139.7	15-20 years	$15.6

Less: historical intangible amortization related to customer relationships and other intangibles			(23.7)

Amortization adjustment related to acquired customer relationships and other intangibles – adjustment recorded in operating expenses			(8.1)

Total amortization (A+B)			$25.8

(C)	Reflects the pro forma impact of the recognized goodwill of Allscripts. The preliminary adjustment to estimate the fair value of goodwill is $198.5 million.

(D)

Reflects the preliminary fair value adjustment to deferred revenues acquired of Allscripts. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services based on deferred revenue balances of Allscripts as of May 31, 2008. The following adjustments representing the May 31, 2008 balance sheet adjustment and the income statement adjustment for the year ended May 31, 2008:

Allscripts deferred revenue at May 31, 2008	Deferred revenue adjustment to reflect future service	Revised deferred revenue as of May 31, 2008	Annual deferred revenue adjustment
$50.6	$(12.2)	$38.4	$11.4

The deferred revenue balance as of May 31, 2008 in the table above reflects an ECIN deferred revenue adjustment of $3.2 million that was recorded for purchase accounting as of December 31, 2007. The related pro forma revenue adjustments were $0.5 million for the year ended May 31, 2008.

(E)	The pro forma adjustment to deferred taxes represents the estimated impact of the pro forma adjustments at a statutory tax rate of 39%. A deferred tax liability of $45.6 million has been recorded based on the preliminary step-up value of $117.0 million that has been allocated to acquired intangible assets as of May 31, 2008. A deferred tax liability of $4.8 million has been recorded based on the preliminary adjustments for deferred revenue of $12.2 million to revenue as of May 31, 2008. Additionally, an $8.3 million long-term deferred tax asset for MHS has been reclassified as a deferred tax liability for MHS.

The deferred taxes adjustments are as follows:

Deferred tax liability for preliminary step-up value for acquired intangible assets	$45.6
Deferred tax liability for deferred revenue adjustment	4.8
Reclassification of long-term deferred tax asset	(8.3)

Pro forma adjustment to deferred taxes	$42.1

(F)	In a reverse acquisition, the capital stock account of the combined entity reflects the par value of the legal acquirer’s stock, and the capital stock of the accounting acquirer would be adjusted with an offset to additional paid in capital. Further, retained earnings (deficit) of the accounting acquirer is carried forward after the acquisition, and the retained earnings of the legal acquirer is eliminated with an offset to additional paid in capital. MHS is a carve-out entity of an operating unit of Misys Holdings, Inc. (a subsidiary of Misys) with a “Parent’s net investment” account that combines the equity accounts of MHS. As such and for purposes of the unaudited pro forma condensed combined balance sheet, accumulated deficit of Allscripts has been eliminated with an offset to additional paid in capital, and the capital account of Allscripts has been maintained to reflect the capital stock of the combined entity. Stockholders’ equity is computed as follows:

Fair value of Allscripts at announcement date	$603.4
Share-based compensation fair value	15.4
Less: Allscripts historical stockholders’ equity	(347.5)
Less: Additional deal related costs	(22.0)
Add: Misys assumption of unsecured line of credit obligation	3.2

Pro forma adjustment to stockholders’ equity	$252.5

(G)	Represents a portion of ECIN’s operating expenses reclassified to cost of goods sold to conform cost classifications for both companies.

	Operating expenses as reported	Expenses reclassified to cost of goods sold		Ending SG&A expenses
For the year ended May 31, 2008	$8.3		$(2.8)	$5.5

(H)

The ECIN acquisition taking place on June 1, 2007 for pro forma presentation would have resulted in the Credit Agreement being signed on June 1, 2007 and would have resulted in an increase in interest expense for the year ended May 31, 2008 and ECIN’s total debt would have been eliminated on June 1, 2007. In accordance with the Merger Agreement, all debt obligations of MHS will be assumed by Misys. As of May 31, 2008, MHS had a balance of $3.2 million under its unsecured line of credit which has been eliminated in the pro forma condensed balance sheet. The related interest expense of $0.3 million has also been eliminated for the year ended May 31, 2008. The interest expense adjustments are as follows:

	Total interest expense as reported	Increase in interest expense for new credit facility	Decrease in interest expense due to elimination of MHC debt	Total Allscripts increase in interest expense	Decrease in interest expense due to elimination of ECIN debt	Total adjustments to interest expense
For the year ended May 31, 2008	$4.9	$1.4	($0.3)	$1.1	($0.4)	$0.7

(I)	The net cash purchase price payment for the ECIN acquisition and the $28 million in cash payments for deal related costs would have resulted in a decrease in Allscripts’ cash balance which resulted in a decrease in interest income for the year ended May 31, 2008, as presented below:

	Interest and Other Income as Reported	Decrease in Interest and Other Income	Revised Interest and Other Income
For the year ended May 31, 2008	$2.9	$1.4	$1.5

(J)	The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at a statutory tax rate of 39%.

(K)	Pro forma earnings per share (EPS), basic and diluted, includes the addition of 83.2 million shares of common stock which will be issued to Misys in order for Misys to acquire its 54.5% ownership, on a fully-diluted basis, of the combined entity, which includes 1.3 million shares of restricted stock awards that will vest at consummation of merger. Diluted EPS also includes the effect of dilutive securities. The numerator in the calculation for basic EPS does not include dividends payable to Allscripts’ stockholders.

	Historical weighted average shares - basic	Share Issuance	Pro forma weighted average shares - basic
For the year ended May 31, 2008	55.1	83.2	138.3

	Historical weighted average shares - diluted	Share Issuance	Pro forma weighted average shares - diluted
For the year ended May 31, 2008	56.8	83.2	140.0

The total number of shares of Allscripts common stock issuable to Misys in the Transactions will be based on the number of fully-diluted shares of Allscripts common stock outstanding immediately prior to the closing of the Merger, which includes the 7.3 million shares of Allscripts common stock currently underlying the Debentures (as defined below) and an additional 2.9 million shares underlying the Debentures resulting from an anti-dilution adjustment triggered by the special cash dividend. A conversion of less than 100% of the Debentures or exercise of less than 100% of in-the-money options to acquire Allscripts common stock will result in Misys acquiring a greater than 54.5% ownership of Allscripts on an actually outstanding basis, as described in more detail on page 2 of this proxy statement.

(L)	Allscripts analyzed the conversion features associated with its 3.50% convertible senior debentures (“Debentures”) and has determined that it is not “probable” but rather it is reasonably possible that the Debenture holders will convert in connection with the Transactions and, as a result, has presented the pro forma information on the basis of no conversion.

Under the assumption that the Transactions were consummated on June 1, 2007 and that the Debentures were also converted, Allscripts’ long-term debt would have been reduced by $82.5 million and Allscripts would have issued approximately 7.3 million shares of common stock. The elimination of the Debentures as of June 1, 2007 would have resulted in a decrease in interest expense of $3.5 million, pre-tax for the year ended May 31, 2008. In addition, the issuance of such shares of common stock upon conversion would have resulted in net income per diluted share of $0.24 for the year ended May 31, 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS FOR MHS

(Dollar and share amounts in thousands, except per share amounts)

The following discussion and analysis should be read together with the “Selected Historical and Pro Forma Financial Data” section beginning on page 17 of this proxy statement and MHS’ combined financial statements and related notes included elsewhere in this proxy statement. This discussion contains certain forward-looking statements that involve risks, uncertainties and assumptions. You should read the cautionary statements made in this proxy statement as applying to related forward-looking statements wherever they appear in this proxy statement. MHS’ and the combined company’s (after completion of the Transaction) actual results may be materially different from the results discussed below, see “Risk Factors” beginning on page 23 and other sections of this proxy statement for more information.

Overview

Misys Healthcare Systems, LLC (“MHS”) is a provider of healthcare information technology solutions for physician practices and home healthcare providers primarily in North America. MHS provides solutions that automate workflow, keep caregivers informed, and connect physicians to each other and the entire community of care, creating efficiency and improving the quality of care.

MHS reports financial results in two segments: Ambulatory and Homecare. The Ambulatory segment provides physician practices with clinical and practice management solutions and related services. Ambulatory solutions include electronic medical records (“EMR”) software, practice management (“PM”) software, related installation and training services, electronic claims administration (“EDI”) services and the resale of related hardware.

The Ambulatory segment’s EMR solution, Misys EMR, utilizes tablet PCs or desktop workstations to assist the practice staff and automate routine activities such as documenting clinical encounters, dictating, ordering lab tests, prescribing as well as providing access to a wealth of clinical data. The business has two PM solutions; Vision, designed to handle enterprise settings, and Tiger, designed for the smaller practice. The Vision solution is designed with a patient centered approach that leverages a relational database and an open architecture which enables easy access to patient information. The Ambulatory segment’s PM solution includes functionality such as workflow management, scheduling, registration, accounts receivable control, claims and statement processing, automated patient collections and insurance follow-up, denial tracking, referral management, job scheduling for automating unattended tasks, among others. The Ambulatory segment provides EDI services through its Payerpath solution. Payerpath is a comprehensive solution that addresses every step in the reimbursement cycle for healthcare organizations including electronic claims submission, printing and mailing patient statements, electronic remittance, and claims status management. The Payerpath solution creates workflow efficiency and allows practices to improve cash flow through functionality such as eligibility verification, web based access to codes as well as auditing that screens for code or other compliance issues, and secondary billing automation. During fiscal year 2008, which began on June 1, 2007, the Ambulatory segment introduced its MyWay solution, which is an integrated EMR and PM solution designed for smaller practices. The MyWay solution is built on a unified database, which makes administering the clinical and business aspects of a practice seamless. As well as being offered on a perpetual license basis, the MyWay solution is available on a hosted basis, which is attractive to smaller practices due to the lower up-front investment required. The MyWay solution is a powerful tool for practices that includes functionality such as offline synchronization, adaptive learning, intelligent navigation, template-free charting and easy customization. The MyWay solution became generally available and revenue generating in the fourth quarter of fiscal year 2008. MHS did not have any material revenue from the hosted MyWay solution during 2008.

The Homecare segment provides home health providers with clinical and practice management solutions and related services. Homecare solutions include software, related installation and training services, and the resale of related hardware. The Homecare solution is an integrated system that combines business, clinical, and scheduling features into a single package. The Homecare solution provides home health, hospice, and private duty organizations with a user friendly product that enables staff to work more effectively both inside and outside the office, and effectively manage patient care and clerical and financial functions. It also helps organizations automate virtually all of their processes, from record keeping, to scheduling, to statistical reporting.

Cost of revenue for MHS’ Ambulatory segment consists primarily of salaries, bonuses and benefits of MHS’ billable professionals, third-party software costs, hardware costs, third-party transaction processing costs, amortization of proprietary technology acquired under purchase accounting, depreciation and amortization and other direct engagement costs. Cost of revenue for MHS’ Homecare segment consists primarily of salaries, bonuses and benefits of MHS’ billable professionals, third-party software costs, hardware costs, depreciation and amortization and other direct engagement costs.

Selling, general and administrative expenses consist primarily of salaries, bonuses and benefits for management and support personnel, commissions, facilities costs, general operating expenses, and selling and marketing expenses.

Research and development expenses consist primarily of salaries, bonuses and benefits, third party contractor costs and other costs directly related to development of new products and upgrading and enhancing existing products.

Amortization of intangibles consists of amortization of customer relationship and trade name intangibles acquired under purchase accounting related to the Medic, Payerpath and Amicore acquisitions.

Interest expense consists primarily of interest on capital leases as well as interest on MHS’ line of credit. Interest income and other consists primarily of interest earned on cash.

Critical Accounting Policies and Estimates

“Management’s Discussion and Analysis of Financial Condition and Results of Operations for MHS” discusses MHS’ combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires MHS’ management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

MHS’ management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. MHS’ management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of MHS’ combined financial statements.

Carve Out Basis of Accounting

The combined financial statements were derived from the books and records of certain subsidiaries of Misys Holdings, Inc. (the “Holdings”), a subsidiary of Misys plc and of which MHS is a wholly owned subsidiary. The financial statements reflect the assets, liabilities, revenues and expenses that are directly related to MHS as it was operated within Misys Holdings, Inc. General corporate expenses of Misys Holdings, Inc. which are not directly related to MHS including certain corporate executives’ salaries, accounting and legal fees, departmental costs for accounting, finance, legal, information technology, purchasing, marketing, human resources as well as other general overhead costs are allocated to MHS. These allocations are based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues and number of employees. MHS’ management believes these allocations are made on a reasonable basis; however, the financial statements included herein may not necessarily reflect MHS’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had MHS operated as a stand-alone entity during the periods presented.

Revenue Recognition

Revenue represents the fair value of consideration received or receivable from clients for goods and services provided by MHS. Revenue from System Sales includes software and related hardware. Revenue from Professional Services includes implementation, training and consulting services. Revenue from Maintenance includes support and maintenance services. Revenue from Transaction Processing and Other includes EDI services and other.

Revenue from System Sales is recognized when a signed contract exists, the fee is fixed or determinable, delivery to a customer has occurred, and the collection of the resulting receivable is considered probable. In instances where a significant vendor obligation exists, revenue recognition is delayed until the obligation has been satisfied. No revenue is recognized for multiple deliveries or multiple element products if an element of the contract remains undelivered and is essential to the functionality of the elements already delivered. In multiple element arrangements, the total arrangement fee is allocated according to the fair value of each element using vendor-specific objective evidence. Vendor-specific objective evidence of fair value is determined using the price charged when the element is sold separately. In software arrangements in which vendor specific objective evidence of fair value of all of the undelivered elements is known, but not of the delivered element, the residual method to record revenue is utilized. In the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element and is recognized as revenue.

Revenue on certain larger contracts is recognized on a percentage of completion basis over the period from the commencement of performance on the contract to customer acceptance. The degree of completion of a contract is measured using the hours incurred to date compared to total hours expected to complete the contract. Losses on contracts are recognized as soon as a loss is foreseen by reference to the estimated costs of completion.

Maintenance fees are recognized ratably over the period of the contract based on vendor specific objective evidence of fair value. Revenue from Professional Services, such as implementation, training and consulting services, is recognized as the services are performed based on vendor specific objective evidence of fair value. Revenue from EDI services is recognized as services are provided and is determined based on the volume of transactions processed.

In accordance with Emerging Issues Task Force Issue Number 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred (“EITF 01-14”), MHS records reimbursements for out-of-pocket expenses incurred as revenue in the statement of operations.

Allowance for Doubtful Accounts Receivable

MHS relies on estimates to determine its bad debt expense and the adequacy of its allowance for doubtful accounts. These estimates are based on MHS’ historical experience and the industry in which it operates. If the financial condition of MHS’ customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances and related bad debt expense may be required.

Goodwill and Intangible Assets

MHS evaluates the value of intangible assets based upon the present value of the future economic benefits expected to be derived from the assets. MHS assesses the impairment of goodwill annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. MHS assesses the impairment of identifiable intangibles if events or changes in circumstances indicate that the asset might be impaired.

For goodwill, the impairment evaluation includes a comparison of the carrying value of the reporting unit (including goodwill) to that reporting unit’s fair value. If the reporting unit’s estimated fair value exceeds the reporting unit’s carrying value, no impairment of goodwill exists. If the fair value of the reporting unit does not exceed the unit’s carrying value, then an additional analysis is performed to allocate the fair value of the reporting unit to all of the assets and liabilities of that unit as if that unit had been acquired in a business combination. If the implied fair value of the reporting unit goodwill is less than the carrying value of the unit’s goodwill, an impairment charge is recorded for the difference.

Intangible assets with estimable useful lives are stated at cost and are amortized using the straight-line method over the remaining estimated economic lives of those assets.

Income Taxes

MHS’ income taxes are calculated on a separate tax return basis, although MHS’ operations have historically been included in the U.S. federal and state returns of the U.S. Misys consolidated group of companies.

MHS accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in addressing the future tax consequences of events that have been recognized in MHS’ combined financial statements or tax returns.

In addition, MHS is subject to the continuous examination of MHS’ income tax returns by the Internal Revenue Service and other tax authorities. A change in the assessment of the outcomes of such matters could materially impact MHS’ combined financial statements. The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. In accordance with FIN 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109”, MHS recognizes liabilities for anticipated tax audit issues based on MHS’ estimate of whether, and the extent to which, additional taxes may be required. If MHS ultimately determines that payment of these amounts is unnecessary, then MHS reverses the liability and recognizes a tax benefit during the period in which MHS determines that the liability is no longer necessary. MHS also recognizes tax benefits to the extent that it is more likely than not that MHS’ positions will be sustained if challenged by the taxing authorities. To the extent MHS prevails in matters for which liabilities have been established, or is required to pay amounts in excess of MHS’ liabilities, MHS’ effective tax rate in a given period may be materially affected. An unfavorable tax settlement would require cash payments and may result in an increase in MHS’ effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in MHS’ effective tax rate in the year of resolution. MHS reports interest and penalties related to uncertain income tax positions as income taxes.

As of May 31, 2008 and 2007, MHS recognized a net deferred tax asset of $9,106 and $11,058, respectively. Net deferred tax assets are primarily comprised of net deductible temporary differences and net operating loss carryforwards that are available to reduce taxable income in future periods. MHS considers it more likely than not that it will have taxable income in the future to allow it to realize MHS’ deferred tax assets. A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, MHS considers all available positive and negative evidence, including past operating results, projections of future taxable income and the feasibility of ongoing tax planning strategies.

Results of Operations

The following table shows, for the periods indicated, MHS’ results of operations expressed as a percentage of MHS’ revenue:

PERCENTAGES OF REVENUE

	Year Ended May 31,
	2008	2007	2006
Revenue
System sales	16.8%	18.8%	24.5%
Professional services	8.1	8.8	9.7
Maintenance	36.9	35.1	32.1
Transaction processing and other	38.2	37.3	33.7

Total revenue	100.0	100.0	100.0

Cost of revenue
System sales	9.7	12.1	16.0
Professional services	6.8	7.5	7.3
Maintenance	14.9	14.9	13.3
Transaction processing and other	14.7	15.3	14.9

Total cost of revenue	46.1	49.8	51.5

Gross profit	53.9	50.2	48.5
Selling, general and administrative	30.6	31.9	29.4
Research and development	9.8	10.8	7.8
Amortization of intangibles	2.9	5.9	6.0

Income from operations	10.6	1.6	5.3
Interest expense	-0.1	-0.1	0.0
Interest income and other, net	0.1	0.0	0.0

Net income before tax	10.6	1.6	5.3
Income tax expense	-3.8	-0.6	-2.0

Net income	6.8%	1.0%	3.3%

Year Ended May 31, 2008 Compared to Year Ended May 31, 2007

Revenue

Revenue for the year ended May 31, 2008 increased $4,078, or 1.1%, from $379,693 during the year ended May 31, 2007 to $383,771 in the comparable period in 2008. The increase in revenue during 2008 was driven by MHS’ Homecare segment, partially offset by a decline in revenue in MHS’ Ambulatory segment. Revenue in the Homecare segment for the year ended May 31, 2008 increased $7,890, or 28.2%, from $27,990 in 2007 to $35,880 in the comparable period of 2008. This revenue growth was as a result of higher orders for MHS’ Homecare product in 2008 as well as revenue recorded under the percentage of completion basis on orders that were signed prior to 2008. Also contributing to the increase was higher maintenance revenue as a result of a higher customer base as well as MHS’ annual consumer price index price increase on renewed maintenance agreements. Revenue in the Ambulatory segment for the year ended May 31, 2008 decreased $3,812, or 1.1%, from $351,703 in 2007 to $347,891 in the comparable period in 2008. This decline in revenue was concentrated in system sales and professional services and was as a result of a decline in orders for MHS’ EMR and PM products in 2008 versus the comparable period in 2007. This decline was partially offset by an increase in maintenance revenue related to MHS’ growing customer base and MHS’ annual consumer price index price increase on renewed maintenance agreements as well as an increase in transaction processing and other revenue related to organic growth as MHS continues to penetrate its existing customer base with its Payerpath solution.

Cost of Revenue

Cost of revenue for the year ended May 31, 2008 decreased $12,258, or 6.5%, from $189,128 during the year ended May 31, 2007 to $176,870 in the comparable period in 2008. This decline in cost of revenue was driven by MHS’ Ambulatory segment, partially offset by an increase in MHS’ Homecare segment. Cost of revenue in the Ambulatory segment for the year ended May 31, 2008 decreased $12,664, or 7.1%, from $179,045 in 2007 to $166,381 in the comparable period in 2008. This decline in cost of revenue in the Ambulatory segment is primarily as a result of the decline in revenue and is concentrated in systems sales and professional services cost of revenue. The improvement in gross profit margin from Ambulatory system sales was primarily as a result of more favorable pricing achieved on third party royalties and hardware as a result of cost cutting program initiated in 2008. Cost of revenue in the Homecare segment for the year ended May 31, 2008 increased $406, or 4.8%, from $8,470 in 2007 to $8,876 in the comparable period in 2008. The increase in cost of revenue in the Homecare segment is primarily as a result of the increase in revenue and was concentrated in professional services and maintenance cost of revenue. The improvement in gross profit margin in Homecare was driven by professional services and was primarily as a result of improved utilization of billable staff in 2008.

Selling, General and Administrative

Selling, general and administrative costs for the year ended May 31, 2008 decreased $3,535, or 2.9%, from $121,101 during the year ended May 31, 2007 to $117,566 in the comparable period in 2008. This decrease in cost was primarily due to a decline in selling, general and administrative costs in MHS’ Ambulatory segment related to salary and travel savings from lower headcount, lower rent and phone expenses due to cost reduction strategies implemented in 2008, and lower discretionary marketing spend, partially offset by higher stock based compensation costs, legal fees and bad debt expense. This decrease was partially offset by costs incurred in 2008 that were not allocated to a segment including severance costs related to executive turnover and downsizing, fees paid to strategy consultants and an increase in costs allocated from Misys as a result of higher headcount. The severance costs totaled $4,505 and were related to headcount reductions resulting from a functional reorganization of MHS as well as an effort to reduce costs. The severance pertained to the elimination of approximately 130 positions. Savings from the headcount reductions were partially offset in 2008 and are expected to be largely offset in fiscal year 2009 due to hiring for new positions created as part of the reorganization effort. Severance of $1,375 remains in accrued compensation and benefits at May 31, 2008, which will be paid in fiscal year 2009. The cost savings in the Ambulatory segment were further offset by MHS’ Homecare segment which had an increase in selling, general and administrative costs, primarily related to the addition of headcount to accommodate growth.

Research and Development

Research and development costs for the year ended May 31, 2008 decreased $3,096, or 7.6%, from $40,880 during the year ended May 31, 2007 to $37,784 in the comparable period in 2008. This decrease in costs was concentrated in MHS’ Ambulatory segment and is primarily as a result of significant third party costs related to a development project initiated in 2007 which did not recur in 2008. This project was terminated late in 2007 as MHS management determined that it was in the best interest of MHS to explore alternatives to developing the product in-house.

Amortization of Intangibles

Amortization of intangibles for the year ended May 31, 2008 decreased $11,072, or 49.4%, from $22,392 during the year ended May 31, 2007 to $11,320 in the comparable period in 2008. Amortization of intangibles includes amortization of customer relationship and trade name intangibles acquired in MHS’ Medic, Payerpath and Amicore acquisitions. This cost declined as the Medic customer relationship asset became fully amortized during 2008 versus a full period of amortization in the comparable period in 2007.

Interest Expense and Interest Income and Other

Interest expense for the year ended May 31, 2008 increased $24, or 8.8%, from $272 during the year ended May 31, 2007 to $296 in the comparable period in 2008. Interest income and other, net, for the year ended May 31, 2008 increased $125, or 133.0%, from $94 in the year ended May 31, 2007 to $219 in the comparable period in 2008. Interest expense consists of interest on MHS’ line of credit as well as interest on capital leases. The increase in interest expense was primarily related to a higher average balance outstanding on MHS’ line of credit during 2008. Interest income and other consists primarily of interest earned on MHS’ cash balances. The increase in interest income and other in 2008 was primarily due to the receipt of interest from the Internal Revenue Service related to an income tax refund.

Income Tax Expense

Income tax expense of $14,755 and $2,160 was recorded for the year ended May 31, 2008 and 2007, respectively, resulting in an effective tax rate of 36.7% and 35.9%, respectively. The higher effective tax rate was primarily as a result of less available research development credit in 2008 as compared to 2007.

Year Ended May 31, 2007 Compared to Year Ended May 31, 2006

Revenue

Revenue for the year ended May 31, 2007 decreased $2,043, or 0.5%, from $381,736 in 2006 to $379,693 in 2007. Both MHS’ Ambulatory and Homecare segments experienced a decline in revenue in 2007. Revenue in the Ambulatory segment for the year ended May 31, 2007 decreased $1,852, or 0.5%, from $353,555 in 2006 to $351,703 in 2007. This decline in revenue in MHS’ Ambulatory segment was primarily related to a decline in system sales and professional services revenue due to a decline in new orders for MHS’ PM and EMR products. This decline was largely offset by an increase in maintenance revenue related to MHS’ growing customer base as well as MHS’ annual consumer price index price increase on renewed maintenance agreements and an increase in transaction processing and other revenue related to both organic growth as MHS continues to penetrate its existing customer base with the Payerpath solution and a full year of revenue from the acquisition of Payerpath in late 2006. Revenue in the Homecare segment for the year ended May 31, 2007 decreased $191, or 0.7%, from $28,181 in 2006 to $27,990 in 2007. This decline in revenue in MHS’ Homecare segment was primarily related to a decline in system sales and professional services revenue primarily as a result of a larger proportion of new contracts being accounted for on a percentage of completion basis and was largely offset by an increase in maintenance revenue related to MHS’ growing customer base as well as MHS’ annual consumer price index price increase on renewed maintenance agreements.

Cost of Revenue

Cost of revenue for the year ended May 31, 2007 decreased $7,635, or 3.9%, from $196,763 in 2006 to $189,128 in 2007. Both MHS’ Ambulatory and Homecare segments experienced a decline in cost of revenue in 2007. Cost of revenue in the Ambulatory segment for the year ended May 31, 2007 decreased $1,471, or 0.8%, from $181,110 in 2006 to $179,639 in 2007. This decline in cost of revenue in the Ambulatory segment was primarily as a result of the decline in revenue and was concentrated in systems sales cost of revenue. This decline was largely offset by an increase in maintenance cost of revenue due to the maintenance revenue growth, as well as an increase in transaction processing and other cost of revenue due to organic revenue growth as well as due to the Payerpath acquisition in late 2006. Cost of revenue in the Homecare segment for the year ended May 31, 2007 decreased $594, or 7.0%, from $8,470 in 2006 to $7,876 in 2007. The decline in cost of revenue in the Homecare segment is primarily as a result of the decline in revenue and was concentrated in system sales cost of revenue. System sales cost of revenue includes amortization of proprietary technology intangibles, which decreased by $5,570 in 2007 due to the fact that the Medic acquisition proprietary technology asset became fully amortized in 2006. Amortization of acquisition intangibles is not allocated to MHS’ segments.

Selling, General and Administrative

Selling, general and administrative costs for the year ended May 31, 2007 increased $8,966, or 8.0%, from $112,135 in 2006 to $121,101 in 2007. This increase in costs was concentrated in MHS’ Ambulatory segment with approximately $7,515 resulting from the fact that 2007 reflects an entire year of costs from MHS’ Payerpath and Amicore businesses, which were acquired in the last half of 2006. Also contributing to the increase in the Ambulatory segment was higher spend on marketing, higher recruiting and relocation costs due to executive turnover, an increase in bad debt expense and outside support, partially offset by lower share based compensation expense and lower travel costs. Share based compensation has declined largely due to executive turnover. Travel was lower in 2007 than in 2006, but in 2006 travel had been higher than normal because of travel related to the Payerpath and Amicore acquisitions. In addition, MHS undertook cost saving activities in 2007. The increase in costs in the Ambulatory segment was partially offset by a decline in unallocated selling, general and administrative costs as certain Payerpath and Amicore integration costs in 2006 did not recur in 2007, partially offset by a higher allocation of costs from Misys in 2007 as a result of higher headcount.

Research and Development

Research and development costs for the year ended May 31, 2007 increased $11,288, or 38.1%, from $29,592 in 2006 to $40,880 in 2007. This increase in costs was concentrated in MHS’ Ambulatory segment with approximately $5,608 resulting from the fact that 2007 includes an entire year of costs from MHS’ Payerpath and Amicore businesses, which were acquired in the last half of 2006. Also contributing to the increase in the Ambulatory segment was a significant increase in third party costs related to a major new product development project initiated in 2007. This project was terminated late in 2007 as MHS’ management determined that it was in the best interest of MHS to explore alternatives to developing the product in-house.

Amortization of Intangibles

Amortization of intangibles for the year ended May 31, 2007 decreased $647, or 2.8%, from $23,039 in 2006 to $22,392 in 2007. Amortization of intangibles includes amortization of customer relationship and trade name intangibles acquired in MHS’ Medic, Payerpath and Amicore acquisitions. This cost declined in 2007 as the Medic trade name asset became fully amortized during 2006, partially offset by a full year of amortization on the Payerpath and Amicore acquisitions, which occurred in the last half of 2006.

Interest Expense and Interest Income and Other

Interest expense for the year ended May 31, 2007 increased $88, or 47.8%, from $184 in 2006 to $272 in 2007. Interest income and other, net, for the year ended May 31, 2007 increased $62, or 193.8%, from $32 in 2006 to $94 in 2007. Interest expense consists of interest on MHS’ line of credit as well as interest on capital leases. The increase in interest expense is primarily related to a higher average balance outstanding on MHS’ line of credit during 2007. Interest income and other consists of interest earned on MHS’ cash balances as well as gain or loss on disposals of property and equipment. The increase in interest income and other in 2007 was primarily due to the fact that 2007 had a gain on the sale of property and equipment, whereas 2006 includes a loss on disposal of property and equipment.

Income Tax Expense

Income tax expense of $2,160 and $7,519 was recorded for the years ended May 31, 2007 and 2006, respectively, resulting in an effective tax rate of 35.9% and 37.5%, respectively. The decline in the effective tax rate in 2007 is due to relative impact of certain deductions on the lower taxable income in 2007.

Liquidity and Capital Resources

Treasury for the entire group of Misys companies is managed centrally by Misys. All of MHS’ excess cash is swept periodically to Misys. MHS’ cash needs are principally met by cash generated from operations, and when necessary cash infusions from Misys and borrowings on MHS’ line of credit.

As of May 31, 2008

At May 31, 2008 and May 31, 2007, MHS had cash equivalents of $325 and $1,370, respectively. The decrease of $1,045 is reflective of the following:

Operating activities

During the year ended May 31, 2008 we generated $7,823 in net cash from operations, compared to $19,582 in the same period in 2007. This net decline of $11,759 was due primarily to a decline from operating assets and liabilities of $29,761 due to heavier use of cash in trade receivables, prepaid and other current assets, other long-term assets, accounts payable and accrued expenses, accrued compensation and benefits and deferred revenue, partially offset by an increase of $18,002 in net income and related non-cash reconciling adjustments. The additional cash used in trade receivables resulted from an increase in days sales outstanding (“DSO”) to 45 days at May 31, 2008 as compared to 37 days in the comparable period in 2007. DSO is calculated by multiplying ending trade receivables by the number of days in the referenced period (assuming 90 day quarters) divided by revenue for such period. The increase in DSO resulted primarily from the fact that MHS offered promotional 6 month payment terms on certain orders in 2008. These payment term promotions expired at the end of fiscal year 2008. Management is still evaluating whether to offer payment term promotions in fiscal year 2009. Also contributing to the increase in DSO was an increase in unbilled trade receivables as a result of process efficiencies at MHS’ warehouse which enabled MHS to deliver a higher proportion of orders placed in May of 2008 than in May of 2007. More cash was used for prepaid and other current assets, accounts payable and accrued expenses in 2008 due to timing of payments. The use of cash for other long-term assets was due to the prepayment of iMedica royalties in 2008. Accrued compensation and benefits used more cash primarily as a result of the change in MHS’ paid time off policy whereby for hours earned after January 1, 2008 there is no carry over permitted after December 31 of each year and the hours are not payable upon termination. This change has resulted in the existing paid time off accrual being depleted as employees utilize paid time off hours accumulated prior to January 1, 2008. Deferred revenue has declined primarily as a result of the decline in system sales revenue.

Investing activities

During the year ended May 31, 2008 we used $9,167 of cash in investing activities, compared to $832 in the same period in 2007. The additional use of cash in 2008 was primarily as a result of MHS’ $8,000 cost method investment in iMedica.

Financing activities

During the year ended May 31, 2008 we generated $299 in cash from financing activities, compared to a net use of $29,829 in the same period in 2007. This variance is attributable to the change in Holdings’ net investment as we leverage Misys’ centralized treasury function to meet MHS’ working capital needs while complying with the requirement that any excess cash on hand be sent to Misys.

MHS has an unsecured $8,000 line of credit promissory note with a national bank, which bears interest at Libor plus 0.5% and expires on October 31, 2008. The outstanding balance on the line of credit was $3,232 and $3,235 as of May 31, 2008 and May 31, 2007, respectively. There was no balance outstanding on the line of credit as of May 31, 2006.

As of May 31, 2007

At May 31, 2007 and 2006, MHS had cash equivalents of $1,370 and $12,449, respectively. The decrease of $11,079 is reflective of the following:

Operating activities

During the year ended May 31, 2007 MHS generated $19,582 in net cash from operations, compared to $44,290 in the same period in 2006. This net decline of $24,708 was due primarily to a decrease of $9,801 in net income and related non-cash reconciling adjustments (primarily amortization on intangibles and non-cash stock based compensation expense, partially offset by change in deferred income taxes), and a decline in operating assets and liabilities of $14,907 due to heavier use of cash in trade receivables, accrued compensation and benefits, deferred revenue and other long-term liabilities, partially offset by less cashed used for accrued expenses. The increase in trade receivables was as a result of returning to normal levels after an unusually strong cash collections month in the prior period, causing the May 2006 balance to be lower than typical. The heavier use of cash in accrued compensation and benefits was primarily related to lower amounts of commissions payable to sales employees as MHS had high turnover in the sales department and MHS had a higher proportion of commission payments paid upon contract execution in 2007, which is the normal practice when the customer pays at least a 50% deposit on the related order. Deferred revenue was lower at May 2007 as compared to May 2006 due to the decline in System Sales revenue in 2007. The movement in cash related to long-term liabilities and accrued expenses were related to timing of payments.

Investing activities

During the year ended May 31, 2007 MHS used $832 of cash in investing activities, compared to $54,732 in 2006. The heavy use of cash in 2006 was the result of the purchase of Payerpath and Amicore which used a combined $52,994 in cash. Investing activities in 2007 reflect normal course of business spend on capital purchases of $1,195, partially offset by $350 related to receipt of the final working capital adjustment on the Payerpath acquisition.

Financing activities

During the year ended May 31, 2007 MHS used $29,829 in cash from financing activities, compared to cash provided of $3,189 in 2006. This variance is attributable to the change in Holding’s net investment as we leverage Misys centralized treasury function to meet our working capital needs while complying with the requirement that any excess cash on hand be sent to Misys.

Future Capital Requirements

MHS believes that its cash flow from operations and its line of credit will be sufficient to meet the anticipated cash needs of MHS’ business for the next twelve months. MHS’ primary needs for cash over the next twelve months will be to fund working capital, fund capital expenditures, contractual obligations and investment needs of MHS’ current business.

We cannot provide assurance that MHS’ actual cash requirements will not be greater than MHS expects as of the date of this proxy statement. MHS will, from time to time, consider the acquisition of, or investment in, complementary businesses, products, services and technologies, which might impact MHS’ liquidity requirements or cause it to issue additional equity or debt securities.

If sources of liquidity are not available or if MHS cannot generate sufficient cash flow from operations during the next twelve months, MHS or Allscripts might be required to obtain additional sources of funds through additional operating improvements, capital market transactions, asset sales or financing from third parties, a combination thereof or otherwise. We cannot provide assurance that these additional sources of funds will be available or, if available, would have reasonable terms.

Contractual Obligations, Commitments and Off Balance Sheet Arrangements

MHS has various contractual obligations, which are recorded as liabilities in its combined financial statements. Other items, such as operating lease contract obligations are not recognized as liabilities in MHS’ combined financial statements but are required to be disclosed.

The following table summarizes MHS’ significant contractual obligations as of May 31, 2008 and the effect such obligations are expected to have on MHS’ liquidity and cash in future periods assuming all obligations reach maturity:

	Total	2009	2010	2011	2012	2013	2014	Thereafter
Operating leases	$43,301	$6,005	$5,741	$4,932	$4,486	$4,525	$4,642	$12,970
Capital leases	1,756	1,173	486	97	—	—	—	—
Line of credit	3,232	3,232	—	—	—	—	—	—

Total contractual obligations	$48,289	$10,410	$6,227	$5,029	$4,486	$4,525	$4,642	$12,970

Under the terms and conditions of its OEM agreement with iMedica, MHS has a license to resell certain iMedica products (the “Reseller License”) under MHS’ MyWay brand and a license to create derivative works of source code in connection therewith (the “Source Code License”). Both the Reseller License and the Source Code License contain provisions rendering the respective licenses non-exclusive if Misys or an affiliate of Misys commences reselling or sublicensing a competing electronic health record or practice management product in the ambulatory healthcare software market. iMedica might assert that the sale by Allscripts-Misys (post merger) of Allscripts’ Healthmatics brand would, pursuant to the terms of the agreement with iMedica, permit iMedica to license its products to others rendering the Source Code license in favor of MHS non-exclusive. This might adversely impact MHS’ marketing of the MyWay brand.

On August 1, 2008, MHS received a notice from iMedica purporting to terminate a strategic OEM agreement between MHS and iMedica on the basis of certain alleged violations of the OEM agreement. MHS is vigorously disputing iMedica’s underlying claims and its right to terminate the OEM agreement. Both MHS and iMedica have agreed to enter into negotiations to resolve any differences and amend or replace the OEM agreement. If such dispute cannot be resolved through negotiation, MHS intends to pursue any and all legal remedies available to it. Termination would prevent MHS from selling new MHS MyWay licenses. However, termination would not affect MHS’ ability to retain and provide support to its existing MHS MyWay customers.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the fair value of identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date. FAS No. 141R is effective for fiscal years beginning after December 15, 2008 and will be applied by MHS to business combinations consummated after the effective date. MHS management is currently evaluating the impact of the adoption of FAS 141R on the combined financial statements.

In December 2007, FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”), an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements (“ARB 51”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. This pronouncement is effective for fiscal years beginning after December 15, 2008. Management does not believe the adoption will have a material effect on the combined financial statements.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, (“FAS 159”). FAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities under an instrument-by-instrument election. Most of the provisions in FAS 159 are elective; however, it applies to all companies with available-for-sale and trading securities. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. FAS 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided that the entity also adopts FAS 157. MHS management does not believe the adoption will have a material effect on the combined financial statements.

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 clarifies that the fair value is the exchange price in an orderly transaction between market participants to sell the asset or transfer the liability in the market. The standard emphasizes that fair value is a market-based measurement, not an entity-specific measurement and a fair value measurement should therefore be based on the assumptions that market participants would use in pricing the asset or liability. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. MHS management does not believe the adoption will have a material effect on the combined financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). The FASB believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Accordingly, the FASB concluded that the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing this Statement to achieve that result. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, and is not expected to have a material impact on the combined financial statements.

Quantitative and Qualitative Disclosures About Market Risk (Dollars in thousands)

As of May 31, 2008, MHS did not own any derivative financial instruments, but MHS was exposed to market risks, primarily changes in LIBOR interest rates. MHS is exposed to the risk that MHS’ earnings and cash flows could be adversely impacted by fluctuations in interest rates due to balances outstanding on MHS’ line of credit. Based upon the short term nature of MHS’ borrowings on the line of credit, an increase in interest rates of 1.0% would not have a material impact on MHS’ financial position or results of operations.

As of May 31, 2008, MHS had cash and cash equivalents of $325. Declines in interest rates over time will reduce MHS’ interest income on these balances. Based upon the fact that MHS’ cash is managed centrally as part of the Misys treasury function MHS generally keeps a minimal amount of cash on hand, therefore a decrease in interest rates of 1.0% would not have a material impact on MHS’ financial position or results of operations.

PROPOSAL 2—THE REQUIRED AMENDMENTS

The following is a summary of the material provisions of the Required Amendments. This summary is qualified in its entirety by reference to the proposed Second Amended and Restated Certificate of Incorporation of Allscripts (the “Proposed Required Charter”), which is included in this document as Annex B and incorporated by reference herein.

Overview

In connection with the entry into the Merger Agreement, and primarily to provide for the governance of Allscripts after consummation of the Transactions, the Allscripts board of directors has approved, subject to stockholder approval, an amendment and restatement to its charter (the “Required Amendments”), the approval of which requires the affirmative vote of a majority of the outstanding shares of Allscripts common stock entitled to vote thereon. Approval of the Required Amendments by Allscripts stockholders at the annual meeting is a condition to the Transactions. If the Required Amendments are approved by Allscripts stockholders, Allscripts board of directors will amend and restate the by-laws of Allscripts as required under the Merger Agreement and summarized below (the “Required By-Law Amendments”). If the Required Amendments are approved but the Share Issuance is not approved or the Transactions are not completed for any other reason, Allscripts will not implement the Required Amendments or the Required By-Law Amendments.

The Required Amendments

Name

The Required Amendments will change Allscripts’ corporate name to “Allscripts-Misys Healthcare Solutions, Inc.”

Authorized Share Increase

As part of the Required Amendments, the total number of shares of stock of all classes that Allscripts will have authority to issue will be increased from 151,000,000 to 200,000,000, consisting of 199,000,000 shares of common stock, which is an increase of 49,000,000 shares, and 1,000,000 shares of preferred stock, which is unchanged from the current certificate of incorporation. As of July 31, 2008, there were approximately 57,319,706 shares of Allscripts common stock issued and outstanding and no shares of preferred stock issued and outstanding. As of July 31, 2008, there were approximately 4,376,948 shares of Allscripts common stock reserved for issuance pursuant to outstanding Allscripts stock options and other equity-based awards and 7,329,424 shares of Allscripts common stock reserved for issuance pursuant to the convertible debentures. The maximum possible number of shares of Allscripts common stock required to be issued to Misys under the Merger Agreement is approximately 84,800,000, which would result in a total of approximately 155,800,000 shares of Allscripts common stock either issued and outstanding or reserved for issuance.

Although Allscripts’ management currently has no definitive plans for the issuance of any additional authorized shares of Allscripts common stock, the authorization of additional shares of Allscripts common stock would permit the issuance for future stock dividends, possible acquisitions, stock option plans, and other appropriate corporate purposes, subject to the antidilution and other restrictions on stock issuances set forth in the Relationship Agreement discussed above. Other than with respect to the rights granted to Misys under the Relationship Agreement as discussed above under the heading “Additional Agreements; Post-Transaction Governance—the Relationship Agreement—Antidilution Protection,” shares of Allscripts common stock will not be entitled to pre-emptive rights nor will stockholders have any pre-emptive right to acquire any additional shares of common stock when issued.

Board Committees

The Required Amendments include new provisions setting forth specific committees of the board of directors as well as the composition and authority thereof. If the Required Amendments are approved, each committee of the Allscripts board of directors must consist of at least two directors, one of which must be a current Allscripts director or an independent director nominated to the board of directors by the current Allscripts directors who serve on the Allscripts board after consummation of the Transactions or their successors (each, a “Legacy Allscripts Director”).

Audit Committee.

The Required Amendments require that the audit committee of the Allscripts board of directors consist of three Legacy Allscripts Directors, one of whom must be a financial expert. In addition to the powers and responsibilities granted to the audit committee pursuant to its charter or by the board of directors, the audit committee will have certain approval rights, including approval of any commercial or other transaction (including a squeeze-out) and other arrangements between Allscripts and its subsidiaries, on the one hand, and Misys and its other subsidiaries, on the other hand, and approval of any delisting of Allscripts common stock from NASDAQ or any other exchange. Such actions must also be approved by a majority of the entire board. Certain of these additional rights granted to the audit committee are described above under the heading “Additional Agreements; Post Transaction Governance—Relationship Agreement.”

Nominating Committee

The nominating committee will consist of five directors, three of which will be Legacy Allscripts Directors and the remaining two of which will be nominated by the majority of the entire board of directors (a “Misys Director”). The Required Amendments explicitly grant the nominating committee the power to nominate directors to stand for election, whether at a meeting of stockholders or to fill a vacancy, and to establish governance principles. These powers to nominate directors are to be delegated to the following subcommittees and in the following manner:

•

the independent nominating subcommittee, which will consist of Legacy Allscripts Directors, will have the sole authority to nominate three independent directors and the chief executive officer to stand for election by the stockholders as directors or to nominate replacements for these directors; and

•

the nominating and governance subcommittee, which will consist of one Legacy Allscripts Director and two Misys Directors, will have the sole authority to nominate six directors (other than persons nominated by the independent nominating subcommittee) to stand for election as directors by the stockholders or to nominate replacements for vacancies of directors previously nominated by the nominating and governance subcommittee.

Compensation Committee.

Pursuant to the Required Amendments, the compensation committee will consist of two Legacy Allscripts Directors and the chairman of the board. The compensation committee is expressly granted the authority to approve all executive officer compensation and recommend the adoption of new equity incentive plans to the full board of directors, which in each case is subject to the further approval of a majority of the entire board of directors.

Takeover Items

Under Allscripts’ current certificate of incorporation, Allscripts has elected to be governed by Section 203 of the Delaware General Corporation Law. The Required Amendment, however, provides that Allscripts will elect not to be governed by Section 203 of the Delaware General Corporation Law, which election would take effect one year after the amended certificate of incorporation is filed with the Delaware Secretary of State. Section 203 of the Delaware General Corporation Law generally provides that if a person or group acquires fifteen percent (15%) or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) without prior board approval, such interested stockholder may not, for a period of three years, engage in a wide range of business combination transactions with the corporation. However, pursuant to the Relationship Agreement, Misys has agreed that it will not, and will not permit any of its affiliates to, sell, transfer or otherwise dispose of fifteen percent (15%) or more of the outstanding shares of Allscripts common stock unless such sale or transfer is to another affiliate of Misys or approved by Allscripts’ board of directors.

The current Article Eleventh of Allscripts’ certificate of incorporation includes a provision that, in determining whether an acquisition proposal (as defined in the current charter) is in the best interests of Allscripts and its stockholders, the board of directors may, to the extent permitted by law, consider all factors it deems relevant, including social, legal and economic effects upon employees, suppliers, customers and the communities in which Allscripts is located. The Required Amendments remove Article Eleventh.

Amendments

The Required Amendments include a new section that, subject to the provisions of Allscripts by-laws or as otherwise provided in the Proposed Required Charter, the provisions related to Amendment of By-Laws (Article Ninth), Committees of the Board (Article Tenth), Classification and Nomination of Directors (the first, third and seventh paragraphs of Article Seventh) and Amendments (Article Fourteenth), may only be amended or waived with the consent of a majority of the members of the audit committee. The Required Amendments and the Relationship Agreement also provide that Misys will not propose or vote in favor of any amendment, alteration, modification or change of the certificate of incorporation that would be inconsistent with the Relationship Agreement or the by-laws.

Other Amendments

The Required Amendments also include certain clarifying, conforming, incidental and miscellaneous amendments.

The Required By-Law Amendments

As noted above, if the Required Amendments are approved by Allscripts’ stockholders at the annual meeting and the Transactions are consummated, the Allscripts board of directors will amend and restate Allscripts’ by-laws to implement changes to the by-laws required under the Merger Agreement. This by-law amendment and restatement is summarized below. This summary is qualified in its entirety by reference to the proposed by-laws as so amended and restated, which are included in this document as Annex B and incorporated by reference herein.

Board and Officer Changes

The Required By-Law Amendments contain amendments from the current Allscripts by-laws relating to the board of directors and Allscripts officers including:

•	setting a quorum of the board at six members;

•	setting the dates for quarterly board meetings as June 1, September 1, December 1 and March 1 and lengthening the required notice of board meetings to 72 hours;

•	designating the chairman of the board as the executive chairman;

•	specifying that the chief executive officer reports to the board of directors;

•	removing the provision designating the president as the person presiding over stockholder or board meetings in the absence of the chairman of the board; and

•	specifying the power of the chief financial officer.

Board Committees

The Required By-Law Amendments include amendments to include the same provisions on board committees set forth above under the heading “Required Charter Amendments-Board Committees.” In addition, the Required By-Law Amendments include the creation of a disclosure committee of the Allscripts board of directors, to be composed of management and operations personnel of Allscripts. The disclosure committee will have responsibilities including:

•	approval of any material press release or material disclosure by Allscripts;

•	informing the board of directors in advance of all planned disclosure by Allscripts;

•

responsibility for ensuring that management reports all material developments to the board of directors and for determining which developments should be reported to Misys in connection with Misys’ regulatory disclosure obligations;

•

recommending to the board of directors any additional disclosure of other announcements as may be required to permit the non-independent directors (other than the chief executive officer) to fulfill their obligations under the Relationship Agreement; and

•	instituting protocols to address trading on material non-public information.

Amendments

The Required By-Law Amendments provide that, subject to the provisions of the Allscripts certificate of incorporation or as otherwise provided in the by-laws, the by-laws may only be amended by the affirmative vote of a majority of the entire board of directors, except that the provisions of the by-laws related to Directors (Article III), Officers (Article IV), Committees of the Board (Article V) and Amendments (Article VIII), may only be amended or waived with the consent of a majority of the members of the audit committee and a majority of the entire board of directors. The current by-laws provide that except as provided in the Allscripts certificate of incorporation or by-laws, any provision of the by-laws may be amended by the affirmative of holders of a majority of the common stock present in person or by proxy and entitled to vote or by a majority vote of the directors present at a meeting of the board at which a quorum is present.

Other Amendments

The Required By-Law Amendments also include certain clarifying, conforming, incidental and miscellaneous amendments, including provisions regarding remote communications for stockholder or director meetings.

PROPOSAL 3—THE ADDITIONAL AMENDMENTS

The following is a summary of the material provisions of the Additional Amendments. This summary is qualified in its entirety by reference to the proposed Second Amended and Restated Certificate of Incorporation of Allscripts (the “Proposed Fully-Amended Charter”) and Amended and Restated By-Laws of Allscripts (the “Proposed Fully-Amended By-Laws”), which are included in this document as Annex C and incorporated by reference herein. The Proposed Fully-Amended By-Laws include the Required By-Law Amendments described above.

Overview

In connection with the entry into the Merger Agreement, and primarily to provide for additional changes to the governance of Allscripts after consummation of the Transactions, the Allscripts board of directors has approved, subject to stockholder approval, an additional amendment and restatement to its charter and by-laws, the approval of which requires the affirmative vote of at least eighty percent (80%) of the outstanding shares of Allscripts common stock. Approval of the Additional Amendments by Allscripts stockholders at the annual meeting is not a condition to the Transactions. If the Additional Amendments are approved but the Share Issuance and the Required Amendments are not approved or the Transactions are not completed for any other reason, Allscripts will not implement the Additional Amendments.

Charter Amendments

Board of Director Matters

The Additional Amendments amend and restate Article Seventh of the current certificate of incorporation of Allscripts to:

•	set the size of the board of directors at ten;

•

provide that directors stand for election at each annual meeting, instead of the current classification of the board of directors whereby directors are elected to the board once every three years and delete the provisions related to the classification of the board of directors;

•

provide that vacancies on the board be filled by either the independent nominating committee or the nominating and governance committee, as applicable, and not by a majority of the entire board of directors;

•	provide that directors may be removed without cause by the affirmative vote of a majority of Allscripts voting power; and

•	delete the list of enumerated powers granted to the board of directors, except for the approval of the annual budget and the board’s power to amend the by-laws, which included the power:

•	to authorize the borrowing of money or the issuance of bonds and other indebtedness;

•	to authorize the sale, lease or other disposition of any part or parts of the properties of Allscripts or to cease to conduct any business;

•	to authorize the purchase or other acquisition of shares of stock or any of its bonds, debentures or other securities or indebtedness;

•	to fix and determine, and vary the amount of, the working capital of Allscripts, and to determine the use or investment of any assets of Allscripts; and

•	to authorize the negotiation and execution on behalf of Allscripts of agreements with officers and other employees of Allscripts relating to the payment of severance.

Action by Written Consent

The Additional Amendments would remove the prohibition against stockholder action by written consent in Allscripts’ certificate of incorporation. As a result, any action of Allscripts’ stockholders that may be taken at a meeting may be taken by written consent, without prior notice, as described below under the heading “—By-Law Amendments.” Misys will have the power to take action by written consent without prior notice to, or the vote of, any other stockholder of Allscripts since Misys will own a majority of the common stock of Allscripts after completion of the Transactions.

Ability to Call Special Meeting

The Additional Amendments would remove the ability of Allscripts’ president to call a special meeting of stockholders. As a result, a special meeting of stockholders may only be called by the chairman of the board or upon a resolution of the board approved by a majority of the entire board of directors. As a result, Misys Directors will have the ability to call or prevent a special meeting of Allscripts stockholders if the Additional Amendments are approved.

Supermajority Approval Requirements

The Additional Amendments would also delete the supermajority eighty percent (80%) stockholder voting requirement currently required to amend:

•	Article Seventh of the certificate of incorporation, relating to the powers of the board of directors, including its power to amend the by-laws;

•

Article Eighth of the certificate of incorporation, relating to action by written consent of stockholders and holding stockholder and director meetings and to having offices within or outside of the State of Delaware; and

•

Sections 3 and 7 of Article II of the by-laws regarding stockholder action and quorum and voting requirements, and Sections 1, 2 and 3 of Article III of the by-laws, regarding the number, election and terms of directors, vacancies and newly created board seats and removal of directors.

By-Law Amendments

Board of Director Matters

The Additional Amendments amend Article III of the current by-laws to implement the board of director related amendments as made to the Allscripts charter described above under the heading “—Charter Amendment – Board of Director Matters,” as follows:

•	set the size of the board of directors at ten;

•

provide that directors stand for election at each annual meeting, instead of the current classification of the board of directors whereby directors are elected to the board once every three years and delete the provisions related to the classification of the board of directors;

•

provide that vacancies on the board be filled by either the independent nominating committee or the nominating and governance committee, as applicable, and not by a majority of the entire board of directors; and

•	provide that directors may be removed without cause by the affirmative vote of a majority of Allscripts voting power.

Action by Written Consent

The Additional Amendments amend Article II, Section 3 of the by-laws to provide for action by written consent of the stockholders, with or without notice, if:

•	such action is approved by the necessary vote of stockholders;

•	the consents are delivered to the Company within 60 days of the date of the delivery of the earliest consent so delivered to the Company;

•	stockholders who do not consent are provided with written notice of such action by written consent; and

•	such action is not the election of directors, which may not be accomplished by written consent.

If the board of directors did not set a record date of stockholders for such written action, the record date will be the first date a written consent is delivered to the Company, unless board action is required by applicable law to effect such action taken by written consent, in which case the record date will be the date the board takes such required action.

Other Changes.

A number of clarifying and other conforming or incidental changes will be made to Allscripts by-laws.

DESCRIPTION OF ALLSCRIPTS CAPITAL STOCK

The following summary of the terms of the capital stock of Allscripts before and after the Transactions, assuming stockholders approve both the Required Amendments and the Additional Amendments, is not meant to be complete and is qualified by reference to Allscripts’ Amended and Restated Certificate of Incorporation and By-Laws and to the proposed Second Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of Allscripts, which is included as Annex C and all applicable provisions of the Delaware General Corporation Law, as amended. Copies of Allscripts’ Amended and Restated Certificate of Incorporation are incorporated by reference and will be sent to stockholders of Allscripts upon request. See “Where You Can Find More Information.”

Authorized Capital Stock

Allscripts’ current authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the close of business on July 31, 2008, there were 57,319,706 shares of Allscripts common stock issued and outstanding and no shares of Allscripts preferred stock issued and outstanding.

Allscripts is proposing to increase its number of authorized capital stock to 200,000,000 consisting of 199,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Allscripts Common Stock

Voting and Other Rights. Holders of Allscripts common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Generally, matters to be decided by the stockholders will be decided by the vote of holders of a majority of the shares of Allscripts common stock entitled to vote on the subject matter and represented in person or by proxy at a meeting at which a quorum is present except for certain extraordinary corporate actions that, under Delaware law, require a majority of the outstanding shares entitled to vote thereon, such as approval of certain mergers, asset sales and dissolutions. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Allscripts may designate and issue at any time in the future.

Dividend Rights; Rights Upon Liquidation. Holders of Allscripts common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds. Upon Allscripts’ liquidation, dissolution or winding-up, holders of Allscripts common stock are entitled to share ratably in all assets remaining after payment of Allscripts’ debts and other liabilities.

Pre-emptive Rights. Holders of Allscripts common stock currently have no preemptive, subscription, redemption or conversion rights. If the Transactions are completed, including the approval by stockholders of the Required Amendments, Misys will have certain pre-emptive rights as described above under “Relationship Agreement.”

Allscripts Preferred Stock

Allscripts board of directors is authorized, without further stockholder approval but subject to any limitations prescribed by law, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 1,000,000 shares of preferred stock, and to issue these shares of preferred stock in one or more series. Each class or series of Allscripts preferred stock will cover the number of shares and will have the preferences, voting powers, qualifications and special or relative rights or privileges as are determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights.

Allscripts’ board of directors may authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or other rights of the holders of Allscripts common stock. The issuance of preferred stock could also delay, defer or prevent a change of control of Allscripts or otherwise negatively affect the market price of Allscripts common stock. Allscripts has no present plans to issue any shares of preferred stock.

Listing

Allscripts common stock trades on NASDAQ under the trading symbol “MDRX.”

Allscripts Transfer Agent and Registrar

The transfer agent and registrar of the Allscripts common stock is LaSalle Global Trust Services.

Specific Provisions of Allscripts Charter and By-Laws and Delaware Law

Amended and Restated Certificate of Incorporation; By-Laws

Board of Directors. Allscripts’ amended and restated certificate of incorporation and by-laws, as currently in effect, provide that Allscripts’ board of directors is divided into three classes of directors serving staggered three-year terms. The Additional Amendments include the elimination of the staggered nature of the election of Allscripts’ directors, resulting in the annual election of each director. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. Some practical effects of these classification provisions are the following:

•

This delay ensures that Allscripts’ directors, if confronted by a stockholder attempting to force a proxy contest, tender offer, exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal and any available alternatives before they act in what they believe to be the best interests of the stockholders. However, even if a change in the composition of the board would be beneficial to Allscripts and its stockholders, it will take at least two annual meetings of stockholders to make this change.

•

A classified board may discourage third party proxy contests, tender offers, or attempts to obtain control of the company. This will happen even if an attempt might be beneficial to Allscripts and its stockholders. Therefore, there is an increased likelihood that incumbent directors will retain their positions.

A classified board discourages accumulations of large blocks of Allscripts’ stock by purchasers whose objective is to take control of the board. This could reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks of stock. Stockholders therefore might not have opportunities to sell their shares of Allscripts common stock at the higher market price that an accumulation of stock could create.

Allscripts’ current certificate of incorporation and by-laws further provide that directors may be removed only for cause and only by the holders of at least eighty percent (80%) of the outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class. The Additional Amendments include the elimination of the for cause only removal provision, thereby allowing for the removal of directors without cause, and would also lower the threshold for removal to a majority from eighty percent (80%).

Advance Notice Provisions. Allscripts’ by-laws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of Allscripts’ board of directors or a committee of Allscripts’ board.

Special Meeting Requirements; Stockholder Action. Allscripts’ current certificate of incorporation and by-laws require that special meetings of stockholders be called only at the request of a majority of Allscripts’ board of directors, the chairman of Allscripts’ board of directors or Allscripts’ president. In addition, Allscripts’ current certificate of incorporation and by-laws provide that Allscripts’ stockholders may only take action at a duly called meeting and not by written consent. The Additional Amendments would, if approved, allow stockholders to take action by written consent and would remove the ability of Allscripts’ president to call a special meeting of stockholders.

Consideration of Constituencies. Allscripts’ current certificate of incorporation allows Allscripts’ board of directors, to the extent permitted by law, to consider all factors it deems relevant, including the effects on Allscripts’ employees, suppliers and customers and the communities in which Allscripts operate, in determining whether an acquisition proposal is in Allscripts’ best interests and the best interests of Allscripts’ stockholders. The Required Amendments would, if approved, eliminate this provision.

Limitation of Liability; Indemnification. Allscripts’ current and proposed certificate of incorporation provide that Allscripts may, subject to some limitations, indemnify Allscripts’ directors and officers against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to Allscripts’ best interests. Allscripts’ current and proposed certificate of incorporation also provide that no director will be personally liable to Allscripts or Allscripts’ stockholders for monetary damages for any breach of fiduciary duty as a director, except as otherwise provided under Delaware law.

These provisions may deter a hostile takeover or delay a change of control of Allscripts.

Delaware Law

Allscripts is currently governed by Section 203 of the Delaware General Corporation Law, which is described below. If the Required Amendments are approved, Allscripts will no longer be governed by Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are both directors and officers and shares which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person (and the affiliates and associates of such person) who (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of ten percent (10%) or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to specified exceptions, any transaction involving the corporation or a majority owned subsidiary that increases the proportionate share of the stock of any class or series of the corporation or such subsidiary owned by the interested stockholder; or

•

any receipt by the interested stockholder of the benefit (except proportionately as a stockholder of the corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

The provisions of Section 203 may encourage companies interested in acquiring Allscripts to negotiate in advance with Allscripts’ board of directors. These provisions may also have the effect of preventing changes in Allscripts board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

CHAPTER FOUR—ELECTION OF DIRECTORS: ALLSCRIPTS PROPOSAL 4

General

Seven directors currently serve on our board of directors, a majority of whom are “Independent Directors” in accordance with the regulations of the SEC and the listing standards of NASDAQ. The directors are divided into three classes. Each director serves for a term of three years, until a qualified successor director has been elected, or until he resigns or is removed by the board. The Additional Amendments to be voted upon at the annual meeting would, if approved, result in the elimination of the classified nature of our board of directors. If the Additional Amendments are approved, we expect that each director continuing as a director with a term expiring after the next annual meeting of stockholders after consummation of the Transactions will resign as a director and be reappointed by the board of directors (or a committee thereof) for a term expiring at the next annual meeting of stockholders.

At the annual meeting, you will be asked to elect two directors, each to serve a term expiring at the third annual meeting of stockholders following their election. The remaining five directors will continue to serve on the board as described below. The 2008 nominees are Messrs. Glen Tullman and M. Fazle Husain. Both nominees currently serve on our board of directors.

Vote Required

Election of directors requires the affirmative vote of a majority of the shares of Allscripts common stock entitled to vote thereon and present in person or represented by proxy (provided that a quorum is present). Broker non-votes have no effect on the election of directors and abstentions have the effect of votes against a director.

THE ALLSCRIPTS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH DIRECTOR STANDING FOR RE-ELECTION.

Biographical Information of Allscripts Directors

Nominees

M. Fazle Husain, 44, was elected to our board of directors in April 1998. Mr. Husain is a Managing Director of Metalmark Capital, a division of Citigroup Alternative Investments. Prior to joining Metalmark, Mr. Husain was with Morgan Stanley & Co. for 18 years, where he was a Managing Director in the private equity and venture capital investment business. Mr. Husain has served on the board of directors of several public and private healthcare businesses, including Cross Country Healthcare, Cardiac Pathways, Enterprise Systems, Suros Surgical, The Medicines Company, SouthernCare Hospice, Cambridge Heart and Vanguard Health Systems.

Glen E. Tullman, 48, joined Allscripts as Chief Executive Officer in August 1997 to lead our transition into the Healthcare Information Sector. In May 1999, Mr. Tullman became our Chairman of the Board. Prior to joining Allscripts, from October 1994 to July 1997, Mr. Tullman was Chief Executive Officer of Enterprise Systems, Inc., a healthcare information services company providing resource management solutions to large integrated healthcare networks. From 1983 to 1994, Mr. Tullman served in a number of management roles, including President and Chief Operating Officer, of CCC Information Services, Inc., a provider of information systems to property and casualty insurers. Mr. Tullman currently serves on the International Board of the Juvenile Diabetes Research Foundation.

Directors Continuing to 2009 Annual Meeting

Marcel L. “Gus” Gamache, 65, was elected to our board of directors in August 2003. From 1994 to 2005, Mr. Gamache was President and Chief Executive Officer of ConnectiCare, a Farmington, Connecticut-based managed care company serving more than 270,000 members in Connecticut and western Massachusetts. Prior to his work at ConnectiCare, Mr. Gamache was employed for 19 years at Blue Cross and Blue Shield of Massachusetts where he served as internal auditor, Controller and Senior Vice President for Information Services. Mr. Gamache currently serves on the board of directors of a number of privately-held companies.

Bernard Goldstein, 77, was elected to our board of directors in 2001. From 1979 to 1996, Mr. Goldstein was a Managing Director of Broadview International, LLC, a financial services firm specializing in merger and acquisition transactions for communications, IT, and media companies. Thereafter, he served as a director of Broadview until 2002. He is a past President of the Information Technology Association of America, the industry trade association of the computer service industry, and past Chairman of the Information Technology Foundation. Mr. Goldstein was a director of Apple Computer Inc. until August 1997, and a director of Sungard Data Systems, Inc. until 2005.

Philip D. Green, 57, was elected to our board of directors in 1992. Mr. Green is President, Strategic Business Initiatives, at the University of Pittsburgh Medical Center (“UPMC”). Before joining UPMC in July 2006, Mr. Green was a partner with the law firm of Gardner Carton & Douglas, LLP since June 2004. From June 2000 until June 2004, Mr. Green was a partner with Akin, Gump, Strauss, Hauer & Feld, L.L.P. From 1989 until June 2000, Mr. Green was a partner with the law firm of Green, Stewart, Farber & Anderson, P.C., of which Mr. Green was a founding partner. From 1978 through 1989, Mr. Green was a partner in the Washington, D.C. based law firm of Schwalb, Donnenfeld, Bray & Silbert, P.C. Mr. Green serves on the board of directors of I-trax, Inc.

Directors Continuing to 2010 Annual Meeting

Robert A. Compton, 52, was elected to our board of directors in August 2003. In 2005, Mr. Compton founded Vontoo Corporation, an on-demand, permission-based voice messaging company and currently serves as its Chief Executive Officer. Previously, he was Founder and Chief Executive Officer of NoInk Communications, a provider of handheld and web-based software solutions for pharmaceutical and medical device sales professionals, from 2002 until the company’s sale in 2004. From 1999 to January 2000, Mr. Compton was President of the Neurologic Technologies Division of Medtronic, Inc., a medical technology company. From 1997 until 1999, Mr. Compton was President and Chief Operating Officer of Sofamor Danek Group, Inc., a medical device manufacturer, which was acquired by Medtronic, Inc. in January 1999. From 1988 until 1997, Mr. Compton served as general partner of CID Equity Partners, a venture capital firm. Mr. Compton currently serves as the Chairman of the Board on the board of directors of Exact Target.

Michael J. Kluger, 51, was elected to our board of directors in 1994. Since November 2001, Mr. Kluger has been a Managing Director of Altaris Capital Partners LLC, a private equity healthcare firm. From 1992 until November 2001, Mr. Kluger served as a Managing Director of Liberty Capital Partners, Inc., a New York investment management firm and the general partner of Liberty Partners, L.P. From June 2001 to March 2005, Mr. Kluger served on the board of directors of ConnectiCare, Inc.

Meetings and Committees of the Allscripts Board

During 2007, our board of directors met five times. In addition to meetings of the full board, directors attended meetings of the board committees. Allscripts has standing Audit, Compensation, and Nominating and Governance Committees. Robert A. Compton serves as the lead independent director and focuses on key governance issues, board self-evaluations and the Chief Executive Officer evaluation. In 2007, Messrs. Kluger and Gamache attended four of the five board meetings, Messrs. McConnell, who no longer serves as a director, and Compton attended three of the five board meetings and all other directors attended all five meetings. All Board members attended at least 75% of their requisite committee meetings. As discussed in detail above under the headings “Board of Directors of Allscripts After the Transactions,” “Proposal 2- The Required Amendments” and “Proposal 3- The Additional Amendments,” the composition and responsibilities of the committees of the board of directors will change if the Required Amendments or Additional Amendments are approved.

Audit Committee

The Audit Committee is responsible for ensuring the integrity of the financial information reported by Allscripts. In accordance with its written charter, the Audit Committee is directly responsible for appointment, compensation, retention and oversight of the work of the independent auditor, approves the scope of annual audits performed by the independent auditor and reviews the results of those audits. In addition, the Audit Committee oversees the accounting and financial reporting process of Allscripts and meets with management, the independent auditors and Allscripts internal staff to review audit results and opinions, as well as financial, accounting and internal control matters. Michael J. Kluger, Marcel L. “Gus” Gamache and Bernard Goldstein serve on the Audit Committee. Mr. Kluger serves as the Chairman of the Audit Committee. The board of directors has determined that each of the members of the Audit Committee is independent in accordance with the regulations of the SEC and the listing standards of NASDAQ. In addition, the board of directors has determined that each member of the Audit Committee has a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements. Finally, the board of directors has determined that Mr. Goldstein is an “audit committee financial expert” under the rules of the SEC. The Audit Committee has adopted a charter that specifies the composition and responsibilities of the committee. A copy of the Audit Committee Charter is posted on our website at www.allscripts.com and is available to stockholders upon written request made to our Secretary at the corporate address shown Secretary, Lee Shapiro, at the corporate address shown below. During 2007, the Audit Committee met four times.

Compensation Committee

The Compensation Committee determines executive officers’ salaries, bonuses and other compensation and administers our Amended and Restated 1993 Stock Incentive Plan and our 2001 Non-statutory Stock Option Plan. Additionally, the Compensation Committee makes recommendations to the board regarding the compensation of non-management directors. Philip D. Green, M. Fazle Husain and Michael J. Kluger serve on the Compensation Committee. Mr. Green serves as the Chairman of the Compensation Committee. The board of directors has determined that each of the members of the Compensation Committee is independent in accordance with the regulations of the SEC and the listing standards of NASDAQ. The Compensation Committee has adopted a charter that specifies the composition and responsibilities of the Compensation Committee, which is posted on our website at www.allscripts.com and is available to stockholders upon written request made to our Secretary at the address shown below. During 2007, the Compensation Committee met five times. For additional information regarding the Compensation Committee and the role of the Chief Executive Officer regarding individual compensation actions, see “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee periodically reviews the compensation program for non-employee directors in comparison to the practices of a peer group. Based upon this review, the Compensation Committee may recommend to the board of directors adjustments to the compensation of non-employee directors to bring director compensation in line with competitive practices. The pay objective for non-employee directors is to provide a competitive level and mix of pay that enhances Allscripts’ ability to attract and retain highly qualified directors.

Nominating and Governance Committee

The Nominating and Governance Committee assists the board in identifying qualified individuals to become board members and recommending to the board the director nominees; develops and recommends to the board corporate governance guidelines applicable to Allscripts; leads the board in its annual review of the board’s performance; reviews and assesses succession planning; and makes recommendations to the board with respect to the assignment of individual directors to various committees. The Committee has adopted a charter that specifies the composition and responsibilities of the Nominating and Governance Committee, which is posted on our website at www.allscripts.com and is available to stockholders upon written request made to our Secretary at the address shown below. Marcel L. “Gus” Gamache and Philip D. Green serve on the Nominating and Governance Committee. The board of directors has determined that each of the current members of the Nominating and

Governance Committee is independent in accordance with the regulations of the SEC and the listing standards of NASDAQ. During 2007, the Nominating and Governance Committee met one time.

Governance

Corporate Governance Guidelines

The board of directors has adopted a set of Corporate Governance Guidelines to assist the board in the exercise of its responsibilities. The Corporate Governance Guidelines cover topics including, but not limited to, director qualification standards, board and committee composition, director requirements regarding service, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Chief Executive Officer and the board and its committees. The Nominating and Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and recommending to the board any changes to the guidelines. The full text of the Corporate Governance Guidelines is available on our website at www.allscripts.com.

Code of Conduct

Allscripts has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and senior financial and accounting officers. Our Code of Conduct requires that all of our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in Allscripts’ best interest. We maintain a current copy of our Code of Conduct, and will promptly post any amendments to or waivers of our Code of Conduct, on our website at www.allscripts.com. Stockholders may request a written copy of the Code of Conduct by contacting our Secretary, Lee Shapiro, at the corporate address shown below.

In furtherance of our procedures to ensure compliance with the Sarbanes Oxley Act of 2002, each of our employees is required to complete an annual on-line, interactive education program concerning policies of our Code of Conduct.

Director Independence

Each of our directors other than Mr. Tullman qualifies as “independent” in accordance with the listing requirements of NASDAQ. The NASDAQ definition of independence includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. As required by NASDAQ rules, the board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board reviewed and discussed information provided by each director and by Allscripts with regard to each director’s business and personal activities as they may relate to Allscripts and Allscripts’ management. With respect to Mr. Compton, the board considered that he serves as Chairman of the Board of an e-mail marketing solutions company to which Allscripts has paid less than $105,000 during each of the last two years. In addition, with respect to Mr. Goldstein, Mr. Compton and Mr. Green, the board considered that each of these directors held an investment of less than 0.1% in ECIN, which was acquired by Allscripts on December 31, 2007. The board of directors concluded that each of Mr. Compton, Mr. Gamache, Mr. Goldstein, Mr. Green, Mr. Husain and Mr. Kluger are independent within the meaning of independence under the listing standards of NASDAQ. Allscripts’ Corporate Governance Guidelines require the independent members of the board of directors to meet at least twice per year in executive sessions without management.

Communications with Directors

Interested parties may communicate concerns to any of our non-management directors by writing to the director in care of our Secretary at the address set forth below. In accordance with the policy adopted by our non-management directors, our Secretary will promptly relay to the addressee all communications that he determines require prompt attention by a non-management director and will regularly provide the non-management directors with a summary of all communications addressed to non-management directors.

Nominations for Directors

The Nominating and Governance Committee is responsible for the proposal of nominees for service as directors and will consider recommendations offered by stockholders in accordance with our by-laws. The Nominating and Governance Committee selects individuals as director nominees based on their business and professional accomplishments, integrity, demonstrated ability to make independent analytical inquiries, ability to understand our business and willingness to devote the necessary time to board duties. In considering individuals for nomination, the Nominating and Governance Committee consults with the Chief Executive Officer. An existing director’s qualifications in meeting these criteria are considered each time such director is re-nominated for board membership. Assuming that appropriate biographical and background information is provided to the Nominating and Governance Committee, the Nominating and Governance Committee would apply the same process and standards to the evaluation of each potential director nominee, regardless of whether he or she is recommended by one or more stockholders or is identified by some other method.

The Nominating and Governance Committee may hire outside advisors to assist it in identifying and/or evaluating potential director nominees. The Nominating and Governance Committee did not utilize outside advisors in deciding to nominate the director candidates for the upcoming annual meeting of stockholders. If you wish to recommend a nominee for director for the 2009 Annual Meeting of Stockholders, pursuant to our by-laws, our Secretary must receive your written nomination not less than 120 nor more than 150 days prior to the anniversary of the date of the 2008 annual meeting of stockholders. You should submit your proposal to the Secretary at our address set forth below. Our by-laws require that you provide: (1) your name and address and the name and address of the nominee; (2) a statement that you are a record holder of Allscripts common stock entitled to vote at the meeting and that you plan to appear in person or by proxy at the meeting to make the nomination; (3) a description of all arrangements or understandings under which you are making the nominations; (4) any other information that the rules of the SEC require to be included in a proxy statement; and (5) the nominee’s agreement to serve as a director, if elected.

Attendance at Annual Meeting

All members of our board of directors are invited to attend our annual meeting of stockholders. Their attendance, however, is not required. Last year, Mr. Tullman represented the board at our meeting.

Director Compensation

Each non-employee director is paid $1,500 for each Board of Directors meeting attended in person, and each director is reimbursed for travel expenses incurred when attending meetings. Under our Amended and Restated 1993 Stock Incentive Plan, directors who are not Allscripts employees are eligible to receive stock awards in the form of stock options, restricted stock or restricted stock units at the discretion of the Board of Directors or the Compensation Committee. Mr. Tullman, who is our Chairman and Chief Executive Officer, does not receive any additional compensation for services as a director.

2007 Non-Employee Director Compensation Table

The table below summarizes compensation for non-employee directors during 2007.

	Year	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)(4)	Total ($)
Robert A. Compton	2007	4,500	24,907	29.407
Marcel L. “Gus” Gamache	2007	4,500	18,692	23,192
Bernard Goldstein	2007	6,000	12,462	18,462
Philip D. Green	2007	6,000	12,462	18,462
M. Fazle Husain	2007	6,000	12,462	18,462
Michael J. Kluger	2007	6,000	18,677	24,677
John P. McConnell (5)	2007	3,000	—	3,000

(1)	This column reports the amount of cash compensation earned in 2007. Each non-employee director receives a fee of $1,500 for attendance at Board meetings. No fees are paid for telephonic meetings. We reimburse each non-employee director for expenses associated with attending Board and committee meetings and other Board-related activities.

(2)	The dollar value represents the amount Allscripts recognized for financial statement reporting purposes in 2007 in accordance with Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (FAS 123(R)) for restricted stock awards granted on January 17, 2006, applying the same assumptions used in the Company’s financial statements and accompanying notes; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. The restricted stock awards vest 25% on each of the first four anniversary dates from the grant date. Such awards become fully vested in the event of a “Change of Control” of Allscripts, as defined in the Restricted Stock Award Agreements relating to such grants, and, as to each director, in the event such director is not re-elected to the Allscripts Board of Directors. Any dividends are subject to the same restrictions as the underlying shares. All shares of restricted stock issued to a director are included in such director’s beneficial ownership of Allscripts common stock, as of July 16, 2008, with the exception of John McConnell, who resigned from the board on March 17, 2008 and is excluded from the beneficial ownership table included herein. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for additional information regarding the application of FAS 123(R).

(3)	The following table displays the restricted stock held by non-employee directors as of December 31, 2007:

	Grant Date of Stock Award	Shares of Restricted Stock(#)	Grant Date Fair Value($)
Robert A. Compton	1/17/2006	6,060	99,626
Marcel L. “Gus” Gamache	1/17/2006	4,545	74,720
Bernard Goldstein	1/17/2006	3,030	49,813
Philip D. Green	1/17/2006	3,030	49,813
M. Fazle Husain	1/17/2006	3,030	49,813
Michael J. Kluger	1/17/2006	4,545	74,720

(4)	The table in footnote 3 shows the aggregate number of shares of restricted stock held by each non-employee director as of December 31, 2007. Mr. McConnell did not hold any shares of restricted stock. The aggregate number of options held by each non-employee director as of December 31, 2007 was as follows:

Number of Options Outstanding as of December 31, 2007
Robert A. Compton	35,000
Marcel L. “Gus” Gamache	50,000
Bernard Goldstein	55,000
Philip D. Green	70,200
M. Fazle Husain	—
Michael J. Kluger	90,000
John P. McConnell	—

(5)	Mr. McConnell submitted his letter of resignation on March 17, 2008 and is no longer serving on the Allscripts Board of Directors.

Executive Officers

Following is certain information about the executive officers of Allscripts, based on information furnished by them.

Glen E. Tullman, 48, joined Allscripts as Chief Executive Officer in August 1997 to lead our transition into the Healthcare Information Sector. In May 1999, Mr. Tullman became our Chairman of the Board. Prior to joining Allscripts, from October 1994 to July 1997, Mr. Tullman was Chief Executive Officer of Enterprise Systems, Inc., a healthcare information services company providing resource management solutions to large integrated healthcare networks. From 1983 to 1994, Mr. Tullman served in a number of management roles, including President and Chief Operating Officer, of CCC Information Services, Inc., a provider of information systems to property and casualty insurers. Mr. Tullman currently serves on the International Board of the Juvenile Diabetes Research Foundation.

William J. Davis, 40, became our Chief Financial Officer in October 2002, and is responsible for Allscripts’ financial operations as well as our human resource and MIS operations. Mr. Davis was the Chief Financial Officer of Lante Corporation, an Internet consulting company, from 2000 until August 2002 and was Controller of Lante Corporation from 1999 through 2000. From 1991 through 1999, Mr. Davis was a Senior Manager in the Technology Group of PriceWaterhouseCoopers LLP. Mr. Davis currently serves on the board of directors of Systems Xcellence, Inc.

Lee A. Shapiro, 52, became President of Allscripts in 2002 and has been with Allscripts since April 2000. Mr. Shapiro has directed our strategic initiatives, including our acquisitions of A4 Health Systems, Inc., ChannelHealth Incorporated, Advanced Imaging Concepts, Inc. and RxCentric. Prior to joining Allscripts, Mr. Shapiro was the Chief Operating Officer of Douglas Elliman-Beitler, a commercial office management and development company, where he directed all business activities throughout the United States. Previously, Mr. Shapiro was President of SES Properties, Inc., a closely held, fully integrated real estate company based in Carlsbad, California. Concurrently, Mr. Shapiro formed City Financial Bancorp and served as its Vice Chairman, responsible for acquisition of financial institutions, financing, regulatory issues, legal affairs, review and restructuring of operations and the ultimate sale of the company. Mr. Shapiro also practiced commercial law at Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg, a Chicago law firm.

Benjamin E. Bulkley, 45, joined the company as Chief Operating Officer in April 2007. Mr. Bulkley was most recently Senior Vice President of Global Commercial Operations for Invitrogen Corporation, a provider of essential life science technologies for disease research and drug discovery. Prior to joining Invitrogen Corporation in October 2003, Mr. Bulkley spent 16 years at General Electric Company (“GE”), most recently as

Vice President of Global Services for GE’s Medical Systems Information Technologies division. Mr. Bulkley has served on the board of directors of the California Healthcare Institute, The Analytical and Life Science Systems Association (ALSSA), and also San Diego’s CONNECT.

Laurie A.S. McGraw, 44, joined Allscripts in January 2001 as a result of Allscripts’ acquisition of IDX Systems Corporation’s ChannelHealth subsidiary. Ms. McGraw has served as the President of Allscripts’ Touchworks business unit since July 2004. She has spent the past fifteen years focused on clinical automation in various roles running implementations, sales and service groups with both IDX and Allscripts. Ms. McGraw has previously served on the 2004 Board of Examiners for the Baldrige National Quality Program and is currently on the board of directors for the AeA, a non-profit technology trade association.

John G. Cull, 46, was appointed President of our Medication Services business unit in July 2003. From 1991 to 2003, Mr. Cull served in various roles at Allscripts including Controller, Senior Vice President of Finance, Secretary, Treasurer and, from 1995 to 1998, Chief Financial Officer. From 1986 to 1991, Mr. Cull served as Controller of Federated Foods, Inc., a food brokerage company. Prior to joining Federated Foods, Mr. Cull was employed by Arthur Andersen and Co.

Jeff A. Surges, 41, joined Allscripts in December 2007 in connection with Allscripts’ acquisition of ECIN. Mr. Surges currently is the President of the Allscripts’ Hospital Solutions Group, a business unit that combines our emergency department information systems and our care management solutions under one umbrella. Mr. Surges has nearly 20 years of experience managing high-growth technology companies in the healthcare and information services industries, most recently serving as President and Chief Executive Officer of ECIN before being acquired by Allscripts. Prior to joining ECIN in October 1999, Mr. Surges was General Manager of McKessonHBOC’s Resource Management Group, a supply management and healthcare information technology company. Mr. Surges joined HBOC in 1997 in connection with its acquisition of Enterprise Systems, Inc.

T. Scott Leisher, 49, joined Allscripts in March 1998 and has served in a number of executive roles including leading sales and marketing as Executive Vice President, Sales and Marketing and President of our eRx business unit. Mr. Leisher currently is an Executive Vice President responsible for the Enterprise Sales Team which focuses on the largest enterprise clients and strategic sales opportunities. Prior to joining Allscripts, Mr. Leisher was with CCC Information Services from 1986 to 1998 where he served in a number of management positions, completing his tenure there as Senior Vice President in their Insurance Division.

Section 16(A) Beneficial Ownership Information

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and 10% stockholders to file reports of ownership and changes of ownership of Allscripts’ common stock with the SEC. Based on a review of copies of these reports and amendments provided to us and written representations from executive officers and directors, we believe that, during 2007 and during the subsequent period through the date of this proxy statement, the following reports were not filed on a timely basis: Mr. Cull—two reports relating to two transactions, Mr. Bulkley—one report relating to one transaction, Mr. Leisher—one report relating to one transaction and Donato J. Tramuto—one report relating to one transaction.

Executive Compensation

Compensation Discussion and Analysis (as used in this section, “the Company” refers to Allscripts)

General

Philip D. Green, M. Fazle Husain and Michael J. Kluger are the members of the Compensation Committee. The Board of Directors has determined that each member of the Committee is independent as defined in Rule 4200(a)(15) of the NASDAQ’s listing standards. Pursuant to the Compensation Committee charter, the Compensation Committee has the sole authority to determine the compensation of the Company’s Chief

Executive Officer, to review and approve the compensation of the Company’s other executive officers, and to review the compensation of the Company’s directors and recommend changes in the directors’ compensation to the Board of Directors. The Committee also oversees the administration of the Company’s incentive compensation plans, equity-based compensation plans and any material employee benefit, bonus, retirement, severance or other compensation plan. During 2007, the Compensation Committee met five times. The Committee has adopted a charter that specifies the composition and responsibilities of the Committee, which is posted on our website at www.allscripts.com and is available to stockholders upon written request made to our Secretary at 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654.

Executive Pay Policy

The Compensation Committee seeks to establish and implement a compensation system for the Company’s executive officers that is performance-oriented and designed to meet the following objectives:

•	Enable the Company to attract, motivate and retain its executive officers by providing incentives which are competitive in the executive market;

•	Reward outstanding performance for an individual’s direct contribution to company and business unit goals;

•	Provide long-term incentive compensation through equity grants;

•	Provide for compensation that is both externally competitive and internally equitable; and

•	Ensure our officers’ compensation is aligned with our corporate strategies and business objectives, and the long-term interest of our stockholders.

The principal components of the compensation program for the Company’s executive officers are base salary, quarterly cash payments under an annual bonus award plan and long-term incentive compensation in the form of restricted stock. The Company also provides a 401(k) retirement savings plan with matching contributions, group health and welfare plans, group term life insurance and severance benefits upon a termination of employment under certain circumstances, including following a change of control of the Company. The Company does not maintain supplemental retirement programs or defined benefit pension plans for its executive officers because the Committee believes that the existing compensation arrangements enable the Company’s executive officers to adequately plan for their retirement.

Under the direction of the Compensation Committee, the Company has entered into employment agreements with each of its Named Executive Officers (“NEOs”). Based on its experience with the Company, the Committee believes that employment agreements with shorter terms and annual performance reviews promote better performance by Company executives. One component of the NEO employment agreements is the severance arrangements. Each employment agreement provides for the payment of specified severance benefits upon termination of the NEO’s employment with the Company under certain circumstances. The Committee believes that it is necessary to enter into severance arrangements in order to attract and retain qualified executive officers. For a detailed discussion of the Company’s employment agreements with its NEOs, see “Narrative to Summary Compensation Table and Plan-Based Awards Table” included in this proxy statement.

Specific Compensation Programs

The Compensation Committee believes that the Company’s compensation programs for its executive officers are competitive and appropriately designed to attract and retain key employees, reward performance and promote long-term shareholder value. The Committee plans to continue to review the compensation payable to the Company’s executive officers, periodically evaluate the Company’s compensation practices against competitive data and to make changes to the Company’s compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

The Compensation Committee relies on various sources of information to establish and maintain the Company’s compensation programs and also relies on the experience and knowledge it has gained over the years from the administration of the Company’s compensation programs. The Committee also considers information and recommendations provided to it by management, including benchmarking data that management has obtained from third parties. No executive officer participates in the Committee’s deliberations over any component of his or her own compensation. The Compensation Committee has evaluated the base salary, annual bonus plan and long-term incentive compensation for various members of senior management of the Company, including the NEOs. In particular, the Compensation Committee has compared Allscripts’ compensation programs for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), President and Chief Operating Officer (“COO”) against those offered by a group of companies that include other healthcare software companies and general software companies in our peer group. The Compensation Committee has used the information to assist it in evaluating the levels and competitiveness of the Company’s compensation structure and meeting the Committee’s stated compensation objectives. The Compensation Committee compared the compensation levels of the CEO, CFO, President and COO with a peer group consisting of the following companies:

Healthcare Software Companies	Software Companies
Eclipsys Corporation	Quest Software, Inc.
The Trizetto Group, Inc.	Informatica Corporation
Quality Systems, Inc.	Wind River Systems, Inc.
Cerner Corporation	MicroStrategy, Inc.
Progress Software Corporation
Verint Systems, Inc.
Lawson Software, Inc.

Allscripts engaged an outside firm to prepare a compensation analysis report that was provided to the Compensation Committee in January 2008. The compensation analysis report used compensation data made available from a nationally recognized executive compensation database, and it compared the compensation of Allscripts’ CEO, CFO, President and COO to the compensation of similar executives at the companies included in the peer group listed above. The compensation figures in the analysis were prepared with information available as of January 21, 2008 and are reported for each company’s last fiscal year furnished in a proxy statement. Due to the timing of proxy filings this translates to using data points in the compensation report which are generally two years old.

Using the data compiled in the compensation study, our executive officers fall in the following compensation ranges when compared to the peer group. The metrics evaluated to arrive at total compensation include salary, annual bonus, stock awards and stock options valued at grant date fair value and other compensation as reported in the “Summary Compensation Table” included in this proxy statement.

	CEO	CFO	President	COO
Minimum 2006 Total Compensation	$623,400	$339,300	$364,600	$520,400
Maximum 2006 Total Compensation	$4,918,800	$5,069,700	$1,747,800	$8,848,000
Average 2006 Total Compensation	$1,939,000	$1,456,800	$1,036,100	$2,042,900
Allscripts 2006 Total Compensation	$1,103,500	$784,700	$885,500	$759,800
Allscripts Ranking	6 of 12	9 of 12	7 of 11	8 of 11
Allscripts Percentile	50th	28th	41st	23rd

Based on the compensation data gathered in January 2008 with respect to the most recently reported fiscal year and with the rationale of more closely aligning compensation to that of the peer group, the minimum and maximum total target annual compensation amounts, based on salary, bonus, long-term incentive compensation, retirement and perquisites, shown in the table below were recommended by the firm for the following Allscripts’ executives:

Title	Minimum Total Target Annual Compensation	Maximum Total Target Annual Compensation	2007 Actual Compensation Awarded (1)	2007 Compensation Had Target Bonus Been Achieved (2)
Chief Executive Officer	$1,250,000	$2,600,000	$608,000	$845,500
Chief Financial Officer	$650,000	$1,100,000	$487,521	$687,521
President	$962,500	$1,500,000	$505,019	$705,019
Chief Operating Officer	$962,500	$1,500,000	$482,275	$682,275

(1)	Figures obtained from the “Summary Compensation Table” included in this proxy statement.

(2)	Allscripts’ incentive compensation plan is designed to reward individuals for superior achievement over and above the expected, day-to-day performance of their respective job duties and responsibilities. In 2007, Allscripts’ revenue topped $280 million and its net income reached $20 million compared to revenue of $228 million and net income of $12 million in 2006. Despite this revenue and net income growth, Allscripts’ shares, as of December 31, 2007 were trading approximately 35-40% lower than the 52-week high during 2007, after failing to meet quarterly market expectations since June 2007. Due to our stock performance and since the 2007 financial targets were not met, no cash incentives were paid to the NEOs during 2007, however, Mr. Bulkley is contractually entitled to a $50,000 cash bonus but Mr. Bulkley has voluntarily deferred the receipt of such bonus until he provides further notice to Allscripts. This column includes the compensation that would have been awarded to the respective executive officers had their target bonus, 50% of their salary, been awarded in 2007.

As is evident in the table above and based on the peer group, Allscripts executive compensation (including and excluding the target bonus) falls below the minimum total target annual compensation range, with the exception of Allscripts’ CFO. Based on Allscripts’ overall financial growth, the compensation analysis above and for other reasons summarized under “Executive Pay Policy” in this proxy statement, the Compensation Committee increased Allscripts’ executive salaries as described below, effective February 15, 2008, and issued restricted stock to our executives during January 2008 to bring our executive compensation packages more in line with target compensation ranges.

Base Salary. Base salaries are paid to the Company’s executive officers to compensate them for the performance of their respective job duties and responsibilities. The Committee reviews base salaries of the Company’s executive officers on an annual basis. In setting annual base salaries, the Committee takes into consideration the Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information, changes in the scope of an executive officer’s job responsibilities and other relevant factors. The Committee also reviews the executive officer’s performance and the performance of the divisions, business units and departments for which he or she is responsible. For the Chief Executive Officer, the Committee evaluates the Chief Executive Officer’s performance and determines the salary adjustment. For the other executive officers, the Committee receives an evaluation from the Chief Executive Officer on the executive officer’s performance and a recommendation for a salary adjustment.

Using the data compiled in the compensation study, our executive officers fall in the following salary ranges when compared to the peer group defined above using data compiled for the year ended December 31, 2006:

	CEO	CFO	President	COO
Minimum 2006 Salary	$150,000	$208,800	$206,400	$111,700
Maximum 2006 Salary	$848,800	$400,000	$450,000	$450,000
Average 2006 Salary	$494,700	$300,200	$345,100	$317,100
Allscripts 2006 Salary	$375,000	$290,000	$315,000	$290,000
Allscripts Ranking	10 of 12	8 of 12	6 of 11	8 of 11
Allscripts Percentile	15th	38th	45th	30th

Based on the annual reviews of the Company’s executive officers during 2006 and 2007 and the competitive salary information disclosed above, the Compensation Committee approved the base salary increases for the NEOs set forth below. Each salary adjustment for 2007 was effective as of January 1, 2007, with the exception of Mr. Bulkley, who has an effective date of April 24, 2007 which coincides with his hire date. The Compensation Committee determined the 2008 salary increases and stock grants based on a number of considerations, including an analysis of compensation arrangements at a number of comparable healthcare software and general software companies, the Company’s year-over-year performance in revenue growth and earnings as compared to prior years and that of other comparable companies, the relative complexity of the business challenges faced by management and the environment in which the Company competes and the absence of equity grants to many of the officers over the prior 18 months. The salary adjustments for 2008 are effective as of February 15, 2008 although, due to the fact that the Company did not meet revenue and net income targets for 2007, the NEOs have voluntarily foregone the increases until the NEOs provide further notice, which notice was delivered such that the increases will take effect August 15, 2008:

Name	2006 Salary	2007 Salary	2008 Salary
Glen E. Tullman, Chairman and Chief Executive Officer	$375,000	$475,000	$700,000
William J. Davis, Chief Financial Officer	290,000	400,000	420,000
Lee A. Shapiro, President	315,000	400,000	475,000
Benjamin E. Bulkley, Chief Operating Officer	—	400,000	420,000
Laurie A.S. McGraw, President TouchWorks business unit	245,000	290,000	325,000

Annual Employee Incentive Compensation Plan. The Company has one cash bonus plan, the Executive Management Bonus Plan (“EMBP”), in which NEOs participate. This plan, which is described below, provides cash compensation to NEOs only if, and to the extent that, performance conditions set by the Compensation Committee are met.

The EMBP applies to all NEOs and provides for payment ranges and targets based on attainment of three performance objectives:

1. Corporate or Business Unit revenue attainment (32% weighting)

2. Corporate or Business Unit operating income attainment (48% weighting)

3. Quarterly attainment of individual objectives (20% weighting)

Performance objectives for the EMBP are developed through a systematic process. Based on a review of business plans, management, including the NEOs, develops preliminary recommendations for Compensation Committee review. The Committee reviews management’s preliminary recommendations and establishes final financial targets and individual objectives. In establishing final targets, the Committee strives to ensure that the incentives provided pursuant to the EMBP are consistent with the strategic goals set by the Board, that the goals set based on the financial budget are sufficiently ambitious so as to provide a meaningful incentive and that bonus payments, assuming target levels of budgeted performance are attained, will be consistent with the overall NEO compensation program established by the Committee. If target levels of performances are attained, the payout is generally 50% of base salary. For 2007, the revenue goal to receive a target EMBP payout was $331 million and the operating income target, before inclusion of bonus expense, stock-based compensation expense and deal-related amortization, was $73 million.

Allscripts incentive compensation plan is designed to reward individuals for superior achievement over and above the expected, day-to-day performance of their respective job duties and responsibilities. In 2007, Allscripts’ revenue topped $280 million and its net income reached $20 million compared to revenue of $228 million and net income of $12 million in 2006. Despite this revenue and net income growth, Allscripts’ shares, as of December 31, 2007 were trading approximately 35-40% lower than the 52-week high during 2007, after failing to meet quarterly market expectations since June 2007. Due to our stock performance and since the 2007 financial targets were not met, no cash incentives were paid to the NEOs during 2007, however, Mr. Bulkley is contractually entitled to a $50,000 cash bonus but Mr. Bulkley has voluntarily deferred the receipt of such bonus until he provides further notice to Allscripts. The Committee reserves the discretion to reduce or not pay bonuses under the EMBP even when the relevant performance targets are met.

The incentive awards under the EMBP are generally determined and paid on a quarterly basis, 45 days following the end of the latest fiscal quarter. The Chief Executive Officer submits his recommendations for incentive awards for the executive officers other than himself to the Committee for their review and approval based on the ranges and targets identified in the plan, the performance measures discussed above and the Chief Executive Officer’s assessment of the individual’s achievements and objectives attainment. In accordance with the Compensation Committee charter and established practice, the quarterly cash incentive award for the Chief Executive Officer is determined solely by the Committee in closed session outside the presence of the Chief Executive Officer.

Stock-Based Awards. Under our Amended and Restated 1993 Stock Incentive Plan, the Compensation Committee may grant executive officers and other employees incentive and non-qualified stock options, restricted stock and other forms of stock-based awards. On January 1, 2006, Allscripts adopted Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“FAS 123(R)”). FAS 123(R) requires companies to recognize stock-based compensation expense related to all stock awards issued to employees, including options, in the statement of operations based on their fair values on the date of the grant and after applying an estimated forfeiture rate. Due to the accounting requirements mandated by the adoption of FAS 123(R), Allscripts does not expect to grant options to employees in the future, and instead, expects to use awards of restricted stock and restricted stock units as stock-based incentives to employees. The issuance of restricted stock for the Company’s executive officers is subject to the Committee’s discretion and is generally tied to the overall financial and operating performance of the Company, the individual performance of the executive officer and the performance of the business unit, department or function for which he or she is responsible. Restricted stock awards generally vest 25% on each of the first four anniversary dates from the date of grant. The holders of restricted shares, but not unvested restricted stock units, are entitled to vote and receive dividends, if any, declared and paid on the Company’s common stock.

The Committee believes its Stock Incentive Plan and the related issuance of restricted stock is consistent with its stated objective of establishing an executive compensation system program that aligns the long-term interest of our executive officers with those of our stockholders.

The Compensation Committee awarded the 2008 stock grants set forth below based on a number of considerations, including an analysis of compensation arrangements at a number of comparable healthcare software and general software companies, the Company’s year-over-year performance in revenue growth and earnings as compared to prior years and that of other comparable companies, the relative complexity of the business challenges faced by management and the environment in which the Company competes, the absence of equity grants to many of the Officers over the prior 18 months and the desirability of using equity grants to further align the interests of management with the stockholders of the Company. The Compensation Committee approved the restricted stock award grants set forth below in 2007 and 2008.

	Grant Date	Number of Shares
Glen E. Tullman	01/25/08	133,067
William J. Davis	01/25/08	33,266
Lee A. Shapiro	01/25/08	49,900
Benjamin E. Bulkley	06/19/07	21,922
	10/09/07	21,598
	01/25/08	49,900
Laurie A.S. McGraw	01/25/08	33,266

All of the foregoing awards are subject to the Company’s standard four-year vesting schedule. All equity-based awards are made by the Compensation Committee. The Committee does not delegate this responsibility to executive officers. The Compensation Committee has not selected a particular time each year in which equity-based awards are granted. There is no program, plan, or practice to time grants to our executives in coordination with the release of material non-public information. All stock option and restricted stock grants to executive officers have been in amounts approved solely by the Compensation Committee, a committee of independent directors. The exercise price of all stock option grants to executive officers has been the closing market price on the date of the grant.

Perquisites

Allscripts generally does not provide its NEOs with significant perquisites and personal benefits in excess of $10,000. However, during 2007, Allscripts reimbursed Mr. Bulkley and Ms. McGraw for the expenses incurred to relocate to the corporate office located in Chicago, Illinois.

The total perquisites provided to each NEO are described in footnote 4 to the “Summary Compensation Table” included in this proxy statement and includes relocation expense payments and parking expense payments.

Severance Arrangements in Employment Agreements

Allscripts has entered into severance arrangements as a component of the employment agreements with members of our senior management team, including the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Discharge,” as these terms are defined in the employment agreements. For our NEOs, “Constructive Discharge” includes a termination by the executive following a “Change of Control” (as defined in their respective employment agreements). A termination following a “Change of Control” generally results in the NEOs receiving additional compensation. Additional information regarding the employment agreements, including a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2007, is found under the heading “Potential Payments upon Termination or Change-of-Control” in this proxy statement.

The Committee believes that these severance and change of control arrangements are an important part of overall compensation for our NEOs. The Committee believes that these agreements will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control. The Committee also believes that these agreements are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Tax Considerations

Under Internal Revenue Code Section 162(m), a company generally may not deduct compensation in excess of $1,000,000 paid to the Chief Executive Officer and the other four most highly compensated officers. Certain “performance based compensation” is not included in compensation for purposes of the limit. The structure of Allscripts’ executive compensation program has not historically given rise to Section 162(m) concerns, although it could do so in 2008 and in future years. The Compensation Committee recognizes the desirability of preserving the deductibility of payments made to the NEOs and will continue to assess the impact of Section 162(m) on its compensation practices. However, the Compensation Committee believes that it must maintain flexibility in its approach in order to structure a program that is the most effective in attracting, motivating and retaining the Company’s key executives.

Compensation Committee Report

The Compensation Committee of the board of directors of Allscripts Healthcare Solutions, Inc. oversees Allscripts’ compensation program on behalf of the board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth above.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 and Allscripts’ proxy statement to be filed in connection with Allscripts’ 2008 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

Philip D. Green (Chairman)

M. Fazle Husain

Michael J. Kluger

2007 Summary Compensation Table

The following table shows the total compensation of Allscripts’ Chief Executive Officer, Chief Financial Officer and President, one of the three other most highly compensated executive officers for 2007 and 2006, as well as Allscripts’ two other most highly compensated executive officers in 2007. We refer to these five individuals as “Named Executive Officers” or “NEOs” in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Glen E. Tullman	2007	475,000	—	121,512	—	11,488	608,000
Chief Executive Officer	2006	375,000	47,084	88,007	179,060	7,950	697,101

William J. Davis,	2007	400,000	—	75,956	—	11,565	487,521
Chief Financial Officer	2006	290,000	38,040	55,001	140,165	7,520	530,726

Lee A. Shapiro	2007	400,000	—	91,137	—	13,882	505,019
President	2006	315,000	37,950	66,011	153,167	8,565	580,693

Benjamin E. Bulkley	2007	274,359	50,000	128,539	—	29,377	482,275
Chief Operating Officer (5)

Laurie A.S. McGraw	2007	290,000	—	49,814	—	85,336	425,150
President, TouchWorks business unit (6)

(1)	The cash bonuses paid to our NEOs in 2006 were awarded in recognition of the successful completion of the acquisition of A4 Health Systems, Inc. No cash bonuses were paid in respect of 2007, except that Mr. Bulkley is contractually entitled to a $50,000 cash bonus under his employment agreement, although Mr. Bulkley has voluntarily deferred receipt of the payment until he provides further notice.

(2)	Dollar value in the “Stock Awards” column represents the amount the Company recognized in 2006 and 2007, respectively, as expense for financial statement purposes in accordance with FAS 123(R) with respect to restricted stock awards granted in 2006 and 2007, applying the same assumptions used in the Company’s financial statements and accompanying notes; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123(R). For further information on these awards, see the “2007 Grants of Plan-Based Awards” table in this proxy statement.

(3)	These amounts reflect payments under our Executive Management Bonus Plan (“EMBP”) and are based upon the attainment of pre-established performance objectives. No incentive amounts were earned under the EMBP during 2007.

(4)	The amounts reported under “All Other Compensation” include relocation and parking perquisites, 401(k) matching contributions and taxable benefits for premiums paid for group life insurance as follows:

	Relocation Expense Payments ($)	Parking Expense Payments ($)	401(k) Matching Contribution ($)	Group Life Insurance Taxable Benefits ($)	Total ($)
Glen E. Tullman	—	3,468	7,750	270	11,488
William J. Davis	—	3,468	7,917	180	11,565
Lee A. Shapiro	—	3,468	10,000	414	13,882
Benjamin E. Bulkley	25,774	—	3,333	270	29,377
Laurie A.S. McGraw	77,341	867	6,948	180	85,336

(5)	Mr. Bulkley was hired as Chief Operating Officer on April 24, 2007.

(6)	Ms. McGraw was not a Named Executive Officer in 2006.

2007 Grants of Plan Based Awards

The following table provides information regarding non-equity incentive plan awards and restricted stock awards granted in 2007 to the NEOs. With the exception of the grants of restricted stock shown below to Mr. Bulkley, no equity-based awards were made in 2007.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards ($) (1)	All Other Stock Awards: Number of Shares of Restricted Stock (#) (2)		Grant Date Fair Value of Stock Awards ($)
Glen E. Tullman	—	237,500	—		—
William J. Davis	—	200,000	—		—
Lee A. Shapiro	—	200,000	—		—
Benjamin E. Bulkley	—	200,000	—		—
	06/19/2007		21,922	(3)	572,822
	10/09/2007		21,598	(4)	576,235
Laurie A.S. McGraw	—	116,000	—		—

(1)	The amounts set forth in this column reflect the target cash incentive compensation amounts, which is 50% of annual salary for all NEOs except Ms. McGraw who had a target cash incentive payout of 40% of her annual salary and is based upon achievement of performance goals at target levels under our EMBP. The Company does not establish threshold or maximum payouts. No cash incentive payments were made under our EMBP for 2007.

(2)	The amounts set forth in this column reflect the number of shares of restricted stock granted under our Amended and Restated 1993 Stock Incentive Plan.

(3)	These shares vest in four equal annual installments beginning on April 24, 2008.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

Allscripts entered into employment agreements with Messrs. Tullman and Shapiro effective July 8, 2002 and amended effective January 1, 2005 and July 7, 2006, with Mr. Davis effective October 8, 2002 and amended effective January 1, 2005 and July 7, 2006, with Mr. Bulkley effective April 24, 2007 and with Ms. McGraw effective January 31, 2003 and amended effective April 17, 2003 and July 7, 2006. In the case of Messrs. Tullman, Shapiro, Davis and Ms. McGraw, the term of the agreement will expire on December 31, 2008, but Allscripts may renew each agreement for additional one-year periods. Mr. Bulkley’s agreement has an initial term of one year, expiring April 24, 2008 but may be renewed for additional one year periods upon written notice from the Company.

Under the employment agreements, as amended, each of the NEOs are entitled to receive the following base salaries in 2008 although, due to the fact the Company did not meet financial targets for 2007, the NEOs have voluntarily foregone the increases until the NEOs provide further notice, which notice was delivered such that the increases will take effect on August 15, 2008:

Name	2008 Salary
Glen E. Tullman, Chairman and Chief Executive Officer	$700,000
William J. Davis, Chief Financial Officer	420,000
Lee A. Shapiro, President	475,000
Benjamin E. Bulkley, Chief Operating Officer	420,000
Laurie A.S. McGraw, President TouchWorks business unit	325,000

Each executive is also entitled to a performance bonus subject to the sole discretion of, and based upon criteria selected by, the Chief Executive Officer, the Board of Directors or a committee of the Board of Directors. Each executive’s target performance bonus, if any, is equal to 50% of his base salary with the exception of

Ms. McGraw who had a target bonus of 40% of her annual salary through 2007, but may, based on performance, exceed such amount. Under the employment agreements, as amended, with each Named Executive Officer, non-renewal of an executive’s employment agreement by Allscripts will be deemed to be a termination without Cause. If we terminate Messrs. Tullman, Davis or Shapiro without Cause (including a non-renewal of an executive’s employment agreement by Allscripts) or if any of them terminates his employment for Constructive Discharge (as each of those terms is defined in the employment agreements) he will be entitled to severance in an amount equal to two years’ base salary. Should Mr. Bulkley be terminated without Cause (including a non-renewal of his employment agreement by Allscripts) or if Mr. Bulkley terminates his employment for Constructive Discharge (as each of those terms is defined in the employment agreements), he is entitled to one month of severance for each month of employment, up to a maximum of 12 months, paid monthly. If we terminate Ms. McGraw without Cause (including a non-renewal of her employment agreement by Allscripts) or if she terminates her employment for Constructive Discharge (as each of those terms is defined in the employment agreements), she will be entitled to severance in an amount equal to one year of base salary. Each NEO will also be entitled to any salary accrued but not yet paid as of the termination date, the unpaid performance bonus, if any, for the calendar year preceding the termination date and any performance bonus for the calendar year in which the termination date occurs (as determined and payable had there been no termination). Messrs. Tullman, Davis and Shapiro are entitled to the continuation of health benefits for a period of 24 months following the termination date and Mr. Bulkley and Ms. McGraw are entitled to the continuation of health benefits for a period of 12 months following the termination date and all NEOs are entitled to the acceleration of the vesting of all stock option or other stock awards granted with the exception of Mr. Bulkley whose employment agreement does not provide for accelerated vesting.

Under the employment agreements, as amended, following a Change of Control (as defined in the employment agreements), each of the NEOs may terminate his or her employment for Constructive Discharge or in the case of Ms. McGraw, if she is not offered a comparable job within 50 miles of her then current location. Under those circumstances, each of Messrs. Tullman, Davis and Shapiro is entitled to a severance payment equal to two times his then in effect base salary and his target performance bonus. Ms. McGraw is entitled to a lump sum severance payment equal to one time her then in effect base salary and has no provision in her employment agreement for a bonus payment following a Change of Control. Mr. Bulkley is entitled to the same compensation and benefits as he would receive under a termination for Constructive Discharge without a Change of Control. Additionally, a Change of Control triggers the acceleration of the vesting of all stock option or other stock awards granted to the NEOs. The term “Change of Control” includes changes in control of Allscripts Healthcare Solutions, Inc. or its principal subsidiary, Allscripts, LLC. In the event that any payment by us to the NEOs would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we have agreed to pay such executive an amount, net of taxes, equal to such excise tax amount.

The employment agreements also provide that each of Messrs. Tullman, Davis, Shapiro and Bulkley will not compete with Allscripts during the term of his employment and (other than, for Messrs. Tullman, Davis and Shapiro, in the case of a termination by Allscripts without Cause or a termination by such executive for Constructive Discharge) for two years thereafter. Ms. McGraw’s employment agreement provides that she will not compete with Allscripts during the term of her employment and (other than in the case of a termination by Allscripts without Cause or a termination by Ms. McGraw for Constructive Discharge) for one year thereafter.

For a quantification of benefits payable upon termination or a change of control, see “Potential Payments Upon Termination or Change-of-Control” in this proxy statement.

Restricted Stock

The Compensation Committee elected to grant Mr. Bulkley 21,922 and 21,598 restricted stock units on June 19, 2007 and October 9, 2007, respectively. The June 19, 2007 grant was communicated to Mr. Bulkley upon his April 24, 2007 hire date, but was subject to shareholder approval of an amendment to the Allscripts stock incentive plan to increase the number of shares that may be issued thereunder. Therefore, the restricted stock was approved and granted immediately following our June 19, 2007 annual meeting of shareholders using the closing stock price on June 19, 2007 of $26.13 to value the award. The June 19, 2007 stock grant vests in four equal annual installments beginning on April 24, 2008. The October 9, 2007 restricted stock grant vests 25% on each of the first four anniversaries of the grant date. In the event of a “Change of Control” of Allscripts, as defined in the Restricted Stock Award Agreements relating to such grants, vesting of the stock awards will accelerate such that the unvested portion of the awards will vest immediately. Any dividends are subject to the same restrictions as the underlying shares.

Stock Options

The Compensation Committee did not grant any stock options to the NEOs during 2007 and does not intend to grant stock options in the future.

2007 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options and restricted stock held by each of the NEOs at December 31, 2007.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Glen E. Tullman Chief Executive Officer	3,889 125,000 206,000 75,000 150,000	— — — — —	$5.63 $6.75 $3.53 $9.49 $10.67	3/1/2011 7/26/2011 6/24/2013 4/1/2014 12/31/2014
					21,816	(4)	423,667
William J. Davis Chief Financial Officer	108,000 35,000 50,000	— — —	$3.53 $9.49 $10.67	6/24/2013 4/1/2014 12/31/2014
					13,636	(4)	264,811
Lee A. Shapiro President	50,000 25,500 125,000 25,000 51,126 35,000 75,000	— — — — — — —	$13.31 $6.88 $5.63 $6.75 $3.53 $9.49 $10.67	9/27/2010 12/15/2010 3/1/2011 7/26/2011 6/24/2013 4/1/2014 12/31/2014
					16,362	(4)	317,750
Benjamin E. Bulkley Chief Operating Officer
					43,520	(3)	845,158
Laurie A.S. McGraw President, Clinical Solutions Group	5,903 67 50,000 20,000 59,758 20,000 15,000 10,000	— — — — — — — —	$29.65 $27.57 $5.63 $6.75 $3.53 $9.49 $10.57 $10.67	11/15/2009 8/25/2010 3/1/2011 7/26/2011 6/24/2013 4/1/2014 12/30/2014 12/31/2014
					9,090	(5)	176,528

Note: Multiple awards have been aggregated where the expiration date and the exercise and/or base price of the instruments are identical.

(1)	The amounts set forth in this column reflect the number of shares of unvested restricted stock granted under our Amended and Restated 1993 Stock Incentive Plan.

(2)	The amounts set forth in this column equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($19.42) on December 31, 2007. The amounts assume all of the shares of restricted stock will vest based upon continued service.

(3)	Restricted stock was granted in two installments, 21,922 shares granted on April 24, 2007 (and approved at the annual shareholder meeting on June 19, 2007 valued at $26.13 per share, which is equal to the closing price of Allscripts stock on June 19, 2007) and 21,598 shares granted on October 9, 2007. Each issuance vests in four equal annual installments, with the June grant vesting period beginning on April 24, 2008 and the October grant vesting period beginning on the first anniversary of the October 9 Grant Date.

(4)	Restricted stock was granted in two equal annual installments, 50% on January 17, 2006 and 50% on July 17, 2006. The remaining unvested shares will vest in three equal annual installments of the respective grant date beginning on January 17, 2008.

(5)	Restricted stock was granted on January 17, 2006 and the remaining unvested shares will vest in three equal annual installments on January 17, 2008, 2009 and 2010.

2007 Options Exercises and Stock Vested

The following table sets forth; (i) the number of shares of Allscripts common stock acquired during 2007 upon the exercise of stock options and the value realized upon exercise and (ii) the number of shares acquired upon vesting of restricted stock awards and the value realized upon vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Glen E. Tullman	388,111	8,744,620	7,274	194,543
William J. Davis	82,000	1,894,416	4,546	121,583
Lee A. Shapiro	128,874	3,067,409	5,456	145,920
Benjamin E. Bulkley (4)	—	—	—	—
Laurie A.S. McGraw	60,242	1,433,857	3,031	86,535

(1)	Values reflect the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	Of the amounts shown in this column, Allscripts’ withheld the following shares to cover tax withholding obligations: Mr. Tullman—1,071 shares, Mr. Davis—669 shares, Mr. Shapiro—803 shares and Ms. McGraw—1,019 shares.

(3)	The value realized equals the fair market value of Allscripts common stock on the vesting date, multiplied by the number of shares vested.

(4)	Mr. Bulkley has no outstanding options and did not vest in any restricted stock awards during 2007 due to his hire date of April 24, 2007 and also due to our standard restricted stock awards vesting schedule in four equal annual installments, beginning one year after the grant date.

Potential Payments Upon Termination or Change of Control

The information below describes the estimated value of the potential payments that would have become payable to each Named Executive Officer assuming a termination of employment or change of control and termination of employment had occurred on December 31, 2007 based upon the closing price of Allscripts’ common stock on December 31, 2007 of $19.42, given the NEOs’ compensation as of such date. For information regarding the employment agreements with each NEO, including a description of each NEO’s rights upon termination of his or her employment under different circumstances and of the noncompetition covenants contained in the employment agreements, see “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” in this proxy statement.

Payments Due to Termination Without Cause by Allscripts or Constructive Discharge by Executive (Includes Non-renewal of Employment Agreement by Allscripts and excludes Change of Control)

	Base Salary ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Health Benefits ($) (3)	Outplacement Services ($)	Vesting of Stock Options ($) (4)	Vesting of Stock Awards ($) (5)
Glen E. Tullman	950,000	237,500	8,886	—	—	—
William J. Davis	800,000	200,000	13,686	—	—	—
Lee A. Shapiro	800,000	200,000	8,886	—	—	—
Benjamin E. Bulkley	266,667	50,000	4,443	10,000	—	—
Laurie A.S. McGraw	290,000	—	4,443	—	—	—

(1)	Messrs. Tullman, Davis and Shapiro are entitled to two times their respective salary as of December 31, 2007, payable over a twenty-four month period. During his first year of employment, Mr. Bulkley is entitled to 1 month of severance for each month of employment, up to twelve months, payable over a twelve-month period. Mr. Bulkley’s payout would be for eight months of employment (May—December 2007), assuming a change of control Without Cause or Constructive Discharge by Mr. Bulkley had occurred on December 31, 2007. Ms. McGraw is entitled to her current year’s base salary, payable over a twelve-month period.

(2)	Per the employment agreements, each of Messrs. Tullman, Davis and Shapiro would be entitled to his target performance bonus related to the year ended December 31, 2007. Mr. Bulkley would have been entitled to his $50,000 guaranteed bonus and Ms. McGraw would be entitled to the actual performance bonus that would have been payable to her in 2007 if her employment were terminated, in this case $0.

(3)	Messrs. Tullman, Davis and Shapiro are entitled to the continuance of 24 months of health benefits following the termination date. Mr. Bulkley and Ms. McGraw are entitled to the continuation of benefits for 12 months from the date of termination.

(4)	The termination without Cause or by Constructive Discharge allows for the acceleration of the vesting of all stock options granted. All stock options were vested as of December 31, 2005 and therefore no acceleration of options would apply to a termination at December 31, 2007.

(5)	Mr. Bulkley’s employment agreement does not provide for accelerated vesting. Although the employment agreements of Messrs. Tullman, Davis and Shapiro and Ms. McGraw provide for acceleration of the vesting of all stock awards in the case of termination without cause or upon constructive discharge, the Company’s stock award agreements do not provide for acceleration of vesting in such circumstances. The Company believes that the more specific terms of the award agreements control and reflect the intentions of the parties and, accordingly, that there is no accelerated vesting of the stock awards in such circumstances. This disclosure supersedes all prior disclosure of the Company related to this matter.

Payments Due to Termination Following a Change of Control

	Base Salary ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Health Benefits ($) (3)	Outplacement Services ($)	Vesting of Stock Options ($) (4)	Vesting of Stock Awards ($) (5)
Glen E. Tullman	950,000	475,000	8,886	—	—	423,667
William J. Davis	800,000	400,000	13,686	—	—	264,811
Lee A. Shapiro	800,000	400,000	8,886	—	—	317,750
Benjamin E. Bulkley	800,000	400,000	4,443	10,000	—	845,158
Laurie A.S. McGraw	290,000	—	4,443	—	—	176,528

(1)	Messrs. Tullman, Davis and Shapiro are entitled to a lump sum payment of two times their respective salary as of December 31, 2007. As of December 31, 2007, Mr. Bulkley was entitled to a lump sum payment of two times his salary. In August 2008, Mr. Bulkey’s employment agreement was amended to provide for a payment equal to 12 months of base salary. Ms. McGraw is entitled to a lump sum payment totaling her base salary as of December 31, 2007.

(2)

Per their employment agreements, Messrs. Tullman, Davis and Shapiro are entitled to twice their target performance bonus related to the year ended December 31, 2007. As of December 31, 2007, Mr. Bulkley was

entitled to twice his target performance bonus. In August 2008, Mr. Bulkley’s employment agreement was amended to provide for a payment equal to his actual performance bonus payable if his employment had not been terminated. Ms. McGraw has no provision in her employment agreement for a bonus payment upon a Change of Control.

(3)	Messrs. Tullman, Davis, and Shapiro are entitled to the continuance of 24 months of health benefits following the termination date. Mr. Bulkley and Ms. McGraw are entitled to the continuance of 12 months of health benefits following the termination date.

(4)	The termination due to Change of Control allows for the acceleration of the vesting of all stock options granted. All stock options were vested as of December 31, 2005 and therefore no acceleration of options would apply to a termination at December 31, 2007.

(5)	The termination due to Change of Control allows for the acceleration of the vesting of all stock awards granted. The market value of the accelerated stock awards is computed by multiplying the number of unvested shares by $19.42, the closing price of Allscripts common stock on December 31, 2007.

Payments Due to Termination With Cause by Allscripts, Upon Non-renewal by Executive or by Death or Disability

There were no accrued but unpaid salary amounts and no accrued but unpaid performance bonus at December 31, 2007 and therefore, there would have been no payments made to the executives assuming a termination With Cause on December 31, 2007.

Change of Control Without a Termination Event

Under award agreements held by the NEOs, all unvested stock options and restricted stock awards will immediately vest upon the occurrence of a Change of Control (as defined in the award agreement). The first two tables above set forth the value at December 31, 2007 of the acceleration of unvested restricted stock held by the NEOs, which is determined by multiplying the unvested shares by $19.42, the closing price of Allscripts common stock on December 31, 2007.

Ownership of Allscripts Common Stock

The following table sets forth the number of shares of Allscripts common stock beneficially owned as of                      , 2008, the most recent date practicable prior to the mailing of this proxy statement by:

•	our “Named Executive Officers” or “NEOs”;

•	each director;

•	all directors and executive officers as a group; and

•	each stockholder that we know to own beneficially more than 5% of Allscripts common stock based on information filed with the Securities and Exchange Commission.

Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares that the holder can vote or transfer and stock options and warrants that are exercisable currently or become exercisable within 60 days. These shares are considered to be outstanding for the purpose of calculating the percentage of outstanding Allscripts common stock owned by a particular stockholder, but are not considered to be outstanding for the purpose of calculating the percentage ownership of any other person. Percentage of ownership is based on             total shares of Allscripts common stock outstanding as of                     , 2008. Except as otherwise noted, the stockholders named in this table have sole voting and dispositive power for all shares shown as beneficially owned by them.

Named Executive Officers and Directors (1)	Shares of Common Stock Beneficially Owned (2)(3)	Options and Warrants Exercisable Within 60 Days	Total	Percent of Class
Glen E. Tullman	437,471	559,889	997,360	1.7
William J. Davis	27,513	193,000	220,513	*
Lee A. Shapiro	36,643	389,959	426,602	*
Benjamin E. Bulkley	5,481	5,400	10,881	*
Laurie A.S. McGraw	16,409	180,728	197,137	*
Robert A. Compton	53,420	35,000	88,420	*
Marcel L. “Gus” Gamache	4,545	50,000	54,545	*
Bernard Goldstein	113,028	—	113,028	*
Philip D. Green	28,940	70,200	99,140	*
M. Fazle Husain	40,177	—	40,177	*
Michael J. Kluger	30,745	90,000	120,745	*
All directors and executive officers as a group (14 persons)	874,976	1,864,101	2,739,077	4.6

5% Stockholders	Shares of Common Stock Beneficially Owned	Percent of Class
Waddell & Reed Financial Inc. (4)	5,401,275	9.4
Franklin Resources, Inc. (5)	3,125,700	5.5

*	Amount represents less than 1% of our common stock.

(1)	Unless otherwise set forth in the following footnotes, the address of each beneficial owner is 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654.

(2)	Includes unvested shares of restricted stock awards that are subject to risk of forfeiture as follows: Mr. Tullman—18,180 shares; Mr. Davis—11,363 shares; Mr. Shapiro—13,635 shares; Ms. McGraw— 6,060 shares; Mr. Compton—3,029 shares; Mr. Gamache—2,271 shares; Mr. Goldstein—1,514 shares; Mr. Green—1,514 shares; Mr. Husain—1,514 shares; and Mr. Kluger—2,272 shares; and all directors and executive officers as a group (14 persons)—72,535.

(3)	Beneficial ownership does not include unvested shares of restricted stock units as follows: Mr. Tullman—133,067 shares; Mr. Davis—33,266 shares; Mr. Shapiro—49,900 shares; Mr. Bulkley—87,939 shares; Ms. McGraw—33,266 shares; and all directors and executive officers as a group (14 persons)—391,436.

(4)	Based upon information contained in a Schedule 13G filed with the SEC on February 1, 2008, Waddell & Reed Financial Inc. and related entities have sole voting and dispositive power with respect to 5,401,275 shares as of December 31, 2007. The address for Waddell & Reed Financial Inc. is 6300 Lamar Avenue, Overland Park, KS 66202.

(5)	Based upon information contained in a Schedule 13G filed with the SEC on February 4, 2008, Franklin Resources, Inc. and related parties have sole voting power with respect to 3,118,700 shares and sole dispositive power with respect to 3,125,700 shares as of December 31, 2007. The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403-1906.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 about Allscripts common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans, including our Amended and Restated 1993 Stock Incentive Plan and our 2001 Non-statutory Stock Option Plan. Stockholders did not approve the 2001 Non-statutory Stock Option Plan, which is described below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	2,834,457	$9.07	1,350,518	(2)
Equity compensation plans not approved by security holders	1,013,124	$4.82	124,146
Total (1)	3,847,581	$7.79	1,474,664

(1)	Excludes 184,757 shares subject to options outstanding pursuant to the ChannelHealth Incorporated 1999 Stock Option Plan, which we assumed in connection with our 2001 acquisition of ChannelHealth Incorporated (the “ChannelHealth Options”). The ChannelHealth Options have a weighted-average exercise price of $29.83 per share.

(2)	Number of shares available for issuance under the Amended and Restated 1993 Stock Incentive Plan. Awards available for issuance include options, stock appreciation rights, restricted stock and restricted stock units.

2001 Non-statutory Stock Option Plan

The Board originally adopted the 2001 Non-statutory Stock Option Plan (the “2001 Plan”) on January 31, 2001 and amended the Plan from time to time prior to June 30, 2003. The 2001 Plan was not approved by our stockholders. The 2001 Plan will terminate on January 31, 2011. Currently, the Board of Directors may amend or terminate the 2001 Plan at any time, subject to NASDAQ stockholder approval requirements. Under the 2001 Plan, the Compensation Committee may grant stock options to key individuals performing services for us, including employees (other than officers or directors), consultants and independent contractors.

Since its inception, 4,500,000 shares of common stock have been reserved for issuance under the 2001 Plan. At December 31, 2007, there were 1,013,124 shares of common stock reserved for issuance upon exercise of options and 124,146 shares available for future issuance under the 2001 Plan. The number of shares underlying options made to any one participant in a calendar year may not exceed 1,000,000 shares. The number of shares that can be issued and the number of shares subject to outstanding options may be adjusted in the event of a stock split, stock dividend, recapitalization or other similar event affecting the number of shares of our outstanding common stock.

The Compensation Committee administers the 2001 Plan. Subject to the specific provisions of the 2001 Plan, the Compensation Committee determines award eligibility, timing, amount and terms of the options. The Compensation Committee also interprets the 2001 Plan, establishes rules and regulations under the 2001 Plan and makes all other determinations necessary or advisable for the 2001 Plan’s administration. Options under the 2001 Plan must be nonqualified stock options. The Compensation Committee may specify any period of time following the date of grant during which options are exercisable, so long as the exercise period is not more than 10 years. Upon exercise, the option holder may pay the exercise price in such form as the Compensation Committee will provide. Unless otherwise permitted by the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934 and approved in advance by the Compensation Committee, an option under the 2001 Plan may not be sold, assigned or otherwise transferred during its holder’s lifetime.

Certain Relationships and Related Party Transactions

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” In accordance with our written policy, the Audit Committee is responsible for the review and approval of each related party transaction exceeding $120,000. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee considers the following:

•	the size of the transaction and the amount of consideration payable to a related person;

•	the nature of the interest of the applicable executive officer, director or 5% stockholder in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•

whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

All related party transactions below have been approved by the Audit Committee in conjunction with our policy described above with the exception of the ECIN acquisition which was approved by a special committee of the Board of Directors.

Glen Tullman, Allscripts’ Chief Executive Officer and a member and Chairman of Allscripts’ Board of Directors, was the Chairman of ECIN’s board of directors and a stockholder of ECIN holding approximately 2.33% of ECIN’s common stock on a fully diluted basis at the time Allscripts’ acquisition of ECIN was consummated. Mr. Tullman received the same per share consideration as the other selling stockholders of ECIN (equaling approximately 2.33% of the total consideration being paid to equityholders of ECIN).

Glen Tullman, Allscripts’ Chief Executive Officer, served on the Advisory Board of Acquirent, LLC, a telemarketer and a reseller of our e-prescribing solution through December 31, 2007. During the years ended December 31, 2007 and 2006, we paid $33,000 and $149,000, respectively, to this company and had $0 and $34,000 accrued as of December 31, 2007 and 2006, respectively.

The Chief Executive Officer and Chairman of the Board of A4 prior to Allscripts’ acquisition of A4 became one of our directors in connection with the acquisition of A4, although he resigned from Allscripts’ board in March 2008. Such director also serves on the board of directors of Med3000, Inc. (“Med3000”) and has an ownership interest of approximately 8% in Med3000. Allscripts has a license and distribution agreement with Med3000 pursuant to which Med3000 possesses the right to market, resell and sublicense Allscripts’ electronic health record solutions to its customers. As of December 31, 2007, Med3000 has agreed to purchase from Allscripts approximately $2,558,000 of hardware, software and related services. For the year ended December 31, 2007, Allscripts recognized $425,000 of revenue under such contracts. As of December 31, 2007, Allscripts had $217,000 in accounts receivable with Med3000. As of December 31, 2006, Med3000 has agreed to purchase from Allscripts approximately $1,650,000 of hardware, software and related services. For the year ended December 31, 2006, Allscripts recognized $1,062,000 of revenue under such contracts. As of December 31, 2006, Allscripts had $321,000 in accounts receivable with Med3000.

Warren Tullman, the brother of our Chief Executive Officer, Glen E. Tullman, is employed as a Senior Vice President at Allscripts. During 2007, Mr. Warren Tullman received compensation including a base salary of $140,000, commission payments totaling $204,700 and was granted 1,115 shares of restricted stock.

Audit Committee Report

The Audit Committee is comprised of three directors, each of whom is independent, as defined in NASDAQ’s listing standards and SEC regulations. The Audit Committee operates under a charter adopted by the Board and consistent with NASDAQ and SEC requirements.

Management is responsible for Allscripts’ financial reporting process, including its systems of internal and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Allscripts’ independent public accountants, appointed by the Audit Committee, are responsible for auditing those financial statements.

The Audit Committee of Allscripts held four meetings during 2007. During the meetings, discussions were had with management and Grant Thornton LLP, Allscripts’ independent accountants, regarding matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement on Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit) and SEC rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and 33-8183a. Discussions were also held with Grant Thornton regarding its independence from Allscripts. The Committee also received from Grant Thornton written disclosures and the letter regarding its independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Throughout 2007, management completed documentation, testing and evaluation of Allscripts’ internal control over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. At each quarterly meeting, management provided updates to the Audit Committee regarding progress made to complete management’s assessment of its internal control over financial reporting. As of February 29, 2008, management concluded that the internal control over financial reporting was effective at December 31, 2007 and Grant Thornton concurred with management’s assessment. The conclusions of both management’s and Grant Thornton’s assessments were included in Allscripts’ Annual Report on Form 10-K for the year ended December 31, 2007, as amended, under Item 9A, Controls and Procedures. The Audit Committee continues to oversee Allscripts’ efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2008.

During its meetings, the Audit Committee reviewed and discussed the unaudited quarterly and audited annual financial statements with management and Grant Thornton. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in Allscripts’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.

Audit Committee

Michael J. Kluger, Chairman

Marcel L. “Gus” Gamache

Bernard Goldstein

CHAPTER FIVE—RATIFICATION OF GRANT THORNTON: ALLSCRIPTS PROPOSAL 5

The audit committee of Allscripts board of directors has re-appointed Grant Thornton LLP as Allscripts’ independent registered public accounting firm to audit and report on the financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008. Although we are not required to do so, we believe that it is appropriate to request that stockholders ratify the appointment of Grant Thornton. Approval of this proposal requires the affirmative vote of a majority of the shares of common stock, present in person or by proxy at the annual meeting and entitled to vote thereon. If stockholders do not ratify the appointment, the audit committee will investigate the reasons for the stockholders’ rejection and the audit committee may reconsider the appointment. Representatives of Grant Thornton will be present at the annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

THE ALLSCRIPTS BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

Disclosure of Independent Accountant Fees

The following table shows the fees billed for audit, audit-related, tax and all other services rendered in 2007 and 2006 by Grant Thornton LLP, our principal independent public accountants for these years:

	Year Ended December 31, 2007	Year Ended December 31, 2006
Audit Fees *	$776,877	$651,946
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$776,877	$651,946

*	Audit fees include fees for the audit of the annual financial statements, the audit of internal control over financial reporting, the reviews of financial statements included in Allscripts’ quarterly Form 10-Qs and fees in connection with our Form S-3 filings and fees related to our acquisition of ECIN and A4.

Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accountants

The audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants.

Prior to engagement of the independent registered public accountants for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of the following four categories of service to the audit committee for approval.

1. Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accountants can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2. Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accountants, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accountants’ tax personnel, including tax analysis, assisting with coordination of execution of tax related activities primarily in the area of corporate development, supporting other tax related regulatory requirements, and tax compliance and reporting.

4. Other fees are those associated with services not captured in the other categories. As a general matter, Allscripts no longer requests such services from the independent registered public accountants.

Prior to engagement, the audit committee pre-approves independent registered public accountants services within each category. The fees are budgeted and the audit committee requires the independent registered public accountants and management to report actual fees versus the budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accountants.

The audit committee may delegate pre-approval authority to one or more of its members.

CHAPTER SIX—ADJOURNMENT OF THE ANNUAL MEETING: ALLSCRIPTS PROPOSAL 6

We are asking our stockholders to vote on a proposal to approve any adjournment of the annual meeting, at the Allscripts board of directors’ request, for the purpose of soliciting additional proxies if there are not sufficient votes at the annual meeting to approve the Share Issuance and the Required Amendments. Approval of this proposal requires the affirmative vote of a majority of the shares of common stock, present in person or by proxy at the annual meeting and entitled to vote thereon.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF ANY ADJOURNMENT OF THE ANNUAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows Allscripts to “incorporate by reference” certain information into this proxy statement, which means that Allscripts can disclose important information to its stockholders by referring its stockholders to other documents that Allscripts filed separately with the SEC. Allscripts stockholders should consider the incorporated information as if Allscripts reproduced it in this proxy statement, except for any information directly superseded by information contained in this proxy statement.

Stockholders may read and copy any reports, statements or other information filed by Allscripts at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Allscripts’ SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at www.sec.gov. You can also inspect reports, proxy statements and other information about Allscripts at the offices of The NASDAQ Stock Market. For further information on obtaining copies of our public filings at The NASDAQ Stock Market, you should call (212) 401-8700.

Allscripts incorporates by reference into this proxy statement the following financial statements and other information (SEC File No. 000-32085), which contain important information about Allscripts and its business and financial results:

•	Allscripts’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008, as amended by Form 10-K/A filed with the SEC on April 25, 2008;

•	Allscripts’ Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, filed with the SEC on May 12, 2008, and June 30, 2008, filed with the SEC on August 8, 2008;

•	Current Reports on Form 8-K filed with the SEC on March 18, 2008 and March 19, 2008; and

•	The description of Allscripts’ common stock contained in Allscripts’ 1934 Act registration statement on Form S-4 as amended on December 7, 2000.

Allscripts may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this proxy statement and before the annual meeting. The SEC allows Allscripts to incorporate by reference into this proxy statement such documents. Allscripts stockholders should consider any statement contained in this proxy statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

Allscripts stockholders may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge by requesting copies in writing or by telephone from Allscripts at the following address: Allscripts Healthcare Solutions, Inc., Attn: Lee Shapiro, Secretary, 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654; telephone: (866) 358-6869. If an Allscripts stockholder requests any incorporated documents, Allscripts will mail such documents to the requesting stockholder by first class mail, or another equally prompt means, within one business day after it receives the request. Documents should be requested by                     , 2008 in order to receive them before the annual meeting.

All information contained in this document with respect to Misys plc and Misys Healthcare Systems, LLC has been provided by Misys plc and has not been independently verified by Allscripts. All information contained or incorporated by reference in this document with respect to Allscripts and its subsidiaries has been provided by Allscripts.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Allscripts has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                     , 2008. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, Allscripts will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

FUTURE PROPOSALS

The deadline has passed for submitting a proposal to be raised at the 2008 annual meeting of stockholders. Proposals of stockholders intended to be presented at Allscripts’ next annual meeting of stockholders should be received by the Secretary on or before                     , 2009 for inclusion in the Proxy Statement for the 2009 Annual Meeting of Stockholders. The notice (for proposals other than proposals relating to nominations described on page 131 of this proxy statement) must contain a brief description of the business proposed to be brought before the meeting and the reasons for conducting the business at the meeting. In addition, the notice must present certain information concerning the stockholder making the proposal, who must be a stockholder of record at the time of giving the notice and be entitled to vote at the meeting.

OTHER MATTERS

At the date of this proxy statement, Allscripts management does not know of any business to be presented at the annual meeting other than the matters set forth above. No other business may be brought before the annual meeting other than the matters set forth above and those matters which may arise in connection therewith. However, if any other matter shall properly come before this annual meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of annual meeting.

 Misys Healthcare Systems

 (An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Combined Financial Statements

For the Years Ended May 31, 2008, 2007, and 2006

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Index

May 31, 2008, 2007, and 2006

Page(s)
Report of Independent Registered Public Accounting Firm	F-1
Combined Balance Sheets	F-2
Combined Statements of Operations	F-3
Combined Statements of Parent’s Net Investment	F-4
Combined Statements of Cash Flows	F-5
Notes to Combined Financial Statements	F-6 – F-23

PricewaterhouseCoopers LLP 150 Fayetteville Street Suite 2300 Raleigh NC 27601 Telephone (919) 755 3000 Facsimile (919) 755 3030

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Misys plc

and the Shareholders of Misys Healthcare Systems

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of parent’s net investment and of cash flows present fairly, in all material respects, the financial position of Misys Healthcare Systems (the “Business”) (an operating unit of Misys Holdings, Inc., a subsidiary of Misys plc) at May 31, 2008, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended May 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

July 30, 2008

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Combined Balance Sheets

(In thousands)

	May 31,
	2008	2007	2006
Assets
Current assets
Cash and cash equivalents	$325	$1,370	$12,449
Trade receivables, net	48,250	39,376	35,076
Prepaid and other current assets	11,868	8,119	7,722
Deferred tax asset	852	6,394	6,888

Total current assets	61,295	55,259	62,135
Property and equipment, net	6,082	7,348	8,682
Deferred tax assets	8,254	4,664	—
Other long-term assets	4,594	—	—
Investment in iMedica	8,000	—	—
Goodwill	82,406	82,406	82,756
Intangible assets, net	8,637	21,570	45,575

Total assets	$179,268	$171,247	$199,148

Liabilities and Parent’s Net Investment
Current liabilities
Line of credit	$3,232	$3,235	$—
Accounts payable	14,262	18,098	18,629
Accrued expenses	12,606	15,387	12,757
Accrued compensation and benefits	9,700	18,091	20,836
Deferred revenue	27,189	32,892	35,568
Current portion of capital lease obligation	1,082	1,431	1,405

Total current liabilities	68,071	89,134	89,195
Non-current portion of capital lease obligation	548	944	1,448
Deferred tax liabilities	—	—	6
Other long-term liabilities	—	—	854

Total liabilities	68,619	90,078	91,503
Commitments and contingencies (note 12)
Parent’s net investment	110,649	81,169	107,645

Total liabilities and parent’s net investment	$179,268	$171,247	$199,148

The accompanying notes are an integral part of these combined financial statements.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Combined Statements of Operations

(In thousands)

	Year Ended May 31,
	2008	2007	2006
Revenue
System sales	$64,627	$71,368	$93,487
Professional services	30,943	33,422	36,957
Maintenance	141,531	133,440	122,584
Transaction processing and other	146,670	141,463	128,708

Total revenue	383,771	379,693	381,736

Cost of revenue
System sales	37,086	45,947	61,123
Professional services	26,131	28,508	27,828
Maintenance	57,265	56,634	50,860
Transaction processing and other	56,388	58,039	56,952

Total cost of revenue	176,870	189,128	196,763

Gross profit	206,901	190,565	184,973
Selling, general and administrative	117,566	121,101	112,135
Research and development	37,784	40,880	29,592
Amortization of intangibles	11,320	22,392	23,039

Income from operations	40,231	6,192	20,207
Interest expense	(296)	(272)	(184)
Interest income and other, net	219	94	32

Net income before tax	40,154	6,014	20,055
Income tax expense	(14,755)	(2,160)	(7,519)

Net income	$25,399	$3,854	$12,536

The accompanying notes are an integral part of these combined financial statements.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Combined Statements of Parent’s Net Investment

(In thousands)

Parent’s net investment as of May 31, 2005	$ 85,565
Net income	12,536
Stock-based compensation	4,998
Change in parent’s net investment, net	4,546

Parent’s net investment as of May 31, 2006	107,645
Net income	3,854
Stock-based compensation	951
Change in parent’s net investment, net	(31,281)

Parent’s net investment as of May 31, 2007	81,169
Net income	25,399
Stock-based compensation	2,208
Change in parent’s net investment, net	1,873

Parent’s net investment as of May 31, 2008	$110,649

The accompanying notes are an integral part of these combined financial statements.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Combined Statements of Cash Flows

(In thousands)

	Year Ended May 31,
	2008	2007	2006
Cash flows from operating activities
Net income	$25,399	$3,854	$12,536
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,259	3,833	3,702
(Gain) loss on disposal of property and equipment	—	(12)	26
Amortization of intangibles	12,933	24,005	30,222
Write-off of acquired in-process research and development	—	—	786
Non-cash stock based compensation expense	2,208	951	4,998
Changes in deferred income taxes	1,952	(4,176)	(12,777)
Provision for doubtful accounts	2,415	1,709	472
Changes in operating assets and liabilities
Trade receivables	(11,289)	(6,009)	1,828
Prepaid and other current assets	(3,749)	(397)	120
Other long-term assets	(4,594)	—	—
Accounts payable	(3,836)	(531)	(1,036)
Accrued expenses	(2,781)	2,630	1,541
Accrued compensation and benefits	(8,391)	(2,745)	1,216
Deferred revenue	(5,703)	(2,676)	(198)
Other long-term liabilities	—	(854)	854

Net cash provided by operating activities	7,823	19,582	44,290

Cash flows from investing activities
Purchase of businesses, net of cash acquired	—	350	(52,994)
Purchase of preferred shares in iMedica	(8,000)	—	—
Proceeds from disposal of property and equipment	—	13	—
Purchase of property and equipment	(1,167)	(1,195)	(1,738)

Net cash used in investing activities	(9,167)	(832)	(54,732)

Cash flows from financing activities
Change in parent’s net investment	1,873	(31,281)	4,546
Line of credit payments	(113,824)	(127,786)	(82,510)
Line of credit borrowings	113,821	131,021	82,510
Payment of capital lease obligation	(1,571)	(1,783)	(1,357)

Net cash provided by (used in) financing activities	299	(29,829)	3,189

Net decrease in cash and cash equivalents	(1,045)	(11,079)	(7,253)
Cash and cash equivalents, beginning of period	1,370	12,449	19,702

Cash and cash equivalents, end of period	$325	$1,370	$12,449

The accompanying notes are an integral part of these combined financial statements.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements

(Dollars and share amounts in thousands, except per share amounts)

1.	Description of Business

Misys Healthcare Systems (the “Company” or the “Business”) is a provider of healthcare information technology solutions for physician practices and home healthcare providers primarily in North America. The Business is headquartered in Raleigh, North Carolina and has operations in Richmond, Virginia, Austin, Texas and Bangalore, India. The Business is an operating unit of Misys Holdings, Inc. (the “Parent”), a wholly owned subsidiary of Misys plc.

The Business has two reportable segments: Ambulatory and Homecare. The Ambulatory segment provides physician practices with clinical and practice management solutions and related services. Ambulatory solutions include electronic medical records (“EMR”) software, practice management (“PM”) software, related installation and training services, electronic claims administration (“EDI”) services and the resale of related hardware.

The Homecare segment provides home health providers with clinical and practice management solutions and related services. Homecare solutions include software, related installation and training services, and the resale of related hardware.

2.	Basis of Presentation

These combined financial statements were derived from the books and records of certain subsidiaries of Misys Holdings, Inc. The financial statements reflect the assets, liabilities, revenues and expenses that are directly related to the Business as it was operated within Misys Holdings, Inc. General corporate expenses of Misys Holdings, Inc. which are not directly related to the Business including certain corporate executives’ salaries, accounting and legal fees, departmental costs for accounting, finance, legal, information technology, purchasing, marketing, human resources as well as other general overhead costs are allocated to the Business. These allocations are based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues and number of employees. Management believes these allocations are made on a reasonable basis; however, the financial statements included herein may not necessarily reflect the Business’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Business operated as a stand-alone entity during the periods presented.

Parent’s net investment in the Business as shown in the balance sheets includes capital contributed by Misys plc and the balance of intercompany advances. The advances are used by the Business, along with operating cash flows, for working capital needs and other general purposes. No interest has been recorded in these financial statements for the intercompany advances.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Changes in the facts or circumstances underlying these estimates could result in material changes and actual results could differ from these estimates.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

Cash and Cash Equivalents

Cash equivalents are highly liquid investments that are readily convertible to known amounts of cash and have an original maturity of three months or less at the time of purchase.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. The allowance for doubtful accounts is based on historical write-off experience and specific identification and account balances are charged off when the potential for recovery is considered remote.

Property and Equipment

Property and equipment is primarily comprised of computer equipment, office equipment, software, and leasehold improvements, which are recorded at cost. These assets are depreciated using the straight-line method over their estimated useful lives.

Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon disposition, the asset and related accumulated depreciation accounts are relieved and any related gain or loss is included in the combined statement of operations.

Software Development Costs

Statement of Financial Accounting Standards (“SFAS”) No.86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed” (“SFAS 86”) requires capitalization of software development costs incurred from the time technological feasibility of the software is established until the software is available for general release. The Company has determined that due to the late stage in which technological feasibility is established that no material costs are eligible for capitalization under SFAS 86. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its property and equipment and other long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”) which requires the Company to evaluate recoverability of long-lived assets whenever events or circumstances indicate that an impairment may have occurred. An impairment loss is recognized when the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to the assets or the business to which the assets relate. Impairment losses are measured as the amount by which the carrying value exceeds the fair value of the assets. No such impairments have been recognized in the years ended May 31, 2008, 2007, and 2006.

Asset Held under Capital Lease

Assets held under capital lease are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful life of the assets or the period of the related lease.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair value of the identifiable net assets acquired. Under SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is tested annually for impairment, or more frequently if events or changes in circumstances indicate that the assets might be impaired.

For goodwill, the impairment evaluation includes a comparison of the carrying value of the reporting unit (including goodwill) to that reporting unit’s fair value. If the reporting unit’s estimated fair value exceeds the reporting unit’s carrying value, no impairment of goodwill exists. If the fair value of the reporting unit does not exceed the unit’s carrying value, then an additional analysis is performed to allocate the fair value of the reporting unit to all of the assets and liabilities of that unit as if that unit had been acquired in a business combination. If the implied fair value of the reporting unit goodwill is less than the carrying value of the unit’s goodwill, an impairment charge is recorded for the difference.

Intangible assets with estimable useful lives are stated at cost and are amortized using the straight-line method over the remaining estimated economic lives of those assets.

Revenue Recognition

Revenue represents the fair value of consideration received or receivable from clients for goods and services provided by the Business. Revenue from System Sales includes software and related hardware. Revenue from Professional Services includes implementation, training and consulting services. Revenue from Maintenance includes support and maintenance services. Revenue from Transaction Processing and Other includes EDI services and other.

Revenue from system sales is recognized when a signed contract exists, the fee is fixed or determinable, delivery to a customer has occurred, and the collection of the resulting receivable is considered probable. In instances where a significant vendor obligation exists, revenue recognition is delayed until the obligation has been satisfied. No revenue is recognized for multiple deliveries or multiple element products if an element of the contract remains undelivered and is essential to the functionality of the elements already delivered. In multiple element arrangements, the total arrangement fee is allocated according to the fair value of each element using vendor-specific objective evidence. Vendor-specific objective evidence of fair value is determined using the price charged when the element is sold separately. In software arrangements in which vendor specific objective evidence of fair value of all of the undelivered elements is known, but not of the delivered element, the residual method to record revenue is utilized. In the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element and is recognized as revenue.

Revenue on certain larger contracts is recognized on a percentage of completion basis over the period from the commencement of performance on the contract to customer acceptance. The degree of completion of a contract is measured using the hours incurred to date compared to total hours expected to complete the contract. Losses on contracts are recognized as soon as a loss is foreseen by reference to the estimated costs of completion.

Maintenance fees are recognized ratably over the period of the contract based on vendor specific objective evidence of fair value. Revenue from professional services, such as implementation, training and consulting services, is recognized as the services are performed based on vendor specific objective evidence of fair value. Revenue from EDI services is recognized as services are provided and is determined based on the volume of transactions processed.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

In accordance with Emerging Issues Task Force Issue Number 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred (“EITF 01-14”), the Company records reimbursements for out-of-pocket expenses incurred as revenue in the statement of operations. These amounts totaled approximately $3,259, $3,410 and $2,009, for the years ended May 31, 2008, 2007, and 2006, respectively.

Stock-Based Compensation

Effective June 1, 2006, the Company adopted the provisions of the SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) replaced SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), and superseded Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period. Prior to the adoption of SFAS No. 123R, the Company measured compensation expense for its employee stock-based compensation plans using the fair value method prescribed by SFAS No. 123. The adoption of SFAS No. 123(R) did not have a material impact on the Company’s financial statements.

Income Taxes

The Company accounts for income taxes using the liability method, which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax basis of the Company’s assets and liabilities and for tax carryforwards at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period in which the enactment date of the tax rate change occurs. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and trade receivables. The Company maintains its cash balances with major commercial banks.

The Company sells its products and services to healthcare providers. Credit risk with respect to trade receivables is generally diversified due to the large number of customers and their dispersion across the United States. To reduce credit risk, the Company performs ongoing credit evaluations of its customers and their payment histories. In general, the Company does not require collateral from its customers, but it does enter into advance deposit agreements, if appropriate.

The majority of revenue is derived from customers located in the United States. All long-lived assets are located in the United States. There were no customers that accounted for greater than 10% of revenue or accounts receivable during the years ended May 31, 2008, 2007, and 2006.

The Company provides its software customers with a standard product warranty beginning with live use of the software. If a software product is found to have a material defect that causes the product not to operate in accordance with the software specifications, the Company will deliver any necessary alterations to the customer.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

Fair Value of Financial Instruments

SFAS No. 107, Disclosure about Fair Value of Financial Instruments, requires that the Company disclose the fair value of its financial instruments when it is practical to estimate. The fair values of the Company’s accounts receivables, accounts payable, capital leases, and short-term borrowings approximate their carrying values because of their short-term nature.

Self Insurance

The Company is self-insured for medical liabilities and certain health benefit options up to certain limits. The Company has umbrella policies in place above those limits. The provision for estimated medical claims includes estimates of the ultimate costs for reported claims and claims incurred but not reported.

Research and Development Costs

The Company expenses research and development costs including salaries and related human resource costs, third-party contractor expenses, and other expenses in developing new products and upgrading and enhancing existing products. Research and development costs for the years ended May 31, 2008, 2007 and 2006 were $37,784, $40,880, and $29,592, respectively.

Shipping and Handling Costs

Shipping and handling costs are classified as cost of revenue on the combined statements of operations.

Compensated Absences

The Company’s employees earn personal time off at varying rates depending upon years of service. Under the terms of the plan the maximum accrual that can be carried over from one calendar year to the next is 240 hours. Effective January 1, 2008, the plan was modified such that hours earned after that date can not be carried over after December 31 of each year and will not be paid upon termination. The accrual for compensated absences totaled $1,241, $7,663, and $7,539 as of May 31, 2008, 2007, and 2006, respectively, and is included in accrued compensation and benefits on the combined balance sheets.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the fair value of identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date. FAS No. 141R is effective for fiscal years beginning after December 15, 2008 and will be applied by the Company to business combinations consummated after the effective date. Management is currently evaluating the impact of the adoption of FAS 141R on the combined financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”), an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements (“ARB 51”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity,

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. This pronouncement is effective for fiscal years beginning after December 15, 2008. Management does not believe the adoption will have a material effect on the combined financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, (“FAS 159”). FAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities under an instrument-by-instrument election. Most of the provisions in FAS 159 are elective; however, it applies to all companies with available-for-sale and trading securities. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. FAS 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided that the entity also adopts FAS 157. Management does not believe the adoption will have a material effect on the combined financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 clarifies that the fair value is the exchange price in an orderly transaction between market participants to sell the asset or transfer the liability in the market. The standard emphasizes that fair value is a market-based measurement, not an entity-specific measurement and a fair value measurement should therefore be based on the assumptions that market participants would use in pricing the asset or liability. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2008. Management does not believe the adoption will have a material effect on the combined financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). The FASB believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Accordingly, the FASB concluded that the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing this Statement to achieve that result. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, and is not expected to have a material impact on the combined financial statements.

4.	Trade Receivables

The components of trade receivables consist of the following as of May 31, 2008, 2007, and 2006:

	May 31,
	2008	2007	2006
Amounts billed	$35,000	$30,367	$26,741
Amounts unbilled	16,601	11,899	11,102
Allowance for doubtful accounts	(3,351)	(2,890)	(2,767)

Trade receivables, net	$48,250	$39,376	$35,076

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

The allowance for doubtful accounts activity for the years ended May 31, 2008, 2007, and 2006

	May 31,
	2008	2007	2006
Balance at beginning of the period	$2,890	$2,767	$3,030
Provision for bad debts	2,415	1,709	472
Charge offs, net of recoveries	(1,954)	(1,586)	(735)

Balance at end of the period was as follows:	$3,351	$2,890	$2,767

5.	Prepaid and Other Current Assets

	May 31,
	2008	2007	2006
Prepaid sales commissions	$4,728	$1,254	$622
Prepaid postage, maintenance and other	1,638	3,107	3,060
Prepaid resold software royalties	2,114	1,042	1,856
Hardware inventory	1,917	1,130	1,434
Other assets	1,471	1,586	750

Total	$11,868	$8,119	$7,722

During 2008, the Company began paying sales commissions at the time contracts with customers are signed or shortly thereafter. Prior to 2008, the Company paid sales commissions based on certain contract milestones, which more closely corresponded to when revenue was recognized on the related contracts. To the extent that sales commissions paid relate to revenue not yet recognized, these amounts are recorded as prepaid sales commissions and are recognized as expense as the revenue is recognized.

6.	Property and Equipment

Property and equipment consist of the following as of May 31, 2008, 2007, and 2006:

	Useful Life (Years)	May 31,
		2008	2007	2006
Computer equipment	3	$15,063	$11,654	$11,276
Software	3	7,759	6,780	6,184
Leasehold improvements	see below	4,016	3,563	3,484
Office equipment	5	6,213	5,806	5,736

		33,051	27,803	26,680
Less accumulated depreciation and amortization		(26,969)	(20,455)	(17,998)

Property and equipment, net		$6,082	$7,348	$8,682

Leasehold improvements are depreciated over the lesser of the estimated useful life of the asset or the lease term. Depreciation and amortization expense was approximately $3,259, $3,833 and $3,702 for the years ended May 31, 2008, 2007, and 2006, respectively.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

7.	Investment in iMedica

On August 23, 2007, the Company purchased 20,000 shares of iMedica Series C Preferred Stock for $8,000, or $0.40 per share. This investment represents approximately an 18% equity ownership in iMedica and is recorded under the cost method of accounting. The fair value of this investment was not estimated as there have been no identified events or circumstances that may have a significant effect on the fair value of this investment.

Also on August 23, 2007, the Company entered into a strategic OEM agreement with iMedica whereby the Company licensed certain iMedica electronic health and practice management software to be marketed under the Company’s MyWay brand for an initial royalty payment of $5,000. Prepaid royalty fees related to this agreement of $4,594 and $133 remain in other long-term assets and prepaid and other current assets, respectively, on the combined balance sheet as of May 31, 2008. During the year ended May 31, 2008 the Company expensed $273 in royalty fees for licenses sold during the period in accordance with the OEM agreement, which is included in system sales cost of sales on the combined statement of operations.

8.	Business Combinations

Payerpath, Inc.

On January 30, 2006, the Company acquired Payerpath, Inc. for $49,000 in cash. During fiscal year 2007, the finalization of the working capital adjustment, as defined in the merger agreement, resulted in a reduction of the purchase price of $350. Payerpath is a provider of Internet-based services for healthcare providers, hospitals and payers. Payerpath’s solutions address all steps in the reimbursement cycle—from verifying patient eligibility and correcting inaccurate claims to managing remittance and generating secondary billing enabling providers to reduce administrative costs and eliminate payment delays.

The Payerpath acquisition has been accounted for as a business combination under SFAS No. 141, Business Combinations. The assets acquired and liabilities assumed have been recorded at the date of acquisition at their respective fair values. The results of operations of Payerpath have been included in the accompanying combined statements of operations since the date of acquisition.

The total purchase price for the acquisition was as follows:

Cash paid	$49,000
Net working capital adjustment	(350)
Acquisition-related transaction costs	301

Total purchase price	$48,951

The above purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on management’s estimates of their fair values. Acquisition-related transaction costs include legal and accounting fees and other external costs directly related to the acquisition.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

The purchase price has been allocated as follows:

Acquired cash	$45
Trade receivables	795
Prepaids and other current assets	315
Property and equipment and other assets	776
Goodwill	35,071
Intangible assets	11,939
Deferred tax asset	2,293
Accounts payable and accrued expenses	(1,747)
Capital lease obligation	(536)

Net assets acquired	$48,951

Goodwill was determined based on the residual difference between the purchase cost and the value assigned to tangible and intangible assets and liabilities, and is not deductible for tax purposes. Among the factors that contributed to a purchase price resulting in the recognition of goodwill were Payerpath’s history of growth and leadership position in the market. Of the $11,939 intangible assets acquired, $7,094 was assigned to proprietary technology rights with a useful life of 5 years, $656 was assigned to trade names with a useful life of 5 years, and $4,189 was assigned to customer relationships with a useful life of 10 years. For purposes of this allocation, the Company has assessed fair value related to proprietary technology, trade names and customer relationships based on the net present value of the projected income stream of these identifiable intangible assets.

Amicore, Inc.

On March 1, 2006, the Company acquired Amicore, Inc. for $3,578 in cash. Amicore provides practice and clinical management software to physicians.

The Amicore acquisition has been accounted for as a business combination under SFAS No. 141, Business Combinations. The assets acquired and liabilities assumed have been recorded at the date of acquisition at their respective fair values. The results of operations of Amicore have been included in the accompanying combined statements of operations since the date of acquisition.

The total purchase price for the acquisition was as follows:

Cash paid	$3,578
Acquisition-related transaction costs	297

Total purchase price	$3,875

The above purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on management’s estimates of their fair values. Acquisition-related transaction costs include legal and accounting fees and other external costs directly related to the acquisition.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

The purchase price has been allocated as follows:

Acquired cash	$ 137
Trade receivables	550
Prepaids and other current assets	250
Property and equipment and other assets	445
Intangible assets	3,118
Deferred tax asset	1,839
Accounts payable and accrued expenses	(2,464)

Net assets acquired	$3,875

Of the $3,118 intangible assets acquired, $1,166 was assigned to proprietary technology rights with a useful life of 10 years, $1,166 was assigned to customer relationships with a useful life of 10 years, and $786 was assigned to research and development assets that were written-off at the date of acquisition in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method. This write-off is included in selling, general and administrative expenses in the combined statement of operations for the year ended May 31, 2006. For purposes of this allocation, the Company has assessed fair value related to proprietary technology, customer relationships and research and development based on the net present value of the projected income stream of these identifiable intangible assets.

The following unaudited pro forma information assumes the Payerpath and Amicore acquisitions occurred on June 1, 2005. These unaudited pro forma results have been prepared for informational purposes only and do not purport to represent what the results of operations would have been had the acquisitions occurred as of June 1, 2005, nor of future results of operations. The unaudited pro forma results for the year ended May 31, 2006 is as follows:

2006
Revenue	$392,524
Net income (loss)	4,163

9.	Goodwill and Intangible Assets

Goodwill and intangible assets consist of the following:

	May 31, 2008			May 31, 2007
	Gross Assets	Accumulated Amortization	Net Assets	Gross Assets	Accumulated Amortization	Net Assets
Amortizable intangible assets
Proprietary technology	$115,660	$111,244	$4,416	$115,660	$109,631	$6,029
Customer relationships	221,755	217,849	3,906	221,755	206,660	15,095
Trade name	19,656	19,341	315	19,656	19,210	446

	$357,071	$348,434	$8,637	$357,071	$335,501	$21,570

Indefinite-lived intangible assets
Goodwill	$519,915	$437,509	$82,406	$519,915	$437,509	$82,406

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

	May 31, 2006
	Gross Assets	Accumulated Amortization	Net Assets
Amortizable intangible assets
Proprietary technology	$115,660	$108,018	$7,642
Customer relationships	221,755	184,423	37,332
Trade name	19,656	19,055	601

	$357,071	$311,496	$45,575

Indefinite-lived intangible assets
Goodwill	$520,265	$437,509	$82,756

Goodwill is entirely allocated to the Ambulatory segment. The proprietary technology, customer relationships and trade name intangible assets are being amortized over their average useful lives. The Company recorded amortization expense related to the intangible assets amounting to $12,933, $24,005, and $30,222 for the years ended May 31, 2008, 2007, and 2006, respectively. Of the total amortization expense, amounts related to proprietary technology of $1,613, $1,613, and $7,183 for the years ended May 31, 2008, 2007 and 2006, respectively, have been included in cost of revenue, system sales. The remainder is reflected as amortization of intangibles on the combined statements of operations.

Estimated amortization expense for the intangible assets that exist as of May 31, 2008 is as follows:

2009	$2,358
2010	2,358
2011	1,712
2012	711
2013	419
Thereafter	1,079

Total	$8,637

10.	Income Taxes

The Company’s income taxes are calculated on a separate tax return basis, although the Company’s operations have historically been included in the U.S. federal and state returns of the U.S. Misys consolidated group of companies.

On June 1, 2007, the Company adopted the provisions of FIN 48. The Company believes it has no material exposures which are not currently provided for. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48. The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of income taxes.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

The following is a summary of the components of the provision for income taxes:

	Year Ended May 31,
	2008	2007	2006
Current tax provision
Federal	$11,637	$5,743	$18,479
State	1,166	593	1,817

	12,803	6,336	20,296

Deferred tax provision
Federal	1,775	(3,779)	(11,644)
State	177	(397)	(1,133)

	1,952	(4,176)	(12,777)

Income tax expense	$14,755	$2,160	$7,519

Taxes computed at the statutory federal income tax rate of 35% are reconciled to the provision for income taxes as follows:

	Year Ended May 31,
	2008	2007	2006
United States federal tax at statutory rate	35.0%	35.0%	35.0%
Items affecting federal income tax rate
State taxes (net of federal benefit)	3.3%	3.6%	3.5%
Meals and entertainment	0.8%	6.6%	1.8%
Research and development credit	0.0%	-3.9%	-0.7%
Domestic manufacturing deduction	-1.6%	-3.1%	-1.8%
Other	-0.8%	-2.3%	-0.3%

Provision for income taxes	36.7%	35.9%	37.5%

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

Significant components of the Company’s deferred tax assets and liabilities as of May 31, 2008, 2007, and 2006 consist of the following:

	May 31,
	2008	2007	2006
Deferred tax assets
Accruals and reserves, net	$1,065	$3,689	$4,137
Allowance for doubtful accounts	1,290	1,140	1,082
Deferred revenue	68	1,262	1,003
Inventory	302	303	665
Stock-based compensation	2,886	2,987	3,636
Property and equipment	—	—	139
Net operating loss carryforwards	5,033	5,864	6,694
Other	418	—	520

Total deferred tax asset	11,062	15,245	17,876

Deferred tax liabilities
Property and equipment	(84)	(210)	—
Intangible assets	—	(3,674)	(10,994)
Prepaid commissions	(1,872)	—	—
Other	—	(303)	—

Total deferred tax liabilities	(1,956)	(4,187)	(10,994)

Net deferred tax asset	$9,106	$11,058	$6,882

As of May 31, 2008, the Company had federal and state net operating loss carryforwards of $13,074 and $24,346, respectively. The net operating loss carryforwards expire in various amounts starting in 2020 for both federal and state tax purposes. The utilization of the federal net operating loss carryforwards may be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code.

The net deferred tax asset (liability) is classified in the combined balance sheets as of May 31, 2008, 2007, and 2006 as follows:

	May 31,
	2008	2007	2006
Current deferred tax assets	$2,724	$6,394	$6,888
Current deferred tax liabilities	(1,872)	—	—

Current deferred tax assets (net)	852	6,394	6,888

Non-current deferred tax assets	8,338	8,851	10,988
Non-current deferred tax liabilities	(84)	(4,187)	(10,994)

Non-current deferred tax assets (liabilities), net	8,254	4,664	(6)

Net deferred tax asset	$9,106	$11,058	$6,882

The U.S. Misys consolidated group has settled IRS audits through May 31, 2005, which would include the Company. For the May 31, 2006 tax year and subsequent years, the Company’s tax returns are open to federal audits until the applicable statute of limitations expire. The Company is also subject to examination by state tax authorities.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

11.	Promissory Note

The Company has an unsecured $8,000 line of credit promissory note with a national bank, which bears interest at Libor plus 0.5% and expires on October 31, 2008. The outstanding balance on the line of credit was $3,232 and $3,235 as of May 31, 2008 and 2007, respectively. No balance was outstanding at May 31, 2006. The weighted average interest rate on the line of credit was 4.8%, 5.9%, and 4.6% as of May 31, 2008, 2007, and 2006

12.	Commitments and Contingencies

The Company rents office space under several operating leases that expire through fiscal year 2017. Lease incentives provided by the lessor are recorded as deferred rent and amortized as reductions to lease expense over the lease term. The Company also has leases for computer equipment, which are classified as capital leases.

Future minimum lease payments under the capital leases and the non-cancelable operating leases as of May 31, 2008 are as follows:

	Capital Lease	Operating Lease
2009	$1,173	$6,005
2010	486	5,741
2011	97	4,932
2012	—	4,486
2013	—	4,525
Thereafter	—	17,612

	1,756	$43,301

Less amount representing interest	126

	1,630
Current portion of capital lease obligation	(1,082)

Capital lease obligation, net of current portion	$548

Rent expense related to operating leases for the years ended May 31, 2008, 2007, and 2006 was $8,980, $10,148 and $9,031, respectively.

The Company is subject to legal proceedings and claims which have arisen in the ordinary course of business. The Company does not believe the amount of potential liability with respect to these actions will have a material adverse effect upon the Company’s financial position or results of operations.

As part of the operation of the Business, customers provide the Company patient-identifiable medical information related to the prescription drugs that they prescribe and other aspects of patient treatment. The Company is subject to certain government and industry legislation and rulemaking, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and standards and requirements published by industry groups such as the Joint Commission on Accreditation of Healthcare Organizations, which require the use of standard transactions, standard identifiers, security and other standards and requirements for the transmission of certain electronic health information.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

13.	Stock-Based Compensation

Misys plc operates several share based compensation plans. The Misys plc plans include both market price awards (options priced at fair value of Misys plc stock at date of grant) and nil cost awards (zero strike price). Certain of the awards include performance based vesting conditions, otherwise options vest over a service period, generally three years. Periodically, and in accordance with the plans, Misys plc grants share options to employees of the Business. The fair value of these awards is recorded as compensation cost over the term of vesting period. Compensation cost related to these awards totaled $2,208, $951, and $4,998, for the years ended May 31, 2008, 2007, and 2006, respectively.

The fair value of awards that contain performance based vesting conditions was estimated at the date of grant using the Monte Carlo option pricing model. For all other awards, the fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model.

The following assumptions have been used in the option pricing models:

	2008	2007	2006
Risk-free interest rate	3.8%-5.5%	4.5%-5.0%	4.1%-4.2%
Dividend yield	0-3.1%	3.2%	3.3%
Volatility
Market value awards	N/A	43%-56%	59%
Nil cost awards	32%-37%	33%-37%	38%-63%
Expected life (years)
Market value awards	N/A	3-6.5	6.5
Nil cost awards	2-3	2.8-3.2	3-3.3

Volatility was calculated using Misys plc share price history for the period equivalent to the expected life. For awards with performance based service conditions, vesting is tied to either total shareholder return, Misys plc earnings per share or Misys plc stock price. Additional variables used in the Monte Carlo option pricing model related to market benchmarked performance conditions include volatility of 33%, 32%, and 44% and correlation coefficient of 0.16, 0.17, and 0.16 for the years ended May 31, 2008, 2007, and 2006, respectively. Volatility was calculated using the top 30 TechMark companies for the period equivalent to the expected life. The share price correlation between the top 30 TechMark companies was determined by the historical correlation of the share price movements over the same period as the volatility.

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

Additional information with respect to the plan activity related to the Business for the years ended May 31, 2008, 2007, and 2006 is summarized as follows:

	Nil Cost		Market Value
	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value
At June 1, 2005	1,095		12,568	$4.99
Granted	1,425	$3.68	125	4.17	$1.91
Exercised	(103)		(406)	3.52
Canceled or expired	(397)		(1,792)	3.89

At May 31, 2006	2,020		10,495	5.35

Granted	1,997	3.42	400	4.34	1.52
Exercised	(474)		(770)	3.65
Canceled or expired	(1,359)		(2,005)	5.19

At May 31, 2007	2,184		8,120	5.85

Granted	882	2.68	—	—	—
Exercised	(532)		(258)	3.68
Canceled or expired	(702)		(2,590)	6.53

At May 31, 2008	1,832		5,272	5.67

Options exercisable	—		5,032	5.72

The weighted-average fair value of all options granted during the years ended May 31, 2008, 2007, and 2006 was $2.69, $3.11, and $3.53 per share, respectively. The weighted-average remaining contractual term of options outstanding was 3.04 years as of May 31, 2008. The weighted average remaining contractual term of options exercisable was 1.8 years as of May 31, 2008. The total compensation cost related to non-vested awards not yet recognized as of May 31, 2008 was $7,373 and the weighted average period over which it will be recognized is 1.62 years. The aggregate intrinsic value of all options outstanding and all options exercisable at May 31, 2008 was $5,766 and $0, respectively. The total intrinsic value of options exercised during the years ended May 31, 2008, 2007, and 2006 was $2,543, $2,835, and $658, respectively.

The following table summarizes information about stock options outstanding and exercisable at May 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number of Shares Outstanding	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$0	1,832	5.62	$0	—	$0
$3.46-$4.73	2,462	2.68	4.13	2,222	3.90
$5.27	1,545	2.15	5.27	1,545	5.27
$6.08-$13.02	1,262	1.07	9.13	1,262	9.13
$20.87	3	1.79	20.87	3	20.87

	7,104			5,032

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

14.	Business Segments

SFAS No. 131, “Disclosures about Segments of a Business Enterprise and Related Information”, establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company currently organizes its business around groups of similar customers, which results in two reportable segments: Ambulatory and Homecare. The Ambulatory segment derives its revenue from the sale of clinical and practice management solutions and related services to physicians. Ambulatory solutions include electronic medical records software, practice management software, related installation and training services, electronic claims administration services and the resale of related hardware. The Homecare segment derives its revenue from the sale of clinical and practice management solutions and related services to home health providers. Homecare solutions include software, related installation and training services, and the resale of related hardware.

The Company does not track its assets by segment. The Company does not allocate interest expense or income taxes to its operating segments. In addition, the Company records corporate selling, general, and administrative expenses and amortization of intangibles in its unallocated corporate costs. These costs are not included in the evaluation of the financial performance of the operating segments.

	Year Ended May 31,
	2008	2007	2006
Revenue
Ambulatory	$347,891	$351,703	$353,555
Homecare	35,880	27,990	28,181

Total revenue	$383,771	$379,693	$381,736

Income from operations
Ambulatory	$61,496	$33,694	$57,297
Homecare	12,419	8,462	6,601
Unallocated corporate expenses	(33,684)	(35,964)	(43,691)

Total income from operations	40,231	6,192	20,207
Interest expense	(296)	(272)	(184)
Interest income and other, net	219	94	32

Net income before tax	$40,154	$6,014	$20,055

15.	Supplemental Disclosure of Cash Flow Information

	Year Ended May 31,
	2008	2007	2006
Cash paid during the period for:
Interest	$296	$272	$184
Supplemental information on non-cash investing and financing activities:
Property and equipment acquired under capital leases	$711	$1,305	$1,454

Misys Healthcare Systems

(An operating unit of Misys Holdings, Inc., a subsidiary of Misys plc)

Notes to Combined Financial Statements—(Continued)

(Dollars and share amounts in thousands, except per share amounts)

16.	Related Party

General corporate expenses of Misys Holdings, Inc. which were not directly related to the Business including certain corporate executives’ salaries, accounting and legal fees, departmental costs for accounting, finance, legal, IT, purchasing, marketing, human resources as well as other general overhead costs have been allocated to the Business. Selling, general and administrative expenses in the combined statements of operations include corporate expense allocations of $10,332, $6,379, and $5,300 for the years ending May 31, 2008, 2007, and 2006, respectively.

17.	Retirement Plan

The Company provides a retirement plan qualified under section 401(k) of the Internal Revenue Code (“IRC”) of 1986, as amended. The Company matches employee contributions at an amount equal to 100% of the elective employee contribution (up to 4% of the employees’ eligible compensation for 2005 and 2006 and 6% in 2007 and 2008). In addition, the Company may make discretionary matching contributions. Matching and discretionary contributions to the plan for the years ended May 31, 2008, 2007, and 2006 totaled $6,162, $5,064, and $5,366, respectively.

18.	Reorganization Costs

During the year ended May 31, 2008, the Company made organizational changes that included new executive appointments and a reduction of headcount to both realign the organization and reduce costs. Related to this reorganization the Company recorded severance expense of $4,505 during the year ended May 31, 2008, which is reflected in selling, general and administrative expenses on the combined statement of operations, of which $1,375 remains accrued at May 31, 2008 and is included in accrued compensation and benefits on the combined balance sheet.

19.	Pending Merger

On March 18, 2008, the Company announced that it entered into a definitive merger agreement with Allscripts, Inc. (“Allscripts”). Management believes that the transaction would significantly enhance the Business’s position in the overall healthcare information technology sector and create an industry leader in the EMR and PM markets.

Under the terms of the agreement, which has been approved by the board of directors of both companies, the Company will be merged with a wholly-owned subsidiary of Allscripts, and Misys plc will contribute $330 million in cash to Allscripts, for which it will receive shares representing a 54.5% ownership position in the combined company. Allscripts will pay a special cash dividend of $330 million to Allscripts stockholders of record as of the last business day immediately prior to the closing of the transaction. Allscripts stockholders would retain the shares they currently own. The transaction will be accounted for as a reverse acquisition, with MHS the accounting acquirer.

The transaction is not conditioned on financing and is expected to close in the first half of fiscal year 2009. The transaction is subject to the approval of the merger agreement by Misys plc shareholders, the approval by Allscripts shareholders of the issuance of shares in the transaction and certain amendments to Allscripts charter and bylaws, regulatory approvals and customary closing conditions.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 17, 2008

BY AND AMONG

MISYS PLC,

MISYS HEALTHCARE SYSTEMS, LLC,

ALLSCRIPTS HEALTHCARE SOLUTIONS INC.,

and

PATRIOT MERGER COMPANY, LLC

A-i

Exhibits
Exhibit A	Employment Contract Parties
Exhibit B	Form of Charter and By-Laws Amendments
Exhibit C	Form of Additional Charter and By-Laws Amendments
Exhibit D	Board of Directors of Surviving Company
Exhibit E	Transition Services
Exhibit F	Form of Trademark and Trade Name License Agreement

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2008 (this “Agreement”), by and among Misys plc, a public limited company incorporated under the laws of England (“Parent”), Misys Healthcare Systems, LLC, a North Carolina limited liability company and a wholly-owned indirect subsidiary of Parent (“Safety”), Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Receiver”), and Patriot Merger Company, LLC, a North Carolina limited liability company and a wholly-owned subsidiary of Receiver (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of Parent and Receiver and the respective sole members of Safety and Merger Sub have approved and declared advisable and in the best interests of their respective corporations and shareholders or limited liability companies, as applicable, that the parties hereto consummate the transactions contemplated herein; and

WHEREAS, in furtherance thereof, the Boards of Directors of each of Parent and Receiver and the respective sole members of Safety and Merger Sub have adopted and approved this Agreement and the merger of Merger Sub with and into Safety, with Safety continuing as the Surviving Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the North Carolina Limited Liability Company Act (the “LLC Act”); and

WHEREAS, the Board of Directors of Parent has determined to recommend to its shareholders the approval and adoption of this Agreement and the Merger; and

WHEREAS, the Board of Directors of Receiver has determined to recommend to its stockholders the issuance of shares of Receiver Common Stock in connection with the Merger, the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments; and

WHEREAS, subject to clause (ii) of Section 2.8, the Merger is intended to qualify as a reorganization under section 368(a) of the Code and the Board of Directors of Receiver and the respective sole members of Safety and Merger Sub have approved and adopted this Agreement as a plan of reorganization within the meaning of Treasury Regulations § 1.368-2(g); and

WHEREAS, concurrently with the execution hereof, in order to induce Receiver to enter into this Agreement, each of ValueAct Capital Master Fund L.P. and ValueAct Capital Master Fund III, L.P. (the “Shareholders”) have entered into a Voting Agreement dated as of the date hereof (each a “Voting Agreement”), which Voting Agreements provide, among other things, that, subject to the terms and conditions thereof, each of such Shareholders will vote its shares of Parent in favor of the Merger and the approval and adoption of this Agreement; and

WHEREAS, concurrently with the execution hereof, and as partial consideration for the issuance of Receiver Common Stock to Parent in connection with the Merger, Parent and Receiver are entering into a Relationship Agreement (the “Relationship Agreement”) dated as of the date hereof and which shall become effective upon consummation of the Merger and the issuance of Receiver Common Stock to Parent in connection therewith; and

WHEREAS, concurrently with the execution hereof, in order to induce Parent and Safety to enter into this Agreement, the Persons listed on Exhibit A are each entering into an employment agreement, dated as of the date hereof, between himself or herself and Receiver, which shall become effective upon consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement:

“Accounting Arbitrator” has the meaning set forth in Section 6.11(h);

“Acquisition Agreement” has the meaning set forth in Section 5.5(c);

“Additional Charter and By-Laws Amendments” has the meaning set forth in Section 4.1(d)(i);

“Additional Receiver Stockholder Approval” has the meaning set forth in Section 4.1(d)(i);

“Affected Employees” has the meaning set forth in Section 6.10(a);

“Affiliate” means, with respect to any Person, another Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, whether by contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of a Person or the ownership (directly or indirectly) of securities or other interests in such Person, provided that, after the Effective Time, (i) neither Receiver nor any of its Subsidiaries shall be treated as Affiliates of Parent or any of its Subsidiaries and (ii) neither Parent nor any of its Subsidiaries shall be treated as Affiliates of Receiver or any of its Subsidiaries;

“Agreed Proportion” means, with respect to Parent, the number of shares of Receiver Common Stock that Parent or its designee would have received pursuant to Section 3.2 if the Merger had been consummated, divided by the number of shares of Receiver Common Stock that Parent and its Subsidiaries would have received pursuant to Section 3.1 and Section 3.2 if the Merger had been consummated (the “Parent Ratio”), and, with respect to Safety, one minus the Parent Ratio;

“Agreement” has the meaning set forth in the preliminary statements hereto;

“Average Share Price” means the amount obtained by subtracting (i) the Per Share Dividend Amount from (ii) the average closing price of Receiver Common Stock as reported on Nasdaq during the 15 Business Day period ending on the fifth Business Day prior to the Closing Date;

“Business” means, with respect to any Person, the business and operations of such Person and its Subsidiaries as currently conducted or as conducted at the Effective Time;

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday in New York, New York or London, United Kingdom or other day on which banking institutions or trust companies are authorized or obligated by law to close in New York, New York or London, United Kingdom;

“Certificate of Merger” has the meaning set forth in Section 2.3;

“Change in the Parent Recommendation” has the meaning set forth in Section 6.2;

“Change in the Receiver Recommendation” has the meaning set forth in Section 6.1(b);

“Charter and By-Laws Amendments” has the meaning set forth in Section 4.1(d)(i);

“Circular” has the meaning set forth in Section 6.2;

“Claim” means any suit, action, cause of action, proceeding, claim, complaint, grievance, arbitration proceeding, demand, citation, summons, subpoena, cease and desist letter, injunction, notice of violation or irregularity, review or investigation (whether civil, criminal, regulatory or otherwise and whether at law or in equity, before or by any Governmental Entity or before any arbitrator);

“Closing” has the meaning set forth in Section 2.2;

“Closing Date” has the meaning set forth in Section 2.2;

“Code” means the Internal Revenue Code of 1986, as amended from time to time;

“Confidentiality Agreement” means the letter agreement dated as of October 9, 2007 between Parent and Receiver LLC, as amended by the joinder of Receiver dated as of the date hereof;

“Consolidated or Combined Return” means any Tax Return that includes or included Safety or items therefrom on the one hand, and DGP (or any of its Affiliates other than Safety) or items therefrom on the other hand;

“Constituent Documents” means with respect to any entity, the certificate or articles of incorporation, certificate of formation, limited liability company agreement, by-laws, minute books, or any similar charter or other organizational documents of such entity;

“Continuation Period” has the meaning set forth in Section 6.10(a);

“Convertible Debentures” has the meaning set forth in Section 4.1(c)(i);

“CSA” has the meaning set forth in Section 4.1(w)(i);

“DGCL” means the Delaware General Corporate Law, as may be amended from time to time;

“DGP” means DGP, a Delaware general partnership;

“Dividend Declaration” has the meaning set forth in Section 4.1(d)(i);

“Effective Time” has the meaning set forth in Section 2.3;

“Election Notice” means a written notice from Parent to Receiver delivered on or prior to the Restructure Notice Date exercising Parent’s right to require the structural changes described in Section 2.8(ii) and instructing Receiver to not elect, and to cause Merger Sub to not elect, to treat Merger Sub as an association taxable as a corporation for U.S. federal income tax purposes;

“Environmental Law” means any applicable foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction or any other requirement of law (including common law) regulating or relating to the protection of occupational health and safety, natural resources or the environment, including laws relating to pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, exposure to, Release or threatened Release of Hazardous Substances;

“ERISA” has the meaning set forth in Section 4.1(o)(i);

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Extraordinary Dividend” has the meaning set forth in Section 3.3(a);

“FDA” has the meaning set forth in Section 4.1(w)(i);

“FDCA” has the meaning set forth in Section 4.1(w)(i);

“Federal and Consolidated Income Tax Liabilities” means income Taxes imposed on Safety, or for which Safety may otherwise be liable, (i) relating to U.S. federal income Taxes attributable to any Pre-Closing Period, (ii) relating to income Taxes other than U.S. federal income Taxes with respect to which Safety or any predecessor of Safety joins, has joined or was required to have joined in filing a consolidated, combined or unitary Tax Return with any Safety Group or (iii) as a result of Safety or any predecessor of Safety being or having been a member of any Safety Group (including under Treasury Regulation § 1.1502-6 or any provision of state, local or foreign Law similar to Treasury Regulation § 1.1502-6), including any such Taxes imposed as a result of Safety ceasing to be a member of any Safety Group;

“Fully Diluted Shares” means, as of a certain date, the sum of (i) all issued and outstanding shares of Receiver Common Stock and (ii) all shares of Receiver Common Stock that are or will become issuable upon conversion or exchange of any security outstanding on such date, other than shares of Receiver Common Stock issuable upon conversion or exchange of any Receiver stock options (with shares of Receiver Common Stock issuable upon conversion or exchange of any Receiver stock options being treated as set forth in the proviso to this definition), taking into account, with respect to any date following the Effective Time, any adjustments resulting from the declaration of the Extraordinary Dividend and the consummation of the other transactions contemplated hereby; provided, however, that (x) each Receiver stock option as to which (1) the exercise price less the Per Share Dividend Amount (the “Adjusted Exercise Price”) exceeds (2) the Average Share Price (an “Out-of-the-Money Option”) shall not be included in the calculation of Fully Diluted Shares and (y) each Receiver stock option with an Adjusted Exercise Price equal to or less than the Average Share Price shall be included in the calculation of Fully Diluted Shares in an amount equal to (1) the number of shares of Receiver Common Stock subject to such Receiver stock option minus (2) the number of shares of Receiver Common Stock equal to (A) the Adjusted Exercise Price of such Receiver stock option multiplied by the number of shares of Receiver Common Stock subject to such Receiver stock option divided by (B) the Average Share Price (it being understood that, in the case of clause (y), if the Adjusted Exercise Price is zero or negative, then, with respect to the applicable options, the calculation contemplated by clause (y) shall be appropriately modified to include adjustments increasing the number of shares of Receiver Common Stock subject to such options with the goal of preserving the intrinsic value of such options);

“GAAP” means United States generally accepted accounting principles;

“Governmental Entity” means any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational;

“Guaranteed Obligations” has the meaning set forth in Section 8.3(e);

“Hazardous Substances” means any substance or material that is defined, listed or identified under any Environmental Law as a “hazardous waste,” “hazardous substance,” “toxic substance,” pollutant, contaminant or words of similar import thereunder, including petroleum and petroleum byproducts and wastes;

“HIPAA” means the Health Insurance Portability and Accountability Act;

“HSR Act” has the meaning set forth in Section 4.1(e)(ii);

“IFRS” means the International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board and as adopted by the European Union;

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and

(c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person;

“Intellectual Property” shall mean all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software and Internet websites, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and Trade Secrets;

“Intercompany Agreements” has the meaning set forth in Section 6.9(b);

“Interim Financials” has the meaning set forth in Section 6.14(b);

“Interim Period” has the meaning set forth in Section 6.14(b);

“Intervening Event” means, with respect to any Person, an event or circumstance material to such Person and its Subsidiaries, taken at a whole (other than an increase in the market price of such Person’s common stock or shares, as the case may be, or any event or circumstance resulting from a breach of this Agreement by such Person or its subsidiaries), that was neither known to the Board of Directors of such Person at such time nor anticipated as of the date hereof, which event or circumstance becomes known to or by the Board of Directors of Receiver prior to the Receiver Stockholder Approval or the Board of Directors of Parent prior to the Parent Shareholder Approval and which causes the Board of Directors of such Person to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), that its failure to effect a Change in the Receiver Recommendation or a Change in the Parent Recommendation, as applicable, would be inconsistent with its fiduciary duties (or, in the case of Parent, statutory duties) to the stockholders of Receiver or the shareholders of Parent, as applicable, under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event;

“IRS” has the meaning set forth in Section 4.1(m)(iii);

“JPMorgan Consent” means the Consent and Waiver, dated March 17, 2008, between Receiver and certain Subsidiaries thereof and the Required Lenders (as such term is defined in the Credit Agreement, dated as of December 31, 2007, among Receiver and certain Subsidiaries thereof as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc, as lead arranger, and the lenders from time to time party thereto);

“Knowledge” means, with respect to (i) Receiver, the actual knowledge of any of the Persons set forth in Schedule 1.1 of the Receiver Disclosure Letter and (ii) Parent or Safety, the actual knowledge of any of the Persons set forth in Section 1.1 of the Safety Disclosure Letter;

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statute, order, ordinance, guideline, code (including the UK Takeover Code) or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws, rules and regulations of foreign jurisdictions;

“Liens” has the meaning set forth in Section 4.1(b)(i);

“LLC Act” has the meaning set forth in the recitals hereto;

“Material Adverse Effect” means, with respect to any Person, any state of facts, change, development, effect, condition or occurrence that would reasonably be expected to be material and adverse to the (A) business, (B) assets, (C) properties, (D) financial condition or (E) results of operations of such Person and its Subsidiaries, in each case, taken as a whole; provided, however, that to the extent any state of facts, change, development, effect, condition or occurrence is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect” with respect to the applicable Person and its Subsidiaries, taken as a whole: (1) the adoption, proposal, implementation or change in Laws or interpretations thereof by any Governmental Entity; (2) changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism); (3) any change, event or circumstance in the industry of such Person generally; (4) changes affecting the United States or United Kingdom financial or securities markets or the economy in general; (5) changes in GAAP or IFRS regulatory accounting requirements applicable to such Person or its Subsidiaries or the interpretations thereof; (6) except with respect to the representations and warranties set forth in Section 4.1(e) or Section 4.2(d), the announcement of the execution of or existence of this Agreement, the Merger and the transactions contemplated hereby (including losses or threatened losses of relationships with employees, customers, distributors or suppliers), or actions taken by such Person or any of its Subsidiaries that are required pursuant to this Agreement; or (7) any change in the market price or trading volume of the equity securities of Receiver or Parent on or after the date hereof, except the events underlying changes, effects and circumstances described in the foregoing clause (7) are not included within the scope of such clause, and, unless, with respect to clauses (2), (3) and (4) above, and only to the extent that, such event, change, circumstance, or effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared with other comparable companies operating in the same industry;

“Merger” has the meaning set forth in Section 2.1;

“Merger Sub” has the meaning set forth in the preliminary statements hereto;

“Merger Tax Opinion” has the meaning set forth in Section 6.11(l);

“Nasdaq” means the NASDAQ National Market;

“New Plan” has the meaning set forth in Section 6.10(b);

“Non-Election Notice” means a written notice from Parent to Receiver delivered on or prior to the Restructure Notice Date forgoing Parent’s right to require the structural changes described in Section 2.8(ii), accompanied by an IRS Form 8832, completed by Safety but not signed, pursuant to which Merger Sub elects to be treated as an association taxable as a corporation for U.S. federal income tax purposes and instructing Receiver to sign such IRS Form 8832;

“Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 4.1(o)(x);

“Non-Safety Participants” has the meaning set forth in Section 6.10(f);

“Outside Date” has the meaning set forth in Section 8.1(b)(i);

“Parent” has the meaning set forth in the preliminary statements hereto;

“Parent Guarantee” has the meaning set forth in Section 6.9(d);

“Parent Guaranteed Obligation” has the meaning set forth in Section 8.3(e);

“Parent Recommendation” has the meaning set forth in Section 4.2(d)(iii);

“Parent Shareholder Approval” has the meaning set forth in Section 4.2(d)(i);

“Parent Shareholders Meeting” has the meaning set forth in Section 6.2;

“Parent Tax Counsel” has the meaning set forth in Section 6.11(l);

“Permitted Liens” means (i) any Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (iii) leases or subleases (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; (v) easements, rights-of-way and other restrictions or encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto; (vi) Liens the existence of which are disclosed in a consolidated balance sheet or the notes thereto included in any SEC filing made prior to the date of this Agreement; and (vii) Liens that, individually or in the aggregate, do not and would not reasonably be expected to, materially detract from the value of any property, rights or assets subject to such Lien or, materially interfere with the use thereof as currently used;

“Per Share Dividend Amount” has the meaning set forth in Section 3.3(b);

“Person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

“PHSA” has the meaning set forth in Section 4.1(w)(i);

“Pre-Closing Period” means any Tax year or period (or portion thereof) ending on or prior to the Closing Date;

“Proxy Statement” has the meaning set forth in Section 6.1(a)

“QB Holdings” means Misys Holdings, Inc., a Delaware corporation, a wholly-owned indirect Subsidiary of Parent;

“Receiver” has the meaning set forth in the preliminary statements hereto;

“Receiver Common Stock” means the common stock, par value $0.01, of Receiver;

“Receiver Common Stock Unit” means a notional unit representing the right to receive a share of Receiver Common Stock pursuant to a Receiver Stock Plan;

“Receiver Contract” has the meaning set forth in Section 4.1(v);

“Receiver Disclosure Letter” has the meaning set forth in Section 4.1;

“Receiver Employee Plans” has the meaning set forth in Section 4.1(o)(i);

“Receiver Employees” has the meaning set forth in Section 4.1(o)(i);

“Receiver Equity Award” has the meaning set forth in Section 4.1(h)(vii);

“Receiver Financial Statement Delivery Date” means the date on which Receiver delivers the financial information to Parent pursuant to Section 6.14(c);

“Receiver Lease” has the meaning set forth in Section 4.1(n)(iii);

“Receiver Leased Real Property” has the meaning set forth in Section 4.1(n)(ii);

“Receiver Licenses” has the meaning set forth in Section 4.1(s)(ii);

“Receiver Maximum Premium” has the meaning set forth in Section 6.7(b);

“Receiver Owned Intellectual Property” has the meaning set forth in Section 4.1(s)(i);

“Receiver Owned Real Property” has the meaning set forth in Section 4.1(n)(i);

“Receiver Permits” has the meaning set forth in Section 4.1(j)(ii);

“Receiver Preferred Stock” has the meaning set forth in Section 4.1(c)(i);

“Receiver Recommendation” has the meaning set forth in Section 6.1(b);

“Receiver SEC Documents” has the meaning set forth in Section 4.1(f)(i);

“Receiver Stockholder Approval” has the meaning set forth in Section 4.1(d)(i);

“Receiver Stockholders Meeting” has the meaning set forth in Section 6.1(b);

“Receiver Stock Plans” means the Amended and Restated Receiver 1993 Stock Incentive Plan and the Receiver 2001 Non-Statutory Stock Plan;

“Receiver Tax Counsel” has the meaning set forth in Section 6.11(l);

“Receiver Termination Fee” means $14,281,883;

“Record Date” has the meaning set forth in Section 3.3(a);

“Regulatory Law” has the meaning set forth in Section 6.5(f);

“Relationship Agreement” has the meaning set forth in the recitals hereto;

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment;

“Representatives” means, with respect to any Person, its and its Subsidiaries’ directors, officers or employees, or any investment banker, financial advisor, accountant, attorney or other advisor, agent or representative retained by it or any of its Subsidiaries;

“Requisite Approvals” has the meaning set forth in Section 6.5(f);

“Restructure Notice Date” means the date that is ten (10) Business Days prior to the Closing Date;

“Safety” has the meaning set forth in the preliminary statements hereto;

“Safety 2008 Audited Financial Statements” has the meaning set forth in Section 6.14(a);

“Safety Audited Financial Statements” has the meaning set forth in Section 6.14(a);

“Safety Contract” has the meaning set forth in Section 4.2(u);

“Safety Disclosure Letter” has the meaning set forth in Section 4.2;

“Safety Employee Plans” has the meaning set forth in Section 4.2(o)(i);

“Safety Employees” has the meaning set forth in Section 4.2(o)(i);

“Safety Financial Statement Delivery Date” means the date on which Parent delivers the Safety Audited Financial Statements to Receiver pursuant to Section 6.14;

“Safety Financial Statements” has the meaning set forth in Section 4.2(f)(i);

“Safety Foreign Benefit Plan” means any material employee benefit plan, program or arrangement provided by Safety or any Affiliate of Safety, or to which Safety or any of its Affiliates is a party, that covers any current or former non-U.S. employee, director or consultant, that is in effect on the date hereof, and as to which Safety has or the Surviving Company may have in the future any liability;

“Safety Group” means any group that files or has filed income Tax Returns on a combined, consolidated or unitary basis that includes, has included or was required to have included Safety or any predecessor of Safety at any time at or before the Effective Time but, for the avoidance of doubt, not including any group that includes Receiver or any Subsidiary of Receiver;

“Safety Guarantee” has the meaning set forth in Section 6.9(c);

“Safety Guaranteed Obligation” has the meaning set forth in Section 8.3(e);

“Safety Lease” has the meaning set forth in Section 4.2(n)(iii);

“Safety Leased Real Property” has the meaning set forth in Section 4.2(n)(ii);

“Safety Licenses” has the meaning set forth in Section 4.2(r)(ii);

“Safety LLC Agreement” means the Amended and Restated Operating Agreement of Misys Physician Systems, LLC, effective as of January 24, 2002, adopted by Kirsty, Inc., as may be amended from time to time;

“Safety Maximum Premium” has the meaning set forth in Section 6.7(c);

“Safety Owned Intellectual Property” has the meaning set forth in Section 4.2(r)(i);

“Safety or Parent Equity Award” has the meaning set forth in Section 4.2(h)(vii);

“Safety Permits” has the meaning set forth in Section 4.2(j)(ii);

“Safety Termination Fee” means GBP£7,136,657;

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.1(f)(iii);

“SEC” means the Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Settlement Date” has the meaning set forth in Section 3.3(a);

“Share Issuance” has the meaning set forth in Section 4.1(d)(i);

“Shareholder” has the meaning set forth in the recitals hereto;

“Significant Business Transaction” means, with respect to any Person, a merger, consolidation, business combination, share exchange, share acquisition, share tender offer, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving such Person;

“Software” means all computer software, including application software, operating system software and firmware including, all source code and object code versions thereof, in any and all forms and media, and all related documentation;

“Software Agreement” has the meaning set forth in Section 6.19;

“Subsidiary” means, with respect to any Person, another Person of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person, provided that, after the Effective Time, neither Receiver nor any of its Subsidiaries shall be treated as Subsidiaries of Parent;

“Superior Proposal” means, with respect to any Person, any bona fide written proposal or offer made by a Third Party in respect of a Significant Business Transaction (other than a Significant Business Transaction solely involving the shares of Parent) involving, or any transaction involving the purchase or acquisition, directly or indirectly, of, (i) at least 60% of the voting power of such Person’s capital stock or other equity interests or (ii) at least 60% of the consolidated assets of such Person and its Subsidiaries, which transaction such Person’s Board of Directors or, if the Person is Safety, the Board of Directors of Parent or such Person’s other governing body determines in good faith, after consultation with its outside counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), would be, if consummated, more favorable to the shareholders of such Person (or, if such Person is Safety, the shareholders of Parent) than the Merger taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal to amend the terms of this Agreement) and all financial, regulatory, legal and other aspects of such proposal;

“Surviving Company” has the meaning set forth in Section 2.1;

“Takeover Proposal” means, with respect to any Person, any proposal or offer in respect of (i) a Significant Business Transaction (other than a Significant Business Transaction solely involving the shares of Parent) with any Third Party in which the shareholders of the Third Party or such Third Party itself will own, directly or indirectly, more than 20% of such Person’s outstanding capital stock immediately following such Significant Business Transaction, including pursuant to the issuance by such Person of more than 20% of any class of its voting equity securities, or (ii) any direct or indirect acquisition (other than an acquisition of the shares of Parent), whether by tender or exchange offer or otherwise, by any Third Party of 20% or more of any class of capital stock of such Person or of 20% or more of the consolidated assets of such Person and its Subsidiaries, in a single transaction or a series of related transactions;

“Tax” (and with the correlative meaning “Taxes”) means (i) income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions), additions to tax or additional amounts imposed by any federal, state, local, foreign or other taxing authority, (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person;

“Tax Dispute” has the meaning set forth in Section 6.11(h);

“Tax Matters” has the meaning set forth in Section 6.11(f)(i);

“Tax Return” means any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a Governmental Entity in respect of such report or return) including, if applicable, any combined or consolidated return for any group of entities;

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity;

“Third Party” means, (i) with respect to Parent or Safety, any Person other than Parent, Safety or any controlled Affiliate thereof, and (ii) with respect to Receiver, any Person other than Receiver or any controlled Affiliate thereof;

“Trademark Agreement” shall mean the Trademark and Trade Name License Agreement, to be entered into as of the Closing Date by Safety and Parent substantially in the form attached hereto as Exhibit F with such changes as the parties may agree prior to the Closing Date;

“Trade Secrets” shall mean all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information;

“Transition Services Agreement” has the meaning set forth in Section 6.6;

“Transfer Taxes” means all transfer, value-added, documentary, sales, use, registration and other similar Taxes (including all applicable real estate transfer taxes) imposed on Safety, the Surviving Company or Merger Sub in connection with the Merger;

“Transferee Deferred Compensation Plan” has the meaning set forth in Section 6.10(f);

“Voting Agreement” has the meaning set forth in the recitals hereto.

Section 1.2 Interpretation. In this Agreement, except to the extent that context otherwise requires:

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(f) Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein.

(g) References to a Person are also to its permitted successors and assigns.

(h) Any matter disclosed in any section or subsection of any Disclosure Letter shall be disclosed for the purposes of the specific Articles or Sections or subsections of this Agreement to which such section relates and shall be deemed disclosed in each other section or subsection hereof or thereof to which the relevance of such information is reasonably apparent on its face.

(i) All references to “dollars” or “$” or any similar references or designations contained herein mean United States Dollars.

(j) All references to a statute or regulation mean such statute or regulation as amended from time to time and include any successor legislation thereto and any rules or regulations promulgated thereunder.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the LLC Act, Merger Sub shall be merged with and into Safety (the “Merger”). As a result of the Merger and at the Effective Time, the separate limited liability company existence of Merger Sub shall cease, and Safety shall continue as the surviving company (the “Surviving Company”) and shall succeed to and assume all the rights, privileges, immunities, powers and purposes and be liable for all of the liabilities, obligations and penalties of Safety and Merger Sub in accordance with the LLC Act.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the fourth Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the time of the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, or at such other time, date or place agreed to in writing by Parent and Receiver. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3 Effective Time. Prior to the Closing, the parties hereto shall prepare, and on the Closing Date, shall file a certificate of merger as contemplated by the LLC Act with the Secretary of State of the State of North Carolina, together with any required related certificates and in such form as required by, and executed in accordance with, the LLC Act (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of North Carolina, or at such subsequent time or date as Parent and Receiver shall agree and specify in such Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the LLC Act.

Section 2.5 Constituent Documents.

(a) The certificate of formation of Safety, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(b) The Safety LLC Agreement in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

Section 2.6 Directors. All members of Safety’s Board of Directors shall resign therefrom effective at the Effective Time, and the Persons designated in Exhibit D shall be appointed to the Surviving Company’s Board of Directors, each to hold office in accordance with the Surviving Company’s Constituent Documents.

Section 2.7 Officers. The officers of Safety as of the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Surviving Company’s Constituent Documents.

Section 2.8 Structural Change. Prior to the Restructure Notice Date, Parent shall deliver to Receiver either the Election Notice or the Non-Election Notice (but not both). Without the consent of Receiver or any other party hereto and notwithstanding any other provisions hereof, (i) upon ten (10) Business Days’ prior notice to Receiver describing such transfer, Parent may cause some or all of the limited liability company interests of Safety to be transferred to Parent or one or more Affiliates of Parent prior to the Closing Date and (ii) upon delivery by Parent to Receiver of an Election Notice not later than the Restructure Notice Date, (a) as a modification to the purchase price and number of shares of Receiver Common Stock set forth in Section 3.2(a) and (b), the number of shares of Receiver Common Stock to be purchased by Parent or its designee pursuant to Section 3.2(a) shall be 18,957,142 and the aggregate purchase price for those shares shall be $331,750,000.00, pursuant to Section 3.2(b)(i) Receiver shall deliver to Parent or its designee 18,957,142 shares of Receiver Common Stock and pursuant to Section 3.2(b)(ii) Parent shall pay or cause to be paid to Receiver $331,750,000.00, (b) the computation pursuant to Section 3.1(a) of the number of shares of Receiver Common Stock into which the limited liability company interests of Safety that are outstanding immediately prior to the Effective Time are to be converted shall reflect the changes to the number of Shares of Receiver Common Stock to be purchased by Parent or its designee, as described in the preceding clause (a), and in addition to such shares of Receiver Common Stock, such limited liability company interests in Safety shall also be converted into the right to receive $1,750,000 in cash, which on or prior to the Closing Date shall be contributed by Receiver to Merger Sub and shall, immediately following the Effective Time, be paid by the Surviving Company to the holder of the limited liability company interests in Safety immediately prior to the Effective Time and (c) the parties shall treat the Merger as a taxable sale of the limited liability interests in Safety, and not as a reorganization under Section 368(a) of the Code, for U.S. federal income tax purposes. If an Election Notice is delivered in no event shall Parent cause the limited liability company interests of Safety to be transferred to any Person pursuant to this Section 2.8, nor shall Parent designate a Person to be the purchaser of shares of Receiver Common Stock pursuant to Section 3.2, if as a result of doing so for U.S. federal income tax purposes the beneficial owner of the limited liability company interests of Safety immediately prior to the Effective Time would be the same Person as the Person that is the purchaser of shares of Receiver Common Stock pursuant to Section 3.2(a). In the event Parent elects the actions described in clause (i) or (ii) of this Section 2.8, the provisions of this Agreement shall be applied consistently with such election.

ARTICLE III

CONVERSION OF SECURITIES AND CERTAIN CLOSING MATTERS

Section 3.1 Conversion of Interests and Shares. As of the Effective Time, by virtue of the Merger and without any further action on the part of Safety, Receiver or Merger Sub, or the respective holders of any of their securities:

(a) Interests of Safety. The limited liability company interests of Safety that are outstanding immediately prior to the Effective Time shall be cancelled and be converted into the right to receive that number of newly issued shares of Receiver Common Stock that, together with the shares of Receiver Common Stock to be purchased by Parent or a designee thereof pursuant to Section 3.2, shall equal 54.5% of the aggregate number of Fully-Diluted Shares.

(b) Interests of Merger Sub. The limited liability company interests of Merger Sub that are outstanding immediately prior to the Effective Time shall be converted into the right to receive all limited liability company interests of the Surviving Company.

Section 3.2 Issuance and Purchase of Receiver Common Stock.

(a) Issuance and Purchase of Shares. Subject to the terms and conditions hereof, immediately following the Effective Time, Receiver shall issue and Parent or its Affiliate designee shall purchase 18,857,142 shares of Receiver Common Stock for an aggregate purchase price of $330,000,000.

(b) Closing Procedure. Immediately following the Effective Time:

(i) Pursuant to Section 3.2(a), and in consideration for the purchase price delivered pursuant to Section 3.2(b)(ii), Receiver shall deliver to Parent or its Affiliate designee one or more certificates representing 18,857,142 shares of Receiver Common Stock, made out in favor of Parent or its Affiliate designee; and

(ii) Pursuant to Section 3.2(a), and in consideration for the shares of Receiver Common Stock delivered pursuant to Section 3.2(b)(i), Parent shall pay or cause to be paid to Receiver, by wire transfer of immediately available funds, to a Receiver account an amount equal to $330,000,000; and

(iii) Pursuant to Section 3.1(a), Receiver shall deliver to the holder of the limited liability company interests in Safety immediately prior to the Effective Time one or more certificates representing the number of shares of Receiver Common Stock into which such limited liability interests in Safety are converted into the right to receive as a result of the Merger, made out in favor of such holder.

Each party hereto agrees to, and to cause its Affiliates to, report the allocation of the consideration provided for in this Section  3.2(b) consistent with its terms for all purposes, including federal, state, local and other Tax purposes.

Section 3.3 Payment of Receiver Extraordinary Dividend.

(a) Declaration of Dividend. Subject to the terms and conditions of this Agreement and applicable Law, Receiver shall declare a special cash dividend (the “Extraordinary Dividend”) per share of Receiver Common Stock with a record date one Business Day prior to the Effective Time (the “Record Date”) and a settlement date five (5) Business Days after the Effective Time (the “Settlement Date”).

(b) Dividend Amount. The amount of the Extraordinary Dividend per outstanding share of Receiver Common Stock (the “Per Share Dividend Amount”) shall be equal to (i) $330,000,000 divided by (ii) the number of shares of Receiver Common Stock issued and outstanding as of the Record Date (other than such shares owned by Parent or any of its Affiliates or held in the treasury of Receiver).

(c) Payment of Dividend. Receiver shall on the Settlement Date distribute to each holder of record of shares of Receiver Common Stock (other than Parent, Parent’s Affiliates or Receiver) on the Record Date an amount equal to the Extraordinary Dividend multiplied by the number of such shares held by such holder of record as of the Record Date.

(d) Conditions to the Payment of Dividend. The obligation of Receiver to pay the Extraordinary Dividend shall be subject to the satisfaction of the following conditions:

(i) the Effective Time shall have occurred; and

(ii) the distribution of the Extraordinary Dividend shall not violate applicable Law.

Section 3.4 Withholding Rights. Each of Parent, Safety, Receiver and the Surviving Company shall be entitled to deduct and withhold any applicable Taxes required to be deducted and withheld by any provision of federal, state, local or foreign Law from any amounts payable by it pursuant to this Agreement to any Person. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by Parent, Safety, Receiver and the Surviving Company, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Safety, Receiver or the Surviving Company.

Section 3.5 Amendments to Constituent Documents. On the Closing Date, Receiver shall file with the Secretary of State of the State of Delaware the amendments to the Certificate of Incorporation of Receiver contained in the Charter and By-Laws Amendments, if approved, or, if approved by the requisite shareholders of Receiver Common Stock, the amendments to the Certificate of Incorporation of Receiver contained in the Additional Charter and By-Laws Amendments.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Receiver and Merger Sub. Except (i) as otherwise disclosed in the corresponding sections or subsections of the letter (the “Receiver Disclosure Letter”) delivered to Parent and Safety by Receiver and Merger Sub upon or prior to the execution of this Agreement or (ii) as expressly permitted or required by this Agreement or any agreement contemplated hereby, each of Receiver and Merger Sub represents and warrants to Parent and Safety as follows:

(a) Organization, Standing and Power. Each of Receiver and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its Businesses in the manner in which it is currently being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Receiver. Each of Receiver and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its Business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Receiver. Receiver has made available to Parent prior to the execution of this Agreement true and complete copies of the certificate of incorporation of Receiver, as amended to the date of this Agreement, and the by-laws of Receiver, as amended to the date of this Agreement.

(b) Subsidiaries.

(i) Schedule 4.1(b) of the Receiver Disclosure Letter lists each Subsidiary of Receiver and its jurisdiction of organization. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Receiver have been, if applicable, validly issued and are fully paid and nonassessable and are owned by Receiver, by a wholly-owned Subsidiary of Receiver or by Receiver and one or more wholly-owned Subsidiaries of Receiver, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever, except for those imposed by federal or state security laws (collectively, “Liens”). Receiver does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

(ii) Merger Sub was formed solely for the purposes of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated hereby. Receiver is and at all times will be the sole member of Merger Sub.

(c) Capital Structure.

(i) The authorized capital stock of Receiver consists of 150,000,000 shares of Receiver Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share (“Receiver Preferred Stock”). As of March 16, 2008, (i) 56,926,477 shares of Receiver Common Stock were issued and outstanding, (ii) no shares of Receiver Preferred Stock were issued or outstanding, (iii) no shares of Receiver Common Stock were held in treasury by Receiver, (iv) 3,333 shares of Receiver Common Stock were reserved for issuance upon exercise of outstanding warrants, (v) 3,513,394 shares of Receiver Common Stock were reserved for issuance upon the exercise of outstanding stock option awards under Receiver Stock Plans, (vi) 1,398,933 additional shares of Receiver Common Stock were reserved and available for issuance pursuant to future awards granted under Receiver Stock Plans, (vii) 401,446 shares of unvested restricted Receiver Common Stock were issued and outstanding and 899,269 Receiver Common Stock Units were outstanding, in each case under Receiver Stock Plans, (viii) 7,329,424 shares of Receiver Common Stock were reserved for issuance upon conversion of Receiver’s outstanding 3.50% convertible senior debentures (the “Convertible Debentures”) and (ix) 197,300 shares of Receiver Common Stock remain available for sale under Receiver’s employee stock purchase plan. Schedule 4.1(c)(i) of the Receiver Disclosure Letter contains a true and complete schedule as of the date of this Agreement setting forth (as applicable) the holder, number, exercise or reference price, number of shares for which it is exercisable, vesting date and expiration date of each outstanding option to purchase Receiver Common Stock, other than options granted pursuant to Receiver’s employee stock purchase plan. Except as set forth above, no shares of capital stock of Receiver are, as of the date hereof, issued, reserved for issuance or outstanding. All issued and outstanding shares of Receiver Common Stock are, and all shares of Receiver Common Stock which may be issued pursuant to the exercise of an option to purchase Receiver Common Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable.

(ii) The shares of Receiver Common Stock to be issued pursuant to Article III shall be, when issued and paid for in accordance with the terms of Article III, validly issued, fully paid and nonassessable.

(iii) There are no preemptive or similar rights on the part of any holder of any class of securities of Receiver or any Subsidiary of Receiver. Except as otherwise set forth in this Section 4.1(c) and for the Convertible Debentures, neither Receiver nor any Subsidiary of Receiver has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Receiver or any such Subsidiary of Receiver on any matter submitted to stockholders or a separate class of holders of capital stock. Except as otherwise set forth in this Section 4.1(c) and for the Convertible Debentures, there are not, as of the date hereof, and except as permitted pursuant to Section 5.1, as of the Effective Time there will not be, any options, warrants, restricted stock, restricted stock units, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Receiver or any Subsidiary of Receiver is a party or by which any of them is bound (i) obligating Receiver or any Subsidiary of Receiver to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of Receiver or any Subsidiary of Receiver, any additional shares of capital stock of, or other equity interests in, or any security exchangeable or exercisable for or convertible into any capital stock of, or other equity interest in, Receiver or any Subsidiary of Receiver, (ii) obligating Receiver or any Subsidiary of Receiver to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) obligating Receiver or any Subsidiary of Receiver pursuant to any right of first offer, right of first negotiation, right of first refusal, co-sale or similar provisions, or (iv) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Receiver or any Subsidiary of Receiver. As of the date hereof there are no outstanding contractual obligations of Receiver or any Subsidiary of Receiver to sell, repurchase, redeem or otherwise acquire or to register any shares of capital stock of, or other equity interests in, Receiver or any Subsidiary of Receiver. There are no proxies, voting trusts or other agreements or understandings to which Receiver or any Subsidiary of Receiver is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, Receiver or any Subsidiary of Receiver. No Receiver Common Stock is held by any wholly-owned Subsidiary of Receiver.

(d) Authority for Agreements.

(i) Each of Receiver and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to (i) the approval of the share issuance pursuant to Section 3.1(a) and Section 3.2(a) by the holders of a majority of the shares of Receiver Common Stock entitled to vote thereon (the “Share Issuance”) represented in person or by proxy assuming a quorum is present in person or by proxy in accordance with the DGCL, Receiver’s Constituent Documents and applicable Nasdaq rules and regulations, (ii) (x) the approval of the amendment of the Certificate of Incorporation of Receiver by the holders of a majority of the outstanding shares of Receiver Common Stock entitled to vote in accordance with the DGCL and Receiver’s Constituent Documents and (y) the approval of the amendment of the By-Laws of Receiver by the holders of a majority of the shares of Receiver Common Stock represented at such meeting and entitled to vote in accordance with the DGCL and Receiver’s Constituent Documents, in each case as set forth in Exhibit B (the “Charter and By-Laws Amendments”) (clauses (i) and (ii), collectively, the “Receiver Stockholder Approval”) and (iii) the approval of those certain additional amendments of the Certificate of Incorporation and By-Laws of Receiver included in Exhibit C that require the approval of holders of at least 80% of the outstanding shares of Receiver Common Stock (the “Additional Charter and By-Laws Amendments”) by the holders of at least 80% of the outstanding shares of Receiver Common Stock entitled to vote in accordance with the DGCL and Receiver’s Constituent Documents (the “Additional Receiver Stockholder Approval”), (iv) the declaration of the Extraordinary Dividend out of funds lawfully available therefor by the Board of Directors of Receiver (the “Dividend Declaration”) and (v) the accuracy of Parent’s and Safety’s representations and warranties in Section 4.2(y), to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Receiver and Merger Sub and the consummation by Receiver and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of Receiver and Merger Sub, respectively, are necessary for them to authorize this Agreement or to consummate the transactions contemplated hereby, except for the Dividend Declaration, the Receiver Stockholder Approval and with respect to the Additional Charter and By-Laws Amendments, the Additional Receiver Stockholder Approval. This Agreement has been duly and validly executed and delivered by Receiver and Merger Sub and, assuming due authorization, execution and delivery by Parent and Safety, is a legal, valid and binding obligation of each of Receiver and Merger Sub, enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(ii) The Board of Directors of Receiver, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated hereby, (ii) recommending that Receiver’s stockholders approve the Share Issuance, the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments, (iii) resolving to submit the Additional Charter and By-Laws Amendments to a vote of the holders of shares of Receiver Common Stock at the annual Receiver stockholders’ meeting subsequent to the Receiver Stockholders Meeting with such recommendation that the Additional Charter and By-Laws Amendments be approved by Receiver’s stockholders (if approval of the Additional Charter and By-Laws Amendments is not obtained at the Receiver Stockholder Meeting), (iv) declaring that this Agreement, the Share Issuance, the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments are advisable and in the best interests of Receiver and its stockholders and (v) assuming that Parent’s and Safety’s representations and warranties in Section 4.2(y) are accurate in all respects, rendering restrictions on business combinations contained in Section 203 of the DGCL thereby inapplicable to this Agreement and the transactions contemplated by this Agreement.

(e) Consents and Approvals; No Violations.

(i) Assuming compliance with the matters set forth in Section 4.1(e)(ii) and Section 4.1(e)(iii), the accuracy of Parent’s and Safety’s representations in Section 4.2(y) and the receipt of Receiver Stockholder Approval and with respect to the Additional Charter and By-Laws Amendments, the Additional Receiver Stockholder Approval, the execution and delivery of this Agreement by Receiver and Merger Sub does not, and the performance by Receiver and Merger Sub of their respective obligations hereunder, including the consummation of the transactions contemplated hereby will not, (A) conflict with any provision of Receiver’s Constituent Documents or the Constituent Documents of any Subsidiary of Receiver; (B) result (with or without the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration, amendment or termination of any obligation under, any mortgage, indenture, lease, permit, concession, grant, franchise, license, agreement or other instrument or obligation to which Receiver or its Subsidiaries is a party or by which any of them or any of their properties, assets or rights are bound; (C) violate any Law binding upon or applicable to Receiver or its Subsidiaries; (D) result in the creation or imposition of any Lien upon any properties, assets or rights of Receiver or any Subsidiary of Receiver or (E) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval under which Receiver and the Subsidiaries of Receiver conduct Receiver’s business, except in the case of clauses (B), (C), (D) and (E) above, which would not reasonably be expected (x) to have, individually or in the aggregate, a Material Adverse Effect on Receiver or (y) prevent or materially impede the ability of Receiver or Merger Sub to consummate the transactions contemplated hereby.

(ii) Except for (A) the Receiver Shareholder Approval and with respect to the Additional Charter and By-Laws Amendments, the Additional Receiver Stockholder Approval, (B) such consents or approvals listed in Section 4.1(e)(ii) of the Receiver Disclosure Letter, (C) those consents or approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver and (D) the JPMorgan Consent, which remains in full force and effect, no consent or approval of any other Person (other than any Governmental Entity) is required to be obtained by Receiver or Merger Sub for the execution, delivery or performance of this Agreement by Receiver and Merger Sub, the performance by Receiver and Merger Sub of their respective obligations hereunder or the consummation by Receiver and Merger Sub of the transactions contemplated hereby.

(iii) Except for those consents, approvals, orders, authorizations, declarations, registrations or filings the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver or prevent or materially impede the ability of Receiver or Merger Sub to consummate the transactions contemplated hereby, no consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity is required to be made or obtained by Receiver or any Subsidiary of Receiver in connection with the execution or delivery of this Agreement by Receiver or the consummation by Receiver of the transactions contemplated hereby, except for (x) compliance by Receiver with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (y) the filing of the applicable Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina in accordance with the DGCL and the LLC Act, respectively; and (z) the filings with the SEC of (A) the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act and (B) such reports under and such other compliance with the Exchange Act, the Securities Act and state securities or “blue sky” laws and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby.

(f) SEC Reports; Receiver Financial Statements.

(i) Receiver has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2005 under the Securities Act or the Exchange Act (the “Receiver SEC

Documents”). As of its respective date (or, if amended prior to the date of this Agreement, as of the respective filing and effective dates of such amendment), each Receiver SEC Document complied in all material respects with the requirements of Nasdaq and the Exchange Act or the Securities Act applicable to such Receiver SEC Document as in effect on the date so filed or amended, and did not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The financial statements of Receiver included in the Receiver SEC Documents (if amended prior to the date of this Agreement, as amended) complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC and Nasdaq with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Receiver and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, in each case in conformity with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, which will not be material in amount).

(iii) Since January 1, 2005, Receiver has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”). Except as permitted by the Exchange Act, since the enactment of the Sarbanes-Oxley Act, neither Receiver nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of Receiver or any Receiver Subsidiaries in violation of Section 402 of the Sarbanes-Oxley Act.

(iv) Receiver’s system of internal accounting controls provides reasonable assurance: (x) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (y) that receipts and expenditures are made only in accordance with management’s general or specific authorization; and (z) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Receiver’s assets that could materially affect Receiver’s financial statements. Receiver has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof to its independent auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of Receiver’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Receiver’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of Receiver who have a significant role in Receiver’s internal controls over financial reporting. Receiver has provided to Parent any such disclosure made by management to Receiver’s independent auditors and the audit committee of Receiver’s Board of Directors.

(v) Receiver’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (A) material information (both financial and non-financial) required to be disclosed by Receiver in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to Receiver’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of Receiver required under the Exchange Act with respect to such reports.

(g) Proxy Statement.

(i) The Proxy Statement will, at the time mailed to stockholders of Receiver, at the time of the Receiver Stockholders Meeting or at the time it is amended or supplemented, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by Receiver with respect to statements made therein based on information supplied by Parent or Safety or any of their representatives specifically for inclusion therein.

(ii) None of the information supplied or to be supplied by Receiver specifically for inclusion in the Circular will, at the time of being so supplied, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(h) Absence of Certain Changes or Events. From December 31, 2007 through the date hereof, there has not been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Receiver. From December 31, 2007 through the date hereof, Receiver and its Subsidiaries, taken as a whole, have conducted their Businesses in all material respects only in the ordinary course of business consistent with past practice and there has not been:

(i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Receiver’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a wholly-owned Subsidiary of Receiver to its parent;

(ii) any purchase, redemption or other acquisition of any shares of capital stock of, or other equity or voting interests in, Receiver or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests, except as permitted by Receiver stock plans and award agreements thereunder;

(iii) any amendments, changes or other modifications to the Constituent Documents of Receiver or any of its Subsidiaries;

(iv) any split, combination or reclassification of any of Receiver’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, Receiver or any of its Subsidiaries;

(v) any incurrence of material Indebtedness;

(vi) except as required to comply with applicable Law, any contract existing on the date hereof, any provision of any Receiver Employee Plan, or Receiver’s compensation policies as in effect on the date hereof, (A) any granting by Receiver or any of its Subsidiaries to any current or former director or executive officer of any material increase in compensation, bonus or other benefits or (B) any granting to any current or former director or executive officer of the right to receive any material severance or termination pay, or material increases therein;

(vii) except (A) as expressly required under any Receiver Employee Plan or award agreement thereunder existing on December 31, 2007, (B) as required to comply with applicable Law or (C) payments or grants to any non-executive officer, (i) any compensatory grant of Receiver Common Stock or other award the value of which is measured by reference to Receiver Common Stock (including outstanding stock options or Receiver Common Stock Units) (each, a “Receiver Equity Award”), or (ii) any settlement of any Receiver Equity Award (whether for cash or shares of Receiver Common Stock), or (iii) the removal or modification of any restrictions with respect to any Receiver Equity Award (including any discretionary vesting of any Receiver Equity Award);

(viii) except to the extent required to comply with applicable Law (including amendments to the extent necessary or deemed reasonably advisable by Receiver to bring Receiver Employee Plans into compliance with Section 409A of the Code without material increase in costs to Receiver of such plans, as amended) and for terminations, adoptions and amendments of broad-based Receiver Employee Plans or non-executive officer Receiver Employee Plans in the ordinary course of business consistent with past practice, (A) any termination, adoption, or amendment or any agreement to terminate, adopt or amend in each case in any material respect any Receiver Employee Plan (including any such plan that would constitute an Receiver Employee Plan if it were to be adopted and including any related trust agreement or other operative agreement relating to a Receiver Employee Plan), (B) any material change or agreement to materially change any actuarial or other assumption used to calculate funding obligations with respect to any Receiver Employee Plan, (C) any material change in the timing or manner in which contributions to any Receiver Employee Plan are made or the basis on which such contributions are determined or (D) any acceleration of the vesting of benefits or awards, or other material changes to the timing or manner in which benefits or awards vest under any Receiver Employee Plan;

(ix) any material change in financial or tax accounting methods, principles or practices by Receiver or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law;

(x) any revaluation by Receiver or any of its Subsidiaries of any assets that are material to Receiver and its Subsidiaries, taken as a whole;

(xi) any consummation of, or entrance into any agreement for, any acquisition, by means of merger or otherwise, of any material properties, rights, assets or securities or any sale, lease, license, encumbrance or other disposition of material assets, property rights or securities, in each case involving the payment or receipt of consideration of $675,000 or more (inclusive of assumed debt), except for purchases, sales or licensing arrangements made in the ordinary course of business and consistent with past practice;

(xii) any institution, settlement or agreement to settle any material litigation, action or proceeding before any Governmental Entity;

(xiii) any resignation or termination, or, to the Knowledge of Receiver, written notice of any pending resignation or termination, of any executive officer of Receiver; or

(xiv) any material increase or decrease in the aggregate number of Persons employed by Receiver and its Subsidiaries, taken as a whole, except increases or decreases in the ordinary course of business consistent with past practice.

(i) Litigation. Except as set forth in the most recent Annual Report on Form 10-K filed by Receiver prior to the date hereof, as of the date hereof, there is (i) no material Claim pending or, to the Knowledge of Receiver, threatened in writing against or involving Receiver or any Subsidiary of Receiver, or their respective assets, properties or rights, or, to the Knowledge of Receiver, any of their officers, employees or directors in their capacity as such and (ii) no material order of any Governmental Entity or arbitrator is outstanding against Receiver or any Subsidiary of Receiver.

(j) Compliance with Laws and Regulations.

(i)(A) Each of Receiver and the Receiver Subsidiaries is and, since January 1, 2005 has been, in compliance with all applicable Laws (including Laws relating to HIPAA and other applicable federal and state privacy and data protection Laws) and (B) to the Knowledge of Receiver, is not under investigation with respect to, and since January 1, 2005 has not been threatened in writing to be charged with or given notice of any material violation of, any Law, except, in the case of (A) or (B), for any violations or non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Receiver. Notwithstanding anything contained in this Agreement to the contrary, no representation or warranty shall be deemed to be made in this Section 4.1(j) to the extent otherwise covered by representations and warranties contained in Section 4.1(f) (SEC Reports; Receiver Financial Statements), Section 4.1(k) (Environmental Matters), Section 4.1(m) (Taxes), Section 4.1(o) (Employee Benefit Plans), Section 4.1(u) (Labor Matters) or Section 4.1(w) (Healthcare Law Compliance).

(ii) Each of Receiver and the Receiver Subsidiaries possesses all federal, state, local and foreign governmental licenses, authorizations, consents, permits, registrations and approvals, and has otherwise satisfied all applicable legal or regulatory requirements, necessary for it to own, lease or operate its properties and assets and to carry on its Business as now conducted (collectively, “Receiver Permits”), and no default has occurred under any such Receiver Permit, except where such failure or default thereunder would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver. Neither Receiver nor any Subsidiary of Receiver has received since January 1, 2005 written notification from any Governmental Entity of any intent to revoke or terminate any such Receiver Permit, except for any such revocation or termination which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Receiver.

(k) Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Receiver, (i) Receiver and its Subsidiaries, taken as a whole, are, and since January 1, 2005, have been, in compliance with all applicable Environmental Laws, (ii) there are no pending or, to the Knowledge of Receiver, threatened, Claims alleging a violation of or liability under any Environmental Law by Receiver and its Subsidiaries, taken as a whole, and (iii) no Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by Receiver, any Subsidiary of Receiver or any predecessors in interest that have resulted or that are reasonably likely to result in any investigation or remediation by Receiver or any Subsidiary of Receiver under any Environmental Law. Receiver has made available to Parent or Safety a copy of all material environmental reports in Receiver’s possession relating to environmental conditions at any property currently owned or leased by Receiver. This Section 4.1(k) and Section 4.1(o) and Section 4.1(u) set forth the sole representations and warranties of Receiver with respect to environmental or occupational health or safety matters, including all matters arising under Environmental Laws.

(l) Absence of Undisclosed Liabilities. Receiver and its Subsidiaries do not have any liabilities, known or unknown, contingent or otherwise that are of a nature that would be required to be disclosed on a consolidated balance sheet of Receiver and its Subsidiaries or in the footnotes thereto prepared in accordance with GAAP, except for liabilities (a) set forth in the consolidated financial statements (or the notes thereto) included in the most recent Annual Report on Form 10-K or most recent Quarterly Report on Form 10-Q filed by Receiver prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice since the date of such financial statements, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver, (c) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver or (d) expressly permitted and contemplated by this Agreement.

(m) Taxes.

(i) Receiver and each Subsidiary of Receiver have (A) duly and timely filed with the appropriate Taxing Authorities all material Tax Returns required to be filed by them in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (B) duly and timely paid or withheld all material Taxes that are due and payable by them, whether or not such Taxes were shown as due on any Tax Returns and (C) complied in all material respects with all Laws applicable to the withholding of Taxes and have timely withheld and paid over to the respective proper Taxing Authorities all material amounts required to be so withheld and paid over.

(ii) There (A) is no material deficiency, claim, audit, suit, proceeding, request for information or investigation now pending or outstanding, or to the Knowledge of Receiver threatened, against or with respect to Receiver or any Subsidiary of Receiver in respect of any Taxes or Tax Returns and (B) are no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings entered into or issued by any Taxing Authority with or to Receiver or any Subsidiary of Receiver that affected or could reasonably be expected to affect, to a material extent, the taxable income or loss of Receiver or any of its Subsidiaries for a taxable year beginning on or after January 1, 2000 in the case of U.S. federal income Taxes or on or after January 1, 2003 in the case of other Taxes (in the case of U.S. federal income Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000, and in the case of other Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2003) and no such agreement or ruling has been applied for and is currently pending.

(iii) The U.S. federal income Tax Returns of Receiver and each Subsidiary of Receiver have been examined by the Internal Revenue Service (the “IRS”) (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 2003. Neither Receiver nor any Subsidiary of Receiver has, in writing, granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of Receiver or any Subsidiary of Receiver which is currently in effect.

(iv) Since January 1, 2000, neither Receiver nor any Subsidiary of Receiver has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(v) Neither Receiver nor any Subsidiary of Receiver has agreed to make or is required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method that affected or could reasonably be expected to affect, to a material extent, the taxable income or loss of Receiver or any of its Subsidiaries for a taxable year beginning on or after January 1, 2000 in the case of U.S. federal income Taxes or on or after January 1, 2003 in the case of other Taxes (in the case of U.S. federal income Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000, and in the case of other Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2003).

(vi) Neither Receiver nor any Subsidiary of Receiver has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, combined, consolidated or unitary group for tax purposes under state, local or foreign Law (in all cases other than a group the common parent of which is Receiver or any Subsidiary of Receiver), or has any liability (including pursuant to any tax sharing agreement, as transferee or successor or otherwise) for the Taxes of any Person (other than Receiver and the Receiver Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law.

(vii) Neither Receiver nor any Subsidiary of Receiver has participated in any “listed transaction” or “transaction of interest” (within the meaning of Treasury Regulations §§1.6011-4(c)(3)(i)(A) and (E)) that affected or could reasonably be expected to affect, to a material extent, the U.S. federal taxable income or loss of Receiver or any of its Subsidiaries for a taxable year beginning on or after January 1, 2000 (without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000).

(viii) Subject to clause (ii) of Section 2.8, neither Receiver nor any Subsidiary of Receiver has taken or agreed to take any action (nor is any of them aware of any agreement, plan or circumstance) that to the Knowledge of Receiver is reasonably likely to prevent the Merger from being treated as a reorganization under Section 368(a) of the Code.

(ix) As of December 31, 2007, Receiver and its Subsidiaries had net operating loss carryforwards of at least $180 million for U.S. federal income tax purposes.

(n) Real Property; Title to Properties; Absence of Liens.

(i) Schedule 4.1(n)(i) of the Receiver Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material real property owned by Receiver or its Subsidiaries or in which any of them has an ownership interest (collectively, the “Receiver Owned Real Property”). Receiver or one of its Subsidiaries, as applicable, has good title to the Receiver Owned Real Property, free and clear of all Liens except Permitted Liens.

(ii) Schedule 4.1(n)(ii) of the Receiver Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material real property leased or subleased to or by Receiver or any Subsidiary of Receiver or in which any of them has an interest (collectively, the “Receiver Leased Real Property”). Receiver or one of the Receiver Subsidiaries has a valid leasehold interest, in all material respects, in all

Receiver Leased Real Property leased by Receiver or any Subsidiary of Receiver free and clear of all Liens except Permitted Liens.

(iii) With respect to the Receiver Leased Real Property (A) each of the agreements by which Receiver or any Subsidiary of Receiver has obtained a leasehold interest in such Receiver Leased Real Property (each, a “Receiver Lease”) is, to the Knowledge of Receiver, in full force and effect in accordance with its respective terms, (B) to the Knowledge of Receiver, there exists no default under any Receiver Lease and no circumstance exists which, with or without the giving of notice, the passage of time or both, would constitute or result in such a default and (C) to the Knowledge of Receiver, there are no leases, subleases, licenses, concessions or any other contracts granting to any Person other than Receiver or any Subsidiary of Receiver any right to the possession, use, occupancy or enjoyment of any Receiver Leased Real Property or any portion thereof, except in the case of clauses (A) through (C) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.

(iv) Each of Receiver and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible assets and properties, in each case free and clear of all Liens, except where failure to have such good and valid title or a valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.

(v) The properties, assets and rights presently owned, leased or licensed by Receiver and its Subsidiaries, taken as a whole, include all properties, assets and rights necessary to permit Receiver and its Subsidiaries, taken as a whole, to conduct Receiver’s Businesses in all material respects in the same manner as such Business is being conducted as of the date of this Agreement.

(o) Employee Benefit Plans.

(i) Schedule 4.1(o)(i) of the Receiver Disclosure Letter contains as of the date hereof a true and complete list of all material Receiver Employee Plans. “Receiver Employee Plans” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, consulting, severance, change-in-control or similar contracts, plans or policies and other plans (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock or equity related rights, incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, vacation, fringe benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), (A) under which any current or former employee, director or consultant of Receiver or its Subsidiaries (“Receiver Employees”) has any present or future right to benefits and that is maintained or contributed to by Receiver or any of its Subsidiaries or (B) that is maintained or contributed to by Receiver or any of its Subsidiaries and that Receiver or the Surviving Company or any of their respective Subsidiaries have any present or future liability, other than benefit arrangements required by applicable Law.

(ii) With respect to each material Receiver Employee Plan (and, if applicable, related trusts, funding agreements or insurance policies), Receiver has made available to Parent and Safety a current and complete copy thereof and all amendments thereto, and to the extent applicable, (i) for the three most recent plan years (A) annual actuarial valuation reports, (B) Forms 5500 (including all schedules thereto) and Forms 990 and (C) audited financial reports, prepared in connection with any Receiver Employee Plan or related trust, (ii) the most recent determination letter, if applicable, (iii) the most recent summary plan description and other material written communications by Receiver or its Subsidiaries to Receiver Employees and (iv) a summary of any material amendments or changes scheduled to be made to the Receiver Employee Plan during the twelve months immediately following the date hereof, other than amendments or changes to reflect a change in applicable Law.

(iii)(A) Each Receiver Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Receiver Employee Plan is qualified and exempt from U.S. federal income Taxes under Sections 401(a) and 501(a), respectively, of the

Code, or has pending with the IRS an application for such letter, or is entitled to rely on an opinion letter from the IRS, and all terms and conditions of each determination letter or opinion letter, as appropriate, have been complied with; (B) no such determination letter has been revoked or denied nor, to the Knowledge of Receiver, has revocation or denial been threatened, and no event has occurred, and no condition exists, that would reasonably be expected to result in the revocation or denial of any determination letter; (C) each Receiver Employee Plan has been established and maintained in material compliance with its terms and with the requirements of Law, including ERISA and the Code, that are applicable to such Receiver Employee Plan; (D) there are no pending, or, to the Knowledge of Receiver, threatened or anticipated claims (other than routine claims for benefits) involving a Receiver Employee Plan which could reasonably be expected to result in any material liability to Receiver or its Subsidiaries and (E) all contributions or other amounts payable by Receiver or its Subsidiaries as of the date hereof with respect to each Receiver Employee Plan have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due).

(iv) Neither Receiver nor any Subsidiary of Receiver has any obligations for post-employment health or life benefits for retired, former or current employees of Receiver or any Subsidiary of Receiver, except as required by Law.

(v) The consummation of the Merger and the other transactions contemplated hereby will not, alone or in connection with any other events, result in any payment or deemed payment that could reasonably be construed to constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code. Except as set forth in Section 4.1(o)(v) of the Receiver Disclosure Letter, no person is entitled to receive any additional payment from Receiver or any of its Subsidiaries as a result of the imposition of the excise tax under Section 4999 of the Code.

(vi) Except as specifically provided herein, the consummation of the Merger and the other transactions contemplated hereby will not (x) entitle any current or former director, officer or employee of Receiver or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount allocable or payable or trigger any other material obligation pursuant to, any of the Receiver Employee Plans or (z) result in any breach or violation of, or any default under, any of the Receiver Employee Plans.

(vii) No Receiver Employee Plan is subject to Title IV of ERISA, and Receiver has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither Receiver nor any of its Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA or Section 412 of the Code.

(viii) There is no pending or, to the Knowledge of Receiver, threatened material litigation, investigation, action, suit, audit or proceeding relating to any Receiver Employee Plan by or before any Governmental Entity.

(ix) Neither Receiver nor any Subsidiary of Receiver maintains, contributes to or is a party to any material employee benefit plan, program or arrangement that covers any current or former non-U.S. employee, director or consultant, that is in effect on the date hereof, and as to which the Surviving Company may have in the future any liability.

(x) Each Receiver Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Section 409A of the Code and any authority required or permitted to be relied upon thereunder, including, without limitation, (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) IRS Notice 2005-1.

(p) Voting Requirements. The Receiver Stockholder Approval and, with respect to the Additional Charter and By-Laws Amendments, the Additional Receiver Stockholder Approval, in each case at the Receiver Stockholders Meeting are the only votes of the holders of any class or series of Receiver’s capital shares necessary to approve or adopt this Agreement, the Merger and the other transactions contemplated hereby.

(q) Brokers; Schedule of Fees and Expenses. Except for Goldman Sachs & Co., the fees and expenses of which shall be paid by Receiver, neither Receiver nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

(r) Opinion of Financial Advisor. The Board of Directors of Receiver has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations discussed in such opinion, the consideration to be paid by Receiver pursuant to this Agreement is fair, from a financial point of view, to Receiver, a signed copy of which will be delivered to Parent solely for informational purposes after receipt thereof by Receiver.

(s) Intellectual Property.

(i) Owned Intellectual Property. Schedule 4.1(s)(i) of the Receiver Disclosure Letter lists as of the date hereof all Intellectual Property owned by Receiver or any Subsidiary of Receiver (the “Receiver Owned Intellectual Property”) that is registered or subject to an application for registration and that is material to the Business of Receiver and its Subsidiaries, taken as a whole. Receiver or one of the Receiver Subsidiaries is the exclusive owner of the Receiver Owned Intellectual Property set forth in Schedule 4.1(s)(i) of the Receiver Disclosure Letter and, to the Knowledge of Receiver, of the Trade Secrets owned by Receiver or any of the Receiver Subsidiaries, in each case free and clear of any Liens other than Permitted Liens. To the Knowledge of Receiver, the Receiver Owned Intellectual Property is subsisting, valid and enforceable.

(ii) Licenses and Other Agreements. Schedule 4.1(s)(ii) of the Receiver Disclosure Letter lists as of the date hereof all material agreements to which Receiver or any Subsidiary of Receiver is a party or by which any of them is otherwise bound that relate to Intellectual Property that Receiver reasonably anticipates will involve aggregate payments or consideration furnished by or to Receiver or any or its Subsidiaries of more than $1,000,000 in any year (the “Receiver Licenses”), other than the Receiver Contracts that are set forth on Schedule 4.1(v), including (i) material licenses of Intellectual Property to Receiver or any Subsidiary of Receiver by any other Person, (ii) material licenses of Intellectual Property to any other Person by Receiver or any Subsidiary of Receiver, (iii) material agreements otherwise granting or restricting the right to use Intellectual Property and (iv) material agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Business of Receiver and the Receiver Subsidiaries. The representations in Section 4.1(v) (Contracts) shall apply to the Receiver Licenses, provided, however, that the representations in Section 4.1(v) shall not be interpreted to require disclosure of a Receiver Contract or Receiver License solely for the reason of Receiver or a Subsidiary of Receiver being prohibited from soliciting employees or personnel of a party to a Receiver Contract or Receiver License to the extent that such party’s employees or personnel are providing services to Receiver or a Subsidiary of Receiver in the normal course of the business of Receiver or a Subsidiary of Receiver if disclosure of such Receiver Contract or Receiver License would not otherwise be called for.

(iii) No Infringement. To the Knowledge of Receiver, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Receiver, the conduct of the Businesses conducted by Receiver and the Receiver Subsidiaries does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property, and neither Receiver nor any Subsidiary of Receiver has received any written notice alleging the foregoing, or challenging the ownership or validity of any Receiver Owned Intellectual Property (including any cancellation, opposition, or other action before an intellectual property registry). To the Knowledge of Receiver, none of the Receiver Owned Intellectual

Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from Receiver or a Subsidiary of Receiver, as applicable.

(iv) Protection of Intellectual Property. Receiver or one of the Receiver Subsidiaries has taken commercially reasonable actions to ensure protection of the Receiver Owned Intellectual Property under applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). Each of Receiver and the Receiver Subsidiaries has taken commercially reasonable actions to maintain the secrecy of all confidential Intellectual Property used in the Business of Receiver and the Receiver Subsidiaries. To the Knowledge of Receiver, none of Receiver or any Subsidiary of Receiver is using any material Receiver Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Receiver Owned Intellectual Property.

(v) Assignment; Privacy. Each employee of Receiver or the Receiver Subsidiaries or other Person who has created any Intellectual Property to be owned by Receiver or any Subsidiary of Receiver has validly and irrevocably assigned all of his, her or its rights in such Intellectual Property to Receiver or one of the Receiver Subsidiaries, as applicable. Each of Receiver and the Receiver Subsidiaries is in compliance with all applicable contractual and legal requirements pertaining to information privacy and security, including, without limitation, any privacy policy concerning the collection and use of personally-identifiable information, except where such failure would not reasonably be expected to have a Material Adverse Effect on Receiver.

(t) Insurance. Receiver and its Subsidiaries maintain policies of insurance in such amounts and against such risks as are reasonably customary in the industries in which Receiver and its Subsidiaries operate (taking into account the cost and availability of such insurance). Except as would not reasonably be expected to have a Material Adverse Effect on Receiver, all such insurance policies are in full force and effect and will not terminate or lapse by reason of the consummation of the transactions contemplated hereby.

(u) Labor Matters. Receiver is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union or organization. Since January 1, 2005, there has not occurred nor, to the Knowledge of Receiver has there been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, lockout or other similar labor activity or organizing campaign or activity with respect to any employees of Receiver or its Subsidiaries. There are no material labor disputes currently subject to any grievance, arbitration, litigation or other Claim and there is no representation, decertification or other labor-related petition or election pending or, to the Knowledge of Receiver, threatened with respect to any employee of Receiver or its Subsidiaries. Receiver and its Subsidiaries are in compliance with all applicable Laws relating to the employment of the Receiver Employees, including Laws relating to wages, employee and independent contractor classification, hours, collective bargaining, discrimination, civil rights, safety and health, worker notification requirements, immigration, workers’ compensation, layoffs and the collection and payment of withholding Taxes and similar Taxes, except for such noncompliance, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect on Receiver.

(v) Contracts. Except as listed in Section 4.1(v) of the Receiver Disclosure Letter or as filed as exhibits to the Receiver SEC Documents, as of the date hereof, neither Receiver nor any Subsidiary of Receiver is a party to or bound by any of the following which is currently in effect with ongoing obligations of Receiver or such Subsidiary of Receiver (each such contract or agreement referenced in subparts (i) through (x) below or Section 4.1(s)(ii), a “Receiver Contract”):

(i) any agreement relating to direct or indirect Indebtedness of Receiver or any Subsidiary of Receiver in excess of $1,000,000, other than agreements among direct or indirect wholly-owned Receiver Subsidiaries and ordinary course trade payables and accrued expenses;

(ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to Receiver and its Subsidiaries, taken as a whole;

(iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any Business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any agreement entered into with (A) any Person directly or indirectly owning, controlling or holding the power to vote, 5% or more of the outstanding voting securities of Receiver, (B) any Person (other than a Subsidiary of Receiver) 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by Receiver or any Subsidiary of Receiver or (C) any current director or executive officer of Receiver or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or executive officer;

(v) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which Receiver or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business (including any covenant not to compete) or which would require the disposition of any material assets or line of business of Receiver or its Subsidiaries;

(vi) any sales, distribution, agency, commission-based or other similar agreement with third parties (x) providing for the sale by Receiver or any Subsidiary of Receiver of such Person’s products or services, or (y) providing for the sale by third parties of products of Receiver or any Subsidiary of Receiver, in each case, involving annual payments in the 2007 fiscal year or reasonably expected in the 2008 fiscal year to or by Receiver or any Subsidiary of Receiver in excess of $1,000,000 in the aggregate;

(vii) any material agreement with any U.S. federal or non-U.S. Governmental Entity;

(viii) any agreement that, to the Knowledge of Receiver, provides for continuing material indemnification obligations of Receiver or any of its Subsidiaries (other than indemnification obligations contained in (x) customer contracts or (y) contracts listed or referred to in Section 4.1(v) of the Receiver Disclosure Letter);

(ix) any “take-or-pay” agreements or agreements with “most-favored nations” terms; or

(x) any agreement otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Item 601 of Regulation S-K promulgated under the Exchange Act.

Each Receiver Contract is a valid and binding agreement of Receiver or the Subsidiary of Receiver party thereto, as the case may be, and is in full force and effect, enforceable against Receiver or the Subsidiary of Receiver, as applicable, and, to the Knowledge of Receiver, the counterparty thereto in accordance with its terms, except to the extent that the failure to be valid and binding and in full force and effect and enforceable, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Receiver and its Subsidiaries taken as a whole. None of Receiver or any Subsidiary of Receiver party thereto or, to the Knowledge of Receiver, any other party thereto is in default or breach under the terms of, or has provided any written notice of any intention to terminate, any such Receiver Contract, and, to the Knowledge of Receiver, no event or circumstance has occurred, or will occur by reason of this Agreement or the consummation of any of the transactions contemplated hereby, that, with or without notice or lapse of time or both, would constitute an event of default thereunder or would give rise to a right of termination, acceleration or material amendment thereof, except to the extent that the such default, breach, termination, event or circumstance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver. True, correct and complete copies of (i) each Receiver Contract (including all material modifications and amendments thereto) and (ii) all form contracts, agreements or instruments used in and material to Receiver and the Receiver Subsidiaries, taken as a whole, have been made available to Parent or Safety.

(w) Healthcare Law Compliance.

(i) Each of the products distributed, produced or sold by Receiver or its Subsidiaries that is subject to the jurisdiction of the FDA and the Drug Enforcement Administration through the Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), the

Controlled Substances Act, as amended (the “CSA”), and the regulations promulgated thereunder, is in compliance with all applicable requirements under the FDCA, the PHSA, the CSA and the regulations promulgated thereunder, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.

(ii) Neither Receiver nor any of its Subsidiaries has knowingly committed any violation of the rules and regulations of the Food and Drug Administration (the “FDA”), which has not been cured by Receiver or its Subsidiaries or waived by the FDA, except for any violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.

(iii) Neither Receiver nor any of its Subsidiaries has received written notice from a Governmental Entity that any product being distributed, processed or sold by Receiver or any of its Subsidiaries are the subject of any warning letter, notice of violation, seizure, injunction, regulatory enforcement action, or criminal action issued, initiated, or, threatened by the FDA, or any comparable state, federal or foreign governmental entity during the three (3)-year period prior to the date hereof, except for any such notices as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.

(iv) Neither Receiver nor any of its Subsidiaries has received any written notice from the FDA or any other comparable state, federal or foreign Governmental Entity that it has commenced, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any product distributed, processed or sold by Receiver or any of its Subsidiaries, or that it has commenced any action to enjoin or place restrictions on the production of any product distributed or sold by Receiver or any of its Subsidiaries, except for any actions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.

(v) To the Knowledge of Receiver, no officer, employee or agent of Receiver or of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or any other comparable Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other comparable Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other comparable Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Federal Register 46191 (September 10, 1991) or any similar policy, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver.

Section 4.2 Representations and Warranties Regarding Safety and Parent. Except as otherwise disclosed in the corresponding sections or subsections of the letter (the “Safety Disclosure Letter”) delivered to Receiver by Parent and Safety upon or prior to the execution of this Agreement, or as expressly permitted or required by this Agreement or any agreement contemplated hereby, Safety and Parent jointly and severally represent and warrant to Receiver and agree as follows:

(a) Organization, Standing and Power. Each of Parent and Safety is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its Businesses in the manner in which it is currently being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Safety or Parent, as the case may be. Each of Parent and Safety is duly qualified or licensed to do business in each jurisdiction where the nature of its Business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Safety or Parent. Safety and Parent have made available to Receiver prior to the execution of this Agreement true and complete copies of the Articles of Organization of Safety, the limited liability company agreement of Safety, the memorandum of association and articles of association of Parent, in each case as amended to the date of this Agreement.

(b) Subsidiaries. All of the outstanding shares of capital stock of, or other equity interests in, Safety are owned, directly or indirectly, by Parent, free and clear of all Liens. Safety does not have any Subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

(c) Capital Structure.

(i) All limited liability interests in Safety are held by QB Holdings.

(ii) There are no preemptive or similar rights on the part of any holder of any class of securities of Safety. Safety does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the sole member of Safety on any matter submitted to shareholders or a separate class of holders of capital stock. There are not, as of the date hereof, and as of the Effective Time there will not be any options, warrants, restricted stock, restricted stock units, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Safety or any of its Affiliates is a party or by which Safety or any of its Affiliates is bound (i) obligating Safety to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any equity interest in Safety, or any security exchangeable or exercisable for or convertible into any shares of the capital stock of, or other equity interest in Safety, (ii) obligating Safety to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) obligating Safety pursuant to any right of first offer, right of first negotiation, right of first refusal, co-sale or similar provisions or (iv) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in Safety. As of the date hereof, there are no outstanding contractual obligations of Safety to sell, repurchase, redeem or otherwise acquire or to register any shares of capital stock of, or other equity interests in, Safety. There are no proxies, voting trusts or other agreements or understandings to which Safety is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, Safety.

(d) Authority for Agreements.

(i) Each of Parent and Safety has all requisite corporate power or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Parent stock entitled to vote in accordance with applicable Law and Parent’s Constituent Documents (the “Parent Shareholder Approval”), to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Safety and the consummation by each of Parent and Safety of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Safety and Parent are necessary for them to authorize this Agreement or to consummate the transactions contemplated hereby, except for Parent Shareholder Approval. This Agreement has been duly and validly executed and delivered by each of Parent and Safety and, assuming due authorization, execution and delivery by Receiver, is a legal, valid and binding obligation of each of Parent and Safety, enforceable against each of Parent and Safety in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(ii) QB Holdings, as sole member of Safety, duly and unanimously adopted resolutions (A) approving this Agreement, the Merger and the other transactions contemplated hereby, (B) determining that the terms of the Merger and the other transactions contemplated hereby are fair to and in the best interests of Safety and QB Holdings and (C) rendering restrictions on business combinations, if any, contained in the LLC Act hereby inapplicable to this Agreement, the transactions contemplated by this Agreement and to Receiver and its Subsidiaries.

(iii) The Board of Directors of Parent, at a meeting duly called and held, duly adopted resolutions (A) approving this Agreement, the Merger and the other transactions contemplated hereby, (B) resolving that this Agreement would promote the success of the Parent and would be in the best interests of its shareholders as a whole, (C) resolving to recommend that Parent’s shareholders approve this Agreement, the Merger and the other transactions contemplated hereby in the manner required by LR13.3.1R(5) of the Listing Rules of the Financial Service Authority (the “Parent Recommendation”) and to take all steps necessary to obtain such approval (including the preparation and posting to the Parent’s shareholders of a Circular) and (D) rendering any restrictions on business combinations inapplicable to this Agreement, the transactions contemplated by this Agreement and Receiver and its Subsidiaries.

(e) Consents and Approvals; No Violations.

(i) Assuming compliance with the matters set forth in Section 4.2(e)(ii) and Section 4.2(e)(iii) and the receipt of Parent Shareholder Approval, the execution and delivery of this Agreement by each of Parent and Safety does not, and the performance by each of Parent and Safety of its respective obligations hereunder, including the consummation of the transactions contemplated hereby will not, (A) conflict with any provision of Safety’s or Parent’s Constituent Documents; (B) result (with or without the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration, amendment or termination of any obligation under, any mortgage, indenture, lease, permit, concession, grant, franchise, license, agreement or other instrument or obligation to which Parent or Safety is a party or by which Parent or Safety or any of their respective properties, assets or rights are bound; (C) violate any Law binding upon or applicable to Parent or Safety; (D) result in the creation or imposition of any Lien upon any properties, assets or rights of Parent or Safety or (E) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval under which Parent or Safety conducts its business, except in the case of clauses (B), (C), (D) and (E) above, which would not either (x) prevent or materially impede the ability of Parent or Safety to consummate (or cause the consummation) the transactions contemplated hereby or (y) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety.

(ii) Except for (A) Parent Shareholder Approval, (B) such consents or approvals listed in Section 4.2(e)(ii) of the Safety Disclosure Letter and (C) those consents or approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety, no consent or approval of any other Person (other than any Governmental Entity) is required to be obtained by Safety for the execution, delivery or performance of this Agreement by Safety, the performance by Safety of its obligations hereunder or the consummation by Safety of the transactions contemplated hereby.

(iii) Except with respect to those consents, approvals, orders, authorizations, declarations, registrations or filings the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety or prevent or materially impede the ability of Parent or Safety to consummate (or cause the consummation of) the transactions contemplated hereby, no consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity is required to be made or obtained by Safety or Parent in connection with the execution or delivery of this Agreement by Safety and Parent or the consummation by Safety and Parent of the transactions contemplated hereby, except for (i) compliance by Safety with the HSR Act and (ii) the filing of the applicable Certificate of Merger with the Secretary of State of the State of North Carolina and the Secretary of State of Delaware in accordance with the LLC Act and the DGCL, respectively.

(f) Financial Statements.

(i) Section 4.2(f) of the Safety Disclosure Letter sets forth true and complete copies of unaudited financial statements of Safety at and for the periods ended May 31, 2005, May 31, 2006 and May 31, 2007 and all subsequent unaudited interim financial statements at and for the period ended November 31, 2007, in each case prepared on a consistent basis and in accordance with GAAP (subject, in the case of such interim financial statements, to normal year-end adjustments, which will not be material to Safety) (together, the “Safety Financial Statements”). The Safety Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of Safety at and for the respective periods indicated, in each case in conformity with GAAP and have been prepared in accordance with the books and records of Safety.

(ii) The Safety Audited Financial Statements will, when delivered, (x) be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (y) present fairly, in all material respects, the financial position of Safety as at the dates thereof and the results of its operations and its cash flows for the periods then ended, in each case in conformity with GAAP.

(iii) Safety’s system of internal accounting controls provides reasonable assurance: (x) that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS; (y) that receipts and expenditures are made only in accordance with management’s general or specific authorization; and (z) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Safety’s assets that could materially affect Safety’s financial statements. Safety has disclosed, based on its most recent evaluation of such internal controls and procedures prior to the date hereof to its independent auditors and its member (A) any significant deficiencies and material weaknesses in the design or operation of Safety’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Safety’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of Safety who have a significant role in Safety’s internal controls over financial reporting. Safety has provided to Receiver any such disclosure made by management to Safety’s independent auditors and its member.

(g) Parent Controls. The system of internal control of the Parent and its Subsidiaries, so far as it relates to Safety and the business carried on by Safety, is as described on pages 47 and 48 of the annual report of Parent for the year ended 31 May 2007, (ii) Parent and its Subsidiaries operate an internal system of controls which is sufficient to facilitate compliance by Parent with all applicable Laws (including the Listing Rules and Disclosure and Transparency Rules of the Financial Services Authority) in relation to the making of announcements and public filings in connection with Safety and the business carried on by Safety and (iii) Parent has complied with all such Laws in relation to the making of all such announcements and public filings.

(h) Absence of Certain Changes or Events. From November 30, 2007 through the date hereof, there has not been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Safety. From November 30, 2007 through the date hereof, Safety has conducted its Business in all material respects only in the ordinary course of business consistent with past practice and there has not been:

(i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Safety’s capital stock, equity or voting interests;

(ii) any purchase, redemption or other acquisition of any equity or voting interests in Safety or any options, warrants, calls or rights to acquire such interests;

(iii) any amendments, changes or other modifications to the Constituent Documents of Safety;

(iv) any incurrence of material Indebtedness;

(v) any split, combination or reclassification of any of Safety’s capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, Safety;

(vi) except as required to comply with applicable Law, any contract existing on the date hereof, any provision of any Safety Employee Plan, or Safety’s compensation policies as in effect on the date hereof,

(A) any granting by Safety to any current or former director or executive officer of any material increase in compensation, bonus or other benefits or (B) any granting to any current or former director or executive officer of the right to receive any material severance or termination pay, or material increases therein;

(vii) except (A) as expressly required under any Safety Employee Plan or award agreement thereunder existing on December 31, 2007, (B) as required to comply with applicable Law or (C) payments or grants to any non-executive officer, (i) any compensatory grant of Safety limited liability interests or Parent stock or other award the value of which is measured by reference to Safety limited liability interests or Parent stock and for which Safety could have any liability or obligation (each, a “Safety or Parent Equity Award”), (ii) any settlement of any Safety or Parent Equity Award (whether for cash or Safety limited liability interests or Parent stock) or (iii) the removal or modification of any restrictions with respect to any Safety or Parent Equity Award (including any discretionary vesting of Safety or Parent Equity Award);

(viii) except (x) to the extent required to comply with applicable Law (including amendments to the extent necessary or deemed reasonably advisable by Safety to bring Safety Employee Plans into compliance with Section 409A of the Code without material increase in costs to Receiver of such plans, as amended), (y) for terminations, adoptions and amendments of broad-based Safety Employee Plans or non-executive officer Safety Employee Plans in the ordinary course of business consistent with past practice and (z) for terminations, adoptions, or amendments which relate to similarly situated employees of Parent and its Subsidiaries and for which Parent will at all times be solely liable, (A) any termination, adoption, or amendment or any agreement to terminate, adopt or amend in each case in any material respect any Safety Employee Plan (including any such plan that would constitute a Safety Employee Plan if it were to be adopted and including any related trust agreement or other operative agreement relating to a Safety Employee Plan), (B) any material change or agreement to materially change any actuarial or other assumption used to calculate funding obligations with respect to any Safety Employee Plan (C) any material change in the timing or manner in which contributions to any Safety Employee Plan are made or the basis on which such contributions are determined or (D) any acceleration of the vesting of benefits or awards, or other material changes to the timing or manner in which benefits or awards vest under any Safety Employee Plan;

(ix) any material change in financial or tax accounting methods, principles or practices by Safety, except insofar as may have been required by a change in IFRS or applicable Law or regulations;

(x) any revaluation by Safety of any assets that are material to Safety;

(xi) any consummation of, or entrance into any agreement for, any acquisition, by means of merger or otherwise, of any material properties, rights, assets or securities or any sale, lease, license, encumbrance or other disposition of material assets, property rights or securities, in each case involving the payment or receipt of consideration of $675,000 or more (inclusive of assumed debt), except for purchases, sales or licensing arrangements made in the ordinary course of business and consistent with past practice;

(xii) any institution, settlement or agreement to settle any material litigation, action or proceeding before any Governmental Entity;

(xiii) any resignation or termination, or, to the Knowledge of Safety, written notice of any pending resignation or termination, of any executive officer of Safety; or

(xiv) any material increase or decrease in the aggregate number of Persons employed by Safety, taken as a whole, except increases or decreases in the ordinary course of business consistent with past practice.

(i) Litigation. As of the date hereof, there is (i) no material Claim pending or, to the Knowledge of Safety, threatened in writing, against or involving Safety or Parent, or Safety’s respective assets, properties or rights, or, to the Knowledge of Safety, any of Safety’s officers, employees or directors in their capacity as such and (ii) no material order of any Governmental Entity or arbitrator is outstanding against Safety.

(j) Compliance with Laws and Regulations.

(i)(A) Safety is and, since January 1, 2005 has been, in compliance with all applicable Laws (including Laws relating to HIPAA and other applicable federal and state privacy and data protection Laws) and, (B) to the Knowledge of Safety, is not under investigation with respect to, and since January 1, 2005 has not been threatened to be charged with or given notice of any material violation of, any Law, except, in the case of (A) or (B), for any violations or non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Safety. Notwithstanding anything contained in this Agreement to the contrary, no representation or warranty shall be deemed to be made in this Section 4.2(j)(i) to the extent otherwise covered by representations and warranties contained in Section 4.2(f) (Safety Financial Statements), Section 4.2(k) (Environmental Matters), Section 4.2(m) (Taxes), Section 4.2(o) (Employee Benefit Plans) or Section 4.2(t) (Labor Matters).

(ii) Safety possesses all federal, state, local and foreign governmental licenses, authorizations, consents, permits, registrations and approvals, and has otherwise satisfied all applicable legal or regulatory requirements, necessary for it to own, lease or operate its properties and assets and to carry on its Business as now conducted (collectively, “Safety Permits”), and no default has occurred under any such Safety Permit, except where such failure or default thereunder would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety. Safety has not received since January 1, 2006 written notification from any Governmental Entity of any intent to revoke or terminate any such Safety Permit, except for any such revocation or termination which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Safety.

(k) Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Safety, (i) Safety is, and since January 1, 2005 has been, in compliance with all applicable Environmental Laws, (ii) there are no pending or, to the Knowledge of Safety, threatened, Claims alleging a violation of or liability under any Environmental Law by Safety and (iii) no Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by Safety or any predecessors in interest that have resulted or are reasonably likely to result in any investigation or remediation by Safety under any Environmental Law. Safety has made available to Receiver a copy of all material environmental reports in Safety’s possession relating to environmental conditions at any property currently owned or leased by Safety. This Section 4.2(k) and Section 4.2(o) and Section 4.2(t) set forth the sole representations and warranties of Safety with respect to environmental or occupational health or safety matters, including all matters arising under Environmental Laws.

(l) Absence of Undisclosed Liabilities. Safety does not have any liabilities, known or unknown, contingent or otherwise that are of a nature that would be required to be disclosed by IFRS, except for liabilities (a) set forth in the books and records of Safety used to prepare the Safety Financial Statements, (b) incurred in the ordinary course of business consistent with past practice since the date of such financial statements which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety, (c) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety or (d) expressly permitted and contemplated by this Agreement.

(m) Taxes.

(i) Safety has (A) duly and timely filed with the appropriate Taxing Authorities all material Tax Returns required to be filed by Safety in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (B) duly and timely paid or withheld all material Taxes that are due and payable by Safety, whether or not such Taxes were shown as due on any Tax Returns and (C) complied in all material respects with all Laws applicable to the withholding of Taxes and has timely withheld and paid over to the respective proper Taxing Authorities all material amounts required to be so withheld and paid over.

(ii) There (A) is no material deficiency, claim, audit, suit, proceeding, request for information or investigation now pending or outstanding, or to the Knowledge of Safety threatened, against or with respect to Safety in respect of any Taxes or Tax Returns and (B) are no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings entered into or issued by any Taxing Authority with or to Safety that affected or could reasonably be expected to affect, to a material extent, the taxable income or loss of Safety for a taxable year beginning on or after January 1, 2000 in the case of U.S. federal income Taxes or on or after January 1, 2003 in the case of other Taxes (in the case of U.S. federal income Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000, and in the case of other Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2003).

(iii) The consolidated U.S. federal income Tax Returns which include Safety have been examined by the IRS (or the applicable statutes of limitation for the assessment of U.S. federal income Taxes for such periods have expired) for all periods through and including May 31, 2005. Safety has not granted, in writing, any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any such Tax Returns of Safety which is currently in effect.

(iv) Since January 1, 2000, Safety has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(v) Safety has not agreed to make and is not required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method that affected or could reasonably be expected to affect, to a material extent, the taxable income or loss of Safety for a taxable year beginning on or after January 1, 2000 in the case of U.S. federal income Taxes or on or after January 1, 2003 in the case of other Taxes (in the case of U.S. federal income Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000, and in the case of other Taxes without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2003).

(vi) Safety has not been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, combined, consolidated or unitary group for tax purposes under state, local or foreign Law (in all cases, other than a group the common parent of which is DGP or any Subsidiary of DGP) and does not have any liability (including pursuant to any tax sharing agreement, as transferee or successor or otherwise) for the Taxes of any Person (other than DGP and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law.

(vii) Safety has not participated in any “listed transaction” or “transaction of interest” (within the meaning of Treasury Regulations §§1.6011-4(c)(3)(i)(A)) and (E)) that affected or could reasonably be expected to affect, to a material extent, the U.S. federal taxable income or loss of Safety for a taxable year beginning on or after January 1, 2000 (without taking into account any net operating losses carried over from a taxable year beginning prior to January 1, 2000).

(viii) Subject to clause (ii) of Section 2.8, Safety has not taken or agreed to take any action (nor is it aware of any agreement, plan or circumstance) that to the Knowledge of Safety is reasonably likely to prevent the Merger from being treated as a reorganization under Section 368(a) of the Code.

(ix) Safety is not, nor has Safety been at any time during the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(n) Real Property; Title to Properties; Absence of Liens.

(i) Safety does not have an ownership interest in any real property.

(ii) Section 4.2(n) of the Safety Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material real property leased or subleased to or by Safety or in which Safety has an interest (collectively, the “Safety Leased Real Property”). Safety has a valid leasehold interest, in all material respects, in all Safety Leased Real Property leased by Safety free and clear of all Liens except Permitted Liens.

(iii) With respect to the Safety Leased Real Property, (A) each of the agreements by which Safety has obtained a leasehold interest in such Safety Leased Real Property (each, a “Safety Lease”) is, to the Knowledge of Safety, in full force and effect in accordance with its respective terms, (B) to the Knowledge of Safety, there exists no default under any Safety Lease and no circumstance exists which, with or without the giving of notice, the passage of time or both, would constitute or result in such a default and (C) to the Knowledge of Safety, there are no leases, subleases, licenses, concessions or any other contracts granting to any Person other than Safety any right to the possession, use, occupancy or enjoyment of any Safety Leased Real Property or any portion thereof.

(iv) Safety has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible assets and properties, in each case free and clear of all Liens, except where failure to have such good and valid title or a valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Safety.

(v) The properties, assets and rights presently owned, leased or licensed by Safety include all properties, assets and rights necessary to permit Safety to conduct its Business in all material respects in the same manner as its Business is being conducted as of the date of this Agreement after giving effect to the actions contemplated by Section 6.9(a) and Section 6.9(b) and the execution and delivery of the Trademark Agreement and the Software Agreement as of the Effective Time.

(o) Employee Benefit Plans.

(i) Section 4.2(o)(i) of the Safety Disclosure Letter contains as of the date hereof a true and complete list of all material Safety Employee Plans. “Safety Employee Plans” means all “employee benefit plans” (as defined in Section 3(3) ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, consulting, severance, change-in-control or similar contracts, plans or policies and other plans (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock or equity related rights, incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, vacation, fringe benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), (A) under which any current or former employee, manager, director or consultant of Safety (“Safety Employees”) has any present or future right to benefits and that is maintained or contributed to by Safety or Parent or any of its Subsidiaries or (B) that is maintained or contributed to by Safety and that Safety or the Surviving Company or any of their respective Subsidiaries will have any present or future liability, other than benefit arrangements required by applicable Law.

(ii) With respect to each material Safety Employee Plan (and, if applicable, related trusts, funding agreements or insurance policies), Safety has made available to Receiver a current and complete copy thereof and all amendments thereto, and to the extent applicable, (w) for the three most recent plan years (A) annual actuarial valuation reports, (B) Forms 5500 (including all schedules thereto) and Forms 990 and (C) audited financial reports, prepared in connection with any Safety Employee Plan or related trust, (x) the most recent determination letter, if applicable, (y) the most recent summary plan description and other material written communications by Parent or Safety to Safety Employees and (z) a summary of any material amendments or changes scheduled to be made to the Safety Employee Plan during the twelve months immediately following the date hereof, other than amendments or changes to reflect a change in applicable Law.

(iii)(A) Each Safety Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Safety Employee Plan is qualified and exempt from U.S. federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending with the IRS an application for such letter, or is entitled to rely on an opinion letter from the IRS, and all terms and conditions of each determination letter or opinion letter, as appropriate, have been complied with; (B) no such determination letter has been revoked or denied nor, to the Knowledge of Safety, has revocation or denial been threatened, and no event has occurred, and no condition exists, that would reasonably be expected to result in the revocation or denial of any determination letter; (C) each

Safety Employee Plan has been established and maintained in material compliance with its terms and with the requirements of Law, including ERISA and the Code, that are applicable to such Safety Employee Plan; (D) there are no pending, or, to the Knowledge of Safety, threatened or anticipated claims (other than routine claims for benefits) involving a Safety Employee Plan which could reasonably be expected to result in any material liability to Safety and (E) all contributions or other amounts payable by Safety as of the date hereof with respect to each Safety Employee Plan have been paid or accrued in accordance with IFRS (other than with respect to amounts not yet due).

(iv) Safety does not have any obligations for post-employment health or life benefits for retired, former or current employees of Safety, except as required by Law.

(v) The consummation of the Merger and the other transactions contemplated hereby will not, alone or in connection with any other events, result in any payment or deemed payment that could reasonably be construed to constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code. Except as set forth in Section 4.2(o)(v) of the Safety Disclosure Letter, no person is entitled to receive any additional payment from Safety as a result of the imposition of the excise tax under Section 4999 of the Code.

(vi) Except as specifically provided herein, the consummation of the Merger and the other transactions contemplated hereby will not (A) entitle any current or former director, officer, manager or employee of Safety to severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount allocable or payable or trigger any other material obligation pursuant to, any of the Safety Employee Plans or (C) result in any breach or violation of, or any default under, any of the Safety Employee Plans.

(vii) No Safety Employee Plan is subject to Title IV of ERISA, and Safety has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither Safety nor any of its Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA or Section 412 of the Code.

(viii) There is no pending or, to the Knowledge of Safety, threatened material litigation, investigation, action, suit, audit or proceeding relating to the Safety Employee Plans by or before any Governmental Entity.

(ix) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety, (A) all Safety Foreign Benefit Plans are in compliance with applicable foreign law and (B) any such Safety Foreign Benefit Plan required to be registered under applicable Law has been so registered and has been maintained in good standing with all applicable regulatory authorities.

(x) Each Safety Employee Plan that is a Nonqualified Deferred Compensation Plan and any award thereunder has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Section 409A of the Code and any authority required or permitted to be relied upon thereunder, including, without limitation, (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1.

(p) Voting Requirements. (i) Parent Shareholder Approval at a Parent Shareholders Meeting is the only vote of the holders of any class or series of Parent’s capital shares and (ii) the approval of QB Holdings, as sole member of Safety, which approval has been obtained, is the only approval of the holders of any equity interests in Safety, in each case necessary to approve or adopt this Agreement, the Merger and the other transactions contemplated hereby.

(q) Brokers; Schedule of Fees and Expenses. Except for Lehman Brothers, Deutsche Bank and JPMorganCazenove, the costs and expenses of which shall be paid by Parent or Safety, as the case may be,

Safety and Parent have not engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

(r) Intellectual Property.

(i) Owned Intellectual Property. Schedule 4.2(r)(i) of the Safety Disclosure Letter lists as of the date hereof all Intellectual Property owned by Safety (the “Safety Owned Intellectual Property”) that is registered or subject to an application for registration and that is material to the Business of Safety. Safety is the exclusive owner of the Safety Owned Intellectual Property set forth in Schedule 4.2(r)(i) of the Safety Disclosure Letter and, to the Knowledge of Safety, of the Trade Secrets owned by Safety free and clear of any Liens other than Permitted Liens. To the Knowledge of Safety, the Safety Owned Intellectual Property is subsisting, valid and enforceable.

(ii) Licenses and Other Agreements. Schedule 4.2(r)(ii) of the Safety Disclosure Letter lists as of the date hereof all material agreements to which Safety is a party or by which any of them is otherwise bound that relate to Intellectual Property that Safety reasonably anticipates will involve aggregate payments or consideration furnished by or to Safety of more than $1,000,000 in any year (the “Safety Licenses”), other than the Safety Contracts that are set forth on Schedule 4.2(u), including (A) material licenses of Intellectual Property to Safety by any other Person, (B) material licenses of Intellectual Property to any other Person by Safety, (C) material agreements otherwise granting or restricting the right to use Intellectual Property and (D) material agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Business of Safety. The representations in Section 4.2(u) shall apply to the Safety Licenses, provided, however, that the representations in Section 4.2(u) shall not be interpreted to require disclosure of a Safety Contract or Safety License solely for the reason of Safety being prohibited from soliciting employees or personnel of a party to a Safety Contract or Safety License to the extent that such party’s employees or personnel are providing services to Safety in the normal course of the business of Safety if disclosure of such Safety Contract or Safety License would not otherwise be called for.

(iii) No Infringement. To the Knowledge of Safety, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Safety, the conduct of the Businesses conducted by Safety does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property, and Safety has not received any written notice alleging the foregoing, or challenging the ownership or validity of any Safety Owned Intellectual Property (including any cancellation, opposition, or other action before an intellectual property registry). To the Knowledge of Safety, none of the Safety Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from Safety.

(iv) Protection of Intellectual Property. Safety has taken commercially reasonable actions to ensure protection of the Safety Owned Intellectual Property under applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). Safety has taken commercially reasonably actions to maintain the secrecy of all confidential Intellectual Property used in the Business of Safety. To the Knowledge of Safety, Safety is not using any material Safety Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Safety Owned Intellectual Property.

(v) Assignment; Privacy. Each employee of Safety or other Person who has created any Intellectual Property to be owned by Safety has validly and irrevocably assigned all of his, her or its rights in such Intellectual Property to Safety. Safety is in compliance with all applicable contractual and legal requirements pertaining to information privacy and security, including, without limitation, any privacy policy concerning the collection and use of personally-identifiable information, except where such failure would not reasonably be expected to have a Material Adverse Effect on Safety.

(s) Insurance. Safety maintains policies of insurance in such amounts and against such risks as are reasonably customary in the industries in which Safety operates (taking into account the cost and availability of such insurance). Except as would not reasonably be expected to have a Material Adverse Effect on Safety, all such insurance policies are in full force and effect and will not terminate or lapse by reason of the consummation of the transactions contemplated hereby.

(t) Labor Matters. Safety is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union or organization. Since January 1, 2005, there has not occurred nor, to the Knowledge of Safety has there been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, lockout or other similar labor activity or organizing campaign or activity with respect to any employees of Safety. There are no material labor disputes currently subject to any grievance, arbitration, litigation or other Claim and there is no representation, decertification or other labor-related petition or election pending or, to the Knowledge of Safety, threatened with respect to any employee of Safety. Safety is in compliance with all applicable Laws relating to the employment of the Safety Employees, including Laws relating to wages, employee and independent contractor classification, hours, collective bargaining, discrimination, civil rights, safety and health, worker notification requirements, immigration, workers’ compensation, layoffs and the collection and payment of withholding Taxes and similar Taxes, except for such noncompliance, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect on Safety. There are and at Closing, there will be no Persons on the payroll of or otherwise employed by Safety who principally perform duties or services for Parent or any Affiliate of Parent (other than Safety) or other Person.

(u) Contracts. Except as listed in Schedule 4.2(u) of the Safety Disclosure Letter, as of the date hereof, Safety is neither a party to nor bound by any of the following which is currently in effect with ongoing obligations of Safety (each such contract or agreement referenced in subparts (i) through (xii) below, or Schedule 4.2(r)(ii), a “Safety Contract”):

(i) any agreement relating to direct or indirect Indebtedness of Safety in excess of $1,000,000, other than ordinary course trade payables and accrued expenses;

(ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to Safety;

(iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any Business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any agreement entered into with (A) any Person directly or indirectly owning, controlling or holding the power to vote, 5% or more of the outstanding voting securities of Safety, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by Safety or (C) any current director or executive officer of Safety or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or executive officer;

(v) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which Safety (or, after the Effective Time, the Surviving Company) may engage or the manner or locations in which any of them may so engage in any business (including any covenant not to compete) or which would require the disposition of any material assets or line of business of Safety or, after the Effective Time, the Surviving Company;

(vi) any sales, distribution, agency, commission-based or other similar agreement with third parties (x) providing for the sale by Safety of such Person’s products or services or (y) providing for the sale by third parties of products of Safety, in each case involving annual payments in the 2007 fiscal year or reasonably expected during the 2008 fiscal year to or by Safety in excess of $1,000,000 in the aggregate;

(vii) any material agreement with any U.S. federal or non-U.S. Governmental Entity;

(viii) any agreement that, to the Knowledge of Safety, provides for continuing material indemnification obligations of Safety (other than indemnification obligations contained in (x) customer contracts or (y) contracts listed or referred to in Section 4.2(u) of the Safety Disclosure Letter);

(ix) any “take-or-pay” agreements or agreements with “most-favored nations” pricing terms;

(x) any contract, understanding or agreement (whether or not in writing) between Safety, on the one hand, and Parent and its Subsidiaries (other than Safety), on the other hand;

(xi) any guarantees, indemnification obligations, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral relating to the Business of Parent and its Subsidiaries (other than the Business of Safety); or

(xii) any agreement that would have been required to be filed as an exhibit to an annual report on Form 10-K as provided by Item 601 of Regulation S-K promulgated under the Exchange Act, if Safety was subject to the reporting requirement thereof;

Each Safety Contract is a valid and binding agreement of Safety and is in full force and effect, enforceable against Safety, and, to the Knowledge of Safety, the counterparty thereto in accordance with its terms, except to the extent that the failure to be valid and binding and in full force and effect and enforceable, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Safety. Neither Safety nor, to the Knowledge of Safety, any other party thereto is in default or breach under the terms of, or has provided any written notice of any intention to terminate, any such Safety Contract and, to the Knowledge of Safety, no event or circumstance has occurred, or will occur by reason of this Agreement or the consummation of any of the transactions contemplated hereby, that, with or without notice or lapse of time or both, would constitute an event of default thereunder or would give rise to a right of termination, acceleration or material amendment thereof, except to the extent that such default, breach, termination, event or circumstance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Safety. True, correct and complete copies of (i) each Safety Contract (including all material modifications and amendments thereto) and (ii) all form contracts, agreements or instruments used in and material to Safety have been made available to Receiver.

(v) Information Supplied. None of the information supplied or to be supplied by Parent or Safety specifically for inclusion in the Proxy Statement will, at the time of being so supplied contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and Parent and Safety will update such information in a timely manner to the extent that any previously supplied information may, with the passage of time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(w) Affiliate Transactions. Since January 1, 2006, Safety has not engaged in any transaction that would have been required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act and Exchange Act if Safety were subject to the reporting requirements thereof during such period.

(x) Assets and Properties. After giving effect to the actions contemplated by Section 6.9(a), Section 6.9(b) and Section 6.9(e) and the execution and delivery of the Trademark Agreement and the Software Agreement, the assets and properties (including Intellectual Property) owned, leased or licensed by Safety constitute all of the assets and properties (including Intellectual Property) used or held for use by Parent or any of Parent’s Subsidiaries or Affiliates in connection with Parent’s healthcare business division other than (a) assets that, individually or in the aggregate, are not material to such Business and (b) assets identified in Section 4.2(x) of the Safety Disclosure Letter.

(y) Lack of Ownership of Receiver Common Stock. Neither Parent nor any of its Subsidiaries or Affiliates beneficially owns or, since January 1, 2005 has beneficially owned, directly or indirectly, any shares of Receiver

Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Receiver Common Stock (other than, for the avoidance of doubt, any shares of Receiver Common Stock that may be held in any mutual fund offered by a Parent- or Safety-sponsored pension plan). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries or Affiliates is a party with respect to the voting of the capital stock or other equity interest of Receiver or any of Receiver’s Subsidiaries.

(z) Absence of Arrangements with the Surviving Company. Other than the Relationship Agreement, the Trademark Agreement, the Transition Services Agreement and the Software Agreement, as of the Effective Time, there will be no contracts, undertakings, commitments, agreements, obligations or understandings between Parent and its Affiliates, on the one hand, and Receiver or any of its Subsidiaries or their respective Boards of Directors, on the other hand.

(aa) Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Lehman Brothers to the effect that, as of the date of such opinion, the value to be received by Parent in connection with this Merger and the transactions contemplated hereby are fair, from a financial point of view, to Parent, a signed copy of which opinion will be delivered to Receiver solely for informational purposes after receipt thereof by Parent.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by Receiver. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing or except as set forth in Schedule 5.1 of the Receiver Disclosure Letter or as otherwise expressly provided for in this Agreement, Receiver shall, and shall cause each of the Receiver Subsidiaries to, conduct its Business in a commercially reasonable manner consistent with industry practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with industry practice. In addition to and without limiting the generality of the foregoing, except as set forth in Schedule 5.1 of the Receiver Disclosure Letter or as otherwise expressly permitted or required by this Agreement or as required by applicable Law or by a Governmental Entity of competent jurisdiction, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Receiver shall not, and shall not permit any Subsidiary of Receiver to:

(a) adopt or propose any change in the Constituent Documents of Receiver or any of its Subsidiaries;

(b)(i) other than the Extraordinary Dividend, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock except for the declaration and payment of cash dividends or distributions by any direct or indirect wholly-owned Subsidiary of Receiver, (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock except for any transaction by a direct or indirect wholly-owned Subsidiary of Receiver which remains a direct or indirect wholly-owned Subsidiary of Receiver after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of Receiver or any Subsidiary of Receiver, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, other than pursuant to the Receiver Stock Plans and award agreements thereunder or other than for such actions that are only in respect of shares of any direct or indirect wholly-owned Subsidiary of Receiver;

(c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) other than (i) issuances of Receiver Common Stock pursuant to the exercise of options outstanding on the date hereof, issuances of Receiver Common Stock in settlement of restricted stock units outstanding on the date hereof, issuances required by employee stock purchase plans and other equity-based securities outstanding on the date hereof, (ii) issuances by a wholly-owned Subsidiary of Receiver of capital stock to such Subsidiary of Receiver’s parent or another wholly-owned Subsidiary of Receiver, (iii) issuances pursuant to the Convertible Debentures and (iv) in accordance with Schedule 5.1 of the Receiver Disclosure Schedule;

(d) merge or consolidate with any Person (other than Receiver or a wholly-owned Subsidiary of Receiver) or acquire a material amount of the assets or equity of any other Person (other than Receiver or a wholly-owned Subsidiary of Receiver), other than (i) acquisitions disclosed on the Schedule 5.1 of the Receiver Disclosure Letter and (ii) acquisitions the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $10,000,000 for any individual acquisition, or $20,000,000 in the aggregate;

(e) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights (including capital stock of a Subsidiary of Receiver) except (i) pursuant to existing written contracts or commitments, (ii) in an amount not in excess of $10,000,000 in the aggregate, or (iii) pursuant to non-exclusive licensing agreements in the ordinary course of business consistent with past practice;

(f)(i) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) by Receiver or any Subsidiary of Receiver to or in Receiver or any Subsidiary of Receiver or (y) pursuant to any contract or other legal obligation existing at the date of this Agreement or (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except Indebtedness not to exceed $10,000,000 in the aggregate and obtained on customary commercial terms for a valid business purpose, Indebtedness in replacement of existing Indebtedness on customary commercial terms, and guarantees by Receiver of Indebtedness of wholly-owned Subsidiaries of Receiver or guarantees by the Receiver Subsidiaries of Indebtedness of Receiver;

(g) subject to Section 6.10(e), amend or otherwise modify benefits under any Receiver Employee Plan in any material respect, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Receiver Employee Plan as currently in effect on the date hereof in any material respect, fail to make any required contribution to any Receiver Employee Plan in any material respect, merge or transfer any Receiver Employee Plan or the material assets or liabilities of any Receiver Employee Plan, change the sponsor of any Receiver Employee Plan, or terminate or establish any material Receiver Employee Plan, except in each case as reasonably appropriate to reflect changes in applicable Law or GAAP;

(h) grant any increase in the compensation or benefits of directors, officers, employees or consultants of Receiver or any Subsidiary of Receiver other than (i) increases in the compensation of employees (other than executive officers or directors of Receiver) or consultants in the ordinary course of business consistent with past practice, (ii) benefits increases that are not material and that apply to all similarly situated employees or (iii) as required by any Receiver Employee Plan or by Law;

(i) subject to Section 6.10(e), enter into or amend or modify in any material respect any severance, consulting, retention, collective bargaining agreement or employment agreement, plan, program or arrangement, except, in each case, (i) in the ordinary course of business consistent with past practice (except for officers with a yearly base salary in excess of $175,000 or directors of Receiver), (ii) as required by the terms of such agreement, plan, program or arrangement, or (iii) to comply with applicable Law;

(j) hire or terminate the employment or contractual relationship of any officer, employee or consultant of Receiver or any Subsidiary of Receiver, as the case may be, other than hirings or terminations in the ordinary course consistent with past practice;

(k) settle or compromise any Claim or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material Claim other than (i) such settlements and compromises that (A) relate to Taxes (which are the subject of Section 5.1(l)), (B) are in the ordinary course consistent with past practice or (C) do not require payments by Receiver in excess of $1,000,000, net of any insurance proceeds or coverage, and (ii) such consent decrees, injunctions or similar restraints or forms of equitable relief that, individually or in the aggregate, are not material to Receiver and the Receiver Subsidiaries, taken as a whole;

(l)(i) make or rescind any material election relating to Taxes, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Receiver Employee Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes, (v) amend any material Tax Return or (vi) except as required by Law, change in any material respect any of its methods of reporting income or deductions for U.S. federal income Tax purposes from those employed in the preparation of its U.S. federal income Tax returns for the taxable year ending December 31, 2006;

(m) other than in the ordinary course of business consistent with past practice, (i) adversely modify or amend in any material respect or terminate any Receiver Contract or (ii) enter into any successor agreement to an expiring Receiver Contract that changes the terms of the expiring Receiver Contract in a way that is materially adverse to Receiver or any Receiver Subsidiary;

(n) enter into or renew or extend any material agreements or arrangements that limit or otherwise restrict Receiver or any Receiver Subsidiary or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or Receiver or any of their respective Subsidiaries or, in each case, any successors thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to be materially adverse to Parent or Receiver, taken as a whole with their respective Subsidiaries, after giving effect to the Merger;

(o) make or agree to make any capital expenditure or expenditures (which for the avoidance of doubt does not include capitalized software), or enter into any agreements or arrangements providing for payments for capital expenditures, other than capital expenditures set forth in the budget previously provided to Parent or in Schedule 5.1(o) of the Receiver Disclosure Letter or otherwise in an aggregate amount not to exceed $1,000,000 or increase the research and development budget by an amount greater than $10,000,000;

(p) change any method of accounting or accounting principles or practices by Receiver or any Subsidiary of Receiver in any material respect, except for any such change required by a change in GAAP, Law or by a Governmental Entity;

(q) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by covering Receiver or the Receiver Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(r) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Receiver or any Receiver Subsidiary; or

(s) agree or commit to do any of the foregoing.

Section 5.2 Conduct of Business by Safety. From the date of this Agreement until the Effective Time, unless Receiver shall otherwise consent in writing or except as set forth in Section 5.2 of the Safety Disclosure Letter or as otherwise expressly provided for in this Agreement, Safety shall (and Parent shall cause Safety to) conduct its Business in a commercially reasonable manner consistent with industry practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with industry practice. In addition to and without limiting the generality of the foregoing, except as set forth in Section 5.2 of the Safety Disclosure Letter or as otherwise expressly permitted or required by this Agreement or as required by applicable Law or by a Governmental Entity of competent jurisdiction, from the date hereof until the Effective Time, without the prior written consent of Receiver (which consent shall not be unreasonably withheld, conditioned or delayed), Safety shall not (and Parent shall cause Safety to not):

(a) adopt or propose any change in the Constituent Documents of Safety;

(b)(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its equity interests, (ii) split, combine or reclassify any of its equity interests or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, any of its equity interests or (iii) repurchase, redeem or otherwise acquire any of its equity interests, or any rights, warrants or options to acquire any such interests;

(c) issue, sell, grant, pledge or otherwise encumber any of its equity interests or other securities (including any options, warrants or any similar security exercisable for or convertible into such equity interests or similar security);

(d) merge or consolidate with any Person or acquire a material amount of the assets or equity of any other Person, other than (i) acquisitions disclosed in Section 5.2(d) of the Safety Disclosure Letter and (ii) acquisitions the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $10,000,000 for any individual acquisition, or $20,000,000 in the aggregate;

(e) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights except (i) pursuant to existing written contracts or commitments, (ii) in an amount not in excess of $10,000,000 in the aggregate or (iii) pursuant to non-exclusive licensing agreements in the ordinary course of business consistent with past practice;

(f)(i) make any loans, advances or capital contributions to, or investments in, any other Person other than pursuant to any contract or other legal obligation existing at the date of this Agreement or (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except Indebtedness not to exceed $10,000,000 in the aggregate, and obtained on customary commercial terms for a valid business purpose. Indebtedness in replacement of existing Indebtedness on customary commercial terms;

(g) amend or otherwise modify benefits under any Safety Employee Plan in any material respect, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Safety Employee Plan as currently in effect on the date hereof in any material respect, fail to make any required contribution to any Safety Employee Plan in any material respect, merge or transfer any Safety Employee Plan or the material assets or liabilities of any Safety Employee Plan, change the sponsor of any Safety Employee Plan, or terminate or establish any material Safety Employee Plan, except in each case as reasonably appropriate to reflect changes in applicable Law or IFRS, for any changes for which Parent will be solely liable, or as would relate to similarly situated employees of Parent and its Subsidiaries;

(h) grant any increase in the compensation or benefits of directors, officers, managers, employees or consultants of Safety other than (i) increases in the compensation of employees (other than executive officers or directors of Safety) or for consultants in the ordinary course of business consistent with past practice, (ii) benefits increases that are not material and that apply to all similarly situated employees, (iii) as required by any Safety Employee Plan or by Law or (iv) except for any increases for which Parent will be solely liable;

(i) enter into or amend or modify in any material respect any severance, consulting, retention, collective bargaining agreement or employment agreement, plan, program or arrangement of Safety, except, in each case, (i) in the ordinary course of business consistent with past practice (except for officers with a yearly base salary in excess of $175,000 or managers or directors of Safety), (ii) as required by the terms of such agreement, plan, program or arrangement, or (iii) to comply with applicable Law;

(j) hire or terminate the employment or contractual relationship of any officer, employee or consultant of Safety, as the case may be, other than hirings or terminations in the ordinary course consistent with past practice;

(k) settle or compromise any Claim or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material Claim other than (i) such settlements and compromises that (A) relate to Taxes (which are the subject of Section 5.2(l)), (B) are in the ordinary course consistent with past practice or (C) do not require payments by Safety in excess of $1,000,000, net of any insurance proceeds or coverage, and (ii) such consent decrees, injunctions or similar restraints or forms of equitable relief that, individually or in the aggregate, are not material to Safety;

(l)(i) make or rescind any material election relating to Taxes, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Safety Employee Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes, (v) amend any material Tax Return or (vi) except as required by Law, change in any material respect any of its methods of reporting income or deductions for U.S. federal income Tax purposes from those employed in the preparation of its U.S. federal income Tax returns for the taxable year ending May 31, 2007;

(m) other than in the ordinary course of business consistent with past practice, (i) adversely modify or amend in any material respect or terminate any Safety Contract or (ii) enter into any successor agreement to an expiring Safety Contract that changes the terms of the expiring Safety Contract in a way that is materially adverse to Safety;

(n) enter into or renew or extend any material agreements or arrangements that limit or otherwise restrict Safety or any of its respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or Receiver or any of their respective Subsidiaries or, in each case, any successors thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to be materially adverse to Parent or Receiver, taken as a whole with their respective Subsidiaries, after giving effect to the Merger;

(o) make or agree to make any capital expenditure or expenditures (which for the avoidance of doubt does not include capitalized software), or enter into any agreements or arrangements providing for payments for capital expenditures, other than capital expenditures set forth in the budget previously provided to Receiver or in Schedule 5.2(o) of the Safety Disclosure Letter or increase the research and development budget by an amount greater than $10,000,000;

(p) change any method of accounting or accounting principles or practices by Safety in any material respect, except for any such change required by a change in IFRS, Law or by a Governmental Entity;

(q) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by Safety covering Safety or Safety’s properties which is not replaced by a comparable amount of insurance coverage;

(r) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Safety; or

(s) agree or commit to do any of the foregoing.

Section 5.3 Advice of Changes. Subject to applicable Laws relating to the exchange of information, Receiver shall promptly advise Parent, and Parent or Safety shall promptly advise Receiver orally and in writing of any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such advising party.

Section 5.4 Control of Operations.

(a) Nothing contained in this Agreement will give Parent or Safety, directly or indirectly, the right to control or direct Receiver’s operations prior to the Effective Time. Prior to the Effective Time, Receiver will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Safety shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of outside counsel, violate applicable Law.

(b) Nothing contained in this Agreement will give Receiver, directly or indirectly, the right to control or direct Safety’s operations prior to the Effective Time. Prior to the Effective Time, Safety will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Receiver shall be required with respect to any matter set forth in Section 5.2 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of outside counsel, violate applicable Law.

Section 5.5 No Solicitation by Receiver; Recommendation.

(a) Receiver shall not, nor shall it authorize or permit any of the Receiver Subsidiaries to, and Receiver shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal with respect to Receiver, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement relating to a Takeover Proposal with respect to Receiver or (iii) continue or otherwise participate in any discussions or negotiations regarding a Takeover Proposal or furnish to any Person that has made or, to the Knowledge of Receiver, has considered making or is reasonably likely to make a Takeover Proposal with respect to Receiver, any information or data with respect to, or otherwise take any other action to knowingly encourage any proposal that constitutes a Takeover Proposal with respect to Receiver. Notwithstanding the foregoing, prior to the receipt of Receiver Stockholder Approval, Receiver may, in response to a bona fide written Takeover Proposal with respect to Receiver that was not solicited after execution of this Agreement and did not otherwise result from a breach of this Section 5.5(a), and subject to compliance with Section 5.5(b):

(x) furnish information with respect to Receiver and the Receiver Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive in the aggregate than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not contain any provisions that would prevent Receiver from complying with its obligation to provide the required disclosure to Parent pursuant to Section 5.5(b), and provided, further that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and

(y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of Receiver determines in good faith after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove) that (i) the failure to furnish such information or participate in such discussions or negotiations would be inconsistent with its fiduciary duties under applicable Law and (ii) that such Takeover Proposal could reasonably be expected to lead to a Superior Proposal. Receiver shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal with respect to Receiver and will request the prompt return of any confidential information previously furnished to such Persons in connection therewith and (B) use its commercially reasonable efforts promptly to inform its Representatives of the obligations undertaken in this Section 5.5. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.5 by any Representative of Receiver or any of its Subsidiaries, other than a director of Receiver who shall have voted against or abstained from voting in favor of the resolution described in Section 4.1(d)(ii), shall be deemed to be a breach of this Section 5.5 by Receiver.

(b) As promptly as practicable after the receipt by Receiver of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, Receiver shall provide oral and, as promptly as practicable thereafter, written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). Receiver shall keep Parent reasonably informed on a reasonably current basis of the status of any such Takeover Proposal, including any material changes to the terms and conditions thereof, and promptly provide Parent with copies of all written Takeover Proposals with respect to Receiver (and material modifications thereof) and related agreements, draft agreements and material modifications thereof.

(c) Neither the Board of Directors of Receiver nor any committee thereof shall, directly or indirectly, (i) effect a Change in the Receiver Recommendation with respect to Receiver or (ii) approve or cause or permit Receiver to enter into any letter of intent, memorandum of understanding, merger agreement or other similar agreement providing for a Takeover Proposal (an “Acquisition Agreement”) with respect to Receiver. Notwithstanding the foregoing, at any time prior to the Receiver Stockholder Approval, the Board of Directors of Receiver may, in response to a Superior Proposal with respect to Receiver, effect a Change in the Receiver Recommendation or, if, prior to or on the later of forty-five (45) days after the date hereof and the Safety Financial Statement Delivery Date, a Takeover Proposal is determined to be a Superior Proposal, cause Receiver to terminate this Agreement, and if it so chooses, to enter into an Acquisition Agreement concerning such Superior Proposal with respect to Receiver; provided that the Board of Directors of Receiver determines in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and provided, further, that the Board of Directors of Receiver may not effect such a Change in the Receiver Recommendation, termination of this Agreement or entering into an Acquisition Agreement concerning a transaction that constitutes a Superior Proposal with respect to Receiver unless (x) the Board of Directors of Receiver shall have first provided prior written notice to Parent that it is prepared to effect a Change in the Receiver Recommendation in response to a Superior Proposal with respect to Receiver, which notice shall attach the most current version of any written agreement or other document relating to the transaction that constitutes such Superior Proposal and (y) Parent does not make, within three Business Days after the receipt of such notice (or, in the event of a Takeover Proposal with respect to Receiver that has been materially revised or modified, within two Business Days of such modification, if later), a proposal that the Board of Directors of Receiver determines in good faith, after consultation with a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), is at least as favorable to the stockholders of Receiver as such

Superior Proposal. During the three Business Day period prior to its effecting a Change in the Receiver Recommendation, Receiver and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent. Notwithstanding any Change in the Receiver Recommendation Parent shall have the option, exercisable within five Business Days after such Change in the Receiver Recommendation, to cause the Board of Directors of Receiver to submit this Agreement to the shareholders of Receiver for the purpose of approving the Share Issuance; provided, however, that such option shall not be available if immediately prior to exercise thereof Receiver was entitled to terminate this Agreement pursuant to this Section 5.5(c). If Parent exercises such option, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.1(c)(iii) and shall not be entitled to the Receiver Termination Fee under Section 8.3(a)(iv). If Parent fails to exercise such option, Receiver may terminate this Agreement, and if it so chooses, enter into an Acquisition Agreement concerning a transaction that constitutes a Superior Proposal with respect to Receiver.

(d) In addition, and notwithstanding the foregoing, at any time prior to the Receiver Stockholders Meeting, the Receiver Board of Directors may, in connection with an Intervening Event, make a Change in the Receiver Recommendation; provided, however, that the Receiver Board of Directors shall not be entitled to exercise its right to make a Change in the Receiver Recommendation pursuant to this sentence unless Receiver (i) has provided Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (ii) keeps Parent reasonably informed of developments with respect to such Intervening Event and (iii) has provided to Parent at least three Business Days’ prior written notice advising Parent that the Receiver Board of Directors intends to take such action and specifying the reasons therefor in reasonable detail and Parent does not make, within three Business Days after the receipt of such notice, a proposal that results in there no longer being an Intervening Event. During the three Business Day period prior to its effecting a Change in the Receiver Recommendation, Receiver and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding any Change in the Receiver Recommendation, Parent shall have the option, exercisable within five Business Days after such Change in the Receiver Recommendation, to cause the Board of Directors of Receiver to submit this Agreement to the shareholders of Receiver for the purpose of approving the Share Issuance. If Parent exercises such option, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.1(c)(iii) and shall not be entitled to the Receiver Termination Fee under Section 8.3(a)(iv). If Parent fails to exercise such option, Receiver may terminate this Agreement.

(e) Nothing contained in this Section 5.5 shall prohibit Receiver from (i) complying with Rule 14a-9, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any other disclosure to the stockholders of Receiver if, in the case of clause (ii), the Board of Directors of Receiver determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of Receiver under applicable Law, provided, however that neither the Board of Directors of Receiver nor any committee thereof shall, except as expressly permitted by Section 5.5(c) and Section 5.5(d), effect a Change in the Receiver Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal with respect to Receiver.

(f) All information which may be provided by Receiver to Parent under this Section 5.5 shall be deemed to be “Confidential Information” for purposes of the Confidentiality Agreement and Parent shall by bound by the terms of the Confidentiality Agreement with respect thereto.

Section 5.6 No Solicitation by Parent or Safety; Recommendation.

(a) Neither Parent nor Safety shall, and each shall use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal with respect to Safety, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement relating to a Takeover Proposal with respect to Safety or (iii) continue or otherwise participate in any discussions or negotiations regarding a Takeover Proposal or furnish to any Person that has made or, to the Knowledge of Parent, is considering making or is reasonably likely to make a Takeover Proposal with respect to Safety, any information or data with respect to, or otherwise cooperate with or take any other action to knowingly encourage any proposal that constitutes a Takeover Proposal with respect to Safety. Notwithstanding the foregoing, prior to the receipt of Parent Shareholder Approval, Parent and Safety may, in response to a bona fide written Takeover Proposal with respect to Safety that was not solicited after execution of this Agreement and did not otherwise result from a breach of this Section 5.6(a), and subject to compliance with Section 5.6(b):

(x) furnish information with respect to Safety to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive in the aggregate than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not contain any provisions that would prevent Safety from complying with its obligation to provide the required disclosure to Receiver pursuant to Section 5.6(b), and provided further that all such information provided to such Person has previously been provided to Receiver or is provided to Receiver prior to or substantially concurrently with the time it is provided to such Person; and

(y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of Parent or Safety determines in good faith after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove) that (i) the failure to furnish such information or participate in such discussions or negotiations would be inconsistent with its fiduciary and/or statutory duties under applicable Law and (ii) such Takeover Proposal could reasonably be expected to lead to a Superior Proposal with respect to Safety. Safety shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal with respect to Safety and will request the prompt return of any confidential information previously furnished to such Persons in connection therewith and (B) use its commercially reasonable efforts promptly to inform its Representatives of the obligations undertaken in this Section 5.6. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.6 by any Representative of Safety, shall be deemed to be a breach of this Section 5.6 by Safety.

(b) As promptly as practicable after the receipt by Safety of any Takeover Proposal with respect to Safety or any inquiry with respect to, or that could reasonably be expected to lead to, any such Takeover Proposal, and in any case within 24 hours after the receipt thereof, Safety shall provide oral and, as promptly as practicable thereafter, written notice to Receiver of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). Safety shall keep Receiver reasonably informed on a reasonably current basis of the status of any such Takeover Proposal, including any material changes to the terms and conditions thereof, and promptly provide Receiver with copies of written all Takeover Proposals with respect to Safety (and material modifications thereof) and related agreements, draft agreements and material modifications thereof.

(c) Neither the Board of Directors of Parent nor any committee thereof shall, directly or indirectly, (i) effect a Change in the Parent Recommendation with respect to Safety or (ii) approve or cause or permit Safety to enter into any Acquisition Agreement with respect to Safety. Notwithstanding the foregoing, at any time prior to Parent Shareholder Approval, the Board of Directors of Parent may, in response to a Superior Proposal with respect to Safety, effect a Change in the Parent Recommendation or, if, prior to or on the later of forty-five (45) days after the date hereof and the Receiver Financial Statement Delivery Date, a Takeover Proposal is determined to be a Superior Proposal, cause Parent to terminate this Agreement, and if it so chooses, to enter into an Acquisition Agreement concerning such Superior Proposal with respect to Safety; provided that the Board of

Directors of Parent determines in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), that the failure to do so would be inconsistent with its fiduciary duties and/or statutory duties under applicable Law, and provided, further, that the Board of Directors of Parent may not effect such a Change in the Parent Recommendation unless (x) the Board of Directors of Parent shall have first provided prior written notice to Receiver that it is prepared to effect a Change in the Parent Recommendation in response to a Superior Proposal with respect to Safety, which notice shall attach the most current version of any written agreement or other document relating to the transaction that constitutes such Superior Proposal and (y) Receiver does not make, within three Business Days after the receipt of such notice (or, in the event of a Takeover Proposal with respect to Safety that has been materially revised or modified, within two Business Days after the receipt of such notice of such modification, if later), a proposal that the Board of Directors of Parent determines in good faith, after consultation with a financial advisor of internationally recognized reputation (such as Goldman Sachs & Co., Lehman Brothers or JPMorganCazenove), is at least as favorable to the shareholders of Parent as such Superior Proposal. During the three Business Day period prior to its effecting a Change in the Parent Recommendation, Parent and Safety and their respective Representatives shall negotiate in good faith with Receiver and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Receiver. Notwithstanding any Change in the Parent Recommendation Receiver shall have the option, exercisable within five Business Days after such Change in the Parent Recommendation, to cause the Board of Directors of Parent to submit this Agreement to the shareholders of Parent for the purpose of approving this Agreement and the Merger; provided, however, that such option shall not be available if immediately prior to exercise thereof Parent was entitled to terminate this Agreement pursuant to this Section 5.6(c). If Receiver exercises such option, Receiver shall not be entitled to terminate this Agreement pursuant to Section 8.1(d)(iii) and shall not be entitled to the Safety Termination Fee under Section 8.3(c)(iv). If Receiver fails to exercise such option, Parent may terminate this Agreement and if it so chooses, enter into an Acquisition Agreement concerning a transaction that constitutes a Superior Proposal with respect to Safety.

(d) In addition, and notwithstanding the foregoing, at any time prior to the Parent Shareholders Meeting, the Parent Board of Directors may, in connection with an Intervening Event, make a Change in the Parent Recommendation; provided, however, that the Parent Board of Directors shall not be entitled to exercise its right to make a Change in the Parent Recommendation pursuant to this sentence unless Parent (i) has provided Receiver with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (ii) keeps Receiver reasonably informed of developments with respect to such Intervening Event and (iii) has provided to Receiver at least three Business Days’ prior written notice advising Receiver that the Parent Board of Directors intends to take such action and specifying the reasons therefor in reasonable detail and Receiver does not make, within three Business Days after the receipt of such notice a proposal that results in there no longer being an Intervening Event. During the three Business Day period prior to its effecting a Change in the Parent Recommendation, Parent and Safety and their respective Representatives shall negotiate in good faith with Receiver and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Receiver. Notwithstanding any Change in the Parent Recommendation, Receiver shall have the option, exercisable within five Business Days after such Change in the Parent Recommendation, to cause the Board of Directors of Parent to submit this Agreement to the shareholders of Parent for the purpose of approving this Agreement and the Merger. If Receiver exercises such option, Receiver shall not be entitled to terminate this Agreement pursuant to Section 8.1(d)(iii) and shall not be entitled to the Safety Termination Fee under Section 8.3(c)(iv). If Receiver fails to exercise such option, Parent may terminate this Agreement.

(e) Nothing contained in this Section 5.6 shall prohibit Parent from complying with applicable disclosure rules under applicable Law in respect of any Takeover Proposal with respect to Safety or making any disclosure to the shareholders of Parent if the Board of Directors of Parent determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties and/or statutory duties to the shareholders of Parent under applicable Law or a breach of any applicable rule or regulation of any regulatory body to which it is subject, provided, however that neither the Board of Directors of

Parent nor any committee thereof shall, except as expressly permitted by Section 5.6(c) or (d), effect a Change in the Parent Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal with respect to Safety.

(f) All information which may be provided by Parent to Receiver under this Section 5.6 shall be deemed to be “Confidential Information” for purposes of the Confidentiality Agreement and Receiver shall by bound by the terms of the Confidentiality Agreement with respect thereto.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of the Proxy Statement; Receiver Stockholders Meeting.

(a) Receiver shall use its commercially reasonable efforts to prepare and file with the SEC the proxy statement relating to the Receiver Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form as promptly as reasonably practicable following the Safety Financial Statement Delivery Date. Receiver shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto, to prepare and file with the SEC the definitive Proxy Statement (which, subject to Section 6.1(b), shall contain the Receiver Recommendation) as promptly as practicable thereafter and to cause the definitive Proxy Statement to be mailed to Receiver’s stockholders as promptly as reasonably practicable after the filing of the definitive Proxy Statement. Receiver shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between Receiver and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall use its commercially reasonable efforts to cooperate with Receiver and to promptly provide any information or responses to comments or other assistance reasonably requested in connection with the foregoing, including all information in order for Receiver to prepare all necessary pro-forma financial information. If at any time prior to the Receiver Stockholders Meeting there shall occur any event (including discovery of any fact, circumstance or event) that should be set forth in an amendment or supplement to the Proxy Statement, Receiver shall promptly prepare and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Receiver (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall give reasonable consideration to all comments proposed by Parent. Parent shall perform its review and provide its comments to Receiver as promptly as reasonably practicable.

(b) Receiver shall, as promptly as reasonably practicable following the Safety Financial Statement Delivery Date pursuant to Section 6.14 of this Agreement, establish a record date (which will be as promptly as reasonably practicable following such receipt) (in accordance with applicable Law and Receiver’s Constituent Documents) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Receiver Stockholders Meeting”) for the purpose of obtaining the Receiver Stockholder Approval and the Additional Receiver Stockholder Approval and, provided that there has been no change in the Receiver Recommendation, soliciting stockholder approval of the Share Issuance, the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments. Subject to the following sentence, the Board of Directors of Receiver shall recommend approval of the Share Issuance, the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments and the other transactions contemplated thereby by the stockholders of Receiver (the “Receiver Recommendation”). Neither the Board of Directors of Receiver nor any committee thereof shall withdraw, modify or qualify in any manner adverse to Parent (or publicly propose or resolve to withdraw, modify or qualify in any manner adverse to Parent) the Receiver Recommendation or adopt a third party Takeover Proposal with respect to Receiver (or publicly propose to approve, recommend or adopt a third party Takeover

Proposal with respect to Receiver) or fail to make the Receiver Recommendation in the Proxy Statement (collectively, a “Change in the Receiver Recommendation”); provided that the Board of Directors of Receiver may make a Change in the Receiver Recommendation pursuant to and in accordance with Section 5.5. Without limiting the generality of the foregoing, Receiver agrees that its obligations pursuant to this Section 6.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Receiver or any other Person of any Takeover Proposal or by any action taken pursuant to Section 5.5 (including any Change in the Receiver Recommendation) other than termination of this Agreement, and, subject to the following sentence and Section 5.5, Receiver shall remain obligated to call, give notice of, convene and hold the Receiver Stockholders Meeting. Notwithstanding anything to the contrary and for avoidance of doubt, at any time prior to the Receiver Stockholder Approval, Receiver may adjourn or postpone the Receiver Stockholders Meeting following a Change in the Receiver Recommendation, or upon notification to Parent of the occurrence of an Intervening Event or in response to a Takeover Proposal which the Board of Directors of Receiver (or any committee thereof) determines in good faith after consultation with its outside counsel has a reasonable likelihood of leading to a Superior Proposal, and that failure to take such action would be inconsistent with its fiduciary duties under applicable Law or, in any event, if this Agreement is terminated before the Receiver Stockholders Meeting is held. Receiver shall not submit to the vote of its stockholders any Takeover Proposal, or propose to do so, until after the termination of this Agreement.

Section 6.2 Parent Shareholders Meeting. As promptly as reasonably practicable following the date of this Agreement, the Board of Directors of Parent or a duly appointed committee thereof will duly adopt resolutions at meetings duly called and held at which directors of Parent constituting a quorum are present (i) directing that the Merger be submitted for approval to a vote at a general meeting of Parent’s shareholders, (ii) approving the form of the circular to be posted to the shareholders of Parent in connection with the Parent Shareholders Meeting (as defined below), which shall include a notice of general meeting setting out the shareholder resolution(s) approving the entry into by Parent and Safety of the Merger Agreement, the Merger and the other matters contemplated by the Merger Agreement to be proposed to the shareholders of Parent at the Parent Shareholders Meeting and the Parent Recommendation and shall be in compliance with LR13.3.1 of the Listing Rules of the Financial Services Authority (the “Circular”) and (iii) approving the posting of the Circular to the shareholders of Parent. Neither the Board of Directors of Parent nor any committee thereof shall withdraw, modify or qualify in any manner adverse to Receiver (or publicly propose to withdraw, modify or qualify in any manner adverse to Receiver) the Parent Recommendation or approve, recommend or adopt a third party Takeover Proposal with respect to Safety (or publicly propose to approve, recommend or adopt a third party Takeover Proposal with respect to Safety) or fail to make the Parent Recommendation (collectively, a “Change in the Parent Recommendation”); provided that the Board of Directors of Parent may make a Change in the Parent Recommendation pursuant to and in accordance with Section 5.6. Parent shall, as promptly as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a general meeting of its shareholders or any adjournment or postponement thereof (the “Parent Shareholders Meeting”) for the purpose of obtaining the Parent Shareholder Approval. Receiver shall use its commercially reasonable efforts to cooperate with Parent and to promptly provide any information or responses to comments or other assistance reasonably requested by Parent in connection with the foregoing. Parent shall prepare and post the Circular to the shareholders of Parent as promptly as reasonably practicable following the date of this Agreement. Prior to mailing the Circular (or any amendment or supplement thereto) to Parent Shareholders, Parent (i) shall provide Receiver a reasonable opportunity to review such document and (ii) shall give reasonable consideration to all comments proposed by Receiver. If at any time prior to the Parent Shareholder Meeting there shall occur any event (including discovery of any fact, circumstance or event) that should be set forth in an amendment or supplement to the Circular, Parent shall promptly prepare and mail to its shareholders such an amendment or supplement or issue a press release or take other corrective action, in each case to the extent required by applicable Law. Without limiting the generality of the foregoing, Parent agrees that its obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other Person of any Takeover Proposal with respect to Safety or by any action taken pursuant to Section 5.6 (including any Change in the Parent Recommendation) other than termination of this Agreement and, subject to the following sentence, Parent shall remain obligated to call, give notice of, convene and hold the

Parent Shareholders Meeting. Notwithstanding anything to the contrary and for avoidance of doubt, at any time prior to the Parent Shareholder Approval, Parent may adjourn or postpone the Parent Shareholders Meeting following a Change in the Parent Recommendation, or upon notification to Receiver of the occurrence of an Intervening Event or in response to a Takeover Proposal which the Board of Directors of Parent (or any committee thereof) determines in good faith after consultation with its outside counsel has a reasonable likelihood of leading to a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary and/or statutory duties under applicable Law or, in any event, if this Agreement is terminated before the Parent Shareholders Meeting is held. Parent shall not submit to the vote of its shareholders any Takeover Proposal with respect to Safety, or propose to do so, until after the termination of this Agreement.

Section 6.3 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Receiver shall, and shall cause each of its Subsidiaries to, afford to Parent, its Subsidiaries and Affiliates and to their respective Representatives, reasonable access at reasonable times and during normal business hours during the period prior to the Effective Time or the termination of this Agreement in a manner that does not unreasonably disrupt or interfere with the Business of Receiver, to all their respective properties, assets, books, contracts, commitments, personnel and records, and, during such period, Receiver shall, and shall cause each of its Subsidiaries to, make available to Parent (i) access to each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any Regulatory Law and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, provided that Receiver shall not be required to provide access to or disclose information where such access or disclosure would in the reasonable good faith judgment of Receiver (w) result in invasive testing of any of Receiver’s or its Subsidiaries’ real property, (x) jeopardize attorney-client privilege, (y) cause competitive harm to Receiver or its Affiliates if the transactions contemplated by this Agreement are not consummated or (z) contravene any Law or any agreement with any third party. All requests for such access shall be made exclusively to the Representatives of Receiver as Receiver shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Parent nor any of Parent’s Representatives shall contact any of the employees, customers or suppliers of Receiver, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such Representatives of Receiver as Receiver may designate. Any information that is obtained pursuant to this Section 6.3(a) or any other provision of this Agreement shall be subject to the applicable provisions of the Confidentiality Agreement.

(b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Safety shall afford to Receiver, its Subsidiaries and Affiliates and to their respective Representatives, reasonable access at reasonable times and during normal business hours during the period prior to the Effective Time or the termination of this Agreement in a manner that does not unreasonably disrupt or interfere with the Business of Safety to all of its properties, assets, books, contracts, commitments, personnel and records, and, during such period, Safety shall make available to Receiver (i) access to each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any Regulatory Law and (ii) all other information concerning its business, properties and personnel as Receiver may reasonably request, provided that Safety shall not be required to provide access to or disclose information where such access or disclosure would in the reasonable good faith judgment of Safety, (w) result in invasive testing of any of Safety’s real property (x) jeopardize attorney-client privilege, (y) cause competitive harm to Parent or Safety or their Affiliates if the transactions contemplated by this Agreement are not consummated or (z) contravene any Law or agreement with any third party. All requests for such access shall be made exclusively to the representatives of Safety as Safety shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Receiver nor any of Receiver’s Representatives shall contact any of the employees, customers or suppliers of Safety, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such Representatives of Safety as Safety may designate. Any information that is obtained pursuant to this Section 6.3(b) or any other provision of this Agreement shall be subject to the applicable provisions of the Confidentiality Agreement.

Section 6.4 Transition Planning. Subject to applicable Laws relating to the exchange of information, each of the parties agrees to use its commercially reasonable effort to, and shall cause each of its respective Subsidiaries to, reasonably cooperate to obtain an orderly transition and integration process in connection with the Merger in order to minimize the disruption to, and preserve the value of, the Business of Receiver and its Subsidiaries during the period from and after the Effective Time.

Section 6.5 Efforts; Notification.

(a) Subject to the terms and conditions set forth in this Agreement (including provisions relating to the fiduciary and/or statutory duties of the directors of the parties), each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions that are necessary, proper or advisable under applicable Laws, to consummate and make effective the Merger and the other transactions contemplated hereby, including using its commercially reasonable efforts to accomplish the following as promptly as reasonably practicable following the date of this Agreement: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approvals or waivers from any Governmental Entity, (iii) the obtaining of all material consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, Receiver, Parent and their respective Boards of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use its commercially reasonable efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

(b) In furtherance and not in limitation of the foregoing, each party agrees (i) to make required filings with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice and in any applicable foreign jurisdiction with the appropriate Governmental Entity, the notification and report form required under the HSR Act or the antitrust and competition laws of any such foreign jurisdiction, with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the antitrust and competition laws of any such foreign jurisdiction, and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the antitrust and competition laws of any such foreign jurisdiction and (ii) to cooperate with the other parties to this Agreement in making such filings and other filings and disclosures in respect of the Merger and the other transactions contemplated by this Agreement as may be necessary or advisable.

(c) Notwithstanding the foregoing, if any objections are asserted with respect to the Merger or any other transaction contemplated hereby under any Regulatory Law, or if any suit is threatened to be instituted, by any Governmental Entity challenging the Merger or any other transaction contemplated hereby or brought otherwise by any Governmental Entity under any Regulatory Law that would prohibit or materially impair or materially delay the consummation of the Merger or any other transaction contemplated hereby, each of Parent, Safety and Receiver agrees to take actions that may be commercially reasonably necessary to resolve any objections as may be asserted by any Governmental Entity under such Regulatory Law with respect to the Merger.

(d) Upon the Knowledge of Receiver, Receiver shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.2(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(e) Upon the Knowledge of Parent or Safety, Parent shall give prompt notice to Receiver of any representation or warranty made by it or Safety contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.3(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(f) Each of Receiver, Safety and Parent shall, in connection with the efforts referenced in Section 6.5(a) to obtain the approvals and authorizations (the “Requisite Approvals”) for the transactions contemplated by this Agreement under the HSR Act and any other Regulatory Law, use its commercially reasonable efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and to promptly inform the other party of any communication received by such party from, or given by, such party. In connection with the foregoing, each party will (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and, unless the disclosure is of commercially sensitive, confidential or proprietary information of Parent or Receiver, or its respective Affiliates and subject to any Regulatory Law, provide the other party with a copy of any such written communication (or summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Entity (other than telephone calls initiated by the Governmental Entity without advance notice) in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate. Each of Parent and Receiver will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to any applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the Requisite Approvals. In exercising the foregoing right, each of Parent and Receiver will act reasonably and promptly. Each of Parent and Receiver agrees that it will consult with the other party with respect to obtaining all Requisite Approvals and each will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended and the rules and regulations thereunder, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in any particular industry or otherwise through merger or acquisition.

Section 6.6 Transition Services Agreement. Parent and Receiver shall use commercially reasonable efforts to negotiate and enter into a mutually acceptable transition services agreement (the “Transition Services Agreement”) at or prior to the Closing, which shall cover the services set forth on Exhibit E and be on terms no less favorable to Receiver than could be obtained from a third-Person.

Section 6.7 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former directors or officers of Receiver and its Subsidiaries and Safety in each case as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) and any indemnification agreements (x) of Receiver set forth in Schedule 6.7(a) of the Receiver Disclosure Letter or disclosed in the Receiver SEC Documents or (y) of Safety set forth in Section 6.7(a) of the Safety Disclosure Letter shall survive the Effective Time and shall continue in full force and effect in accordance with their terms from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

(b) For six years after the Effective Time, Receiver shall maintain in effect Receiver’s current directors’ and officers’ liability insurance covering each Person currently covered by Receiver’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided that Receiver may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 6.7(b); provided, however, that in no event shall Receiver be required to pay aggregate annual premiums for insurance under this Section 6.7(b) in excess of $870,000 (the “Receiver Maximum Premium”), which Receiver represents and warrants is equal to 300% of the annual premiums paid as of the date hereof by Receiver for such insurance; provided that, if such premium exceeds the Receiver Maximum Premium, Receiver shall nevertheless be obligated to provide the most advantageous coverage as may be obtained for such Receiver Maximum Premium.

(c) Receiver shall obtain and maintain for six years after the Effective Time directors’ and officers’ liability insurance covering each Person currently a director or officer of Safety for acts or omissions of such Persons occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of the current policy for such Persons as in effect on the date of this Agreement; provided, that in no event shall Receiver be required to pay aggregate annual premiums for insurance under this Section 6.7(c) in excess of $870,000 (the “Safety Maximum Premium”); provided that, if such premium exceeds the Safety Maximum Premium, Receiver shall nevertheless be obligated to provide the most advantageous coverage as may be obtained for such Safety Maximum Premium. Notwithstanding the foregoing, Receiver may obtain a six-year “tail” policy, with coverage and terms as set forth in the immediately prior sentence in full satisfaction of its obligations under this Section 6.7(c).

(d) If Receiver or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Receiver shall assume the obligations of Receiver set forth in this Section 6.7. The rights of each indemnified party hereunder shall be in addition to any other rights such indemnified party may have under the Receiver or Safety Constituent Documents, any applicable Law, agreement or otherwise.

(e) Receiver shall pay all reasonable expenses, including reasonable attorney’s fees, incurred by any indemnified party in connection with successfully enforcing the indemnity and other obligations provided in this Section 6.7.

(f) The provisions of this Section 6.7 shall survive the consummation of the Merger and (if the Effective Time occurs) are expressly intended to benefit each of the indemnified parties, their heirs and Representatives.

Section 6.8 Fees and Expenses. Except as set forth in Section 8.3, all fees and expenses incurred by Receiver in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by Receiver, whether or not the Merger is consummated. Except as set forth in Section 8.3, all fees and expenses incurred by Parent or Safety in connection with this Agreement, the Merger and other transactions contemplated hereby shall be paid by Parent, whether or not the Merger is consummated; provided, however, that, upon consummation of the Merger and the other transactions contemplated hereby, the Surviving Company shall, as directed by Safety prior to the Effective Time, pay up to $5,000,000 of the fees and expenses of Parent and Safety (except fees and expenses incurred by Parent in connection with any financing of the transactions contemplated hereby, all of which shall be paid by Parent) incurred in connection with the Merger.

Section 6.9 Termination of Intercompany Accounts; Intercompany Agreements; Further Assurances.

(a) Prior to the Closing, Parent shall release, cancel, terminate or otherwise settle all intercompany accounts among Parent and its Subsidiaries (other than Safety and its Subsidiaries), on the one hand, and Safety, on the other hand. Parent shall take all necessary action to ensure that Safety and its Subsidiaries have no Indebtedness as of the Effective Time.

(b) All rights and obligations of Parent and its Subsidiaries, on the one hand, and of Safety, on the other hand, under any agreements or other binding arrangements (other than the Relationship Agreement, the Trademark Agreement, the Software Agreement (if entered into) and the Transition Services Agreement (if entered into) (the “Intercompany Agreements”) shall terminate or otherwise be released as of the Effective Time. Following the Effective Time, the Surviving Company and its Subsidiaries shall have no obligation or liability to Parent or its Subsidiaries with respect to the Intercompany Agreements.

(c) With respect to any obligations of Safety under any guarantees, indemnification obligations, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Safety relating to the Business of Parent and its Subsidiaries (other than the Business of Safety) (collectively, the “Safety Guarantees”), Parent shall use commercially reasonable efforts to cause Safety to be fully released effective as promptly as practicable after the Effective Time, in respect of all obligations of Safety under any such Safety Guarantees. If Parent is unable to effect such a substitution and release with respect to any Safety Guarantee, Parent shall indemnify Receiver and its Subsidiaries against any and all losses and expenses arising from such Safety Guarantee.

(d) With respect to any obligations of Parent under any guarantees, indemnification obligations, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Parent relating solely to the Business of Safety and set forth in Section 6.9(d) of the Safety Disclosure Letter (collectively, the “Parent Guarantees”), Safety and Receiver shall use commercially reasonable efforts to cause Parent to be fully released effective as promptly as practicable after the Effective Time, in respect of all obligations of Parent under any such Parent Guarantees. If Safety is unable to effect such a substitution and release with respect to any Parent Guarantee, Receiver shall indemnify Parent and its Subsidiaries against any and all losses and expenses arising from such Parent Guarantee.

(e) With respect to any liability or obligation under the contracts and agreements listed in Section 6.9(e) of the Safety Disclosure Letter, Parent shall indemnify, defend and hold harmless Receiver and its Subsidiaries (including the Surviving Company) against any and all losses (including punitive, special, consequential and opportunity cost damages of any kind and the loss of anticipated or future business or profits) and expenses relating to, in connection with or arising under such contracts and agreements and agrees to pay and discharge any losses and expenses thereunder and, to the extent Receiver or its Subsidiaries (including the Surviving Company) makes any payment thereunder, to reimburse Receiver for any such payments; provided, that such indemnification obligation claims shall be subject to the limitation set forth in Section 6.9(e) of the Safety Disclosure Letter.

(f) On and after the Effective Time, at the request of Receiver, Parent shall use commercially reasonable efforts to transfer to the Surviving Company or its Subsidiaries any assets, properties or rights relating primarily to the Business of Safety that have not previously been so transferred.

Section 6.10 Benefits Matters.

(a) Until the 12-month anniversary of the Effective Time (the “Continuation Period”), Receiver shall provide, or cause to be provided to, Receiver Employees and Safety Employees (the “Affected Employees”) total compensation and employee benefits that are substantially comparable in the aggregate to those currently provided by Receiver or Safety (or their respective Subsidiaries), as applicable, to such employees pursuant to the Receiver Employee Plans or the Safety Employee Plans, as applicable, it being understood that the particular elements of compensation and benefits provided after the Effective Time may be different from the particular elements of compensation and benefits provided before the Effective Time.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any employee benefit plans, programs or arrangements of Receiver or the Surviving Company or their respective Subsidiaries that provide benefits to the Affected Employees (the “New Plans”) and any employee benefit plan, program or arrangement of Parent in which any Affected Employee participates, each Affected Employee shall be credited with his or her years of service with, as applicable, Receiver or Safety (and their respective Subsidiaries and predecessors) before the Effective Time, to the same extent as such Receiver or Safety employee was entitled, before the Effective Time, to credit for service under any similar employee benefit plan of Receiver, the Surviving Company, Parent or any of their respective Subsidiaries, as applicable, in which such employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or retiree medical benefit plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Affected Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, except to the extent such employee would not have been eligible to participate under comparable plans of Receiver or Safety (or their respective Subsidiaries), as applicable, immediately prior to the Effective Time and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Affected Employee, Receiver or the Surviving Company shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent that such conditions would be waived under the comparable plans of Receiver and its Subsidiaries or Safety and its Subsidiaries, as applicable, in which such employee participated immediately prior to the Effective Time and Receiver or the Surviving Company shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Receiver Employee Plans or Safety Employee Plans, as applicable, in which such Affected Employee participated immediately before the consummation of the Merger to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan but only to the extent such expenses were incurred before the date such employees participation in the corresponding New Plan is effective. For the avoidance of doubt, to the extent any Affected Employee participates, or is eligible to participate in, the same employee benefit plan, program or arrangement before and after the Effective Time, this paragraph shall not affect such Affected Employee.

(c) For purposes of determining the number of vacation days to which each Affected Employee shall be entitled, Receiver shall honor or shall cause to be honored all vacation days earned but not yet taken by such Affected Employee under the vacation program of Safety or Receiver, as applicable, covering such Affected Employee immediately prior to the Effective Time; provided, that nothing herein shall prohibit or restrict Receiver from implementing or applying a “use it or lose it” or similar vacation policy with respect to any and all Affected Employees after the Effective Time as long as all such Affected Employees are given a reasonable opportunity following the Effective Time in which to use any vacation that they have earned as of the Effective Time.

(d) From and after the Closing Date, Receiver shall honor, pay, perform and satisfy or shall cause to be honored, paid, performed and satisfied any and all of Safety’s liabilities, obligations and responsibilities to, or in respect of, each Safety Employee arising under the terms of any Safety Employee Plan, in accordance with the terms of such Safety Employee Plan; provided, that with respect to any Safety Employee Plan that is not maintained by Safety, Receiver shall only honor or cause to be honored Safety’s liabilities, obligations and responsibilities to the extent such liabilities, obligations and responsibilities are administrative in nature and non-material (it being understood that all other liabilities, obligations and responsibilities related to such plans shall be addressed in the Transition Services Agreement). Nothing herein shall be deemed to be a guarantee of employment for any employee of Safety, Receiver or their respective Subsidiaries, or to restrict the right of the Receiver, Safety, or their respective Subsidiaries, to terminate or cause to be terminated any employee at any time for any or no reason with or without notice. Notwithstanding the foregoing provisions of this Section 6.10, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Receiver Employee Plan, Safety Employee Plan or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement or (ii) shall limit the right of Receiver or any of its Subsidiaries to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any Receiver Employee Plan, Safety Employee Plan or any other employment benefit plan, program or arrangement following the Closing Date in accordance with its terms. Parent, Receiver and Safety acknowledge and agree that all provisions contained in this Section 6.10 with respect to Affected Employees are included for the sole benefit of Parent, Receiver and Safety, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof), of Safety, Receiver or their respective Affiliates or (ii) to continued employment with Parent, Receiver, or any of their respective Affiliates or continued participation in any employee benefit plan, program or arrangement.

(e) Effective prior to the Record Date, Receiver shall take all actions reasonably necessary to allow for the exercise of outstanding stock options under the Receiver Stock Plans and the payment of withholding taxes through the withholding of shares of Receiver Common Stock in connection with stock options under such Plans. Receiver shall use commercially reasonable efforts to notify all holders of the opportunity for such exercise and to participate in the Extraordinary Dividend. To the extent an option is not exercised prior to the record date, Receiver shall take appropriate action to adjust such options to take into account the Extraordinary Dividend pursuant to the terms of the Receiver Stock Plans and in compliance with Section 409A of the Code and Treasury Regulation §1.409A-1(b)(5)(v). Receiver shall take all action necessary to accelerate and settle all restricted stock units outstanding prior to the date hereof under the Receiver Stock Plans effective as of the Record Date.

(f) Effective as of the Closing Date, Parent shall cause one of its U.S. Subsidiaries other than Safety to establish a deferred compensation plan (the “Transferee Deferred Compensation Plan”). Effective as of the Closing Date, (i) the Transferee Deferred Compensation Plan shall assume and be solely responsible for all liabilities for or relating to participants who are not current or former employees of Safety or any of its Subsidiaries (“Non-Safety Participants”) under the Safety Executive Deferred Compensation Plan, (ii) Safety shall cause the accounts (including any unvested amounts) of the Non-Safety Participants under the Safety Executive Deferred Compensation Plan as of such date to be transferred to the Transferee Deferred Compensation Plan, and (iii) Parent shall cause such transferred accounts and assets to be accepted by such plan. Notwithstanding anything in the Safety Executive Deferred Compensation Plan to the contrary, (i) no distribution of account balances shall be made to any participant under the Safety Executive Deferred Compensation Plan or the Transferee Deferred Compensation Plan as a result of the Closing, and (ii) both the Surviving Company and Parent shall cause there to be a continuation of earnings on participants’ accounts under the Safety Executive Deferred Compensation Plan and the Transferee Deferred Compensation Plan, as applicable, substantially identical to Section 5.1 of the Safety Executive Deferred Compensation Plan, and shall provide all applicable representations and warranties, and there shall be a continuation of the distribution elections under each of the corresponding Plans in each case as required under Section VI of the Safety Executive Deferred Compensation Plan.

Section 6.11 Tax Matters.

(a) Federal and Consolidated Income Tax Liabilities. Parent shall be responsible for and shall pay or cause to be paid when due, and shall indemnify and hold harmless, on an after-tax basis, Receiver and its Subsidiaries (including, after the Effective Time, the Surviving Company) from and against (i) all Federal and Consolidated Income Tax Liabilities, (ii) all Taxes imposed on Safety as a result of the distribution by Safety of the assets described in item (1) of Schedule 5.2(e) of the Safety Disclosure Letter, (iii) all Taxes imposed on Safety to the extent such Taxes would not have been imposed but for the transactions effected pursuant to Section 2.8(i) and (iv) all Taxes imposed on or in connection with the transactions effected pursuant to this Agreement to the extent such Taxes would not have been imposed but for the transactions effected pursuant to Section 2.8(i) (provided that, for the avoidance of doubt, any effect on the basis that Receiver may have in the limited liability company interests in Safety at any time for purposes of any Tax shall not give rise to indemnification hereunder) including in all cases any out-of-pocket expenses incurred in connection therewith. Notwithstanding the foregoing, Parent shall not be responsible for or pay or cause to be paid or indemnify or hold harmless Receiver and its

Subsidiaries (including, after the Effective Time, the Surviving Company) from and against (and Receiver shall be responsible for and pay or cause to be paid and indemnify and hold harmless Parent and its Subsidiaries, on an after-tax basis, from and against any Taxes, including any out-of-pocket expenses incurred in connection therewith, resulting from the Surviving Company undertaking activity on the Closing Date after the Effective Time outside the ordinary course of business in the same manner heretofore conducted excluding, in all cases, any transactions contemplated by this Agreement.

(b) Tax Liabilities Other than Federal and Consolidated Income Tax Liabilities. After the Effective Time, Receiver shall be responsible for, and shall pay or cause to be paid when due, and shall indemnify and hold harmless, on an after-tax basis, Parent and its other Subsidiaries from and against, all Taxes imposed on Safety or the Surviving Company, including any out-of-pocket expenses incurred in connection therewith, excluding Tax liabilities for which Parent is responsible under Section 6.11(a). For the avoidance of doubt, references to Parent and its Subsidiaries in this Section 6.11(b) shall not include Parent and its Subsidiaries in their capacities as direct or indirect owners of Receiver Common Stock on or after the Effective Time.

(c) Indemnity Payments. If Parent or Receiver (each a “party” for the purposes of this Section 6.11(c)), as the case may be, or their respective Subsidiaries, incurs any liability for Taxes or expenses that are the responsibility of the indemnifying party in accordance with the terms of this Section 6.11, within a reasonable time prior thereto, or if no notice can be given prior thereto, within a reasonable time thereafter, the indemnified party shall give written notice to the indemnifying party of the Taxes or expenses so payable and the amount which is the liability of the indemnifying party, although failure to do so will not relieve the indemnifying party of its liability hereunder except to the extent the indemnifying party is actually prejudiced. The indemnifying party shall pay such amount on the later to occur of (i) the date payment is made of the Taxes or expenses and (ii) five Business Days after receipt of written notice thereof.

(d) Tax Sharing Agreements. On or prior to the Effective Time, Parent shall cause to be terminated all tax sharing agreements between Safety on the one hand and Parent (or any of Parent’s Subsidiaries other than Safety) on the other hand.

(e) Tax Returns, Elections, etc.

(i) Safety shall join, to the extent permitted by Law for all Pre-Closing Periods, in (A) the consolidated U.S. federal income Tax Returns for the affiliated group of which DGP is the common parent and (B) each other Consolidated or Combined Return and each Tax Return of a Safety Group. To the extent not previously filed, Parent shall cause to be filed (i) all Tax Returns set forth in the immediately preceding sentence and (ii) all other Tax Returns that are required to be filed by or with respect to Safety on or before the Closing Date. With respect to items of Safety, all Tax Returns described in the immediately preceding sentence shall, to the extent permitted by applicable Law, be prepared on a basis consistent with the last previous such Tax Returns filed on or before the date hereof in respect of Safety to the extent the failure to do so could reasonably be expected to materially increase Taxes for which Receiver is responsible under Section 6.11(b).

(ii) Receiver shall file, or cause to be filed, all Tax Returns (other than Consolidated or Combined Returns or any Tax Return of a Safety Group) relating to the business or assets of Safety, the Surviving Company, Receiver and their Subsidiaries required to be filed after the Closing Date.

(iii) If Parent delivers a Non-Election Notice pursuant to Section 2.8, so long as the accompanying IRS Form 8832 was completed by Parent in a manner reasonably satisfactory to Receiver, Receiver shall promptly sign such Form and deliver it to Parent by overnight delivery service at the address designated by Parent in the Non-Election Notice, and by such delivery Receiver and Merger Sub authorize Parent to submit such Form to the IRS. Receiver shall cooperate in good faith with Parent to effect the election described in the Non-Election Notice; provided, that Receiver shall have no responsibility for the preparation, correctness or filing of any forms or other documentation required to effect the election, or the effectiveness of the election, described in the Non-Election Notice, except for the execution and delivery of forms pursuant to the preceding sentence. If the IRS Form accompanying the Non-Election Notice was completed in a manner that is not reasonably satisfactory to Receiver, Receiver shall promptly notify Parent. Provided Receiver shall have delivered an executed IRS Form 8832 to Parent as contemplated by this Section 6.11(e)(iii), Parent shall timely file such election. Receiver represents and warrants that as of the date of this Agreement neither Receiver nor Merger Sub has made an election with respect to the classification of Merger Sub for U.S. federal income tax purposes, and, unless Parent delivers a Non-Election Notice, Receiver shall not make, and shall cause Merger Sub not to make, an election to treat Merger Sub as an association taxable as a corporation for U.S. federal income tax purposes.

(iv) Parent represents and warrants that Safety is properly treated for U.S. federal income tax purposes as an association taxable as a corporation, and neither Parent, Safety nor any Affiliate thereof shall make an election inconsistent with such treatment.

(f) Tax Audits, Assistance and Cooperation.

(i) Parent or Receiver, as the case may be, shall notify the other party within twenty (20) days upon receipt by such party or any of its Subsidiaries of notice of any pending or threatened Tax audits, examinations, notices of deficiency or other adjustments, assessments or redeterminations (“Tax Matters”) that could reasonably be expected to increase Taxes for which such other party may be responsible under this Section 6.11, although failure to do so will not relieve the indemnifying party of its liability hereunder except to the extent the indemnifying party is actually prejudiced by such failure.

(ii) Parent shall have the sole right to control, contest, resolve and defend against any Tax Matters relating to Taxes for which Parent is responsible under Section 6.11(a) and to employ counsel of its own choice at its own expense; provided, however, that with respect to any Tax Matter that could reasonably be expected to materially increase Taxes for which Receiver is responsible under Section 6.11(b), (A) Parent shall keep Receiver reasonably informed with respect to the commencement, status and nature of any such Tax Matter, notify Receiver of significant developments with respect to such Tax Matter and consult with Receiver with respect to such Tax Matter, and (B) neither Parent nor any Subsidiary of Parent shall enter into any settlement of, or otherwise compromise, any such Tax Matter to the extent that any such settlement or compromise could reasonably be expected to materially increase Taxes for which Receiver is responsible under Section 6.11(b) without Receiver’s prior written consent, which consent shall not be unreasonably withheld or delayed. If the parties disagree as to the settlement or compromise of any such Tax Matter, such disagreement shall be resolved pursuant to Section 6.11(h).

(iii) Receiver shall have the sole right to control all Tax Matters not controlled by Parent pursuant to Section 6.11(f)(ii) and to employ counsel of its choice at its own expense.

(iv) Subject to Section 6.11(g), nothing herein shall be construed to impose on Receiver any obligation to defend Safety in any Tax audit or administrative or court proceeding.

(g) Assistance and Cooperation. After the Effective Time, each of Parent, Receiver and the Surviving Company shall (and shall cause its respective Subsidiaries to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and/or filing in accordance with Section 6.11(e);

(ii) maintain and make available to the other party, at such other party’s reasonable request, copies of any and all information, books and records necessary to prepare and/or file any Tax Return or to respond to accountants performing financial statement audits and any Taxing Authorities, for the full period of the applicable statute of limitations, including any extensions thereof, with respect to the relevant Taxes;

(iii) promptly furnish the other party with copies of all correspondence received from any Taxing Authority in connection with any Tax Matter or information request with respect to any Taxes for which the other party may have a liability under this Section 6.11; and

(iv) timely provide to the other party powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 6.11(g).

(h) Disputes. If the parties disagree as to the calculation of any amount relating to Taxes governed by this Section 6.11, the parties shall promptly consult with each other and endeavor in good faith, for a period of 30 days, to resolve any such disagreements (each disagreement not so resolved, a “Tax Dispute”). Thereafter, either party may submit the resolution of any Tax Disputes to a mutually agreed upon internationally recognized accounting firm (the “Accounting Arbitrator”) to resolve the dispute. The Accounting Arbitrator shall be instructed to resolve the Tax Disputes and such resolution shall be made in accordance with this Agreement, and shall be final, binding and conclusive on the parties on the date of delivery of such resolution. Any expenses relating to the engagement of the Accounting Arbitrator shall be shared equally by the parties.

(i) Refunds and Tax Credits. (i) Parent shall be entitled to retain, or Parent shall be entitled to receive immediate payment from Receiver of, any refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any net Tax cost arising out of such receipt and payment) from the applicable Taxing Authorities, relating to Safety or the Surviving Company that are the responsibility of Parent under Section 6.11(a) (including any such refund or credit attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to the Surviving Company or its Subsidiaries) and (ii) Receiver shall be entitled to retain, or shall be entitled to receive immediate payment from Parent of, any other refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any net Tax cost arising out of such receipt and payment) from the applicable Taxing Authorities, relating to Safety or the Surviving Company. Parent and Receiver shall cooperate, and shall cause their respective Subsidiaries to cooperate, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 6.11(i). The party that is to enjoy the economic benefit of a refund under this Section 6.11(i) shall bear the reasonable out-of-pocket expenses of the other party incurred in seeking such refund. Any dispute regarding a party’s entitlement to a payment in respect of a refund shall be resolved pursuant to the Tax Dispute resolution mechanism in Section 6.11(h).

(j) Carrybacks. To the extent permitted by Law, Receiver and the Surviving Company shall elect to use currently or carry forward any net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes arising in a period beginning after the Effective Time, rather than carry any such items back to a consolidated, combined or unitary Tax Return of Parent or any Subsidiary of Parent for any Pre-Closing Period.

(k) Transfer Taxes. Subject to Section 6.11(a), but otherwise notwithstanding any provision of this Agreement to the contrary, if the Closing occurs, all Transfer Taxes shall be borne by the Surviving Company. Receiver shall file, or shall cause to be filed, to the extent permitted by applicable law, all Tax Returns, as may be required to comply with the provisions of any applicable Laws relating to Transfer Taxes. Parent shall cooperate with Receiver in connection with all such filings and shall cause to be filed any Tax Returns relating to transfer Taxes that Receiver is not permitted to file.

(l) Tax Opinion. Parent, on the one hand, and Receiver, on the other hand, shall cooperate with each other in obtaining, and shall use their respective commercially reasonable efforts to obtain, a written opinion of their respective tax counsel, Debevoise & Plimpton LLP in the case of Parent (“Parent Tax Counsel”), and Sidley Austin LLP in the case of Receiver (“Receiver Tax Counsel”), in form and substance reasonably satisfactory to Parent and Receiver, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization under Section 368(a) of the Code. Each of Parent and Receiver shall deliver to Parent Tax Counsel and Receiver Tax Counsel for purposes of the Merger Tax Opinions customary representations and covenants, including those contained in certificates of Parent and Receiver, reasonably satisfactory in form and substance to Parent Tax Counsel and Receiver Tax Counsel. Each of Parent, Safety and Receiver agrees to use its commercially reasonable efforts to cause the Merger to be treated as a reorganization under Section 368(a) of the Code. The agreements of the parties in this Section 6.11(l) are subject to clause (ii) of Section 2.8.

(m) Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section 9.1 of this Agreement, the obligations of the parties set forth in this Section 6.11 shall remain in effect without limitation as to time.

Section 6.12 Public Announcements. The initial press release issued by Parent, Safety and Receiver concerning this Agreement, the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter Parent, Safety and Receiver shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be agreed by the other parties or as such party may determine is required by applicable Law, court process or rule or regulation of any stock exchange or regulatory body.

Section 6.13 Stockholder Litigation. Receiver agrees that it shall not settle or offer to settle any litigation commenced after the date hereof against Receiver or any of its directors or executive officers by any stockholder of Receiver relating to this Agreement, the Merger or any other transaction contemplated hereby without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned).

Section 6.14 Financial Statements.

(a) As promptly as practicable following the date of this Agreement, but in no event later than nine weeks thereafter, Parent and Safety shall deliver to Receiver audited financial statements of Safety and its Subsidiaries for the years ended May 31, 2005, 2006 and 2007 (containing combined balance sheets of Safety and its Subsidiaries as of May 31, 2005, 2006 and 2007 and combined statements of operations and cash flows of Safety and its Subsidiaries for the years ended May 31, 2005, 2006 and 2007), prepared in accordance with GAAP, together with all related notes and schedules thereto, accompanied by an audit report of PWC without qualification or exception (the “Safety Audited Financial Statements”). Receiver’s obligations’ under Section 6.1(a) and 6.1(b) shall be extended to account for the delivery of the Safety Audited Financial Statements. Parent and Safety shall also use commercially reasonable efforts to deliver, as promptly as practicable but in no event later than July 31, 2008, to Receiver audited financial statements of Safety and its Subsidiaries for the year ended May 31, 2008 (containing combined balance sheets of Safety and its Subsidiaries as of May 31, 2006, 2007 and 2008 and statements of operations and cash flows of Safety and its Subsidiaries for the years then ended), prepared in accordance with GAAP, together with all related notes and schedules thereto, accompanied by an audit report of PWC without qualification or exception (the “Safety 2008 Audited Financial Statements”). The “Safety Audited Financial Statements” shall include the Safety 2008 Audited Financial Statements for all purposes of this Agreement, it being understood that, for purposes of Section 5.5(c), the delivery of the Safety 2008 Audited Financial Statements shall not affect the determination of the Safety Financial Statement Delivery Date, unless at the time the Safety Audited Financial Statements (other than the Safety 2008 Audited Financial Statements) were delivered to Receiver, such Safety Audited Financial Statements were stale for purposes of filing the preliminary Proxy Statement.

(b) Parent and Safety shall deliver to Receiver when available, for the three month period ending on February 29, 2008 and each three month period thereafter (each, an “Interim Period”) until the Closing Date, an unaudited combined balance sheet of Safety and its Subsidiaries at the end of the applicable Interim Period and unaudited combined statements of operations and cash flows of Safety and its Subsidiaries for such Interim Period, together with all related notes and schedules thereto, prepared in accordance with GAAP (the “Interim Financials”). Parent and Safety shall deliver the Interim Financials to Receiver as promptly as practicable following the end of the applicable Interim Period, but in no event later than thirty days thereafter.

(c) As promptly as practicable following the date of this Agreement, but in no event later than nine weeks thereafter, Receiver shall deliver to Parent a reconciliation from GAAP to IFRS of Receiver’s consolidated balance sheet and income statement for the years ended December 31, 2005, 2006 and 2007 for inclusion in the Circular.

Section 6.15 Insurance. Receiver shall, in consultation with Parent, take such actions as may be commercially reasonable to maintain or, if necessary, obtain insurance coverage, effective as of the Effective Time, in such amounts and against such risks as are reasonably customary in the industries in which Receiver and its Subsidiaries shall operate as of the Effective Time.

Section 6.16 Working Capital. Parent shall cause the Working Capital Amount immediately prior to the Effective Time to be an amount consistent with past practice and in an amount necessary to meet the requirements of the business of Safety immediately prior to the Effective Time. For purposes of this Section 6.16, “Working Capital Amount” shall mean current assets of Safety less current liabilities of Safety and shall be determined on a basis consistent with and using the same methods used in preparing the Safety Audited Financial Statements.

Section 6.17 Receiver Board of Directors. Receiver shall use commercially reasonable efforts to cause:

(a) An increase in the total number of directors serving on the Board of Directors of Receiver to ten;

(b) The resignation of the members of the Board of Directors of Receiver other than (i) the chief executive officer of Receiver and (ii) three members of Board of Directors of Receiver; and

(c) The appointment by the remaining members of six additional Persons designated by Parent to the Board of Directors of Receiver, each to hold office in accordance with Receiver’s Constituent Documents.

Section 6.18 Subsidiaries. On or prior to the Effective Time:

(a) Safety shall and Parent shall cause Safety to take such actions as are necessary to amend the Safety LLC Agreement to the extent necessary and as Receiver may reasonably request to allow for the direct control of Safety by Receiver pursuant to such policies and subject to such resolutions as may be promulgated by the Board of Directors of Receiver; and

(b) Receiver shall take such actions as are necessary to amend the Constituent Documents of its Subsidiaries to the extent necessary and as Parent may reasonably request to allow for the direct control of such Subsidiaries by Receiver pursuant to such policies and subject to such resolutions as may be promulgated by the Board of Directors of Receiver.

Section 6.19 Software License Agreement. Parent and Receiver shall use commercially reasonable efforts to negotiate a software license agreement (the “Software Agreement”) on mutually acceptable terms at or prior to the Closing which shall grant Safety a royalty-free, worldwide license, on an open-source basis, to continue to use the assets identified in item (1) of Schedule 5.2(e) of the Safety Disclosure Letter.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party on or prior to the Closing Date of the following conditions:

(a) Receiver Stockholder Approval. The Receiver Stockholder Approval shall have been obtained.

(b) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(c) Antitrust.

(i) Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(ii) To the extent that any other antitrust or merger control clearances, consents or approvals are required for the Merger or local implementation according to the law of any other jurisdiction, such clearances, consents or approvals shall have been granted (or have been deemed in accordance with the relevant law to have been granted) by the relevant authority.

(d) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

(e) Tax Matters. Subject to clause (ii) of Section 2.8, Parent shall have received a Merger Tax Opinion from Parent Tax Counsel, in form and substance reasonably satisfactory to Parent, and Receiver shall have received a Merger Tax Opinion from Receiver Tax Counsel, in form and substance reasonably satisfactory to Receiver.

Section 7.2 Conditions to Obligations of Parent and Safety. The obligations of Parent and Safety to effect the Merger are further subject to the satisfaction or waiver by them on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Receiver contained in Section 4.1(a), Section 4.1(b)(ii), Section 4.1(c) and Section 4.1(d) shall be true and correct in all material respects as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date). The other representations and warranties of Receiver contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the date hereof and at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Receiver. Parent shall have received a certificate signed on behalf of Receiver by the Chief Executive Officer and the Chief Financial Officer of Receiver to such effect.

(b) Performance of Obligations of Receiver. Receiver shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Receiver by the chief executive officer and the chief financial officer of Receiver to such effect.

(c) Absence of Material Adverse Effect on Receiver. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to Receiver.

(d) Ancillary Agreement. Receiver shall (i) have duly and validly executed and delivered to Parent the Relationship Agreement and (ii) not have revoked or rescinded such agreement.

(e) Board of Directors.

(i) The Board of Directors of Receiver shall have been increased to ten members;

(ii) all members of the Board of Directors of Receiver shall have tendered their resignation, effective at the Effective Time, other than the chief executive officer of Receiver and three independent members of the Board of Directors of Receiver; and

(iii) the members of the Board of Directors of Receiver shall have appointed the six directors designated by Parent pursuant to Section 6.17(b) to serve on the Board of Directors of Receiver effective as of the Effective Time, each to hold office in accordance with Receiver’s Constituent Documents.

Section 7.3 Conditions to Obligation of Receiver. The obligation of Receiver to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Safety contained in Section 4.2(a), Section 4.2(c), Section 4.2(d), Section 4.2(f)(i) and Section 4.2(y) shall be true and correct in all material respects as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date). The other representations and warranties of Safety and Parent in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) as of the date hereof and at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Safety. Receiver shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent and Safety. Parent and Safety shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Receiver shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

(c) Absence of Material Adverse Effect on Safety. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to Safety.

(d) Ancillary Agreements. Parent shall have (i) duly and validly executed and delivered to Receiver each of the Relationship Agreement, the Software Agreement and the Trademark Agreement and (ii) not have revoked or rescinded any such agreements.

(e) Parent Election Under 2.8(i). In the event Parent exercised its right to cause a transfer of some or all of the limited liability company interests of Safety pursuant to Section 2.8(i), Receiver shall not have determined, in good faith, that such transfer would be reasonably likely to be material and adverse to Receiver’s enterprise value, after taking into account any indemnification provided to Receiver pursuant to this Agreement or otherwise offered by Parent; provided, that any effect of such transfer on the basis that Receiver may have in the limited liability company interests in Safety at any time for purposes of any Tax shall not be taken into account.

Section 7.4 Frustration of Closing Conditions. None of Receiver, Parent or Safety may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations under Section 6.5, subject to the limitations and restrictions set forth therein.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or, subject to the terms hereof, after Receiver Stockholder Approval or Parent Shareholder Approval has been obtained:

(a) by mutual written consent of Parent and Receiver;

(b) by either Parent or Receiver if:

(i) the Merger shall not have been consummated by October 31, 2008, provided, that if, as of October 31, 2008, the conditions set forth in Section 7.1(c) have not been satisfied, the termination date may be extended from time to time by Parent or Receiver until the earlier of December 31, 2008 and four Business Days after the date the conditions to Closing set forth in Section 7.1(c) have been satisfied (such date, including any such permitted extensions thereof, the “Outside Date”) and provided, further, that the right to terminate the Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such time;

(ii) any Governmental Entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party who has not used its commercially reasonable efforts to (a) cause such order, decree or ruling to be lifted or (b) take such action as is required to comply with Section 6.5;

(iii) Receiver Stockholder Approval shall not have been obtained at the Receiver Stockholders Meeting or any adjournment or postponement thereof; or

(iv) Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting or any adjournment or postponement thereof.

(c) by Parent, if:

(i)(x) Receiver shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach, either individually or in the aggregate, (i) would result in, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) has not been or is incapable of being cured by Receiver within 20 Business Days after its receipt of written notice thereof from Parent; or (y) between the date hereof and the Closing Date (A) there occurs any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Receiver and (B) such state of facts, change, development, effect, condition or occurrence is incapable of being cured by the Outside Date; provided, that, in the case of clause (x) or (y), neither Safety nor Parent is then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied;

(ii) Receiver shall have breached or, pursuant to the last sentence of Section 5.5(a), be deemed to have breached, in each case, in any material respect, its obligations under Section 5.5(a) through (c);

(iii) subject to the penultimate sentences of Section 5.5(c) and Section 5.5(d), the Board of Directors of Receiver shall have effected a Change in the Receiver Recommendation or, in the case of a Takeover Proposal with respect to Receiver made by way of a tender offer or exchange offer, failed to recommend that Receiver’s stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act; or

(iv) pursuant to Section 5.6(c) or Section 5.6(d), Parent is entitled to terminate this Agreement.

(d) by Receiver, if:

(i)(x) Parent or Safety shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach, either individually or in the aggregate (i) would result in, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) has not been or is incapable of being cured by Parent or Safety, as applicable, within 20 Business Days after its receipt of written notice thereof from Receiver; or (y) between the date hereof and the Closing Date (A) there occurs any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Safety and (B) such state of facts, change, development, effect, condition or occurrence is incapable of being cured by the Outside Date; provided, that, in the case of clause (x) or (y), Receiver is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied;

(ii) Parent or Safety shall have breached or, pursuant to the last sentence of Section 5.6(a), be deemed to have breached, in each case, in any material respect, their respective obligations under Section 5.6(a) through (c);

(iii) subject to the penultimate sentences of Section 5.6(c) and Section 5.6(d), the Board of Directors of Parent shall effect a Change in the Parent Recommendation;

(iv) pursuant to Section 5.5(c) or Section 5.5(d), Receiver is entitled to terminate this Agreement; or

(v) Parent and Safety do not deliver the Safety Audited Financial Statements when required pursuant to Section 6.14.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Receiver or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Safety or Receiver, or any of its Affiliates, directors, officers, shareholders, except that Parent, Safety or Receiver, as the case may be, may have liability or obligations set forth in Section 6.8, this Section 8.2, Section 8.3 and Article IX; provided, however, that no such termination shall relieve any party hereto from any liability for a willful and material breach by such party of any of its representations, warranties or covenants and agreements set forth in this Agreement and all rights and remedies of such non-breaching party under this Agreement in the case of any such breach, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement and shall apply to all information and material delivered by any party hereunder, in each case in accordance with its terms.

Section 8.3 Termination Fee.

(a) If this Agreement is terminated pursuant to any of the following provisions, Receiver shall pay to Parent and Safety (in the Agreed Proportion) a fee in the aggregate equal to the Receiver Termination Fee, which Receiver Termination Fee shall be Parent’s and Safety’s sole remedy in respect of termination of this Agreement except in the case of any willful and material breach of this Agreement by Receiver:

(i) Section 8.1(c)(ii), provided that within twelve months after the date of such termination, Receiver enters into a definitive agreement to consummate, or consummates, a Takeover Proposal with respect to Receiver; and provided, further, that, solely for purposes of this Section 8.3(a)(i), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to 20% shall be changed to 50.1%;

(ii) Section 8.1(c)(iii);

(iii) Section 8.1(d)(iv); or

(iv) except where Parent exercised the option set forth in the penultimate sentences of Section 5.5(c) or Section 5.5(d), Section 8.1(b)(iii), provided that after the date hereof and prior to the Receiver Stockholders

Meeting, (x) a bona fide Takeover Proposal with respect to Receiver shall have been made to Receiver or publicly to its stockholders which has not been withdrawn prior to the Receiver Stockholders Meeting or (y) any Person shall have publicly announced its specific intention to make a bona fide Takeover Proposal with respect to Receiver, which shall not have been withdrawn prior to the Receiver Stockholders Meeting, and, in the case of (x) or (y), within twelve months after the date of such termination, Receiver enters into a definitive agreement to consummate, or consummates, a Takeover Proposal with respect to Receiver; and provided, further, that, solely for purposes of this Section 8.3(a)(iv), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to 20% shall be changed to 50.1%.

(b) If Receiver is required to pay a Receiver Termination Fee, such Receiver Termination Fee (i) shall be payable to each of Parent and Safety based on the Agreed Proportion and (ii) shall be payable immediately prior to, or concurrently with, termination of this Agreement in the event of termination by Receiver, and not later than one Business Day after the receipt by Receiver of a notice of termination from Parent in the event of termination by Parent, in each case by wire transfer of immediately available funds to the accounts designated by Parent (except that, (x) in the case of termination pursuant to Section 8.1(b)(iii), such payment shall be made on the date of the first to occur of the events referred to in the first proviso to Section 8.3(a)(iv), or (y) in the case of a termination pursuant to 8.1(c)(ii), such payment shall be made on the date of the first to occur of the events referred to in the first proviso to Section 8.3(a)(i)).

(c) If this Agreement is terminated pursuant to any of the following provisions, Parent and Safety shall pay to Receiver (in the Agreed Proportion) a fee equal in the aggregate to the Safety Termination Fee, which Safety Termination Fee shall be Receiver’s sole remedy in respect of termination of this Agreement except in the case of any willful and material breach of this Agreement by Parent or Safety:

(i) Section 8.1(d)(ii), provided, that within twelve months after the date of such termination, Safety enters into a definitive agreement to consummate, or consummates, a Takeover Proposal with respect to Safety; and provided, further, that, solely for purposes of this Section 8.3(c)(i), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to 20% shall be changed to 50.1%;

(ii) Section 8.1(d)(iii);

(iii) Section 8.1(c)(iv); or

(iv) Except where Receiver has exercised the option set forth in the penultimate sentences of Section 5.6(c) or Section 5.6(d), Section 8.1(b)(iv), provided that after the date hereof and prior to the Parent Shareholders Meeting, (x) a bona fide Takeover Proposal with respect to Safety shall have been made to Safety, Parent or Parent’s shareholders which has not been withdrawn prior to the Parent Shareholders Meeting or (y) any Person shall have publicly announced its specific intention to make a bona fide Takeover Proposal with respect to Safety which has not been withdrawn prior to the Parent Shareholders Meeting, and, in the case of (x) or (y), within twelve months after the date of such termination, Safety enters into a definitive agreement to consummate, or consummates, a Takeover Proposal with respect to Safety; and provided, further, that, solely for purposes of this Section 8.3(c)(iv), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to 20% shall be changed to 50.1%; or

(d) If Parent and Safety are required to pay Receiver a Safety Termination Fee, each shall pay its Agreed Portion of such Safety Termination Fee, immediately prior to, or concurrently with, termination of this Agreement in the event of termination by Parent, and not later than one Business Day after the receipt by Parent of a notice of termination from Receiver in the event of termination by Receiver, in each case by wire transfer of immediately available funds to an account designated by Receiver (except that, (x) in the case of termination pursuant to Section 8.1(b)(iv), such payment shall be made on the date of the first to occur of the events referred to in the first proviso to Section 8.3(c)(iv), or (y) in the case of a termination pursuant to 8.1(d)(ii), such payment shall be made on the date of the first to occur of the events referred to in the first proviso to Section 8.3(c)(i)).

(e) Parent irrevocably and unconditionally guarantees to Receiver the due and punctual payment of Safety’s Agreed Proportion of the Safety Termination Fee (the “Safety Guaranteed Obligation”). Safety irrevocably and unconditionally guarantees to Receiver the due and punctual payment of Parent’s Agreed Proportion of the Safety Termination Fee (the “Parent Guaranteed Obligation”), and together with the Safety Guaranteed Obligation, the “Guaranteed Obligations”). This is a guaranty of full and punctual performance and payment and not merely a guaranty of collection. If the Safety Guaranteed Obligation is not punctually performed or paid when due the Parent shall immediately pay the Safety Guaranteed Obligation to Receiver. If the Parent Guaranteed Obligation is not punctually performed or paid when due Safety shall immediately pay the Parent guaranteed Obligation to Receiver. This is an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full or such obligations are no longer payable under this Agreement.

(f) The parties each agree that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement; accordingly, if either Receiver, on the one hand, or Parent on the other hand, fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent or Receiver commences a suit that results in a judgment against either Receiver or Parent, as applicable, for such amounts, such judgment party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the base rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses (including reasonable legal fees and expenses) in connection with such suit.

Section 8.4 Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Receiver Stockholder Approval or the Parent Shareholder Approval has been obtained; provided, however, that after the Receiver Stockholder Approval or the Parent Shareholder Approval has been obtained, there shall be made no amendment that by applicable Law or the rules of any relevant stock exchange or regulatory body requires further approval by the stockholders or shareholders of Receiver or Parent, respectively, without the further approval of such stockholders or shareholders; provided, further, however, that following the Effective Time, any amendment of this Agreement shall only be effected if the audit committee of the Board of Directors of Receiver approves such action by a majority vote of the members of such committee then in office. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time and to the extent legally permitted, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties (except to the extent prohibited by applicable Law), (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Receiver Stockholder Approval or Parent Shareholder Approval has been obtained, there shall be made no waiver that by law or the rules of any relevant stock exchange requires further approval by such respective approving stockholders or shareholders without the further approval of such stockholders or shareholders; provided, further, however, that following the Effective Time, any waiver of this Agreement shall only be effected if the audit committee of the Board of Directors of Receiver approves such action by a majority vote of the members of such committee then in office. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party or parties to be bound thereby. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time and the covenants contained in Section 6.9 and 6.16, which shall survive after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed), (b) on the day after delivery, by registered or certified mail (postage prepaid, return receipt requested), or (c) one Business Day after having been sent by express mail through an internationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Safety, to:

Misys plc

125 Kensington High Street

London W8 5SF

United Kingdom

Attention: Group General Counsel & Company Secretary

Fax: +44 (0)20 7368-2400

with a copy (which copy shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Andrew L. Bab, Esq.

Fax: +1 212 909-6836

(b) if to Receiver or Merger Sub, to:

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Attention: General Counsel

Fax: +1 312 506-1208

with a copy (which copy shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Frederick C. Lowinger and Gary D. Gerstman

Fax: +1 312 853-7036

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original document and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Receiver Disclosure Letter and Safety Disclosure Letter) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except that the Confidentiality Agreement, the Transition Services Agreement (if entered into), the Relationship Agreement, Trademark Agreement, Software Agreement (if entered into) and the Voting Agreement will continue in accordance with their terms, and (b) except for the provisions of Section 6.7 (and only in that case after the Effective Time), is not intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights or remedies. For the avoidance of doubt, no other provision of this Agreement, including Section 6.10 or any other provision relating to employee benefits or compensation, shall be deemed to confer third party beneficiary rights on any Person, notwithstanding any principle of contractual interpretation that would otherwise confer such rights.

Section 9.6 Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 9.8 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware) in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in the

Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware), and (d) irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.

(b) Notwithstanding any other provision of this Agreement or any agreement contemplated hereby to the contrary, in the event that, after the Effective Time (a) there is any action, suit, proceeding, litigation or arbitration between Receiver or any of its Subsidiaries, on the one hand, and Parent or any Affiliate of Parent, on the other hand, or (b) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Agreement or any agreement contemplated hereby) by Receiver or any of its Subsidiaries against Parent (or an Affiliate of Parent), or by Parent (or an Affiliate of Parent) against Receiver or any of its Subsidiaries, all determinations of Receiver and any of its Subsidiaries relating to such action, suit, proceeding, litigation, arbitration, claim, demand (including all determinations by Receiver or any of its Subsidiaries whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim or demand and all determinations by Receiver or any of its Subsidiaries relating to the prosecution or defense thereof), shall be made by Receiver in accordance with the directions of the audit committee of its Board of Directors.

IN WITNESS WHEREOF, Parent, Safety, Receiver and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Misys plc

By:	/s/ J. MICHAEL LAWRIE
Name:	J. Michael Lawrie
Title:	Chief Executive Officer

Misys Healthcare Systems, LLC

By:	/s/ RONALD SCARBORO
Name:	Ronald Scarboro
Title:	Chief Financial Officer

Allscripts Healthcare Solutions, Inc.

By:	/s/ GLEN E. TULLMAN
Name:	Glen E. Tullman
Title:	Chief Executive Officer

Patriot Merger Company, LLC

By:	/s/ LEE SHAPIRO
Name:	Lee Shapiro
Title:	President

Annex B

Required Amendments

to

Allscripts Healthcare Solutions, Inc.’s

Certificate of Incorporation and By-Laws

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation formerly known as Allscripts Healthcare Solutions, Inc. is hereby amended to be ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

2. The Corporation was originally incorporated under the name Allscripts Holding, Inc. by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Holding, Inc., to Allscripts Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on November 28, 2000.

3. The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Second Amended and Restated Certificate of Incorporation).

4. This amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented to the adoption of such amendment and restatement.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Second Amended and Restated Certificate of Incorporation of the Corporation on the [    ]th day of [            ], 2008.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	[ ]
Name: [ ]
Title: [ ]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

(the “Certificate of Incorporation”)

FIRST~~:~~ . The name of the corporation is ~~Allscripts Healthcare Solutions, Inc.~~ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

SECOND~~:~~ . The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD~~:~~ . The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, provided that the Corporation shall not have the power to issue shares of capital stock in the Corporation, or any bonds, notes, debentures or other obligations or securities convertible or exchangeable into or exercisable for any such shares, in violation of Section 9 of the Relationship Agreement, dated as of March 17, 2008 (as may be amended from time to time, the “Relationship Agreement”), between the Corporation and Misys plc (“Misys”) for so long as such Section 9 of the Relationship Agreement is in effect.

FOURTH~~:~~.

1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is ~~one~~two hundred ~~fifty-one~~ million (~~151,000,000~~200,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and one hundred ~~fifty~~ninety-nine million (~~150,000,000~~199,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).

2. Preferred Stock.

(a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the ~~Board of Directors is authorized to fix by resolution the~~ designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.

(b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

(c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions ~~of the Board of Directors~~ authorizing the issuance of such series.

3. Common Stock.

(a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any ~~net~~ profits or ~~net~~ assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.

(b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s ~~net~~ assets available for distribution to stockholders.

(c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Section 2(a) of this Article FOURTH.

4. Preemptive Rights. ~~No holder of any shares~~ Except as expressly agreed in writing by the Corporation, including, without limitation, the Relationship Agreement, no stockholder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.

FIFTH~~:~~ . The Corporation is to have perpetual existence.

SIXTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH. Except as may otherwise be fixed by resolution of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation. The directors, other than those who may be elected by the holders of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. The first class shall be initially elected for a term expiring at the next ensuing annual meeting, the second class shall be initially elected for a term expiring one year thereafter, and the third class shall be elected for a term expiring two years thereafter, with each member of each class to hold office until his successor is elected and qualified. At each annual meeting of the stockholders of the Corporation held after the initial classification and election of directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.

Except as may otherwise be fixed by resolution of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created (subject to the requirements of this Article SEVENTH that all classes be as nearly equal in number as possible) or in which the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed only for cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

1. To adopt, amend and repeal the By-Laws of the Corporation. Any By-Laws adopted by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing or any other provision in this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, Article 11, Sections 3 and 7 and Article III, Sections 1, 2 and 3 of the By-Laws shall not be amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

2. To fix and determine, and to vary the amount of, the working capital of the Corporation, and to determine the use or investment of any assets of the Corporation, to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves.

3. To authorize the purchase or other acquisition of shares of stock of the Corporation or any of its bonds, debentures, notes, scrip, warrants or other securities or evidence of indebtedness.

4. Except as otherwise provided by law, to determine the places within or without the State of Delaware, where any or all of the books of the Corporation shall be kept.

5. To authorize the sale, lease or other disposition of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.

6. To authorize the borrowing of money, the issuance of bonds, debentures and other obligations or evidences of indebtedness of the Corporation, secured or unsecured, and the inclusion of provisions as to redeemability and convertibility into shares of stock of the Corporation or otherwise; and the mortgaging or pledging, as security for money borrowed or bonds, notes, debentures or other obligations issued by the Corporation, of any property of the Corporation, real or personal, then owned or thereafter acquired by the Corporation.

7. To authorize the negotiation and execution on behalf of the Corporation of agreements with officers and other employees of the corporation relating to the payment of severance compensation to such officers or employees.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-Laws of the Corporation.

Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article SEVENTH.

EIGHTH. Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.

Except as may otherwise be fixed by resolution of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of stockholders may be called only by the Chairman, if any, on his own initiative, the President on his own initiative or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH.

NINTH. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors; provided that Articles III, IV, V and VIII of the By-Laws may only be amended by the Board of Directors by the vote of both a majority of the entire Board of Directors and a majority of the members of the Audit Committee, in addition to such other amendment requirements as are set forth herein.

TENTH.

1. The Board of Directors may, pursuant to this Certificate of Incorporation, the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Independent Nominating Committee, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors (collectively, the “Committees”).

(a) Each Committee must consist of two (2) or more of the directors of the Corporation, one (1) of which must be a member of the Independent Nominating Committee.

(b) The Board of Directors, by resolution approved by a majority of the entire board, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.

(c) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the Board of Directors.

(d) Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

(e) All of the members of a Committee or Subcommittee shall constitute a quorum for the transaction of business at any meeting of such Committee or Subcommittee. The Act of the majority of the members of a Committee or Subcommittee at a meeting at which a quorum is present shall be the act of such Committee or Subcommittee, unless otherwise set forth herein or in the charter to such Committee or Subcommittee.

2. The Audit Committee shall consist of three (3) Receiver directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire board, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.

For the purposes of this Article TENTH:

(a) an independent director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq, and

(b) a financial expert will be an individual fulfilling the requirements of the definition set forth the Securities and Exchange Commission in Item 407 of Regulation S-K.

3. The Nominating Committee shall consist five (5) directors, comprised of (i) three (3) directors initially designated as Receiver directors by the Board of Directors as of [                    ], 2008 and each other person nominated for election or appointment to the Board of Directors by the Independent Nominating Subcommittee pursuant to this subclause 3 (excluding the chief executive officer, the “Receiver directors”) and (ii) two (2) other directors designated as members of such Nominating Committee as of [                    ], 2008 and each other person designated as a member of the Nominating and Governance Subcommittee (other than any Receiver directors) by the majority of the entire board resulting from any vacancies therein (the “Quarterback directors”). The Nominating Committee shall have such powers and responsibilities as determined in the nominating committee charter, to be approved by the majority of the entire board, which shall include, but are not limited to, (x) the sole authority to nominate directors to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation, (y) the sole authority to nominate directors to stand for election by the Board of Directors to fill any vacancies on the Board of Directors of independent directors and the chief executive officer, resulting from death, resignation, disqualification, removal or other cause and (z) the authority to establish governance principles. The Nominating Committee shall delegate its authority to the Independent Nominating Subcommittee and the Nominating and Governance Subcommittee, to be comprised and with such powers as set forth below:

(a) The Independent Nominating Subcommittee. The Independent Nominating Committee shall consist of the Receiver directors and shall have:

(i) the sole authority to nominate to the Board of Directors independent directors for directorships previously held by independent directors (but in no event more than three (3)), and the chief executive officer to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation, and

(ii) the sole authority to nominate to the Board of Directors replacements for vacancies on the Board of Directors of independent directors and the chief executive officer, resulting from death, resignation, disqualification, removal or other cause, provided that any such nominations for replacement of the directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated as set forth in the By-Laws.

(b) The Nominating and Governance Subcommittee. The Nominating and Governance Subcommittee shall consist of the three (3) directors designated as members of such subcommittee as of [                    ], 2008 and each other person designated by the Nominating Committee as a member of the Nominating and Governance Subcommittee resulting from any vacancies therein, two (2) of whom shall be Quarterback directors and one (1) of whom shall be a Receiver director, and shall have:

(i) The sole authority to nominate to the Board of Directors directors for directorships previously held by directors other than the chief executive officer or independent directors (but in no event more than six (6)), to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws;

(ii) the sole authority to nominate replacements for vacancies of directors previously nominated by the Nominating and Governance Committee, resulting from death, resignation, disqualification, removal or other cause; and

(iii) the authority to establish governance principles.

4. The Compensation Committee shall consist of three (3) members selected by the majority of the entire Board of Directors, two (2) of whom shall be Receiver Directors and one (1) of whom shall be the Chairman. The Compensation Committee shall have such powers and responsibilities as determined in the Compensation Committee charter, which shall be approved by the majority of the entire Board of Directors. The powers and responsibilities of the Compensation Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the Board of Directors, which shall in each case be subject to the further approval of the majority of the entire Board of Directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the Compensation Committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.

5. The following actions must be approved by the Audit Committee and the majority of the entire board:

(a) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;

(b) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and

(c) Any change or modification to the audit committee charter in effect on [                    ], 20081.

~~NINTH: Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.~~

ELEVENTH.

~~TENTH:~~

~~(a)~~1. A director of the Corporation, including a member of the Independent Nominating Committee or the Governance and Nominating Committee, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (~~i~~a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (~~ii~~b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (~~iii~~c) under Section 174 of the General Corporation Law of the State of Delaware or (~~iv~~d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Section ~~(a)~~1. by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(1)	This clause (c) shall only be included if prior to the approval of this Certificate of Incorporation, the audit committee charter shall have been amended to remove the phrase “as the Committee deems appropriate, or” from the section entitled “Other Responsibilities as Appropriate” and provided that as of closing, no other amendments to this charter shall have been made.

2. (~~b) (1~~a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such ~~person~~Indemnitee in connection therewith and such indemnification shall continue as to ~~a person~~an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (~~2~~b) of this Section (~~b~~2) with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such ~~person~~Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section (~~b~~2) shall be a contract right ~~and shall include~~. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by ~~a director or officer~~an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such ~~director or officer~~Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section (~~b~~2) or otherwise.

(~~2~~b) If a claim under paragraph (~~1~~a) of this Section (~~b~~2) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which make it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(~~3~~c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(~~4~~d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.

(~~5~~e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section (~~b~~2) with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(~~6~~f) Any repeal or modification of this Section (~~b) by the stockholders of the Corporation~~2) shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

~~ELEVENTH: In determining whether an “Acquisition Proposal” is in the best interests of the Corporation and its stockholders, the Board of Directors may, to the extent permitted by law, consider all factors it deems relevant including, without limitation, the following:~~

~~(a) The consideration being offered in the Acquisition Proposal, not only in relation to the then current market price, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ estimate of the future value of the Corporation as an independent entity; and~~

~~(b) Such other factors the Board of Directors determines to be relevant, including among others the social, legal and economic effects upon employees, suppliers, customers and the communities in which the Corporation is located, as well as on the long term business prospects of the Corporation.~~

~~“Acquisition Proposal” means any proposal of any person (i) for a tender offer, exchange offer or any other method of acquiring any equity securities of the Corporation with a view to acquiring control of the Corporation, (ii) to merge or consolidate the Corporation with another corporation, or (iii) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.~~

~~This Article ELEVENTH shall not be interpreted to create any rights on behalf of third persons, such as employees, suppliers, or customers.~~

TWELFTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the Term “majority of the Board of Directors” means the majority of the directors present and voting.

~~TWELFTH: The Corporation has elected to be governed by Section 203 of the General Corporation Law of Delaware.~~THIRTEENTH. The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware, “Business Combinations With Interested Stockholders”, as permitted under and pursuant to subsection (b)(3) of Section 203 of the DGCL.

FOURTEENTH. Except as otherwise provided in this Certificate of Incorporation or as set forth in the By-Laws, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; provided; however, that no amendment, alteration, modification, waiver or change to Article NINTH, Article TENTH, this Article FOURTEENTH or the first, third or seventh paragraphs of Article SEVENTH may be made without the prior written approval of the Corporation’s Audit Committee; provided; further, however, that Misys shall not propose or vote in favor of any amendment, alteration, modification, change in or waiver from this Certificate of Incorporation that would be inconsistent with the By-Laws or the Relationship Agreement.

FORM OF BY-LAWS

OF

ALLSCRIPTS ~~HOLDING~~-MISYS HEALTHCARE SOLUTIONS, INC.

(the “By-Laws”)

~~(A DELAWARE CORPORATION)~~

As amended and restated on [            ], 2008

ARTICLE I

~~Offices~~

OFFICES

Section 1. Registered Office. The registered office of Allscripts ~~Holding~~-Misys Healthcare Solutions, Inc. (the “Corporation~~"~~”) shall be in Wilmington, New Castle County, Delaware.

Section 2. Principal Office. The Corporation shall have its principal office at 2401 Commerce Drive, Libertyville, Illinois, and it may also have offices at such other places as the board of directors of the Corporation (the “board of directors”) may from time to time determine.

ARTICLE II

STOCKHOLDERS

~~Stockholders~~

Section 1. Annual Meeting. The annual meeting of stockholders for the election of the members of the board of directors (the “directors” and each a “director”) and for the transaction of such other business as may properly come before the meeting shall be held ~~on such date as~~each year, at such place, if any, and on such date and at such time, as may be fixed from time to time by resolution approved by a majority of the board of directors ~~shall fix each year~~and set forth in the notice or waiver of notice of the meeting.

(a) At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (~~a~~1) specified in the notice of meeting, or any supplement thereto, given by or at the direction of the board of directors, (~~b~~2) otherwise properly brought before the meeting by or at the direction of the board of directors, or (~~c~~3) otherwise properly brought before the meeting by a stockholder.

(b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation not less than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting. A stockholder~~'~~’s notice to the secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting (~~a~~1) a brief description of the business desired to be brought before the annual meeting, (~~b~~2) the name and address, as they appear on the Corporation~~”~~s stockholder records, of the stockholder proposing such business, (~~c~~3) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (~~d~~4) any material interest of the stockholder in such business.

(c) Irrespective of anything in these ~~by-laws~~By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section ~~1.~~1 of Article II. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section ~~1,~~1 of Article II, and if it is so determined, shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 2. Special Meetings. Special meetings of the stockholders may be called only by the chairman of the Board (the “Chairman”), the president or the board of directors pursuant to a resolution approved by a majority of the ~~entire~~ board of directors.

Section 3. Stockholder Action; How Taken. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Section 4. Place of Meeting~~.~~; Participation in Meetings by Remote Communication.

(a) The board of directors may designate any place, either within or without Delaware, as the place of meeting for any annual or special meeting. In the absence of any such designation, the place of meeting shall be the principal office of the Corporation designated in Section 2 of Article I of these ~~by-laws~~By-Laws.

(b) The board of directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 5. Notice of Meetings. ~~Written or printed notice~~ Notice stating the place, if any, day and hour of the meeting, the means of remote communication, if any, by which proxyholders and stockholders may be deemed to be present and vote at such meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be ~~delivered~~given not less than ten nor more than sixty days before the date of the meeting, or in the case of a merger or consolidation, if required by applicable law, not less than twenty nor more than ~~fifty~~sixty days before the date of the meeting, ~~either personally or by mail,~~ by or at the direction of the ~~chairman~~Chairman or the ~~president~~chief executive officer, or the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mails in a sealed envelope addressed to the stockholder at his address as it appears on the records of the Corporation with postage thereon prepaid.

Section 6. Record Date. For the purpose of determining (a) stockholders entitled to notice of or to vote at any meeting of stockholders, or (b) stockholders entitled to receive payment of any dividend, or (c) stockholders for any other purpose other than by written consent, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty days and not less than ten days~~, or in the case of a merger or consolidation not less than twenty~~ before the date of the meeting or, with respect to any other action hereinbefore described in clauses (b) and (c), not more than sixty days~~,~~ prior to the date on which the particular action requiring such determination of stockholders is to be taken.

Section 7. Quorum. The holders of not less than one-third of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, by the certificate of incorporation or by these ~~by~~By-laws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation or of these by-laws, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 8. ~~Qualification of Voters. The board of directors may fix a day and hour not more than sixty nor less than ten days prior to the day of holding any meeting of stockholders as the time as of which the stockholders entitled to notice of and to vote at such a meeting shall be determined. Only those persons who were holders of record of voting stock at such time shall be entitled to notice of and to vote at such meeting. Section 9.~~ Procedure. The order of business and all other matters of procedure at every meeting of stockholders shall be determined by the chairman of the meeting. The board of directors shall appoint ~~two~~one or more inspectors of election to serve at every meeting of stockholders at which directors are to be elected.

ARTICLE III

~~Directors~~

DIRECTORS

Section 1. Number, Election and Terms. Except as otherwise fixed pursuant to the provisions of Article Fourth of the certificate of incorporation relating to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors shall be a minimum of three and fixed from time to time by the board of directors. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as near equal in number as possible, as determined by the board of directors, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2001, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2002 and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2003, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

The term the ~~"~~“entire board~~"~~” as used in these by-laws means the total number of directors which the Corporation would have if there were no vacancies.

Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the board of directors or a committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Corporation not later than (a) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days nor earlier than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Section 2. Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article Fourth of the certificate of incorporation relating to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors to which such director’s predecessor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Section 3. Removal. Subject to the rights of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office only for cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Section 4. Chairman. The board of directors, by the affirmative vote of the majority of the entire board, shall elect a director to serve as Chairman promptly following each election of the board of directors at each annual meeting of stockholders.

Section 5. Regular Meetings. ~~Regular meetings of the~~The board of directors shall ~~be held at such times and place~~hold quarterly meetings on the first business day on or after each of June 1, September 1, December 1 and March 1 or on such alternate dates within each of the Corporation’s fiscal quarter as may be called by or at the request of the Chairman or the chief executive officer or by an officer of the Corporation upon the request of the majority of the entire board, and at such times and places as the board of directors may from time to time determine.

Section ~~5.~~6. Special Meetings. Special meetings of the board of directors may be called by or at the request of the ~~chairman~~Chairman or the ~~president~~chief executive officer or by an officer of the Corporation upon the request of ~~a~~the majority of the entire board. The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without Delaware, as the place for holding any special meeting of the board of directors called by them.

Section ~~6. Notice. Notice of regular meetings~~7. Action by Telephonic Communications. Members of the board of directors ~~need not be given. Notice of~~shall be entitled to participate in any meeting of the board of directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 8. Notice. (a) Notice of every regular and every special meeting of the board of directors shall be given ~~to each director at his usual place of business, or at such other address as shall have been furnished by him for the purpose. Such notice shall be given at least twenty-four~~at least seventy-two (72) hours before the meeting by telephone, by personal delivery, by commercial courier, by mail ~~or~~, by facsimile transmission~~.~~ or other means of electronic transmission. Notice shall be given to each director at his usual place of business, or at such other address as shall have been furnished by him for the purpose. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

~~Section 7. Quorum. A majority of the entire~~(b) Each meeting of the board of directors shall commence between the hours of 8 a.m. and 2 p.m. (local Chicago time) unless otherwise agreed by a majority of the members of the Audit Committee.

Section 9. Quorum. Six (6) members of the board of directors shall constitute a quorum for the transaction of business at any meeting of the board of directors, provided, that if less than ~~a majority~~six (6) members of the ~~entire~~ board ~~is~~of directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time until a quorum is obtained without further notice. The act of the majority of the board of directors ~~present~~ at a meeting at which a quorum is present shall be the act of the board of directors unless the act of a greater number is required by the ~~certificate of incorporation~~Certificate of Incorporation or the ~~by-laws~~By-Laws of the Corporation.

Section ~~8.~~ 10. Compensation. Directors who are also full time employees of the Corporation or an affiliate thereof shall not receive any compensation for their services as directors but they may be reimbursed for reasonable expenses of attendance. By resolution approved by a majority of the board of directors~~,~~ all other directors may receive either an annual fee or a fee for each meeting attended, or both, and expenses of attendance, if any, at each regular or special meeting of the board of directors or of a committee of the board of directors; provided, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

~~Section 9. Committees. The board of directors may, by resolution passed by a majority of the entire board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.~~

~~Section 10. Director Emeritus. The board of directors may by resolution appoint any former director who has retired from the board of directors as a Director Emeritus. Directors Emeritus may, but are not required to, attend all meetings (regular and special) of the board of directors and will receive notice of such meetings; however, they shall not have the right to vote and they shall be excluded from the number of directors for quorum and other purposes. Directors Emeritus shall be appointed for one year terms and may be reappointed for up to two additional one year terms.~~

ARTICLE IV

~~Officers~~

OFFICERS

Section 1. Number. The officers of the Corporation shall be ~~a chairman, a vice-chairman (if elected by the board of directors)~~the Chairman, a chief executive officer, a president, a chief financial officer, an executive vice president (if elected by the board of directors), one or more vice presidents (the number thereof to be determined by the board of directors), a treasurer, a secretary and such other officers as may be elected in accordance with the provisions of this Article IV.

Section 2. Election and Term of Office. The other officers of the Corporation shall be ~~elected~~designated annually by ~~the board of directors~~resolution approved by the majority of the entire board at the first meeting of the board of directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

Section 3. Removal. Any officer or agent elected or appointed by ~~the board of directors~~resolution approved by the majority of the entire board may be removed and replaced by resolution approved by the majority of the entire board ~~of directors~~ whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by ~~the board of directors~~resolution approved by the majority of the entire board for the unexpired portion of the term.

Section 5. Executive Chairman. The Chairman shall serve as executive chairman ~~shall preside at all meetings of the stockholders and the board of directors. If so appointed by the board of directors he shall be the chief executive~~of the Corporation and shall serve as the senior officer of the Corporation ~~and~~. He shall have ~~those duties and responsibilities described in Section 8 of this Article. He shall~~such powers and perform such other duties as may be prescribed by the board of directors~~.~~ and shall receive no compensation for this position.

Section 6. ~~Vice-Chairman. The vice-chairman (if elected by the board of directors) shall, in the absence of the chairman, preside at all meetings of the stockholders and the board of directors. If so appointed by the board of directors he shall be the chief executive officer and shall have those duties and responsibilities described in Section 8 of this Article. He shall perform such other duties as may be prescribed by the board of directors and by the chief executive officer if he does not have that position.~~

~~Section 7. President. The president shall in general be in charge of all operations of the Corporation and shall direct and administer the activities of the Corporation in accordance with the policies, goals and objectives established by the chief executive officer and the board of directors. In the absence of the chief executive officer, the president shall assume his duties and responsibilities. In the absence of the chairman and vice-chairman he shall preside at all meetings of the stockholders and board of directors. He shall perform such other duties as may be prescribed by the board of directors and chief executive officer if he does not have that position. Section 8.~~ Chief Executive Officer. The chief executive officer of the Corporation shall be ~~either the chairman, the vice-chairman or the president as~~ determined by the board of directors~~.~~ and shall report to the board of directors. The chief executive officer shall provide overall direction and administration of the business of the Corporation, ~~he shall interpret and apply the policies of the board of directors,~~ establish basic policies within which the various corporate activities are carried out, guide and develop long range planning and evaluate activities in terms of objectives. He may sign ~~(~~with the secretary or any other proper officer of the Corporation thereunto authorized by the board of directors, if such additional signature is necessary under the terms of the instrument document being executed or under applicable law, stock certificates of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be required by law to be otherwise signed or executed, and he may execute proxies on behalf of the Corporation with respect to the voting of any shares of stock owned by the Corporation. ~~He~~ The chief executive officer shall have the power to

(a) designate management committees of employees deemed essential in the operations of the Corporation, its divisions or subsidiaries, and appoint members thereof, subject to the approval of a majority of the board of directors;

(b) appoint certain employees of the Corporation as vice presidents of one or several divisions or operations of the Corporation, subject to the approval of a majority of the board of directors, provided however, that any vice president so appointed shall not be an officer of the Corporation for any other purpose; and

(c) appoint such other agents and employees as in his judgment may be necessary or proper for the transaction of the business of the Corporation and in general shall perform all duties incident to the office of chief executive.

Section 7. President. The president shall in general be in charge of all operations of the Corporation and shall direct and administer the activities of the Corporation in accordance with the policies, goals and objectives established by the Chairman, the chief executive officer and the board of directors. The president shall perform such other duties as may be prescribed by the board of directors.

Section 8. Chief Financial Officer. Except as otherwise determined by the board of directors, the chief financial officer shall be the chief financial officer of the Corporation. The chief financial officer shall have the power to:

(a) charge, supervise and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation;

(b) render to the board of directors, whenever requested, a statement of the financial condition of the Corporation and of all his transactions as Chief Financial Officer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so;

(c) require from all officers or agents of the Corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation; and

(d) perform, in general, all duties incident to the office of chief financial officer and such other duties as may be specified in these By-Laws or as may be assigned to him from time to time by the board of directors or the Chairman.

Section 9. Executive Vice President. The executive vice president (if elected by the board of directors) shall report to either the chief executive officer or the president as determined in the corporate organization plan established by the board of directors. ~~He~~The executive vice president shall direct and coordinate such major activities as shall be delegated to him by his superior officer in accordance with policies established and instructions issued by his superior officer, the chief executive officer, or the board of directors.

Section 10. Vice President. The board of directors may elect one or several vice presidents. Each vice president shall report to either the chief executive officer, the ~~chief operating officer~~president or the executive vice president as determined in the corporate organization plan established by the board of directors. Each vice president shall perform such duties as may be delegated to him by his superior officers and in accordance with the policies established and instructions issued by his superior officer, the chief executive officer or the board of directors. The board of directors may designate any vice president as a senior vice president and a senior vice president shall be senior to all other vice presidents and junior to the executive vice president. In the event there is more than one senior vice president, then seniority shall be determined by and be the same as the annual order in which their names are presented to and acted on by the board of directors.

Section 11. The Treasurer. The treasurer shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Corporation; and (c) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the chief executive officer, ~~chief operating officer~~president or by the board of directors. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the board of directors shall determine.

Section 12. The Assistant Treasurer. The assistant treasurer (or, if more than one, the assistant treasurers) shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

Section 13. The Secretary. The secretary shall: (a) keep the minutes of the stockholders~~'~~’ and the board of directors~~'~~’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these ~~by-laws~~By-Laws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these ~~by-laws~~By-Laws or as required by law; (d) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these ~~by-laws~~By-Laws; (e) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (f) sign with the ~~chairman~~Chairman, president, or a vice president, stock certificates of the Corporation, the issue of which shall have been authorized by resolution approved by the majority of the board of directors; (g) have general charge of the stock transfer books of the Corporation; and (h) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chief executive officer, ~~chief operating officer~~president or by the board of directors.

Section 14. The Assistant Secretary. The assistant secretary (or, if more than one, the assistant secretaries) shall in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

ARTICLE V

COMMITTEES

Section 1. The Committees. The board of directors may, pursuant to these By-Laws or by resolution approved by the majority of the board of directors, designate one or more committees, which, to the extent provided in these By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Independent Nominating Committee, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the board of directors (collectively, the “Committees”).

(a) Each Committee must consist of two (2) or more of the directors of the Corporation, one (1) of which must be a member of the Independent Nominating Committee.

(b) The board of directors, by resolution approved by a majority of the entire board, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.

(c) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the board of directors.

(d) Each Committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

(e) All of the members of a Committee or Subcommittee shall constitute a quorum for the transaction of business at any meeting of such Committee or Subcommittee. The Act of the majority of the members of a Committee or Subcommittee at a meeting at which a quorum is present shall be the act of such Committee or Subcommittee, unless otherwise set forth herein or in the charter to such Committee or Subcommittee.

Section 2. The Audit Committee. The Audit Committee shall consist of three (3) Receiver directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire board, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.

For the purposes of this Article V:

(a) an independent director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq, and

(b) a financial expert will be an individual fulfilling the requirements of the definition set forth the Securities and Exchange Commission in Item 407 of Regulation S-K.

Section 3. The Nominating Committee. The Nominating Committee shall consist five (5) directors, comprised of (i) three (3) directors initially designated as Receiver directors by the board of directors as of [            ], 2008 and each other person nominated for election or appointment to the board of directors by the Independent Nominating Subcommittee pursuant to this Section 3 (excluding the chief executive officer, the “Receiver directors”) and (ii) two (2) other directors designated as members of such Nominating Committee as of [            ], 2008 and each other person designated as a member of the Nominating and Governance Subcommittee (other than any Receiver directors) by the majority of the entire board resulting from any vacancies therein (the “Quarterback directors”). The Nominating Committee shall have such powers and responsibilities as determined in the nominating committee charter, to be approved by the majority of the entire board, which shall include, but are not limited to, (x) the sole authority to nominate directors to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation, (y) the sole authority to nominate directors to stand for election by the board of directors to fill any vacancies on the board of directors of independent directors and the chief executive officer, resulting from death, resignation, disqualification, removal or other cause and (z) the authority to establish governance principles. The Nominating Committee shall delegate its authority to the Independent Nominating Subcommittee and the Nominating and Governance Subcommittee, to be comprised and with such powers as set forth below:

(a) The Independent Nominating Subcommittee. The Independent Nominating Committee shall consist of the Receiver directors and shall have:

(i) the sole authority to nominate to the board of directors up to three (3) independent directors, each for directorships previously held by independent directors, and the chief executive officer to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation, and

(ii) the sole authority to nominate to the board of directors replacements for vacancies on the board of directors of independent directors and the chief executive officer, resulting from death, resignation, disqualification, removal or other cause, provided that any such nominations for replacement of the directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated pursuant to Article IV.

(b) The Nominating and Governance Subcommittee. The Nominating and Governance Subcommittee shall consist of the three (3) directors designated as members of such subcommittee as of [            ], 2008 and each other person designated by the Nominating Committee as a member of the Nominating and Governance Subcommittee resulting from any vacancies therein, two (2) of whom shall be Quarterback directors and one (1) of whom shall be a Receiver director, and shall have:

(a) The sole authority to nominate up to six (6) directors, each for directorships previously held by directors other than the chief executive officer or an independent director, to stand for election by stockholders in accordance with these By-Laws;

(b) the sole authority to nominate replacements for vacancies of directors previously nominated by the Nominating and Governance Committee, resulting from death, resignation, disqualification, removal or other cause; and

(c) the authority to establish governance principles.

Section 4. The Compensation Committee. The Compensation Committee shall consist of three (3) members selected by the majority of the entire board of directors, two (2) of whom shall be Receiver directors and one (1) of whom shall be the Chairman. The Compensation Committee shall have such powers and responsibilities as determined in the Compensation Committee charter, which shall be approved by the majority of the entire board of directors. The powers and responsibilities of the Compensation Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the board of directors, which shall in each case be subject to the further approval of the majority of the entire board of directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the Compensation Committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.

Section 5. The Disclosure Committee. The board of directors, by resolution approved by the majority of the entire board, shall create a Disclosure Committee to be composed of management and operations personnel employed by the Corporation, with such members to be designated by the majority of the entire board. The Disclosure Committee shall be responsible for:

(a) the approval of any material press release or other material disclosure by the Corporation;

(b) informing the board of directors in advance of all planned disclosure and other announcements by the Corporation;

(c) the responsibility for insuring that management reports all material developments to the board of directors and for determining which developments should be reported to Misys plc and its successors and permitted assigns or transferees (“Misys”) in connection with its regulatory disclosure obligations;

(d) recommending to the board of directors any additional disclosure of other announcements, in each case as may be required to permit the non-independent directors, other than the chief executive officer, to fulfill their obligations under the Relationship Agreement, as defined in the Certificate of Incorporation; and

(e) instituting protocols to address trading on material non-public information.

Section 6. Audit Committee and Board Approval. The following actions must be approved by the Audit Committee and the majority of the entire board:

(a) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;

~~Fiscal Year~~

(b) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and

~~The fiscal year of the Corporation shall begin on the first day of January in each year and end on the thirty-first day of December in each year.~~

(c) Any change or modification to the audit committee charter in effect on [            ], 2008.

ARTICLE VI

~~Seal~~

SEAL

The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words ~~"~~“Corporate Seal, Delaware~~"~~”.

ARTICLE VII

~~Waiver of Notice~~

WAIVER OF NOTICE

Whenever any notice whatsoever is required to be given under the provisions of these ~~by-laws~~By-Laws or under the provisions of the ~~certificate of incorporation~~Certificate of Incorporation or under the provisions of the laws of the State of Delaware, waiver thereof ~~in writing, signed~~, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE VIII

~~Amendments~~

AMENDMENTS

Subject to the provisions of the ~~certificate of incorporation~~Certificate of Incorporation and the By-Laws, these ~~bylaws~~By-Laws may be altered, amended or repealed ~~at any regular meeting of the stockholders, or at any special meeting of stockholders duly called for that purpose, by a majority vote of the shares represented and entitled to vote at such meeting; provided that in the notice of such special meeting notice of such purpose shall be given. Subject to the laws of the State of Delaware, the certificate of incorporation and these by-laws, the board of directors may by a majority vote of those present at any meeting at which a quorum is present amend these by-laws, or enact such other by-laws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation.~~with the affirmative vote of the majority of the entire board; provided, that Articles III, IV, V hereof and this Article VIII may only be amended, or waivers therefrom granted, in the manner prescribed by statute with the consent of a majority of the members of the Audit Committee and the majority of the entire board.

Annex C

Additional Amendments

to

Allscripts Healthcare Solutions, Inc.’s

Certificate of Incorporation and By-Laws

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation formerly known as Allscripts Healthcare Solutions, Inc. is hereby amended to be ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

2. The Corporation was originally incorporated under the name Allscripts Holding, Inc. by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Holding, Inc., to Allscripts Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on November 28, 2000.

3. The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Second Amended and Restated Certificate of Incorporation).

4. This amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented to the adoption of such amendment and restatement.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Second Amended and Restated Certificate of Incorporation of the Corporation on the [    ]th day of [            ], 2008.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	[ ]
Name: [ ]
Title: [ ]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

(the “Certificate of Incorporation”)

FIRST. The name of the corporation is ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, provided that the Corporation shall not have the power to issue shares of capital stock in the Corporation, or any bonds, notes, debentures or other obligations or securities convertible or exchangeable into or exercisable for any such shares, in violation of Section 9 of the Relationship Agreement, dated as of March 17, 2008 (as may be amended from time to time, the “Relationship Agreement”), between the Corporation and Misys plc (“Misys”) for so long as such Section 9 of the Relationship Agreement is in effect.

FOURTH.

1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is two hundred million (200,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and one hundred ninety-nine million (199,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).

2. Preferred Stock.

(a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.

(b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

(c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions authorizing the issuance of such series.

3. Common Stock.

(a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any profits or assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.

(b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s assets available for distribution to stockholders.

(c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Section 2(a) of this Article FOURTH.

4. Preemptive Rights. Except as expressly agreed in writing by the Corporation, including, without limitation, the Relationship Agreement, no stockholder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH.

1. Except as may otherwise be fixed by resolution ~~of the Board of Directors~~ pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed ~~from time to time by or pursuant to the By-Laws of the Corporation. The directors, other than those who may be elected by the holders of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. The first class shall be initially elected for a term expiring at the next ensuing annual meeting, the second class shall be initially elected for a term expiring one year thereafter, and the third class shall be elected for a term expiring two years thereafter, with each member of each class to hold office until his successor is elected and qualified.~~at ten (10). At each annual meeting of the stockholders of the Corporation ~~held after the initial classification and election of directors, the successors of the class of directors whose term expires at that meeting~~, directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the ~~third year~~immediately following ~~the~~ year ~~of their election~~.

2. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.

3. Except as may otherwise be fixed by resolution ~~of the Board of Directors~~ pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, in accordance with Section 141(a) of the General Corporation Law of the State of Delaware (the “DGCL”), and except as otherwise set forth above, the full and exclusive power and authority otherwise conferred on the Board of Directors to evaluate director candidates and nominate persons to stand for election to the Board or to fill any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be ~~filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected~~exercised and performed by the persons comprising the Independent Nominating Committee or the Governance and Nominating Committee, as the case may be, and as set forth in Section (7) of this Article SEVENTH. Any director appointed in accordance with the preceding sentence shall hold office for ~~the remainder of the full term of the class of directors in which the new directorship was created (subject to the requirements of this Article SEVENTH that all classes be as nearly equal in number as possible) or in which the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.~~a term expiring at the annual meeting of the stockholders following such director’s appointment.

4. Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed ~~only for~~with or without cause ~~and only~~ by the affirmative vote of the holders of ~~80%~~a majority of the ~~combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.~~voting power present in person, by remote communication or represented by proxy at a meeting of stockholders.

5. The Board of Directors, by the affirmative vote of the majority of the entire Board of Directors, shall elect a director to serve as Chairman of the Board of Directors promptly following each election of the Board of Directors at each annual meeting of stockholders.

6. In furtherance ~~and not in limitation~~ of the powers conferred by statute, the Board of Directors is expressly authorized~~:~~ and shall have sole authority, by affirmative vote of the majority of the entire Board of Directors to approve the annual operating budget and the capital budget, and any material changes to either.

~~1. To adopt, amend and repeal the By-Laws of the Corporation. Any By-Laws adopted by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing or any other provision in this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, Article 11, Sections 3 and 7 and Article III, Sections 1, 2 and 3 of the By-Laws shall not be amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.~~

~~2. To fix and determine, and to vary the amount of, the working capital of the Corporation, and to determine the use or investment of any assets of the Corporation, to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves.~~

~~3. To authorize the purchase or other acquisition of shares of stock of the Corporation or any of its bonds, debentures, notes, scrip, warrants or other securities or evidence of indebtedness.~~

~~4. Except as otherwise provided by law, to determine the places within or without the State of Delaware, where any or all of the books of the Corporation shall be kept.~~

~~5. To authorize the sale, lease or other disposition of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.~~

~~6. To authorize the borrowing of money, the issuance of bonds, debentures and other obligations or evidences of indebtedness of the Corporation, secured or unsecured, and the inclusion of provisions as to redeemability and convertibility into shares of stock of the Corporation or otherwise; and the mortgaging or~~

~~pledging, as security for money borrowed or bonds, notes, debentures or other obligations issued by the Corporation, of any property of the Corporation, real or personal, then owned or thereafter acquired by the Corporation.~~

~~7. To authorize the negotiation and execution on behalf of the Corporation of agreements with officers and other employees of the corporation relating to the payment of severance compensation to such officers or employees.~~

~~In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-Laws of the Corporation.~~

~~Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.~~

~~Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article SEVENTH.~~

~~EIGHTH: Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.~~

~~Except as may otherwise be fixed by resolution of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of stockholders may be called only by the Chairman, if any, on his own initiative, the President on his own initiative or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH.~~

~~NINTH~~: ~~The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors; provided that Articles III, IV, V and VIII of the By-Laws may only be amended by the Board of Directors by the vote of both a majority of the entire Board of Directors and a majority of the Members of the Audit Committee, in addition to such other amendment requirements as are set forth herein.~~

~~TENTH~~:

7. Committees.

~~1.~~

(a). The Board of Directors may, pursuant to this Certificate of Incorporation, to the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Independent Nominating Committee, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors (collectively, the “Committees”).

(~~a~~i) Each Committee must consist of two (2) or more of the ~~directors~~Directors of the Corporation, one (1) of which must be a member of the Independent Nominating Committee.

(~~b~~ii) The Board of Directors, by resolution approved by a majority of the entire ~~board~~Board of Directors, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.

(~~c~~iii) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the Board of Directors.

(~~d~~iv) Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

(~~e~~v) All of the members of a Committee ~~or Subcommittee~~ shall constitute a quorum for the transaction of business at any meeting of such Committee ~~or Subcommittee~~. The Act of the majority of the members of a Committee ~~or Subcommittee~~ at a meeting at which a quorum is present shall be the act of such Committee ~~or Subcommittee~~, unless otherwise set forth herein or in the charter to such Committee ~~or Subcommittee~~.

~~2.~~ (b) The Audit Committee shall consist of three (3) Receiver ~~directors~~Directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire ~~board~~Board of Directors, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.

For the purposes of this ~~Article V~~subclause (b):

(~~a~~i) an independent ~~director~~Director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq, and

(~~b~~ii) a financial expert will be an individual fulfilling the requirements of the definition set forth the Securities and Exchange Commission in Item 407 of Regulation S-K.

~~3.~~ (c) The Independent Nominating Committee shall consist ~~five (5) directors, comprised of (i)~~of three (3) directors initially designated as Receiver ~~directors~~Directors by the Board of Directors as of [                    ], 2008 and each other person nominated ~~for~~to election or appointment to the Board of Directors ~~by the Independent Nominating Subcommittee~~ pursuant to this subclause ~~3 (excluding the chief executive officer,~~ (c) (the “Receiver ~~directors”) and (ii) two (2) other directors designated as members of such Nominating Committee as of [                    ], 2008 and each other person designated as a member of the Nominating and Governance Subcommittee (other than any Receiver directors) by the majority of the entire board resulting from any vacancies therein (the “Quarterback directors”). The Nominating Committee~~Directors”) and shall have such powers and responsibilities as determined in the independent nominating committee charter, to be approved by the majority of the entire ~~board~~Board of Directors, which ~~shall~~ include, but are not limited to~~, (x) the sole authority to nominate directors to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation, (y) the sole authority to nominate directors to stand for election by the Board of Directors to fill any vacancies on the Board of Directors of independent directors and the chief executive officer, resulting from death, resignation, disqualification, removal or other cause and (z) the~~

~~authority to establish governance principles. The Nominating Committee shall delegate its authority to the Independent Nominating Subcommittee and the Nominating and Governance Subcommittee, to be comprised and with such powers as set forth below~~:

~~(a) The Independent Nominating Subcommittee. The Independent Nominating Committee shall consist of the Receiver directors and shall have:~~

(i) the sole authority to nominate to the Board of Directors ~~independent directors for directorships previously held by independent directors (but in no event more than three (3)),~~three (3) independent Directors and the chief executive officer to stand for election by stockholders in accordance with ~~this~~the Certificate of Incorporation and the By-Laws of the Corporation, and

(ii) the sole authority to ~~nominate~~appoint to the Board of Directors replacements for vacancies ~~on the Board~~ of Receiver Directors ~~of independent directors~~ and the directorship held by the chief executive officer, resulting from death, resignation, disqualification, removal or other cause, provided that any such ~~nominations~~appointment for replacement of the directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated as set forth in the By-Laws.

(~~b~~d) The Nominating and Governance ~~Subcommittee. The Nominating and Governance Subcommittee~~Committee shall consist of ~~the three~~ (3) directors designated as members of such ~~subcommittee~~committee as of [                    ], 2008 and each other person designated ~~by the Nominating Committee~~ as a member of the Nominating and Governance ~~Subcommittee~~Committee resulting from any vacancies therein, two (2) of whom shall be ~~Quarterback directors~~Directors having been nominated by the Nominating and Governance Committee and one (1) of whom shall either be a Receiver ~~director, and shall have~~Director or the chief executive officer, and shall have such powers and responsibilities as determined in the nominating and governance committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:

(i) The sole authority to nominate ~~to the Board of Directors directors for directorships previously held by directors other than the chief executive officer or independent directors (but in no event more than six (6))~~six (6) Directors, other than those Directors nominated by the Independent Nominating Committee, to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws;

(ii) the sole authority to ~~nominate~~appoint replacements for vacancies of ~~directors~~Directors previously nominated by the Nominating and Governance Committee, resulting from death, resignation, disqualification, removal or other cause; and

(iii) the authority to establish governance principles.

~~4.~~ (e) The Compensation Committee shall consist of three (3) members selected by the majority of the entire Board of Directors, two (2) of whom shall be Receiver Directors and one (1) of whom shall be the Chairman. The Compensation Committee shall have such powers and responsibilities as determined in the Compensation Committee charter, which shall be approved by the majority of the entire Board of Directors. The powers and responsibilities of the Compensation Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the Board of Directors, which shall in each case be subject to the further approval of the majority of the entire Board of Directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the Compensation Committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.

~~5.~~ (f) The following actions must be approved by the Audit Committee and the majority of the entire ~~board~~Board of Directors:

(~~a~~i) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;

(~~b~~ii) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and

(~~c~~iii) Any change or modification to the audit committee charter in effect on [                    ], 2008.1

8. Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

EIGHTH. Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.

Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such holders or may be effected by consent in writing by such holders as may be provided in the By-Laws. Except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of stockholders may be called only by the Chairman on his own initiative or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

NINTH. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors; provided, that Articles III, IV,V and VIII of the By-Laws may only be amended by the Board of Directors by the vote of both a majority of the entire Board of Directors and a majority of the members of the Audit Committee.

~~ELEVENTH:~~

TENTH.

1. A director of the Corporation, including a member of the Independent Nominating Committee or the Governance and Nominating Committee, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Section 1. by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

2. (a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a

(1)	This clause (iii) shall only be included if prior to the approval of this Certificate of Incorporation, the audit committee charter shall have been amended to remove the phrase “as the Committee deems appropriate, or” from the section entitled “Other Responsibilities as Appropriate” and provided that as of closing, no other amendments to this charter shall have been made.

director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Section (2) with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section (2) shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section (2) or otherwise.

(b) If a claim under paragraph (a) of this Section (2) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which make it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.

(e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section (2) with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(f) Any repeal or modification of this Section (2) shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

~~TWELFTH~~ELEVENTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the Term “majority of the Board of Directors” means the majority of the directors present and voting.

~~THIRTEENTH~~TWELFTH. The Corporation ~~elects~~has elected to not ~~to~~ be governed by Section 203 of the General Corporation Law of the State of Delaware~~, “Business Combinations With Interested Stockholders”~~, as permitted under and pursuant to subsection (b)(3) of Section 203 of the DGCL.

~~FOURTEENTH~~THIRTEENTH. Except as otherwise provided in this Certificate of Incorporation or as set forth in the By-Laws, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; provided; however, that no amendment, alteration, modification, waiver or change to Article NINTH, Article TENTH, this Article ~~FOURTEENTH~~THIRTEENTH or the first, third or seventh paragraphs of Article SEVENTH may be made without the ~~prior written approval of the Corporation’s Audit Committee; provided; further, however, that Misys shall not propose or vote in favor of any amendment, alteration, modification, change in or waiver from this Certificate of Incorporation that would be inconsistent with the By-Laws or the Relationship Agreement~~affirmative vote of the members of the Audit Committee and the affirmative vote of a majority of the members of the entire Board of Directors.

FORM OF BY-LAWS

OF

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

(the “By-Laws”)

As amended and restated on [                    ], 2008

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of Allscripts-Misys Healthcare Solutions, Inc. (the “Corporation”) shall be in Wilmington, New Castle County, Delaware.

Section 2. Principal Office. The Corporation shall have its principal office at 2401 Commerce Drive, Libertyville, Illinois, and it may also have offices at such other places as the board of directors of the Corporation (the “~~board~~Board of ~~directors~~Directors”) may from time to time determine.

ARTICLE II

STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of stockholders for the election of the members of the ~~board~~Board of ~~directors~~Directors (the “~~directors~~Directors” and each a “~~director~~Director”) and for the transaction of such other business as may properly come before the meeting shall be held each year, at such place, if any, and on such date and at such time, as may be fixed from time to time by resolution approved by a majority of the ~~board~~Board of ~~directors~~Directors and set forth in the notice or waiver of notice of the meeting.

(a) At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting, or any supplement thereto, given by or at the direction of the ~~board~~Board of ~~directors~~Directors, (2) otherwise properly brought before the meeting by or at the direction of the ~~board~~Board of ~~directors~~Directors, or (3) otherwise properly brought before the meeting by a stockholder.

(b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation not less than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting. A stockholder’s notice to the secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the name and address, as they appear on the Corporation’s stockholder records, of the stockholder proposing such business, (3) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business.

(c) Irrespective of anything in these By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1 of Article II. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1 of Article II, and if it is so determined, shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 2. Special Meetings. Special meetings of the stockholders may be called only by the chairman of the Board (the “Chairman”)~~, the president~~ or the ~~board~~Board of ~~directors~~Directors pursuant to a resolution approved by a majority of the ~~board~~Board of ~~directors~~Directors.

Section 3. Stockholder Action by Written Consent.

(a) Any action required or permitted to be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing or electronic transmission, setting forth the action so taken, are: (i) given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (ii) delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded within sixty (60) days of the earliest dated consent so delivered to the Corporation. Notwithstanding anything contained herein to the contrary, stockholders may not elect directors by written or electronic consent.

(b) If a stockholder action by written consent or electronic transmission is permitted under these By-Laws and the Certificate of Incorporation, and the Board of Directors has not fixed a record date for the purpose of determining the stockholders entitled to participate in such consent to be given, then: (i) if the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”) does not require action by the Board of Directors prior to the proposed stockholder action, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation at any of the locations referred to in Section 3(a)(ii) of Article II of these By-Laws; and (ii) if the DGCL requires action by the Board of Directors prior to the proposed stockholder action, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution approved by a majority of the Board of Directors taking such prior action. Every written consent to action without a meeting shall bear the date of signature of each stockholder who signs the consent, and shall be valid if timely delivered to the Corporation at any of the locations referred to in Section 3(a)(ii) of these By-Laws.

~~Section 3. Stockholder Action; How Taken. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.~~

(c) The Secretary shall give prompt notice of the taking of an action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation in accordance with the DGCL.

Section 4. Place of Meeting; Participation in Meetings by Remote Communication.

(a) The ~~board~~Board of ~~directors~~Directors may designate any place, either within or without Delaware, as the place of meeting for any annual or special meeting. In the absence of any such designation, the place of meeting shall be the principal office of the Corporation designated in Section 2 of Article I of these By-Laws.

(b) The ~~board~~Board of ~~directors~~Directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the ~~General Corporation Law of the State of Delaware (the “DGCL”)~~DGCL and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present ~~in person~~ and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 5. Notice of Meetings. Notice stating the place, if any, day and hour of the meeting, the means of remote communication, if any, by which proxyholders and stockholders may be deemed to be present and vote at such meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, or in the case of a merger or consolidation, if required by applicable law, not less than twenty nor more than sixty days before the date of the meeting, by or at the direction of the Chairman or the chief executive officer, or the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mails in a sealed envelope addressed to the stockholder at his address as it appears on the records of the Corporation with postage thereon prepaid.

Section 6. Record Date. For the purpose of determining (a) stockholders entitled to notice of or to vote at any meeting of stockholders, or (b) stockholders entitled to receive payment of any dividend, or (c) stockholders for any other purpose other than by written consent, the ~~board~~Board of ~~directors~~Directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty days and not less than ten days before the date of the meeting or, with respect to any other action hereinbefore described in clauses (b) and (c), not more than sixty days prior to the date on which the particular action requiring such determination of stockholders is to be taken.

Section 7. Quorum. The holders of not less than one-third in voting power of the stock issued and outstanding and entitled to vote thereat, present in person, by remote communication or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, by the ~~certificate of incorporation~~Certificate of Incorporation or by these By-~~laws~~Laws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

When a quorum is present at any meeting, the affirmative vote of the holders of a majority ~~of the stock having~~in voting power present in person, by remote communication or represented by proxy shall ~~decide~~be required to approve any question brought before such meeting, unless the question is one upon which by express provision of the ~~statutes~~DGCL or of the ~~certificate of incorporation~~Certificate of Incorporation or of these ~~by-laws~~By-Laws, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 8. Procedure. The order of business and all other matters of procedure at every meeting of stockholders shall be determined by the chairman of the meeting. The ~~board~~Board of ~~directors~~Directors shall appoint one or more inspectors of election to serve at every meeting of stockholders at which ~~directors~~Directors are to be elected.

ARTICLE III

DIRECTORS

Section 1. Number, Election and Terms. Except as otherwise fixed pursuant to the provisions of Article Fourth of the ~~certificate~~Certificate of ~~incorporation~~Incorporation relating to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect additional ~~directors~~Directors under specified circumstances, the number of ~~directors shall be a minimum of three and fixed from time to time by the board of directors. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as~~

~~near equal in number as possible, as determined by the board of directors, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2001, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2002 and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2003, with the members of each class to hold office until their successors are elected and qualified.~~Directors shall be ten (10). At each annual meeting of the stockholders~~, the successors of the class of directors whose term expires at that meeting~~ of the Corporation, Directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the ~~third year~~immediately following ~~the~~ year ~~of their election.~~ .

~~The term the “entire board” as~~As used in these ~~by-laws means~~By-Laws, the term the “majority of the entire Board of Directors” means the majority of the total number of ~~directors~~Directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the Directors present and voting.

Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the ~~board of directors or a committee appointed by the board of directors~~Independent Nominating Committee or the Nominating and Governance Committee as set forth in Article V, or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Corporation not later than (a) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days nor earlier than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of Directors shall be made by the Independent Nominating Committee and the Nominating and Governance Committee, as set forth in Article V, Sections 3 and 4.

Section 2. Newly Created Directorships and Vacancies. Except as may otherwise ~~fixed~~be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article ~~Fourth of the certificate of incorporation~~IV hereof relating to the rights of the holders of ~~any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances,~~Preferred Stock to elect Directors as a class, the Independent Nominating Committee and the Nominating and Governance Committee, shall, in accordance with Article V, Sections 3 and 4, appoint persons to fill any newly created directorships resulting from any increase in the number of ~~directors~~Directors and any vacancies on the ~~board~~Board of ~~directors~~Directors resulting from death, resignation, disqualification, removal or any other cause ~~shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors~~. Any ~~director elected~~Director appointed in accordance with the preceding sentence shall hold office for ~~the remainder of the full term of the class of directors to which such director’s predecessor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director~~a term expiring at the annual meeting of the stockholders following such Director’s appointment.

Section 3. Removal. Subject to the provisions in these By-Laws and the rights of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect ~~directors~~Directors under specified circumstances, any ~~director~~Director may be removed from office ~~only for~~with or without cause ~~and only~~ by the affirmative vote of the holders of ~~80%~~a majority of the ~~combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.~~voting power present in person, by remote communication or represented by proxy.

Section 4. Chairman. The ~~board~~Board of ~~directors~~Directors, by the affirmative vote of the majority of the entire ~~board~~Board of Directors, shall elect a ~~director~~Director to serve as Chairman promptly following each election of the ~~board~~Board of ~~directors~~Directors at each annual meeting of stockholders.

Section 5. Regular Meetings. The ~~board~~Board of ~~directors~~Directors shall hold quarterly meetings on the first business day on or after each of June 1, September 1, December 1 and March 1 or on such alternate dates within each of the Corporation’s fiscal quarter as may be called by or at the request of the Chairman or the chief executive officer or by an officer of the Corporation upon the request of the majority of the entire ~~board~~Board of Directors, and at such times and places as the ~~board~~Board of ~~directors~~Directors may from time to time determine.

Section 6. Special Meetings. Special meetings of the ~~board~~Board of ~~directors~~Directors may be called by or at the request of the Chairman or the chief executive officer or by an officer of the Corporation upon the request of the majority of the entire ~~board~~Board of Directors. The person or persons authorized to call special meetings of the ~~board~~Board of ~~directors~~Directors may fix any place, either within or without Delaware, as the place for holding any special meeting of the ~~board~~Board of ~~directors~~Directors called by them.

Section 7. Action by Telephonic Communications. Members of the ~~board~~Board of ~~directors~~Directors shall be entitled to participate in any meeting of the ~~board~~Board of ~~directors~~Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 8. Notice; Time of Meeting. (a) Notice of every regular and every special meeting of the ~~board~~Board of ~~directors~~Directors shall be given at least seventy-two (72) hours before the meeting by telephone, by personal delivery, by commercial courier, by mail, by facsimile transmission or other means of electronic transmission. Notice shall be given to each ~~director~~Director at his usual place of business, or at such other address as shall have been furnished by him for the purpose. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

(b) Each meeting of the ~~board~~Board of ~~directors~~Directors shall commence between the hours of 8 a.m. and 2 p.m. (local Chicago time) unless otherwise agreed by a majority of the members of the Audit Committee.

Section 9. Quorum. Six (6) members of the ~~board~~Board of ~~directors~~Directors shall constitute a quorum for the transaction of business at any meeting of the ~~board~~Board of ~~directors~~Directors, provided, that if less than six (6) members of the ~~board~~Board of ~~directors~~Directors are present at said meeting, a majority of the ~~directors~~Directors present may adjourn the meeting from time to time until a quorum is obtained without further notice. The act of the majority of the ~~board~~Board of ~~directors~~Directors at a meeting at which a quorum is present shall be the act of the ~~board~~Board of ~~directors~~Directors unless the act of a greater number is required by the Certificate of Incorporation or the By-Laws of the Corporation.

Section 10. Compensation. Directors who are also full time employees of the Corporation or an affiliate thereof shall not receive any compensation for their services as ~~directors~~Directors but they may be reimbursed for reasonable expenses of attendance. By resolution approved by a majority of the ~~board~~Board of ~~directors~~Directors all other ~~directors~~Directors may receive either an annual fee or a fee for each meeting attended, or both, and expenses of attendance, if any, at each regular or special meeting of the ~~board~~Board of ~~directors~~Directors or of a committee of the ~~board~~Board of ~~directors~~Directors; provided, that nothing herein contained shall be construed to preclude any ~~director~~Director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

OFFICERS

Section 1. Number. The officers of the Corporation shall be the Chairman, a chief executive officer, a president, a chief financial officer, an executive vice president (if elected by the ~~board~~Board of ~~directors~~Directors), one or more vice presidents (the number thereof to be determined by the ~~board~~Board of ~~directors~~Directors), a treasurer, a secretary and such other officers as may be elected in accordance with the provisions of this Article IV.

Section 2. Election and Term of Office. The other officers of the Corporation shall be designated annually by resolution approved by the majority of the entire ~~board~~Board of Directors at the first meeting of the ~~board~~Board of ~~directors~~Directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Vacancies may be filled or new offices created and filled at any meeting of the ~~board~~Board of ~~directors~~Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

Section 3. Removal. Any officer or agent elected or appointed by resolution approved by the majority of the entire ~~board~~Board of Directors may be removed and replaced by resolution approved by the majority of the entire ~~board~~Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by resolution approved by the majority of the entire ~~board~~Board of Directors for the unexpired portion of the term.

Section 5. Executive Chairman. The Chairman shall serve as executive chairman of the Corporation and shall serve as the senior officer of the Corporation. He shall have such powers and perform such other duties as may be prescribed by the ~~board~~Board of ~~directors~~Directors and shall receive no compensation for this position.

Section 6. Chief Executive Officer. The chief executive officer of the Corporation shall be determined by the ~~board~~Board of ~~directors~~Directors and shall report to the ~~board~~Board of ~~directors~~Directors. The chief executive officer shall provide overall direction and administration of the business of the Corporation, establish basic policies within which the various corporate activities are carried out, guide and develop long range planning and evaluate activities in terms of objectives. He may sign with the secretary or any other proper officer of the Corporation thereunto authorized by the ~~board~~Board of ~~directors~~Directors, if such additional signature is necessary under the terms of the instrument document being executed or under applicable law, stock certificates of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments except in cases where the signing and execution thereof shall be required by law to be otherwise signed or executed, and he may execute proxies on behalf of the Corporation with respect to the voting of any shares of stock owned by the Corporation. The chief executive officer shall have the power to:

(a) designate management committees of employees deemed essential in the operations of the Corporation, its divisions or subsidiaries, and appoint members thereof, subject to the approval of a majority of the ~~board~~Board of ~~directors~~Directors;

(b) appoint certain employees of the Corporation as vice presidents of one or several divisions or operations of the Corporation, subject to the approval of a majority of the ~~board~~Board of ~~directors~~Directors, provided however, that any vice president so appointed shall not be an officer of the Corporation for any other purpose; and

(c) appoint such other agents and employees as in his judgment may be necessary or proper for the transaction of the business of the Corporation and in general shall perform all duties incident to the office of chief executive.

Section 7. President. The president shall in general be in charge of all operations of the Corporation and shall direct and administer the activities of the Corporation in accordance with the policies, goals and objectives established by the Chairman, the chief executive officer and the ~~board~~Board of ~~directors~~Directors. The president shall perform such other duties as may be prescribed by the ~~board~~Board of ~~directors~~Directors.

Section 8. Chief Financial Officer. Except as otherwise determined by the ~~board~~Board of ~~directors~~Directors, the chief financial officer shall be the chief financial officer of the Corporation. The chief financial officer shall have the power to:

(a) charge, supervise and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation;

(b) render to the ~~board~~Board of ~~directors~~Directors, whenever requested, a statement of the financial condition of the Corporation and of all his transactions as Chief Financial Officer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so;

(c) require from all officers or agents of the Corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation; and

(d) perform, in general, all duties incident to the office of chief financial officer and such other duties as may be specified in these By-Laws or as may be assigned to him from time to time by the ~~board~~Board of ~~directors~~Directors or the Chairman.

Section 9. Executive Vice President. The executive vice president (if elected by the ~~board~~Board of ~~directors~~Directors) shall report to either the chief executive officer or the president as determined in the corporate organization plan established by the ~~board~~Board of ~~directors~~Directors. The executive vice president shall direct and coordinate such major activities as shall be delegated to him by his superior officer in accordance with policies established and instructions issued by his superior officer, the chief executive officer, or the ~~board~~Board of ~~directors~~Directors.

Section 10. Vice President. The ~~board~~Board of ~~directors~~Directors may elect one or several vice presidents. Each vice president shall report to either the chief executive officer, the president or the executive vice president as determined in the corporate organization plan established by the ~~board~~Board of ~~directors~~Directors. Each vice president shall perform such duties as may be delegated to him by his superior officers and in accordance with the policies established and instructions issued by his superior officer, the chief executive officer or the ~~board~~Board of ~~directors~~Directors. The ~~board~~Board of ~~directors~~Directors may designate any vice president as a senior vice president and a senior vice president shall be senior to all other vice presidents and junior to the executive vice president. In the event there is more than one senior vice president, then seniority shall be determined by and be the same as the annual order in which their names are presented to and acted on by the ~~board~~Board of ~~directors~~Directors.

Section 11. The Treasurer. The treasurer shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Corporation; and (c) in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the chief executive officer, president or by the ~~board~~Board of ~~directors~~Directors. If required by the ~~board~~Board of ~~directors~~Directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the ~~board~~Board of ~~directors~~Directors shall determine.

Section 12. The Assistant Treasurer. The assistant treasurer (or, if more than one, the assistant treasurers) shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the ~~board~~Board of ~~directors~~Directors may from time to time prescribe.

Section 13. The Secretary. The secretary shall: (a) keep the minutes of the stockholders~~”~~ and the ~~board~~Board of ~~directors’~~Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-Laws or as required by law; (d) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all stock certificates prior to the issue thereof and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-Laws; (e) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (f) sign with the Chairman, president, or a vice president, stock certificates of the Corporation, the issue of which shall have been authorized by resolution approved by the majority of the ~~board~~Board of ~~directors~~Directors; (g) have general charge of the stock transfer books of the Corporation; and (h) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chief executive officer, president or by the ~~board~~Board of ~~directors~~Directors.

Section 14. The Assistant Secretary. The assistant secretary (or, if more than one, the assistant secretaries) shall in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the ~~board~~Board of ~~directors~~Directors may from time to time prescribe.

ARTICLE V

COMMITTEES

Section 1. The Committees. The ~~board~~Board of ~~directors~~Directors may, pursuant to these By-Laws or by resolution approved by the majority of the ~~board~~Board of ~~directors~~Directors, designate one or more committees, which, to the extent provided in these By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the ~~board~~Board of ~~directors~~Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Independent Nominating Committee, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the ~~board~~Board of ~~directors~~Directors (collectively, the “Committees”).

(a) Each Committee must consist of two (2) or more of the ~~directors~~Directors of the Corporation, one (1) of which must be a member of the Independent Nominating Committee.

(b) The ~~board~~Board of ~~directors~~Directors, by resolution approved by a majority of the entire ~~board~~Board of Directors, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.

(c) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the ~~board~~Board of ~~directors~~Directors.

(d) Each Committee shall keep regular minutes of its meetings and report the same to the ~~board~~Board of ~~directors~~Directors when required.

(e) All of the members of a Committee ~~or Subcommittee~~ shall constitute a quorum for the transaction of business at any meeting of such Committee ~~or Subcommittee~~. The Act of the majority of the members of a Committee ~~or Subcommittee~~ at a meeting at which a quorum is present shall be the act of such Committee ~~or Subcommittee~~, unless otherwise set forth herein or in the charter to such Committee ~~or Subcomittee~~.

Section 2. The Audit Committee. The Audit Committee shall consist of three (3) Receiver ~~directors~~Directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire ~~board~~Board of Directors, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.

For the purposes of this Article V:

(a) an independent ~~director~~Director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq, and

(b) a financial expert will be an individual fulfilling the requirements of the definition set forth the Securities and Exchange Commission in Item 407 of Regulation S-K.

Section 3. The Independent Nominating Committee. The Independent Nominating Committee shall consist ~~five (5) directors, comprised of (i)~~of three (3) directors initially designated as Receiver ~~directors~~Directors by the ~~board~~Board of ~~directors~~Directors as of [                    ], 2008 and each other person nominated ~~for~~to election or appointment to the ~~board of directors by the Independent Nominating Subcommittee~~Board of Directors pursuant to this Section 3 (~~excluding the chief executive officer,~~ the “Receiver ~~directors”) and (ii) two (2) other directors designated as members of such Nominating Committee as of [                    ], 2008 and each other person designated as a member of the Nominating and Governance Subcommittee (other than any Receiver directors) by the majority of the entire board resulting from any vacancies therein (the “Quarterback directors”). The Nominating Committee~~Directors”) and shall have such powers and responsibilities as determined in the independent nominating committee charter, to be approved by the majority of the entire ~~board~~Board of Directors, which ~~shall~~ include, but are not limited to~~,~~ :

(~~x~~a) the sole authority to nominate ~~directors~~to the Board of Directors three (3) independent Directors and the chief executive officer to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation, and

(~~y) the sole authority to nominate directors to stand for election by the board of directors to fill any vacancies on the board of directors of independent directors and~~b) the sole authority to appoint to the Board of Directors replacements for vacancies of Receiver Directors and the directorship held by the chief executive officer, resulting from death, resignation, disqualification, ~~removal or other cause and (z) the authority to establish governance principles. The Nominating Committee shall delegate its authority to the Independent Nominating Subcommittee and the Nominating and Governance Subcommittee, to be comprised and with such powers as set forth below:~~

~~(a) The Independent Nominating Subcommittee. The Independent Nominating Committee shall consist of the Receiver directors and shall have:~~

~~(i) the sole authority to nominate to the board of directors up to three (3) independent directors, each for directorships previously held by independent directors, and the chief executive officer to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation, and(ii) the sole authority to nominate to the board of directors replacements for vacancies on the board of directors of independent directors and the chief executive officer, resulting from death,~~

~~resignation, disqualification,~~ removal or other cause, provided that any such ~~nominations~~appointment for replacement of the directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated pursuant to Article IV.

~~(b)~~ Section 4. The Nominating and Governance Committee ~~SubcommitteeCommittee~~. The Nominating and Governance ~~Subcommittee~~Committee shall consist of ~~the three~~ (3) directors designated as members of such ~~subcommittee~~committee as of [                    ], 2008 and each other person designated ~~by the Nominating Committee~~ as a member of the Nominating and Governance ~~Subcommittee~~Committee resulting from any vacancies therein, two (2) of whom shall be ~~Quarterback directors~~Directors having been nominated by the Nominating and Governance Committee and one (1) of whom shall either be a Receiver ~~director, and shall have~~Director or the chief executive officer, and shall have such powers and responsibilities as determined in the nominating and governance committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:

(a) The sole authority to nominate ~~up to~~ six (6) ~~directors, each for directorships previously held by directors other than the chief executive officer or an independent director~~Directors, other than those Directors nominated by the Independent Nominating Committee, to stand for election by stockholders in accordance with these By-Laws;

(b) the sole authority to ~~nominate~~appoint replacements for vacancies of ~~directors~~Directors previously nominated by the Nominating and Governance Committee, resulting from death, resignation, disqualification, removal or other cause; and

(c) the authority to establish governance principles.

Section ~~4.~~5. The Compensation Committee. The Compensation Committee shall consist of three (3) members selected by the majority of the entire ~~board~~Board of ~~directors~~Directors, two (2) of whom shall be Receiver ~~directors~~Directors and one (1) of whom shall be the Chairman. The Compensation Committee shall have such powers and responsibilities as determined in the Compensation Committee charter, which shall be approved by the majority of the entire ~~board~~Board of ~~directors~~Directors. The powers and responsibilities of the Compensation Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the ~~board~~Board of ~~directors~~Directors, which shall in each case be subject to the further approval of the majority of the entire ~~board~~Board of ~~directors~~Directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the Compensation Committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.

Section ~~5.~~6. The Disclosure Committee. The ~~board~~Board of ~~directors~~Directors, by resolution approved by the majority of the entire ~~board~~Board of Directors, shall create a Disclosure Committee to be composed of management and operations personnel employed by the Corporation, with such members to be designated by the majority of the entire ~~board~~Board of Directors. The Disclosure Committee shall be responsible for:

(a) the approval of any material press release or other material disclosure by the Corporation;

(b) informing the ~~board~~Board of ~~directors~~Directors in advance of all planned disclosure and other announcements by the Corporation;

(c) the responsibility for insuring that management reports all material developments to the ~~board~~Board of ~~directors~~Directors and for determining which developments should be reported to Misys plc and its successors and permitted assigns or transferees (“Misys”) in connection with its regulatory disclosure obligations;

(d) recommending to the ~~board~~Board of ~~directors~~Directors any additional disclosure of other announcements, in each case as may be required to permit the non-independent ~~directors~~Directors, other than the chief executive officer, to fulfill their obligations under the Relationship Agreement, as defined in the Certificate of Incorporation; and

(e) instituting protocols to address trading on material non-public information.

Section ~~6.~~7. Audit Committee and Board Approval. The following actions must be approved by the Audit Committee and the majority of the entire ~~board~~Board of Directors:

(a) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;

(b) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and

(c) Any change or modification to the audit committee charter in effect on [                    ], 2008.

ARTICLE VI

SEAL

The ~~board~~Board of ~~directors~~Directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”.

ARTICLE VII

WAIVER OF NOTICE

Whenever any notice whatsoever is required to be given under the provisions of these By-Laws or under the provisions of the Certificate of Incorporation or under the provisions of the laws of the State of Delaware, waiver thereof, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE VIII

AMENDMENTS

Subject to the provisions of the Certificate of Incorporation and the By-Laws, these By-Laws may be altered, amended or repealed with the affirmative vote of the majority of the entire ~~board~~Board of Directors; provided, that Articles III, IV, V hereof and this Article VIII may only be amended, or waivers therefrom granted, in the manner prescribed by statute with the consent of a majority of the members of the Audit Committee and the majority of the entire ~~board~~Board of Directors.

Annex D

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004 Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

March 17, 2008

Board of Directors

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza

Suite 2024

Chicago, IL 60654

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Allscripts Healthcare Solutions, Inc. (the “Company”) of the Consideration (as defined below) to be paid by the Company pursuant to the Agreement and Plan of Merger, dated as of March 17, 2008 (the “Agreement”), by and among Misys plc (“Misys”), Misys Healthcare Systems, LLC, a wholly owned indirect subsidiary of Misys (“Misys Healthcare”), the Company and Patriot Merger Company, LLC, a subsidiary of the Company (“Company Sub”), pursuant to which the Company will issue such number of shares of common stock, par value $0.01 per share (the “Shares”), of the Company (such Shares, the “Consideration”) to Misys such that Misys will own 54.5% of the aggregate number of Fully–Diluted Shares (as defined in the Agreement) in exchange for $330 million in cash and the acquisition by the Company of Misys Healthcare. The Agreement also provides that the Company shall on the Settlement Date (as defined in the Agreement) pay an extraordinary dividend of $330 million to all holders of Shares other than Misys, Misys's affiliates and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Misys and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, substantially all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including acting as a co-manager with respect to the Company’s follow-on offering of 8,395,000 Shares in February 2006. We also may provide investment banking and other financial services to the Company, Misys and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Voting Agreement, the Relationship Agreement, the Charter and By-Laws Amendments and the Additional Charter and By-Laws Amendments (each as defined in the Agreement); annual reports to stockholders and Annual Reports

Allscripts Healthcare Solutions, Inc.

March 17, 2008

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on Form 10-K of the Company for the five fiscal years ended December 31, 2007; Annual Reports of Misys for the five years ending May 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain interim reports to stockholders of Misys; certain other communications from the Company and Misys to their respective stockholders; certain publicly available research analyst reports for the Company and Misys; certain internal financial analyses and forecasts for Misys Healthcare prepared by the Company’s management and approved for our use by the Company (the “Misys Healthcare Forecasts”); and certain internal financial analyses and forecasts, including sensitivity analyses, for the Company prepared by its management and approved for our use by the Company (the “Forecasts”), including certain revenue, cost savings and operating synergies projected by the management of the Company to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior management of the Company, Misys and Misys Healthcare regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Misys Healthcare. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company and Misys with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare information technology and software industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, and the Misys Healthcare Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company, and that the Synergies will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Misys Healthcare. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Misys Healthcare or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. We are not expressing any opinion as to the prices at which Shares will trade at any time. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the Company of the Consideration to be paid by the Company. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company or Misys; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, Misys Healthcare or Misys, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid by the Company pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in

Allscripts Healthcare Solutions, Inc.

March 17, 2008

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connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co.

PRELIMINARY COPY

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

2008 ANNUAL MEETING OF

STOCKHOLDERS

[•], 2008

[•]:00 p.m.

[•]

[ • ]

Proxy

This proxy is solicited on behalf of the Board of Directors of Allscripts Healthcare Solutions, Inc.

The undersigned hereby appoints Glen Tullman and Lee Shapiro or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of common stock of Allscripts Healthcare Solutions, Inc. (the “Company”) held by the undersigned on [ • ], 2008 at the 2008 annual meeting of stockholders to be held on [ • ], 2008 at [ • ] beginning at [ • ]:00 p.m., local time, or any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement, subject to the directions indicated on this card, and at the discretion of the proxies on any other matters that may properly come before the meeting, or any adjournment or postponement thereof. If no specific direction is given, this proxy will be voted “FOR” proposals 1 through 6.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY

PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY SIGNING,

DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

There are three ways to submit your Proxy.

Your telephone or Internet proxy authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

SUBMIT YOUR PROXY-BY-TELEPHONE:

1. Read the accompanying Proxy Statement and this proxy card.

2. Call toll free (800) 690-6903.

3. Follow the simple recorded instructions.

SUBMIT YOUR PROXY-BY-INTERNET:

1. Read the accompanying Proxy Statement and this proxy card.

2. Go to website www.proxyvote.com.

3. Follow the instructions.

If you submit your proxy by Internet or phone, please do not mail your proxy card.

SUBMIT YOUR PROXY BY MAIL:

1. Read the accompanying Proxy Statement and this proxy card.

2. Mark, sign and date your proxy card.

3. Return it in the enclosed postage-paid envelope.

Please mark your votes as indicated in this example  ☒

If you submit your proxy by Phone or Internet, please do not mail your proxy card.

i  Please detach here    i

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” proposals 1 through 6.

1.	Approval of the issuance of shares of Allscripts Healthcare Solutions, Inc. common stock to Misys plc or one of its subsidiaries in connection with the merger and share purchase provided for in the Agreement and Plan of Merger dated as of March 17, 2008, as it may be amended from time to time, between Allscripts, Patriot Merger Company, LLC, Misys Healthcare Systems, LLC and Misys plc	☐ For	☐ Against	☐ Abstain
2.	Approval of the amendments to Allscripts Healthcare Solutions Inc.’s certificate of incorporation required to consummate the transactions contemplated by the merger agreement and set forth in Annex B to the accompanying proxy statement	☐ For	☐ Against	☐ Abstain
3.	Approval of the additional amendments to Allscripts Healthcare Solutions Inc.’s certificate of incorporation and by-laws set forth in Annex C to the accompanying proxy statement	☐ For	☐ Against	☐ Abstain
4.	Election of Glen Tullman and M. Fazle Husain to the Allscripts Healthcare Solutions, Inc. Board of Directors with a term expiring at the third annual meeting of stockholders following their election	☐ For All	☐ Against All	☐ For All Except
5.	Ratification of Grant Thornton LLP as Allscripts’ independent registered public accounting firm for 2008	☐ For	☐ Against	☐ Abstain
6.	Adjourn the annual meeting at the Allscripts’ board of directors’ request if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve proposals one and two above.	☐ For	☐ Against	☐ Abstain
7.	In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Address Change? Mark Box and indicate changes below:	☐	Please check box if you are attending the Annual Meeting in person.	☐	Dated:	2008
Signature(s):

Title(s), if applicable:

Please sign exactly as name appears on proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.